As filed with the Securities and Exchange Commission on September 28, 2004

Registration No. 333-116981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIROLOGIC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8734	94-3234479
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

345 Oyster Point Blvd.

South San Francisco, California, 94080

(650) 635-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William D. Young

Chief Executive Officer

ViroLogic, Inc.

345 Oyster Point Blvd.

South San Francisco, California 94080

(650) 635-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick T. Muto Steven M. Przesmicki Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	John M. Newell Latham & Watkins LLP 505 Montgomery Street, Suite 1900 San Francisco, CA 94111 (415) 391-0600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

NOTICES OF ANNUAL MEETINGS ARE ENCLOSED

To the Stockholders of ViroLogic, Inc. and ACLARA BioSciences, Inc.:

ViroLogic, Inc. and ACLARA BioSciences, Inc. have agreed to combine under the terms of a merger agreement. If the transaction is completed, each share of ACLARA common stock will be converted into the right to receive 1.7 shares of ViroLogic common stock and 1.7 contingent value rights to be issued by ViroLogic. Each contingent value right, or CVR, will represent the right, one year after the effective time of the transaction, to receive in cash the amount, if any and to a maximum of $0.50 (equivalent to $0.85 per ACLARA share based on the 1.7 to 1 exchange ratio), by which the then current market value of ViroLogic common stock is less than $2.90 per share. If the current market value of ViroLogic common stock for each trading day in any 30 consecutive trading day period prior to the one year anniversary date of the effective time of the transaction is greater than or equal to $3.50, then the CVRs will automatically extinguish and will no longer represent the right to receive any cash amount.

ViroLogic common stock is traded on the Nasdaq National Market under the trading symbol “VLGC,” and ACLARA common stock is traded on the Nasdaq National Market under the trading symbol “ACLA.” ViroLogic stockholders will continue to own their existing shares, which will not be converted in the merger. ViroLogic has applied to have the CVRs listed on the Nasdaq National Market, however, no assurance can be given that the CVRs will be listed on Nasdaq.

The transaction cannot be completed unless the ViroLogic stockholders approve the issuance of shares of ViroLogic common stock in the transaction, as well as an increase in the authorized common stock of ViroLogic. In addition, the transaction cannot be completed unless the ACLARA stockholders approve and adopt the merger agreement and approve the merger. These matters are included in the proposals to be voted on at the annual meetings of ViroLogic and ACLARA. The obligations of ViroLogic and ACLARA to complete the transaction are also subject to the satisfaction or waiver of several conditions, including receiving clearance from regulatory authorities.

Before voting, you should carefully review all the information contained in the attached joint proxy statement/prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “ RISK FACTORS” BEGINNING ON PAGE 24 AND THE RISK FACTORS LISTED IN THE QUARTERLY REPORTS OF VIROLOGIC AND ACLARA FOR THE QUARTER ENDED JUNE 30, 2004, BOTH ON FORM 10-Q AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

Your vote is very important. Whether or not you expect to attend the applicable meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope or submit your voting instructions over the internet or by telephone if that option is available to you.

We strongly support the combination of ViroLogic and ACLARA and join our respective boards of directors in enthusiastically recommending that you vote in favor of the proposals presented to you for approval.

William D. Young Chief Executive Officer ViroLogic, Inc.	Thomas G. Klopack Chief Executive Officer ACLARA BioSciences, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of ViroLogic common stock to be issued in connection with the transaction described in this joint proxy statement/prospectus or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated September 28, 2004 and is first being mailed to stockholders of ViroLogic and ACLARA on or about September 28, 2004.

VIROLOGIC, INC.

345 Oyster Point Boulevard

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2004

To the Stockholders of ViroLogic, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VIROLOGIC, INC., a Delaware corporation (“ViroLogic”), will be held on October 27, 2004, at 9:00 a.m. local time at 345 Oyster Point Boulevard, South San Francisco, California for the following purposes:

(1) To consider and vote upon a proposal to approve the issuance of ViroLogic common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, among ViroLogic, Inc., Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of ViroLogic, Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of ViroLogic, and ACLARA BioSciences, Inc.

(2) To approve an amendment to ViroLogic’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of ViroLogic common stock by 100,000,000 shares to a new total of 200,000,000 shares.

(3) To elect two Class I directors to hold office until the 2007 Annual Meeting of Stockholders.

(4) To approve and adopt the ViroLogic 2004 Equity Incentive Plan.

(5) To approve and adopt the ViroLogic 2000 Employee Stock Purchase Plan, as amended.

(6) To ratify the selection, by the Audit Committee of the board of directors, of Ernst & Young LLP as the independent registered public accounting firm of ViroLogic for its fiscal year ending December 31, 2004.

ViroLogic may also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE EFFECTIVENESS OF PROPOSAL 1 IS CONDITIONED ON STOCKHOLDER APPROVAL OF PROPOSAL 2. ACCORDINGLY, IN THE EVENT THAT PROPOSAL 2 DOES NOT RECEIVE THE REQUISITE STOCKHOLDER VOTES, NEITHER PROPOSAL 1 NOR 2 WILL BECOME EFFECTIVE AND THE MERGER TRANSACTION WILL NOT BE CONSUMMATED.

These items of business are described in the attached joint proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Only ViroLogic stockholders of record at the close of business on September 13, 2004 are entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments or postponements thereof.

All ViroLogic stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or submit your voting instructions by internet or by telephone if that option is available to you. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the annual meeting.

Your vote is important regardless of the number of shares you own. We cannot complete the transaction unless proposal 1 is approved by a majority of the votes cast and proposal 2 is approved by the holders of a majority of the shares of ViroLogic common stock outstanding as of September 13, 2004, each as described above.

By Order of the Board of Directors
KATHY L. HIBBS
Secretary

South San Francisco, California

September 28, 2004

ACLARA BIOSCIENCES, INC.

1288 Pear Avenue

Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 27, 2004

To the Stockholders of ACLARA:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of ACLARA BIOSCIENCES, INC., a Delaware corporation (“ACLARA”), will be held on October 27, 2004, at 9:00 a.m. local time at ACLARA’s principal executive offices located at 1288 Pear Avenue, Mountain View, California for the following purposes:

(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, by and among ViroLogic, Inc., Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of ViroLogic, Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of ViroLogic, and ACLARA, and to approve the merger. In the merger contemplated by the merger agreement:

•	Apollo Acquisition Sub, Inc. will merge with and into ACLARA, with ACLARA surviving as a wholly-owned subsidiary of ViroLogic; and

•	each outstanding share of ACLARA common stock will be converted into 1.7 shares of ViroLogic common stock and 1.7 contingent value rights to be issued by ViroLogic, except that shares of ACLARA common stock held by any ACLARA stockholders who validly exercise dissenters’ rights will be subject to appraisal in accordance with Delaware corporation law.

(2) To elect two Class I directors.

(3) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ACLARA for its fiscal year ending December 31, 2004.

ACLARA may also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are described in the attached joint proxy statement/prospectus. Only ACLARA stockholders of record at the close of business on September 13, 2004, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof.

A complete list of ACLARA stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

ACLARA stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger may dissent from the merger and may have appraisal rights for such shares, subject to the requirements of Delaware corporation law.

Your vote is important regardless of the number of shares you own. The affirmative vote of the holders of a majority of the shares of ACLARA common stock outstanding as of the record date is required to approve and adopt the merger agreement and approve the merger.

All ACLARA stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or submit your voting instructions over the internet or by telephone if that option is available to you. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the annual meeting. If your shares are held of record by a broker, bank or other nominee, you must instruct it on how to vote your shares, and if you wish to vote in person at the meeting, you must obtain from the record holder a proxy issued in your name. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the merger.

Please do not send any stock certificates representing your ACLARA common stock at this time.

By Order of the Board of Directors

Thomas G. Klopack

Chief Executive Officer

Mountain View, California

September 28, 2004

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus “incorporates by reference” important business and financial information about ViroLogic, Inc. and ACLARA BioSciences, Inc. from documents that are not included in or delivered with this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates the annual reports on Form 10-K, as amended, of ViroLogic and ACLARA. If you are a ViroLogic stockholder, the ViroLogic annual report is delivered with this joint proxy statement/prospectus. If you are an ACLARA stockholder, the ACLARA annual report is delivered with this joint proxy statement/prospectus. ViroLogic stockholders will not receive copies of the ACLARA annual report delivered with this copy of the joint proxy statement/prospectus. Similarly, ACLARA stockholders will not receive copies of the ViroLogic annual report delivered with this copy of the joint proxy statement/prospectus. If you request a copy of the annual report of the company in which you do not hold stock, from either ViroLogic or ACLARA, in accordance with the following instructions, a copy of such annual report will be mailed to you by one of the companies. You may obtain documents incorporated by reference in this joint proxy statement/prospectus without charge by requesting them in writing or by telephone, from ViroLogic or ACLARA, respectively, at the following addresses and telephone numbers:

ViroLogic, Inc.

Attention: Investor Relations

345 Oyster Point Blvd.

South San Francisco, California 94080

(650) 635-1100

ACLARA BioSciences, Inc.

Attention: Investor Relations

1288 Pear Avenue

Mountain View, California 94043

(650) 210-1200

If you are a ViroLogic stockholder and you would like to request any documents related to ViroLogic, please do so by October 20, 2004, in order to receive them before the ViroLogic annual meeting.

If you are an ACLARA stockholder and you would like to request any documents related to ACLARA, please do so by October 20, 2004, in order to receive them before the ACLARA annual meeting.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 208.

i

v

CHAPTER ONE—OVERVIEW OF THE

ANNUAL MEETINGS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: Why am I receiving this joint proxy statement/prospectus?

A: ViroLogic and ACLARA have agreed to a combination of ACLARA with ViroLogic under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the transaction, ViroLogic stockholders must vote to approve the issuance of shares of ViroLogic common stock in the transaction and the amendment of ViroLogic’s certificate of incorporation to increase ViroLogic’s authorized capital stock. ViroLogic does not currently have sufficient authorized capital stock to issue the shares of stock in the transaction. Accordingly, the merger proposal is conditioned on approval of the proposal to amend the ViroLogic certificate of incorporation to increase ViroLogic’s authorized capital stock. In the event that the proposal to amend the ViroLogic certificate of incorporation does not receive the requisite stockholder vote, the merger with ACLARA will not be completed.

In order to complete the merger transaction, ACLARA stockholders must vote to approve and adopt the merger agreement and approve the merger.

ViroLogic and ACLARA will hold separate meetings of their respective stockholders to obtain these approvals, as well as to consider various other proposals unrelated to the transaction. This joint proxy statement/prospectus contains important information about the proposed transaction, the other proposals, and the meetings of the respective stockholders of ViroLogic and ACLARA. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible.

Q: Why are ViroLogic and ACLARA proposing the transaction?

A: We believe that the combination of the two companies will provide substantial strategic and financial benefits to the stockholders of both companies by creating a leading company in personalized medicine that is capable of creating more stockholder value than either ViroLogic or ACLARA could on its own. We expect that the combined company will leverage ViroLogic’s established infrastructure and experience in patient testing for HIV to access the potentially larger market for cancer testing with ACLARA’s proprietary technology. In addition, upon the consummation of the transaction the combined company will have approximately $75 million in cash after anticipated transaction and integration costs. To review the reasons for the transaction in greater detail, see the sections entitled “ViroLogic Board of Directors’ Reasons for the Transaction” and “ACLARA Board of Directors’ Reasons for the Transaction” on pages 71 and 79, respectively.

Q: What will happen in the transaction?

A: As a consequence of the merger, a wholly owned subsidiary of ViroLogic will succeed to the assets and liabilities of ACLARA, and stockholders of ACLARA will become stockholders of ViroLogic. Based on the number of shares of ACLARA common stock and ViroLogic common stock outstanding (assuming the conversion of ViroLogic’s outstanding preferred stock, the exercise of all outstanding ViroLogic warrants and ViroLogic and ACLARA stock options), after the transaction, the current stockholders of ViroLogic will own approximately 52% of the outstanding ViroLogic common stock in the aggregate and the current stockholders of ACLARA will own approximately 48% of the outstanding ViroLogic common stock in the aggregate.

Q: What are the principal risks relating to the proposed transaction?

A: The integration of ViroLogic and ACLARA will require the execution of a complex and time consuming process that presents significant challenges the management team must overcome for the expected benefits of the transaction to be realized. Unforeseen problems or significant delays in this process could have a material adverse effect on the combined company. Further, the combined company expects to integrate ACLARA’s eTag technology with ViroLogic’s commercial infrastructure and leverage ViroLogic’s experience in patient testing. The combined company could be adversely affected if these product integration plans were precluded by regulatory, clinical or technical obstacles. Should such an adverse effect occur, the market price of ViroLogic common stock could decline. For more information on the potential risks of the proposed transaction, see the section titled “Risk Factors” on page 24.

Q: What will ACLARA stockholders receive in the transaction?

A: Each share of ACLARA common stock will be converted into the right to receive one and seven-tenths (1.7) of a share of ViroLogic common stock and one and seven-tenths (1.7) contingent value rights issued by ViroLogic. ViroLogic will make a cash payment to ACLARA stockholders for any fractional shares of ViroLogic common stock they would otherwise be entitled to receive instead of issuing fractional shares, and will round the number of contingent value rights to be received to the closest whole number instead of issuing fractional contingent value rights. The number of shares of ViroLogic common stock and contingent value rights to be issued for each share of ACLARA common stock is fixed and will not be adjusted for changes in the values of ViroLogic or ACLARA common stock. As a result, before the completion of the transaction, the value of the ViroLogic common stock that ACLARA stockholders will receive in the transaction will vary as the market price of ViroLogic’s common stock changes. ViroLogic and ACLARA encourage ViroLogic and ACLARA stockholders to obtain current market quotations for both ViroLogic and ACLARA common stock.

Example: If an ACLARA stockholder owns 100 shares of ACLARA common stock, then as a result of the transaction, the ACLARA stockholder will receive 170 shares of ViroLogic common stock and 170 contingent value rights issued by ViroLogic.

Q: What is a contingent value right?

A: Each contingent value right, or CVR, will represent the right to receive, one year after the effective time of the transaction, the amount of cash, if any, up to a maximum of $0.50 (equivalent of up to $0.85 per ACLARA share based on the 1.7 to 1 exchange ratio), by which the then current market value of ViroLogic common stock is less than $2.90 per share. The current market value of ViroLogic common stock at that date will be based on a formula averaging trading prices during the 15 consecutive trading day period immediately preceding the one year anniversary date. If the current market value of ViroLogic common stock for each trading day in any 30 consecutive trading day period prior to the one year anniversary date of the effective time of the transaction is greater than or equal to $3.50, then the CVRs will automatically extinguish and will no longer represent the right to receive any cash amount. The contingent value rights will be issued under a CVR agreement between ViroLogic and U.S. Bank National Association, as trustee. The form of CVR agreement is attached to this joint proxy statement/prospectus as Annex B. For more information about the contingent value rights, see the section titled “Description of Contingent Value Rights” on page 118.

Q: How will ACLARA stock options be affected by the transaction?

A: Upon consummation of the transaction, ViroLogic will assume all outstanding options to purchase ACLARA common stock under ACLARA’s 1995 Stock Plan and Amended and Restated 1997 Stock Plan, as well as a 2003 Non-Statutory Stock Option Agreement. Each option to purchase a share of ACLARA common stock outstanding immediately prior to the effective time of the transaction under these plans will become an option to purchase, on the same terms, 1.7 shares of ViroLogic common stock and 1.7 contingent value rights for each share of ACLARA common stock for which the option was exercisable, with the option price to be adjusted accordingly. However, if an assumed ACLARA option is exercised after the one year anniversary of the transaction, instead of receiving CVRs, the holder of an option will receive, upon exercise, the amount of cash payable, if any, under a CVR at the one year anniversary of the transaction. Each of these options will be subject to the same terms and conditions as were in effect immediately prior to the effective time of the transaction. If the transaction is completed, ACLARA’s 2000 Employee Stock Purchase Plan and 401(k) Plan will be terminated and no further shares of ACLARA will be issued pursuant to such plans. For more information about how ACLARA stock options will be affected by the transaction, see the section titled “Treatment of ACLARA Stock Options, Employee Stock Purchase Plans and 401(k) Plans” on page 106.

Q: Will ViroLogic stockholders receive any additional shares or CVRs as a result of the transaction?

A: No. ViroLogic stockholders will continue to hold the ViroLogic shares that they currently own.

Q: What vote is required by ViroLogic stockholders to approve the issuance of ViroLogic common stock and the amendment of the ViroLogic certificate of incorporation?

A: The issuance of ViroLogic common stock in the transaction must be approved by a majority of the votes cast at the ViroLogic annual meeting. The affirmative vote of the holders of a majority of the shares of ViroLogic common stock outstanding as of the ViroLogic record date is required to approve the amendment to the ViroLogic certificate of incorporation. As of the ViroLogic record date, there were 53,671,792 shares of ViroLogic common stock outstanding, which means the affirmative vote of 26,835,897 shares is required to approve the amendment to the ViroLogic certificate of incorporation.

Q: Does ViroLogic’s board of directors recommend voting in favor of the issuance of ViroLogic common stock in the transaction and the amendment of the ViroLogic certificate of incorporation?

A: Yes. After careful consideration, ViroLogic’s board of directors determined that the transaction is fair to, and in the best interests of, ViroLogic and its stockholders, and that the amendment of the ViroLogic certificate of incorporation is advisable. ViroLogic’s board of directors recommends that ViroLogic stockholders vote FOR the issuance of ViroLogic common stock in connection with the transaction and FOR the amendment of the ViroLogic certificate of incorporation.

For a description of the factors considered by the ViroLogic board of directors in making its determination, see the section entitled “ViroLogic Board of Directors’ Reasons for the Transaction” on page 71.

Q: What vote is required by ACLARA stockholders to approve and adopt the merger agreement and approve the transaction?

A: The affirmative vote of the holders of a majority of the shares of ACLARA common stock outstanding as of the ACLARA record date is required to approve and adopt the merger agreement and approve the merger. As of the ACLARA record date, there were 36,338,500 shares of ACLARA common stock outstanding, which means the affirmative vote of 18,169,251 shares is required.

Q: Does ACLARA’s board of directors recommend voting in favor of approval and adoption of the merger agreement and approval of the merger?

A: Yes. After careful consideration, ACLARA’s board of directors determined that the transaction is advisable and is fair to, and in the best interests of, ACLARA and its stockholders. ACLARA’s board of directors recommends that ACLARA stockholders vote FOR approval and adoption of the merger agreement and approval of the merger.

For a description of the factors considered by the ACLARA board of directors in making its determination, see the section entitled “ACLARA Board of Directors’ Reasons for the Transaction” on page 79.

Q: When do you expect to complete the transaction?

A: ViroLogic and ACLARA are working to complete the transaction as quickly as possible. ViroLogic and ACLARA hope to complete the transaction by the fourth quarter of 2004. However, we cannot predict the exact timing of the completion of the transaction because the transaction is subject to several conditions and may be subject to United States regulatory approvals. There may be a substantial period of time between the approval of the respective proposals by stockholders at the annual stockholders’ meetings and the effectiveness of the transaction.

For a description of the conditions to completion of the transaction, see the section entitled “Conditions to the Completion of the Transaction” on page 111.

Q: What do I need to do now?

A: ViroLogic and ACLARA urge you to carefully read and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the transaction will affect you as a stockholder of ViroLogic or as a stockholder of ACLARA. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information” on page 208. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or submit your voting instructions by internet or by telephone if that option is available to you.

Q: How do I vote?

A: If you are a holder of record, you may vote in person at your stockholders’ meeting or by submitting a proxy for your meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the internet or telephone.

Q: What happens if I do not vote?

A: If you are a ViroLogic stockholder and you do not submit a proxy card or vote at the ViroLogic annual meeting, your shares will not be counted as present for the purpose of determining the presence of a quorum and will have no effect on the approval of the issuance of the shares in the transaction, but will have the same effect as a vote against approval of the amendment of the ViroLogic certificate of incorporation to increase the authorized number of shares of ViroLogic common stock. Broker non-votes will have no effect on the approval of the issuance of shares in the transaction, but will have the same effect as a vote against approval of the amendment to the ViroLogic certificate of incorporation. The approval of the amendment to the ViroLogic certificate of incorporation is a precondition to the issuance of shares of ViroLogic common stock in the transaction. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the annual meeting.

As a result, your abstention will have no effect on the approval of the issuance of shares in the transaction, but will have the same effect as a vote against the amendment to the ViroLogic certificate of incorporation.

If you are an ACLARA stockholder and you do not submit a proxy card or vote at the ACLARA annual meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum, and will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the annual meeting. As a result, your abstention also will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger. Broker non-votes will also have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger.

Q: If my shares are held in “street name,” will my broker, bank, or nominee vote my shares for me on the merger transaction proposals?

A: No. Your broker, bank, or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

For a more complete description of voting shares held in “street name,” see the sections entitled “Annual Meeting of ViroLogic Stockholders” on page 51 and “Annual Meeting of ACLARA Stockholders” on page 56.

Q: Can I change my vote after I have mailed my signed proxy or direction form?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at your stockholder meeting by:

•	delivering to the corporate secretary of ViroLogic or ACLARA, as appropriate, a signed notice of revocation;

•	granting a new, later-dated proxy, which must be signed and delivered to the corporate secretary of ViroLogic or ACLARA, as appropriate; or

•	attending your stockholder meeting and voting in person; however, your attendance alone will not revoke your proxy.

If your shares are held in street name and you have instructed your broker or nominee to vote your shares, you must follow your broker or nominee’s directions in order to change your vote or revoke your proxy.

Q: Should ACLARA or ViroLogic stockholders send in their stock certificates now?

A: No. ACLARA stockholders should not send in their stock certificates now. After the transaction is completed, you will be sent written instructions for exchanging your ACLARA stock certificates for the merger consideration. ViroLogic stockholders should not submit their stock certificates because their shares will not be converted or exchanged in the transaction.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of ViroLogic and a stockholder of ACLARA, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q: As a ViroLogic stockholder, am I being asked to vote on any matter other than the issuance of ViroLogic common stock in the transaction and the amendment to the ViroLogic certificate of incorporation?

A: Yes. ViroLogic stockholders are also being asked to vote on additional matters, including the election of directors, the approval and adoption of the ViroLogic 2004 Equity Incentive Plan, the approval and adoption of the ViroLogic 2000 Employee Stock Purchase Plan, as amended, and the ratification of the selection of ViroLogic’s independent registered public accounting firm for the fiscal year ended December 31, 2004.

Q: As an ACLARA stockholder, am I being asked to vote on any matter other than the merger agreement and the merger?

A: Yes. ACLARA stockholders are also being asked to vote on additional matters, including the election of two Class I directors and the ratification of the selection of ACLARA’s independent registered public accounting firm for the fiscal year ended December 31, 2004.

Q: What if I object to the transaction? Do I have appraisal rights?

A: If you are a ViroLogic stockholder, under applicable Delaware corporation law you will not have appraisal rights in connection with the issuance of ViroLogic common stock in the transaction.

If the transaction is completed, under applicable Delaware corporation law, holders of ACLARA common stock who do not vote in favor of approving and adopting the merger agreement and approving the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and approval of the merger and they comply with the Delaware corporation law procedures explained in this joint proxy statement/prospectus. For a more complete description of your rights and the procedures for demanding appraisal of your shares of ACLARA common stock, see the section entitled “Appraisal Rights” on page 140.

Q: Whom should I call with questions?

A: If you have any questions about the transaction or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

ViroLogic stockholders:	ACLARA stockholders:

ViroLogic, Inc. 345 Oyster Point Blvd. South San Francisco, California 94080 (650) 635-1100 Attn: Investor Relations	ACLARA BioSciences, Inc. 1288 Pear Avenue Mountain View, California 94043 (650) 210-1200 Attn: Investor Relations

You may also obtain additional information about ViroLogic and ACLARA from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 208.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

ViroLogic and ACLARA are sending this joint proxy statement/prospectus to ViroLogic stockholders and ACLARA stockholders. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the transaction, you should read this entire document carefully, including the Agreement and Plan of Merger and Reorganization attached as Annex A and incorporated by reference into this document, the form of Contingent Value Rights Agreement attached as Annex B, the opinion of Lazard Frères & Co. LLC attached as Annex C, the opinion of Lehman Brothers Inc. attached as Annex D and the other documents to which ViroLogic and ACLARA refer. In addition, ViroLogic and ACLARA incorporate by reference into this joint proxy statement/prospectus important business and financial information about ViroLogic and ACLARA. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 208. ViroLogic and ACLARA have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

ViroLogic, Inc.

345 Oyster Point Blvd.

South San Francisco, California 94080

(650) 635-1100

ViroLogic is a biotechnology company developing, marketing and selling innovative products to guide and improve treatment of viral diseases. ViroLogic was incorporated in the State of Delaware in 1995 and commenced commercial operations in 1999. ViroLogic developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. ViroLogic has proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious viral diseases such as HIV/AIDS and hepatitis. ViroLogic’s products are used by physicians in selecting optimal treatments for their HIV patients and by industry, academia and government for clinical studies, drug screening and characterization, and basic research. ViroLogic is headquartered in South San Francisco, California and is listed on the Nasdaq National Market under the symbol “VLGC.”

ViroLogic’s total revenue for 2003 was approximately $33 million. On July 12, 2004 ViroLogic issued a revised revenue forecast for 2004, in which it stated that total 2004 revenue was expected to be between $38 million and $41 million, down from a prior forecast of $42 million to $47 million. This revision was primarily due to the postponement of the start of a significant, late-stage clinical trial by a major pharmaceutical customer to late 2004, which shifted the anticipated associated testing revenue to 2005, as well as slower than expected growth in patient testing in the first half of 2004. ViroLogic has not issued any subsequent revenue guidance, and cannot guarantee that its actual 2004 operating results will not differ materially from the July 2004 forecast.

ACLARA BioSciences, Inc.

1288 Pear Avenue

Mountain View, California 94043

(650) 210-1200

ACLARA is a life sciences company focused on developing and commercializing novel assay solutions for drug discovery and development, providing critical information about the expression and interaction of genes and proteins within and on the surface of cells and secreted between cells. In analyzing the presence of protein-protein interactions in cell culture samples, as well as in human clinical samples, ACLARA believes its eTag™ assays can detect important protein complexes that are not readily discernible with other technologies, providing valuable information on the likely efficacy of targeted therapeutics acting on those mechanisms in individual patients and specific patient groups. ACLARA’s future products may also include a testing service for use in connection with the treatment of cancer patients. ACLARA plans to deliver this testing service to physicians through a clinical laboratory that would need to be established under the Clinical Laboratory Improvement Amendments regulatory framework. Additionally, ACLARA may develop test kits that may be subject to the regulatory authority of the Food and Drug Administration. ACLARA was incorporated in the State of Delaware in 1995. ACLARA is headquartered in Mountain View, California and is listed on the Nasdaq National Market under the symbol “ACLA.”

Summary of the Transaction (see page 60)

If the transaction is completed, Apollo Acquisition Sub, Inc., a newly formed wholly-owned subsidiary of ViroLogic, will merge with and into ACLARA, with ACLARA surviving as a wholly-owned subsidiary of ViroLogic, and ACLARA stockholders will be entitled to receive ViroLogic common stock and contingent value rights issued by ViroLogic. Immediately thereafter, ACLARA will merge with and into Apollo Merger Subsidiary, LLC, another newly formed wholly-owned subsidiary of ViroLogic. After the transaction, the corporate existence of ACLARA will cease.

ViroLogic and ACLARA have attached the merger agreement, which is the legal document that governs the transaction, as Annex A to this joint proxy statement/prospectus. ViroLogic and ACLARA encourage you to read the merger agreement carefully.

If the transaction is not completed for any reason, the price of ViroLogic common stock and ACLARA common stock may decline to the extent that the current market prices of ViroLogic common stock and ACLARA common stock reflect a positive market assumption that the transaction will be completed. In addition, if the merger agreement is terminated, either company may be unable to find a third party willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its strategic goals and make it difficult to retain and attract key employees in an atmosphere of increased uncertainty.

Opinion of ViroLogic’s Financial Advisor (see page 74)

In connection with the proposed transaction, the ViroLogic board of directors considered the written opinion of ViroLogic’s financial advisor, Lazard Frères & Co. LLC, or Lazard. The ViroLogic board of directors received a written opinion from Lazard to the effect that, as of May 28, 2004 and based upon and subject to the various assumptions and limitations described in its opinion, the exchange ratio consisting of 1.7 shares of ViroLogic common stock and 1.7 CVRs was fair, from a financial point of view, to ViroLogic. The full text of Lazard’s written opinion, dated May 28, 2004, is attached to this joint proxy statement/prospectus as Annex C. ViroLogic encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Lazard’s opinion is addressed to the ViroLogic board of directors and is one of many factors considered by the ViroLogic board of directors in deciding to approve the merger. It does not constitute a recommendation to any stockholder as to how such stockholder should vote or take any other action relating to the transaction. Lazard has consented to the inclusion of and references to its opinion in this proxy statement/prospectus.

Opinion of ACLARA’s Financial Advisor (see page 82)

In connection with the proposed transaction, ACLARA’s financial advisor, Lehman Brothers Inc., delivered a written opinion to the ACLARA board of directors to the effect that, as of May 28, 2004 and based upon and subject to the various considerations set forth in the opinion, from a financial point of view, the exchange ratio to be received by ACLARA stockholders in the merger is fair to such stockholders. The full text of Lehman Brothers’ written opinion, dated as of May 28, 2004, is attached to this joint proxy statement/prospectus as Annex D. ACLARA encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Lehman Brothers’ opinion is addressed to the ACLARA board of directors and is one of many factors considered by the ACLARA board of directors in deciding to approve the merger. It does not constitute a recommendation to any stockholder as to any matters relating to the transaction. Lehman Brothers has delivered a consent to the inclusion of its opinion as Annex D to this joint proxy statement/prospectus, which consent is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Overview of the Merger Agreement

Conditions to the Completion of the Transaction (see page 111)

ViroLogic’s and ACLARA’s obligations to complete the transaction are subject to satisfaction or waiver of several closing conditions, including the following:

Closing Conditions of both ViroLogic and ACLARA:

•	the requisite approval by the holders of the shares of ViroLogic common stock with respect to the issuance of ViroLogic common stock in the transaction;

•	the approval by holders of a majority of the outstanding shares of ViroLogic common stock on the ViroLogic record date of the amendment of the ViroLogic certificate of incorporation;

•	the approval and adoption by holders of a majority of the outstanding shares of ACLARA common stock on the ACLARA record date of the merger agreement and the approval of the merger;

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the transaction illegal or otherwise prohibiting consummation of the transaction;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, and the absence of any stop order or proceedings seeking a stop order initiated or threatened by the Securities and Exchange Commission, or the SEC;

•	the expiration or termination of the waiting period, if any, applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act and the satisfaction of any applicable foreign antitrust requirements;

•	the absence of any pending or threatened suit or legal proceeding asserted by a governmental entity (i) challenging or seeking to restrain or prohibit the completion of the transaction, (ii) seeking to impose on ViroLogic or ACLARA or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock;

•	the approval of the listing of the shares of ViroLogic common stock to be issued in the transaction on the Nasdaq National Market, subject to notice of issuance;

•

the value of the shares of ViroLogic common stock to be issued in the transaction, measured using the closing price of the ViroLogic common stock on the last trading day immediately preceding the closing date, must be equal to at least 50 percent of the total transaction consideration. The total transaction consideration is the sum of the value of the ViroLogic common stock issued in the transaction, the maximum cash payable under the contingent value rights issued in the transaction, and cash paid by

ViroLogic to ACLARA stockholders perfecting dissenters rights and the cash paid by ViroLogic in lieu of fractional shares of ViroLogic common stock being issued to ACLARA stockholders. Assuming that no payments will be made with respect to dissenters rights and that payments for fractional shares will not be material, this condition would be triggered if the closing price of ViroLogic common stock on the last day preceding the closing date is less than $0.50 per share; and

•	satisfaction or waiver of representations and warranties and other agreements and covenants in the merger agreement by the other party.

Each of the closing conditions can be waived by written mutual consent of ViroLogic and ACLARA, except those requiring approval by the stockholders which are described in the first three bullet points listed above.

Additional Closing Conditions of ACLARA:

•	the execution of the Contingent Value Rights Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex B, by ViroLogic and a trustee, which shall be in full force and effect; and

•	ACLARA shall have received a written opinion regarding tax matters from its counsel.

These closing conditions are waivable, in writing, by ACLARA, except that the tax opinion cannot be waived after ACLARA and ViroLogic obtain the necessary stockholder approvals in connection with the transaction.

Additional Closing Conditions of ViroLogic:

•	ViroLogic shall have received executed agreements from affiliates of ACLARA;

•	ViroLogic shall have received a written opinion regarding tax matters from its counsel;

•	ViroLogic shall have received the resignations of ACLARA’s directors, effective immediately after the effective time of the transaction;

•	Sharat Singh, Ph.D., the Chief Technical Officer of ACLARA, shall not have ceased to be employed by ACLARA, nor expressly stated that he intends to terminate his employment with ACLARA or to decline to accept employment with ViroLogic; and

•	Holders of not more than 5 percent of the number of shares of ACLARA common stock outstanding, as of the effective time of the transaction, shall have validly made, and not withdrawn, a demand for appraisal with respect to their shares of ACLARA common stock under Delaware corporation law.

These closing conditions are waivable, in writing, by ViroLogic, except that the tax opinion cannot be waived after ACLARA and ViroLogic obtain the necessary stockholder approvals in connection with the transaction.

Termination of the Merger Agreement (see page 114)

ViroLogic and ACLARA have the right to terminate the merger agreement before the transaction is completed:

•	by mutual written consent;

•	by either ViroLogic or ACLARA, if the transaction has not been completed by November 15, 2004, provided that the termination right is not available to a party who causes the transaction not to become effective through a breach of the merger agreement;

•	by either ViroLogic or ACLARA, if a court of competent jurisdiction or other governmental entity issues a final and nonappealable order, decree or ruling that permanently restrains, enjoins or otherwise prohibits completion of the transaction;

•	by either ViroLogic or ACLARA, if the stockholders of ViroLogic have not approved the issuance of ViroLogic common stock in connection with the transaction and the amendment of the ViroLogic certificate of incorporation, or if the stockholders of ACLARA have not approved and adopted the merger agreement and approved the merger, at their respective stockholders’ meeting, provided that the termination right is not available to a party that causes the stockholder approval of that party to not be obtained and that action is a material breach under the merger agreement;

•	by ViroLogic, at any time prior to the approval of the issuance of ViroLogic common stock in connection with the transaction and the amendment of the ViroLogic certificate of incorporation by the stockholders of ViroLogic, if a triggering event (as discussed below) with respect to ACLARA shall have occurred;

•	by ACLARA, at any time prior to the approval and adoption of the merger agreement and approval of the merger by the stockholders of ACLARA, if a triggering event (as discussed below) with respect to ViroLogic shall have occurred; and

•	by either ViroLogic or ACLARA, if the other party is in breach of any representation, warranty, covenant or other agreement in the merger agreement, subject to certain limited conditions.

A triggering event with respect to either ViroLogic or ACLARA shall occur if (i) such party’s board of directors or committee of the board withdraws or adversely changes its recommendation to its stockholders regarding the transaction, (ii) such party’s board of directors does not reaffirm its recommendation to its stockholders regarding the transaction within ten business days of being requested by the other party to do so, (iii) such party’s board of directors or committee of the board approves or recommends any acquisition proposal other than the transaction, (iv) a tender or exchange offer by anyone unaffiliated with the other party has been commenced and the subject company of the tender or exchange offer does not send, within ten business days of the offer, a statement that its board of directors recommends rejection of the offer, (v) either party’s board of directors amends its stockholder rights plan, if any, to make it inapplicable to other acquisition proposals, or (vi) such party has materially breached its no solicitation obligations in the merger agreement, as summarized below.

Termination Fees and Expenses (see page 115)

ACLARA must pay a termination fee of $5,500,000 to ViroLogic if the merger agreement is terminated:

•	by ViroLogic prior to ViroLogic obtaining the required stockholder approval related to the transaction if a triggering event, as described above, with respect to ACLARA has occurred; or

•	by either party because the transaction has not been completed by November 15, 2004 or the required approval of ACLARA stockholders has not been obtained at the annual meeting, and (i) an acquisition proposal with respect to ACLARA other than this transaction was publicly announced and not withdrawn prior to the termination of the merger agreement and (ii) within one year after the termination of the merger agreement an acquisition of ACLARA is agreed to or is completed.

ViroLogic must pay a termination fee of $5,500,000 to ACLARA if the merger agreement is terminated:

•	by ACLARA prior to ACLARA obtaining the required stockholder approval related to the transaction, if a triggering event, as described above, with respect to ViroLogic has occurred; or

•	by either party because the transaction has not been completed by November 15, 2004 or the required approval of ViroLogic stockholders has not been obtained at the annual meeting, and (i) an acquisition proposal with respect to ViroLogic other than this transaction was publicly announced and not withdrawn prior to the termination of the merger agreement and (ii) within one year after the termination of the merger agreement an acquisition of ViroLogic is agreed to or is completed.

If either ViroLogic or ACLARA terminate the merger agreement because of a breach of a representation, warranty or covenant of the other or if either ViroLogic or ACLARA must pay a termination fee as described above, then the breaching party or party obliged to pay the termination fee will pay to the other party all reasonable out-of-pocket expenses related to the transaction, up to $1,000,000.

No Solicitation (see page 109)

The merger agreement contains detailed provisions prohibiting either ViroLogic or ACLARA, as well as their officers, directors, employees, subsidiaries and representatives from taking any action to solicit a competing acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that under limited circumstances, ViroLogic or ACLARA, upon receipt of an unsolicited acquisition proposal from a third party, may furnish nonpublic information to that third party and enter into discussions with that third party. The circumstances under which ViroLogic or ACLARA may furnish nonpublic information to a third party is limited to unsolicited acquisition proposals that the applicable party’s Board of Directors, after consultation with outside legal counsel and financial advisors, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the third party making the proposal and the strategic and other benefits of the current transaction, determines is reasonably capable of being consummated on its terms and if consummated on such terms would result in a transaction financially more favorable to that party’s stockholders.

If either ViroLogic or ACLARA receives an unsolicited acquisition proposal from a third party that the board of directors or committee of the board of the receiving party believes in good faith is reasonably capable of being consummated and that would result in a more favorable transaction from a financial point of view to such party’s stockholders than the currently proposed merger transaction, then the board of directors of the receiving party may withhold, withdraw or change its recommendation relating to the transaction. In order for the board of directors of the party receiving the superior unsolicited acquisition proposal to change its recommendation, (i) the superior offer must not have been withdrawn, (ii) such party’s annual meeting shall not have occurred or the required vote of its stockholders related to the transaction shall not have been obtained, (iii) such party shall have provided three days’ written notice that it intends to change its recommendation, (iv) such party’s board believes in good faith that failure to take such action would result in a breach of the board’s fiduciary obligations to its stockholders, and (v) such party shall not have breached its “no solicitation” obligations.

Meetings of Stockholders (see page 107)

The obligations of ViroLogic and ACLARA to call, hold and convene the respective stockholders’ meetings in order to obtain the required approval of their stockholders in relation to the transaction are not limited or affected by the commencement, disclosure, announcement or submission of another acquisition proposal or a permitted change of recommendation by the applicable board of directors. Neither party shall submit another acquisition proposal for approval by its stockholders, or publicly propose to do so.

Interests of Directors, Officers and Affiliates of ACLARA and ViroLogic (see page 96)

When considering the recommendation of ViroLogic’s and ACLARA’s boards of directors, you should be aware that some of the directors and executive officers of each company have interests in the transaction that are different from, or are in addition to, yours. These interests include:

•	ViroLogic will indemnify each present and former ACLARA officer and director against liabilities arising out of that person’s services as an officer or director, and ACLARA will extend its directors’ and officers’ liability insurance to cover former ACLARA directors and officers for the next six years, subject to certain limitations;

•	It is anticipated that the trading volume of ViroLogic common stock will increase following the transaction, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both ViroLogic and ACLARA following the transaction;

•	John D. Mendlein and Thomas R. Baruch, who are current directors of ACLARA, will become directors of ViroLogic after the transaction;

•	Certain executive officers of ACLARA will become executive officers, employees or consultants of ViroLogic after the transaction;

•	ACLARA executive officers are party to change of control agreements which will be assumed by ViroLogic. The transaction will constitute a change of control under these agreements. If any of these officers are terminated without cause, voluntarily terminate for good reason or terminate employment due to death or disability within the 12 month period immediately following the transaction, they will be entitled to severance benefits under the agreements, including (i) payments of an amount equal to one year of the executive officer’s annual base salary in effect immediately prior to the termination or prior to the change in control, (ii) payments of an amount equal to the executive officer’s target bonus for the year in which termination occurred or in which the change of control occurred, (iii) health insurance benefits for up to one year; and (iv) acceleration of option vesting and an extended period of 18 months following termination to exercise their outstanding options;

•	Sharat Singh, Chief Technical Officer of ACLARA, has accepted an offer of employment from ViroLogic that includes, among other things, cash compensation and a retention bonus;

•	Immediately prior to the execution of the merger agreement, Dr. Singh received an additional option to purchase 300,000 shares of ACLARA common stock, which will be assumed by ViroLogic, and converted to ViroLogic options in the merger. This option will be covered by the change of control agreement described above;

•	Each of the ACLARA non-employee directors have change of control agreements. The transaction will constitute a change of control under these agreements and result in (i) 100% vesting of any options held by non-employee directors and (ii) the lapse of any restrictions on restricted shares held by non-employee directors;

•	Kevin Tang, a director of ACLARA, beneficially owns approximately 9.7 percent of the common stock of ACLARA and less than 5 percent of the common stock of ViroLogic. Following completion of the transaction, based on his current ownership of ACLARA and ViroLogic common stock, Mr. Tang will beneficially own approximately 6.8% of the combined company, based on information provided by Mr. Tang. The investment entity he is affiliated with, Tang Capital Partners, L.P., will, in connection with the transaction, receive registration rights that require ViroLogic to file within 30 days of completion of the transaction a registration statement on Form S-3 to register for resale all ViroLogic shares of common stock and contingent value rights received by Tang Capital Partners in the transaction.

The boards of directors of each of ViroLogic and ACLARA took into account these interests in considering the fairness of the transaction to the ViroLogic stockholders and ACLARA stockholders, as applicable.

Material U.S. Federal Income Tax Consequences of the Transaction (see page 90)

It is expected that the two mergers, taken as a whole together (which we refer to as the “integrated mergers”) will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The consummation of the transaction is conditioned on the receipt by each of ViroLogic and ACLARA of opinions from their respective counsel to the effect that the integrated mergers will so qualify. Notwithstanding qualification of the integrated mergers as a reorganization, ACLARA stockholders (a) will recognize gain (but not loss) with respect to each share of ACLARA common stock held in an amount equal to the lesser of any gain or the value of the contingent value rights received with respect to such share and (b) will recognize gain (or loss) to the extent any cash received in lieu of fractional ViroLogic common stock exceeds (is less than) the basis of such fractional share.

ViroLogic stockholders will have no U.S. federal income tax consequences as a result of the integrated mergers.

No gain or loss will be recognized by ACLARA or ViroLogic as a result of the integrated mergers; however, the integrated mergers may result in a limitation on use of the existing tax net operating losses of one or both companies.

ViroLogic and ACLARA strongly encourage ACLARA stockholders and ViroLogic stockholders to consult with their own tax advisors to determine their particular tax circumstances. For a more complete description of the U.S. federal income tax consequences of the integrated mergers, see the section entitled “Material U.S. Federal Income Tax Consequences” on page 90.

Risk Factors (see page 24)

In evaluating the merger agreement, the principal terms of the transaction or the issuance of ViroLogic common stock in the transaction, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 24 as well as the risk factors listed in the quarterly reports of ViroLogic and ACLARA for the quarter ended June 30, 2004.

Ability to Sell ViroLogic Stock and Contingent Value Rights (see pages 95 and 100)

All shares of ViroLogic common stock and contingent value rights received by ACLARA stockholders in connection with the transaction will be freely transferable unless you are considered an affiliate of ACLARA or ViroLogic under the Securities Act. Shares of ViroLogic common stock and contingent value rights received by entities that are affiliates of ACLARA at the time the merger is submitted to ACLARA stockholders for vote may only be sold pursuant to Rule 145 of the Securities Act (which restricts the volume of securities that can be sold) or pursuant to a registration statement or exemption from the registration requirements of the Securities Act. Shares of ViroLogic common stock received by ACLARA stockholders in connection with the transaction will be listed for trading on the Nasdaq National Market. ViroLogic will use commercially reasonable efforts to cause the contingent value rights to be listed on the Nasdaq National Market, or if such a listing is not available, then on the American Stock Exchange, or if such a listing is not available, then on the OTC Bulletin Board. No assurance can be given that a listing will be obtained on either Nasdaq, the American Stock Exchange or the OTC Bulletin Board for the CVRs.

Comparative Market Price Information (see page 23)

ViroLogic common stock is listed on the Nasdaq National Market under the trading symbol “VLGC.” On May 28, 2004, the last full trading day prior to the public announcement of the merger agreement, ViroLogic common stock closed at $2.81 per share. On September 24, 2004, ViroLogic common stock closed at $1.86 per share.

ACLARA’s common stock is listed on the Nasdaq National Market under the trading symbol “ACLA.” On May 28, 2004, the last full trading day prior to the public announcement of the merger agreement, ACLARA common stock closed at $3.85 per share. On September 24, 2004, ACLARA common stock closed at $3.65 per share.

Stockholders of ViroLogic and stockholders of ACLARA should obtain current market quotations.

Regulatory Approval (see page 94)

The transaction is subject to antitrust laws. For the reasons described in greater detail in the section entitled “Regulatory Matters; Hart-Scott-Rodino Act and Antitrust” on page 94, the transaction between ViroLogic and ACLARA is not presently believed to be subject to the reporting and waiting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. Thus, no filings have been made or are presently contemplated with the U.S. Department of Justice and the U.S. Federal Trade Commission. Nevertheless, either the Department of Justice or the Federal Trade Commission as well as a foreign regulatory agency or government, state or private person, may challenge the transaction at any time before or after its completion.

Appraisal Rights (see page 140)

Under Delaware corporation law, the stockholders of ViroLogic do not have appraisal rights in connection with the transaction.

Under Delaware corporation law, if the transaction is completed, holders of ACLARA common stock who do not vote in favor of approving and adopting the merger agreement and approving the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and approval of the merger and they comply with Delaware corporation law procedures explained in this joint proxy statement/prospectus.

Comparison of Stockholder Rights (see page 130)

The rights of ACLARA stockholders as stockholders of ViroLogic after the transaction will be governed by ViroLogic’s certificate of incorporation and bylaws. Those rights differ from the rights of ACLARA stockholders under ACLARA’s certificate of incorporation and bylaws. See the section entitled “Comparison of Stockholder Rights and Corporate Governance Matters” on page 130.

Stockholder Voting Agreements

ACLARA has entered into a stockholder voting agreement with each of the executive officers and directors of ViroLogic, pursuant to which these executive officers and directors have agreed to vote all of the outstanding shares of ViroLogic common stock owned by them in favor of the approval of the amendment to the ViroLogic Amended and Restated Certificate of Incorporation and the issuance of common stock in connection with the transaction. As of June 30, 2004, the ViroLogic executive officers and directors beneficially owned 504,348 outstanding shares of ViroLogic common stock, representing approximately 0.9% of the outstanding shares of ViroLogic common stock on that date.

ViroLogic has entered into a stockholder voting agreement with each of the executive officers and directors of ACLARA, pursuant to which these executive officers and directors have agreed to vote all of the outstanding shares of ACLARA common stock owned directly by them in favor of the approval and adoption of the merger agreement and approval of the merger. As of June 30, 2004, the ACLARA executive officers and directors owned 497,972 outstanding shares of ACLARA common stock that are covered by these voting agreements representing approximately 1.4% of the outstanding shares of ACLARA common stock on that date.

SELECTED SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data, summary unaudited pro forma combined financial data, comparative per share data and market price and dividend data for ViroLogic and ACLARA.

Selected Summary Historical Financial Data of ViroLogic

The following summary financial data of ViroLogic is presented to you in your analysis of the financial aspects of the transaction. The information below was derived from the audited financial statements of ViroLogic for the years ended December 31, 1999 through 2003 and the unaudited financial statements for the six months ended June 30, 2003 and 2004. This information is only a summary, and you should read it together with the historical financial statements of ViroLogic incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Product revenue	$1,069	$7,466	$17,815	$24,530	$31,911	$14,337	$17,374
Contract revenue	—	—	458	731	1,468	584	875

Total revenue	1,069	7,466	18,273	25,261	33,379	14,921	18,249

Operating costs and expenses:
Cost of product revenue	627	5,457	11,845	14,589	16,713	8,087	8,891
Research and development	9,588	10,080	11,693	10,406	4,733	2,435	2,993
General and administrative	6,804	10,841	11,376	10,550	9,256	4,841	3,830
Sales and marketing	1,196	5,890	10,336	11,716	8,306	4,311	4,742
Lease termination charge	—	—	—	—	—	—	433

Total operating costs and expenses	18,215	32,268	45,250	47,261	39,008	19,674	20,889

Operating loss	(17,146)	(24,802)	(26,977)	(22,000)	(5,629)	(4,753)	(2,640)
Interest income	249	1,868	1,143	307	106	63	40
Interest expense	(243)	(262)	(466)	(423)	(141)	(88)	(19)
Other income	—	—	106	347	156	104	—

Net loss	(17,140)	(23,196)	(26,194)	(21,769)	(5,508)	(4,674)	(2,619)
Deemed dividend to preferred stockholders	(3,100)	(15,700)	(2,269)	(10,551)	(2,155)	(2,155)	—
Preferred stock dividend	—	—	(334)	(977)	(1,610)	(973)	(145)

Loss applicable to common stockholders	$(20,240)	$(38,896)	$(28,797)	$(33,297)	$(9,273)	$(7,802)	$(2,764)

Basic and diluted loss per common share	$(4.24)	$(2.62)	$(1.43)	$(1.38)	$(0.27)	$(0.27)	$(0.05)

Shares used in computing basic and diluted loss per common share	4,772	14,852	20,072	24,157	34,445	29,001	53,376

	December 31,					June 30, 2004
	1999	2000	2001	2002	2003
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$2,208	$23,794	$8,962	$11,145	$9,430	$9,466
Accounts receivable, net	550	2,404	4,562	4,924	6,165	5,858
Working capital(a)	522	21,097	7,508	(239)	13,038	10,162
Restricted cash	950	2,029	1,000	707	776	676
Total assets	9,777	43,647	37,851	30,486	28,378	28,420
Long-term portion of capital lease obligations	—	945	1,341	419	87	43
Long-term portion of loans payable	1,051	1,019	174	—	—	—
Long-term advance from subtenant	—	—	975	—	—	—
Redeemable convertible preferred stock	—	—	11,228	4,249	1,994	1,994
Accumulated deficit	(29,605)	(52,801)	(78,995)	(100,764)	(106,272)	(108,891)
Total stockholders’ equity(a)	4,698	33,643	13,471	7,014	20,587	18,355

(a)	At December 31, 2002, short-term liabilities include $12.05 million of Series C Convertible Secured Promissory Notes. On February 4, 2003, ViroLogic’s stockholders ratified the Series C Private Placement resulting in the conversion of the notes into stockholders’ equity.

Selected Summary Historical Financial Data of ACLARA

The following summary financial data of ACLARA is presented to you in your analysis of the financial aspects of the transaction. The information below was derived from the audited financial statements of ACLARA for the years ended December 31, 1999 through 2003 and the unaudited financial statements for the six months ended June 30, 2003 and 2004. This information is only a summary, and you should read it together with the historical financial statements of ACLARA incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$2,936	$3,468	$3,245	$2,520	$1,513	$584	$1,112
Costs and operating expenses:
Research and development	7,002	20,957	23,545	23,575	15,642	8,417	5,627
Selling, general and administrative	4,251	17,472	10,754	12,471	7,418	4,408	3,250
Restructuring expense	—	—	—	3,327	—	—	—
Litigation settlements	—	34,250	5,797	3,953	—	—	—
Merger related expenses	—	—	—	—	—	—	1,557

Total costs and operating expenses	11,253	72,679	40,096	43,326	23,060	12,825	10,434

Loss from operations	(8,317)	(69,211)	(36,851)	(40,806)	(21,547)	(12,241)	(9,322)
Interest income, net	160	10,002	7,811	3,559	1,589	870	702

Net loss	(8,157)	(59,209)	(29,040)	(37,247)	(19,958)	(11,371)	(8,620)
Dividends related to beneficial conversion feature of preferred stock	(5,000)	—	—	—	—	—	—
Accretion to redemption value and accrued dividends on mandatorily redeemable convertible preferred stock	(5,288)	—	—	—	—	—	—

Net loss attributable to common stockholders	$(18,445)	$(59,209)	$(29,040)	$(37,247)	$(19,958)	$(11,371)	$(8,620)

Net loss per common share, basic and diluted	$(11.85)	$(2.20)	$(0.82)	$(1.04)	$(0.56)	$(0.32)	$(0.24)

Shares used in computing net loss per common share, basic and diluted	1,556	26,944	35,257	35,885	35,632	35,506	36,107

	December 31,					June 30, 2004
	1999	2000	2001	2002	2003
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents, short-term and long-term investments	$13,729	$192,612	$137,451	$72,460	$88,396	$81,850
Restricted cash	625	1,750	34,625	34,125	—	—
Working capital	12,056	190,619	81,192	84,768	88,716	81,640
Total assets	20,574	203,008	183,182	118,918	99,006	91,998
Capital lease obligations, net of current portion	284	—	—	95	—	—
Loans payable, net of current portion	3,087	562	507	447	382	347
Mandatory redeemable convertible preferred stock	35,973	—	—	—	—	—
Total stockholders’ equity (deficit)	(21,492)	164,555	150,467	114,086	95,094	87,207

Selected Unaudited Pro Forma Condensed Combined

Financial Data of ViroLogic and ACLARA

ViroLogic and ACLARA have included in this joint proxy statement/prospectus the selected unaudited pro forma condensed combined financial data set forth below after giving effect to the transaction as a purchase of ACLARA by ViroLogic using the purchase method of accounting and the assumptions and adjustments described in the unaudited pro forma condensed combined financial information and notes contained elsewhere in this document.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 is presented as if the transaction was consummated on January 1, 2003 and combines the historical results of ViroLogic and ACLARA for the year ended December 31, 2003 and the six months ended June 30, 2004. The unaudited pro forma condensed combined balance sheet as of June 30, 2004 gives effect to the proposed transaction as if it occurred on June 30, 2004 and combines the historical balance sheets of ViroLogic and ACLARA at June 30, 2004.

The selected unaudited pro forma condensed combined financial information is based on estimates and assumptions, which are preliminary. This data is not intended to represent or be indicative of the consolidated results of operations or financial condition of ViroLogic that would have been reported had the transaction been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of ViroLogic.

This selected unaudited pro forma condensed combined financial information should be read in conjunction with the summary selected historical financial data and the unaudited pro forma condensed combined financial information and accompanying notes contained elsewhere in this document and the separate historical financial statements and accompanying notes of ViroLogic and ACLARA incorporated by reference into this joint proxy statement/prospectus.

Selected Unaudited Pro Forma Condensed Combined

Financial Data of ViroLogic and ACLARA

(in thousands, except per share amount)

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
Statement of Operations Data:
Total revenue	$34,892	$19,361
Cost of product revenue	16,713	8,891
Net loss	(25,829)	(9,457)
Loss applicable to common stockholders	(29,594)	(9,602)
Basic and diluted loss per common share	(0.31)	(0.08)
Weighted-average shares used in computing basic and diluted loss per common share	96,184	115,115

	June 30, 2004
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$91,316
Accounts receivable, net	6,003
Working capital	59,079
Developed product technology	600
Goodwill	13,680
Total assets	127,430
Contingent value rights	22,253	(a)
Loans payable, net of current portion	347
Long-term portion of capital lease obligations	43
Redeemable convertible preferred stock	1,994
Accumulated deficit	(204,191)
Total stockholders’ equity	82,551

(a)	The unaudited pro forma condensed combined balance sheet at June 30, 2004 includes a liability to reflect the estimated fair value of contingent value rights (CVRs) to be issued in conjunction with the proposed transaction. The CVRs are valued at $0.35 per CVR, or $22 million in the aggregate, by ViroLogic solely for purposes of preparation of this pro forma financial information. Neither ViroLogic nor ACLARA is able to predict the actual price, if any, at which the CVRs will trade following the closing of the transaction. The maximum cash payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of June 30, 2004 and a maximum payout of $0.50 per CVR, is approximately $31 million. The CVRs will be revalued on a quarterly basis. The resulting change in the fair value of the CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. The unaudited pro forma condensed combined statement of operations assumes a constant fair value of $0.35 per CVR for all periods presented. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Comparative Per Share Data

The following table shows (1) the basic and diluted loss per common share and book value per share data for each of ViroLogic and ACLARA on a historical basis, (2) the unaudited basic and diluted loss per common share and book value per share for the combined company on a pro forma basis and (3) the equivalent pro forma net income and book value per share attributable to the shares of ViroLogic common stock issuable at an exchange ratio of 1.7 per share.

The following information should be read in conjunction with (1) the separate historical financial statements and related notes of ViroLogic incorporated by reference in this document, (2) the separate historical financial statements and related notes of ACLARA incorporated by reference in this document and (3) the unaudited pro forma condensed combined financial information included in this document. The pro forma information is not necessarily indicative of the results of operations that would have resulted if the transaction had been completed as of the assumed dates or of the results that will be achieved in the future.

Neither ViroLogic nor ACLARA has paid any cash dividends on its common stock during the periods presented.

We calculate historical book value per share by dividing stockholders’ equity by the number of shares of common stock outstanding at December 31, 2003 and June 30, 2004.

We calculate pro forma book value per share by dividing pro forma stockholders’ equity by the pro forma number of shares of ViroLogic common stock that would have been outstanding had the transaction been consummated as of December 31, 2003 and June 30, 2004. Pro forma combined loss applicable to common stockholders, pro forma stockholders’ equity and the pro forma number of shares of ViroLogic common stock outstanding have been derived from the unaudited pro forma condensed combined financial information appearing elsewhere in this joint proxy statement/prospectus.

We calculate the ACLARA equivalent pro forma per share data by multiplying the pro forma combined per share amounts by the exchange ratio of 1.7 shares of ViroLogic common stock for each share of ACLARA common stock.

	Historical		Pro Forma
	ViroLogic	ACLARA	ViroLogic and ACLARA Combined	ACLARA Equivalent
Basic and diluted loss per common share:
Six months ended June 30, 2004	$(0.05)	$(0.24)	$(0.08)	$(0.14)
Year ended December 31, 2003	$(0.27)	$(0.56)	$(0.31)	$(0.53)

Book value per share as of:
June 30, 2004	$0.34	$2.42	$0.72	$1.22
December 31, 2003	$0.39	$2.65	$0.75	$1.27
Cash dividends	$—	$—	$—	$—

Comparative Per Share Market Price and Dividend Data

ViroLogic common stock is quoted on the Nasdaq National Market and traded under the symbol “VLGC.” ACLARA’s common stock is quoted on the Nasdaq National Market and traded under the symbol “ACLA.” The table below sets forth for the periods indicated the high and low sale prices per share of ViroLogic common stock and ACLARA common stock. For current price information with respect to ViroLogic common stock and ACLARA common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of ViroLogic common stock or ACLARA common stock.

	ViroLogic Common Stock		ACLARA Common Stock
	High	Low	High	Low
Fiscal year ending December 31, 2004
Third Quarter (through September 24, 2004)	$2.42	$1.51	$4.50	$3.10
Second Quarter	3.65	2.12	4.56	3.18
First Quarter	4.40	2.68	4.28	3.10
Fiscal year ended December 31, 2003
Fourth Quarter	$3.87	$1.34	$4.65	$3.03
Third Quarter	1.74	1.05	4.40	3.04
Second Quarter	2.25	0.86	4.50	1.98
First Quarter	1.30	0.85	2.51	1.74
Fiscal year ended December 31, 2002
Fourth Quarter	$1.70	$0.75	$2.44	$1.36
Third Quarter	2.90	0.72	2.00	1.30
Second Quarter	3.40	1.95	3.50	1.63
First Quarter	2.96	1.78	5.15	3.23

Recent Share Price Data

The table below presents the per share closing prices of ViroLogic common stock and ACLARA common stock on the Nasdaq National Market as of the dates specified. May 28, 2004 was the last trading day before announcement of the merger agreement. In exchange for each share of ACLARA common stock, the ACLARA stockholders will receive 1.7 shares of ViroLogic common stock and 1.7 contingent value rights. Changes in the market price of ViroLogic common stock or ACLARA common stock will not affect the number of shares of ViroLogic common stock or contingent value rights to be received by an ACLARA stockholder.

	Price Per Share
	May 28, 2004	September 24, 2004
ViroLogic common stock	$2.81	$1.86
ACLARA common stock	$3.85	$3.65
ViroLogic common stock consideration per share of ACLARA common stock(1)	$4.78	$3.16

(1)	The calculation of the ViroLogic common stock consideration per share of ACLARA common stock in the table above does not include the value, if any, of the contingent value rights. Each contingent value right will have a maximum value of $0.50, and may have no value, depending on the trading prices of ViroLogic common stock.

Dividends

To date, ViroLogic has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. To date, ACLARA has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

RISK FACTORS

ViroLogic stockholders and ACLARA stockholders should carefully consider the following factors in evaluating whether to approve the respective transaction proposals. These factors should be considered in conjunction with the other information included in or incorporated by reference into this joint proxy statement/prospectus, including the risks discussed in ViroLogic’s Form 10-Q for the quarter ended June 30, 2004 in Item 2 under “Risk Factors” and the risks discussed in ACLARA’s Form 10-Q for the quarter ended June 30, 2004 in Item 2 under “Factors That May Affect Our Business, Our Operating Results and Our Stock Price.”

Risks Related to the Transaction

The exchange ratio is fixed and will not be adjusted, which means fluctuations in ViroLogic’s and ACLARA’s share prices could cause ACLARA stockholders to receive ViroLogic common stock with a value that is different from that of their shares of ACLARA common stock.

ViroLogic’s stock price has been volatile in the past and may continue to be volatile in the future. Upon completion of the transaction, each share of ACLARA common stock will be exchanged for 1.7 shares of ViroLogic common stock and 1.7 contingent value rights. The exchange ratio will not change, even if the market price of either or both the ACLARA common stock and ViroLogic common stock fluctuate. In addition, neither party may withdraw from the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of ACLARA common stock or ViroLogic common stock, unless the value of ViroLogic common stock issued in the transaction at the effective time of the transaction is less than 50 percent of the total transaction consideration. The specific dollar value of ViroLogic common stock that ACLARA stockholders will receive upon completion of the transaction will depend on the market value of ViroLogic common stock at that time. The market price of ViroLogic common stock at the closing of the transaction will likely vary from the market price as of the date of this joint proxy statement/prospectus and as of the date of the ViroLogic stockholders meeting and the ACLARA stockholders meeting. Any reduction in ViroLogic’s stock price will result in ACLARA stockholders receiving less value in the transaction from shares of ViroLogic common stock received. Conversely, any increase in ViroLogic’s stock price will result in ACLARA stockholders receiving greater value in the transaction from shares of ViroLogic common stock received. Stockholders will not know the exact value of ViroLogic common stock to be issued to ACLARA stockholders in the transaction at the time of the meeting of ACLARA stockholders.

Variations in the market price of ViroLogic common stock or ACLARA common stock may be caused by a number of factors, including, among others, changes in the businesses, operations or prospects of ViroLogic or ACLARA, the timing of the transaction, regulatory considerations and general market, biotechnology industry and economic conditions. ViroLogic and ACLARA urge ViroLogic and ACLARA stockholders to obtain recent market quotations for ViroLogic and ACLARA common stock.

Stockholders of ACLARA will not be able to determine the amount of cash to be received under the contingent value rights until the one-year anniversary of the transaction, and the contingent value rights may expire or be extinguished without any payment thereunder.

In addition to the value of the shares of ViroLogic common stock received in the transaction, ACLARA stockholders will receive 1.7 contingent value rights for each share of ACLARA common stock they hold. The amount of cash, if any, that each contingent value right will entitle its holder to receive will depend on the average volume weighted mean of the sales prices of ViroLogic common stock for the 15 trading days ending on and including the one year anniversary of the transaction. For every cent that the 15 day average is below $2.90, the contingent value right will have the right to a cash payment of $0.01, with a maximum payment of $0.50. If at any point during the one year period ending on the one year anniversary of the transaction, the daily volume weighted mean of the sales prices of ViroLogic common stock is greater than or equal to $3.50 for 30 consecutive trading days, the contingent value rights will be automatically extinguished and no cash payment will be made on them. Stockholders will not know the amount of cash, if any, that a contingent value right will receive until either the one year anniversary of the transaction or such earlier time as the contingent value rights are automatically extinguished.

The issuance of shares of ViroLogic common stock to ACLARA stockholders in the transaction will substantially reduce the percentage interests of ViroLogic stockholders.

If the transaction is completed, approximately 62 million shares of ViroLogic common stock will be issued to ACLARA stockholders, and former ACLARA stockholders will own, in the aggregate, approximately 48% of the combined company, assuming the conversion of ViroLogic’s outstanding preferred stock, and the exercise of all outstanding ViroLogic warrants and ViroLogic and ACLARA stock options. The issuance of approximately 62 million shares of ViroLogic common stock to ACLARA stockholders will cause a significant reduction in the relative percentage interests of current ViroLogic stockholders in earnings, voting, liquidation value and book and market value. The issuance of additional shares of ViroLogic common stock in future transactions would also reduce the percentage interests of stockholders in the combined company.

ViroLogic’s potential payments to holders of contingent value rights, which may be greater than currently estimated, would decrease the liquidity of the combined company.

Under the terms of the contingent value rights, ViroLogic is obligated to make a payment to the holders of contingent value rights on the one year anniversary of the transaction if the average volume weighted mean of the sales prices of ViroLogic common stock for the 15 trading days prior to the one year anniversary is less than $2.90 (unless the CVRs have been automatically extinguished earlier, in accordance with their terms). The maximum aggregate amount payable by ViroLogic under the contingent value rights is currently estimated to be approximately $31 million, based on approximately 36 million shares of ACLARA common stock outstanding as of June 30, 2004. However, the maximum amount payable under the CVRs could be greater depending on the number of former ACLARA stock options that are exercised in the future. As of June 30, 2004, ACLARA stock options exercisable for 3,995,975 shares of ACLARA common stock were outstanding, excluding Dr. Singh’s outstanding option to purchase 300,000 shares of ACLARA common stock which will become effective upon completion of the transaction. If all ACLARA stock options outstanding as of June 30, 2004 and Dr. Singh’s outstanding option to purchase 300,000 shares of ACLARA common stock effective upon closing of the transaction are exercised, the maximum aggregate amount payable under the CVRs would increase by approximately $4 million. ViroLogic can make no assurances as to the timing or extent of any option exercise activity.

If the conditions requiring ViroLogic to make payments to the holders of contingent value rights are satisfied, all ACLARA options outstanding as of June 30, 2004 and Dr. Singh’s outstanding option to purchase 300,000 shares of ACLARA common stock effective upon closing of the transaction are exercised, the maximum ViroLogic would be required to pay up to approximately $35 million, which would result in a decrease in liquidity of the combined company, which may adversely impact its ongoing business.

ViroLogic’s financial results and financial position following the transaction may be adversely impacted by, and may fluctuate as a result of, the contingent value rights.

Until the one year anniversary of the transaction, or the earlier extinguishment of the contingent value rights in accordance with their terms, ViroLogic will be required under generally accepted accounting principles to record adjustments to its quarterly income based on its estimated obligation to make payments to the holders of contingent value rights. ViroLogic’s estimated obligation to make these payments will vary depending, at the time the estimate is made, on the market price of ViroLogic common stock, the market price, if any, of the contingent value rights, and the extent to which former ACLARA stock options are exercised. As a result, ViroLogic’s estimated obligation under the contingent value rights could vary from period to period, resulting in significant fluctuations in its results of operations from quarter to quarter, including its reported earnings per share, which could cause the market price of ViroLogic common stock to fall abruptly and significantly.

If, at the one-year anniversary of the transaction, ViroLogic is required to make a payment under the contingent value rights, ViroLogic will thereafter be obligated to make equivalent payments to holders of assumed ACLARA stock options upon the exercise of those options. The aggregate amount payable upon the exercise of assumed ACLARA stock options will be equal to the number of shares of ViroLogic common stock subject to those options multiplied by the amount of cash required to be paid with respect to a single contingent value right. For fiscal periods ending after the one-year anniversary of the transaction, ViroLogic will be required to record a charge against its statement of operations to reflect the maximum amount payable upon the exercise of assumed ACLARA stock options, based on the number of shares of ViroLogic common stock for which such options are then exercisable according to their vesting provisions. In addition, ViroLogic may periodically record a benefit to its statement of operations to the extent that any assumed ACLARA stock options expire prior to exercise. The combination of these charges and benefits could lead to fluctuations in ViroLogic’s results of operations from quarter to quarter.

The ViroLogic CVRs may not develop an active public market, or may trade at low volumes, both of which could depress the resale price, if any, of the securities.

The ViroLogic CVRs are a new security for which there is currently no public trading market. We cannot predict whether an active public trading market for the securities will develop or be sustained. ViroLogic has agreed to use commercially reasonable efforts to cause the contingent value rights to be listed on the Nasdaq National Market, or if such a listing is not available, then on the American Stock Exchange, or if such a listing is not available, then on the OTC Bulletin Board. ViroLogic has applied to have the CVRs listed on the Nasdaq National Market. However, ViroLogic has received an informal response from the Listing Qualifications Department of the Nasdaq National Market that the CVRs may not qualify for listing under existing Nasdaq National Market rules. ViroLogic has been informally advised that the Nasdaq National Market is examining possible rule changes or supplements that may allow the CVRs to be listed on the Nasdaq National Market. The CVRs have not been approved for listing on the Nasdaq National Market, or any other market or exchange, and notwithstanding ViroLogic’s efforts, may not be.

Even if an active public trading market is developed, there may be little or no market demand for the CVRs, making it difficult or impossible to sell CVRs on the public market, and depressing the resale price, if any, of the CVRs. In addition, holders of CVRs may incur brokerage charges in connection with the resale of the CVRs, which in some cases could exceed the proceeds realized by the holder from the resale of its CVRs. Neither ViroLogic nor ACLARA can predict the price, if any, at which the CVRs will trade following the closing of the transaction.

ViroLogic’s obligation to make payments to the holders of CVRs will be unsecured, and holders of CVRs are not assured of receiving any payments owed to them under the CVRs.

ViroLogic’s obligation to make payments under the CVRs, if any, will be unsecured. While ViroLogic intends to establish a sufficient reserve for potential CVR payments, any amounts owing under the CVRs will be general unsecured obligations of ViroLogic. If, at the one-year anniversary of the transaction, ViroLogic is required to make a payment under the CVRs, holders of the CVRs cannot be assured that ViroLogic will have sufficient funds to do so. If ViroLogic is unable to make a required payment under the CVRs, the holders of CVRs will have equal priority in making claims against and receiving assets from ViroLogic as will ViroLogic’s general creditors. If ViroLogic is unable to make payments owing under the CVRs, the holder of a CVR may receive none, or only a portion of, any amount that is owed to him, her or it under the CVRs.

ViroLogic and ACLARA may not realize the benefits they expect from the transaction.

The integration of ViroLogic and ACLARA will be complex, time consuming and expensive, and may disrupt ViroLogic’s and ACLARA’s businesses. After the transaction, ViroLogic will need to overcome significant challenges in order to realize any benefits or synergies from the transaction. These challenges include the timely, efficient and successful execution of a number of post-transaction integration activities, including:

•	integrating the operations and technologies of the two companies;

•	successfully completing the development of ACLARA eTag technology and developing commercial products based on that technology;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	utilizing ViroLogic’s existing sales channels to sell new products into new markets;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	implementing and maintaining uniform standards, internal controls, processes, procedures, policies and information systems.

ViroLogic estimates that integration of ACLARA’s current operations with ViroLogic’s operations will be completed within 180 days of consummation of the transaction. ViroLogic expects that the development and commercialization of ACLARA’s propriety eTag assays for use in clinical trials by pharmaceutical and biotechnology customers could exceed one year. In addition, ViroLogic expects to commercialize clinical assays for diagnostic use in patient testing, upon the successful completion of product development and automation for high throughput, validation of assays in a CLIA-certified laboratory format, attainment of clinical validation through clinical trials, which could exceed two years, and successful leveraging of research and development planned to be expended on clinical assays for use in clinical trials by pharmaceutical and biotechnology companies. The completion of these research and development activities are subject to a number of risks and uncertainties including the extent of clinical trials required for regulatory and marketing purposes, the timing and results of clinical trials, failure to validate the technology in clinical trials and failure to achieve necessary regulatory approvals. These factors make it impossible to predict with any degree of certainty the costs and timing of completing the development of commercial products.

The process of integrating operations and technology could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the transaction and the integration of the two companies’ operations and technology could have an adverse effect on the business, results of operations or financial condition of the combined company. Furthermore, the execution of these post-transaction integration activities will involve considerable risks and may not be successful. These risks include:

•	the potential strain on the combined company’s financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to restructuring, including employee severance and costs related to vacating leased facilities; and

•	potential unknown liabilities associated with the transaction and the combined operations.

ViroLogic may not succeed in addressing these risks or any other problems encountered in connection with the transaction. The inability to successfully integrate the operations, technology and personnel of ViroLogic and ACLARA, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the transaction and, as a result, on the market price of ViroLogic common stock.

Proposed new products resulting from the integration of ACLARA’s technology into ViroLogic’s operational infrastructure could be delayed or precluded by regulatory, clinical or technical obstacles, thereby delaying or preventing the development, introduction and commercialization of these new products and adversely impacting the revenue and profitability of the combined company.

The combined company is expected to develop testing products for use in connection with the treatment of cancer patients. These products will be based on ACLARA’s proprietary eTag technology and are expected to utilize ViroLogic’s established commercialization infrastructure and experience in patient testing for HIV. ViroLogic expects that the development and commercialization of ACLARA’s propriety eTag assays for use in clinical trials by pharmaceutical and biotechnology customers could exceed one year. In addition, ViroLogic expects to commercialize clinical assays for diagnostic use in patient testing, upon the successful completion of product development and automation for high throughput, validation of assays in a CLIA-certified laboratory format, attainment of clinical validation through clinical trials, which could exceed two years, and successful leveraging of research and development planned to be expended on clinical assays for use in clinical trials by pharmaceutical and biotechnology companies. The completion of these research and development activities are subject to a number of risks and uncertainties including the extent of clinical trials required for regulatory and marketing purposes, the timing and results of clinical trials, failure to validate the technology in clinical trials and failure to achieve necessary regulatory approvals. These factors make it impossible to predict with any degree of certainty the costs and timing of completing the development of commercial products.

The proposed products and services will be developed under the auspices of the Clinical Laboratory Improvement Amendments, or CLIA, regulatory framework. Future cancer testing products may include test kits that may be subject to the regulatory authority of the Food and Drug Administration, or the FDA. The FDA regulatory framework is complicated, and ViroLogic has limited experience and ACLARA has no experience at managing FDA compliance issues.

The proposed cancer testing products that are planned to be delivered through ViroLogic’s existing clinical laboratory infrastructure will be based on assays that are in development in a research setting, but have not been transferred to or validated in a CLIA-certified laboratory. ViroLogic may be unable to accomplish this transfer and validation. Failure to do so would have an adverse effect on ViroLogic’s revenue and operations.

If ViroLogic develops cancer test kits, the kits could be subject to premarket FDA approval requirements, which would be expensive and time-consuming, and could delay or prevent the combined company from marketing these tests. In addition, the production of the future cancer test kits may be subject to Good Manufacturing Practice Regulation, or GMP, under the auspices of the FDA. Neither ViroLogic’s nor ACLARA’s facilities is GMP compliant. If the manufacture of the proposed kits is subject to GMP regulation, the combined company will be required to establish a GMP compliant facility, or to enter into a relationship with a third party manufacturer that operates a GMP compliant facility. Neither ACLARA nor ViroLogic has any experience with GMP compliance. GMP compliance, or entry into a manufacturing relationship with a third party manufacturer, would be time-consuming and expensive. ViroLogic anticipates that if it is required to establish its own GMP compliant facility, or elects to enter into a relationship with a GMP compliant third party, either process would be completed in parallel with developing the proposed testing products, could take over one year, and would require additional resources that could exceed $0.5 million in start-up costs and would increase on-going overhead costs.

As the combined company’s proposed testing products for use in connection with the treatment of cancer patients have not yet been developed, there are currently no revenues associated with them and no significant revenues associated with other ACLARA products and services. FDA regulation, including GMP regulation, could delay or preclude the development, introduction and commercialization of the proposed cancer testing products and prevent or delay the company in receiving revenues from the proposed products, adversely affecting the anticipated profitability of the combined company.

As a result of the transaction, ViroLogic will be a larger and broader organization. If ViroLogic’s management is unable to adequately manage the company, its operating results will suffer.

ViroLogic and ACLARA are both biotechnology companies. ViroLogic develops, markets and sells innovative products to guide and improve treatment of viral diseases, and has developed a practical way to directly measure the impact of genetic mutations on drug resistance and use this information to guide therapy. ACLARA is focused on developing and commercializing novel assay solutions for drug discovery and development, providing critical high-value information about the expression and interaction of genes and proteins within and on the surface of cells, and secreted between cells. Both ViroLogic and ACLARA are heavily focused on research and development in similar or complementary areas related to drug resistance and susceptibility. ViroLogic is further advanced in its commercialization efforts than is ACLARA, and generated $33.4 million in total revenue for the fiscal year ended December 31, 2003. By comparison, ACLARA’s total revenues over the same period were $1.5 million.

As a result of the transaction, ViroLogic will assume approximately 35 employees, of 60 current employees who are currently based at ACLARA’s facility in Mountain View, California, bringing ViroLogic’s anticipated total number of employees after the transaction to approximately 240. The combined company’s proposed testing products using ACLARA’s eTag technology and ViroLogic’s commercialization infrastructure have not yet been developed, and the two will need to be integrated as a necessary part of the development process. Neither ViroLogic nor ACLARA have experience in commercializing testing products for use in the oncology field. The combined company will face challenges inherent in efficiently managing an increased number of employees and addressing new markets, including the need to implement appropriate systems, policies, benefits and compliance programs.

Of the approximately 35 ACLARA employees that are expected to be employed by ViroLogic following the transaction, none have indicated that they will end their employment as a result of the transaction. However, because certain ACLARA employees may need to commute a much greater distance to ViroLogic’s facility in South San Francisco, the combined company faces a risk that these employees may elect not to continue employment.

Difficulties or delays in successfully managing the substantially larger and broader organization could have a material adverse effect on the combined company after the transaction and, as a result, on the market price of ViroLogic common stock.

The transaction could cause ACLARA or ViroLogic to lose key personnel, which could materially affect the combined company’s business and require the company to incur substantial costs to recruit replacements for lost personnel.

As a result of the transaction, current and prospective ACLARA and ViroLogic employees could experience uncertainty about their future roles within ViroLogic. ViroLogic considers William D. Young, Chairman and Chief Executive Officer, Christos J. Petropoulos, Ph.D., Vice President, Research and Development, Virology and Chief Scientific Officer, and Sharat Singh, Ph.D., who is expected to become Chief Technical Officer, Oncology, to be key to the management of the business and operations of the combined company.

Any of the combined company’s key personnel could terminate their employment at any time and without notice. ViroLogic does not maintain key person life insurance on any of its key employees. The uncertainty related to employees’ future roles at the combined company may adversely affect the ability of ACLARA and ViroLogic to attract and retain key management, sales, marketing and technical personnel. Although neither company has faced difficulties in attracting or retaining key personnel in the recent past, any failure to attract and retain key personnel could have a material adverse effect on the business of ViroLogic after completion of the transaction.

General uncertainty related to the transaction could harm ViroLogic and ACLARA.

Although neither ViroLogic nor ACLARA are aware that any of their customers or collaborators have, as of the date hereof, delayed, deferred or cancelled any purchasing or collaboration decisions with respect to existing agreements, there is a risk they may delay, defer or cancel such purchasing or collaboration decisions in response to the announcement of the proposed transaction or delay of its completion. If ViroLogic’s or ACLARA’s customers or collaborators delay, defer or cancel such decisions, the revenues of ViroLogic and ACLARA, respectively, and the revenues of the combined company, could be reduced, their respective businesses could be harmed, or the anticipated benefits of the transaction may not be realized. To date and since the initial filing of the Form S-4 on June 30, 2004, four customers have expressed some concerns about the potentially more limited focus of the combined company on certain applications which do not focus on cancer diagnostics. In addition, since the filing of the initial Form S-4, two of ACLARA’s existing customers (who have conducted evaluation experiments related to clinical assays) have indicated that they may defer a decision to pursue a broader future collaboration arrangement with ACLARA until the transaction is completed or they have had more time to fully understand the ramifications of the proposed transaction. None of these customers have deferred, delayed or cancelled any existing agreements, nor have they indicated an intent to do so.

Speculation regarding the likelihood of the closing of the transaction could increase the volatility of ViroLogic’s and ACLARA’s share prices.

Some of ViroLogic’s and ACLARA’s officers and directors have interests in the transaction that may influence them to support or approve the transaction.

Some of the directors of ViroLogic and ACLARA who recommend that you vote in favor of the transaction, and the officers of ViroLogic and ACLARA who provided information to their board of directors relating to the transaction, have employment, indemnification and severance benefit arrangements and rights to acceleration of stock options that provide them with interests in the transaction that may differ from yours. The receipt of compensation or other benefits in the transaction may have influenced these directors in making their recommendation that you vote in favor of the transactions called for by the merger agreement, and these officers in making recommendations to their board of directors relating to the transaction.

Specifically, with respect to ACLARA, ACLARA’s executive officers, Thomas G. Klopack, ACLARA’s Chief Executive Officer and a director, Alfred G. Merriweather, ACLARA’s Vice President, Finance, Chief Financial Officer and Secretary, Sharat Singh, ACLARA’s Chief Technical Officer, Michael J. Dunn, ACLARA’s Chief Business Officer, and Steven Macevicz, ACLARA’s Vice President of Intellectual Property, and the members of the ACLARA board of directors, Mr. Klopack, John D. Mendlein, Thomas R. Baruch, Kevin C. Tang and Andre Marion, each have interests that may differ from those of yours. The aggregate amount of change in control payments (including annual salary and target bonus amounts) for Mr. Klopack and Mr. Macevicz as a result of the transaction is $545,450. Messrs. Merriweather, Singh and Dunn will be employed by ViroLogic after the completion of the transaction; in the event that they are terminated without cause, voluntarily terminate for good reason or terminate employment with ViroLogic due to death or disability within 12 months of the completion of the transaction, the aggregate amount of change in control payments (including annual salary and target bonus amounts) they would be entitled to as a group is $1,096,871.

An aggregate of 99,000 unvested options to purchase ACLARA common stock held by ACLARA’s non-employee directors, with a weighted average exercise price of approximately $3.29 per share of ACLARA common stock, in a range of exercise prices between $1.83 and $4.25, will vest immediately upon completion of the transaction. Assuming that the closing sales price of ViroLogic common stock on the date of completion of the merger is the same as the closing sales price of ViroLogic common stock on June 30, 2004 of $2.45 per ViroLogic share, the spread value of the unvested in-the-money non-employee director ACLARA options on the date of completion of the merger would be $90,975 plus the value of the corresponding contingent value rights. This spread value, including the value of the contingent value rights, will fluctuate based on the actual price of

ViroLogic common stock from time to time after the closing of the transaction. In addition to these options, ACLARA’s non-employee directors, Messrs. Marion and Tang, and Baruch and Mendlein (if reelected to ACLARA’s board) are each expected to receive grants of additional options to purchase 12,000 shares of ACLARA common stock on the date of ACLARA’s annual meeting of stockholders, or an aggregate of options to purchase 48,000 shares of ACLARA common stock to which they would be entitled as a group, with an exercise price equal to the fair market value of ACLARA common stock on the date of the annual meeting. Upon the completion of the transaction, these ACLARA options will convert into the right to receive ViroLogic options to purchase 81,600 shares of ViroLogic common stock and the corresponding contingent value rights, in the aggregate. These options will also be subject to accelerated vesting upon completion of the transaction. For a more detailed discussion, see the section entitled “Interests of Directors, Officers and Affiliates” on page 96.

Charges to operations resulting from the application of the purchase method of accounting may adversely affect the market value of ViroLogic common stock following the transaction.

If the benefits of the transaction are not achieved, ViroLogic’s financial results, including earnings (loss) per common share, could be adversely affected. In accordance with United States generally accepted accounting principles, the combined company will account for the transaction using the purchase method of accounting. ViroLogic will allocate the total estimated purchase price to ACLARA’s net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the transaction, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the transaction, which is expected to be approximately $0.1 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. The additional charges could adversely affect ViroLogic’s financial results, including earnings (loss) per common share, which could cause the market price of ViroLogic common stock to decline.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of ViroLogic and ACLARA if the merger agreement is terminated in certain circumstances.

As a result of the provisions of the merger agreement, it is possible that a third party who might be interested in pursuing a business combination proposal with ViroLogic or ACLARA would be discouraged from doing so. In addition, restrictions in the merger agreement on solicitation generally prohibit ViroLogic and ACLARA from soliciting any acquisition proposal or offer for a merger or business combination with any other party. Any such proposal might be advantageous to the stockholders of ViroLogic and ACLARA when compared to the terms and conditions of the transaction described in this joint proxy statement/prospectus. In particular, the merger agreement provides for a termination fee of $5.5 million and payment of the non-terminating party’s expenses of up to $1 million dollars if the merger agreement is terminated under certain conditions. The $5.5 million termination fee would be payable either within two days of termination, if the terminating party’s board of directors changes its recommendation with respect to the proposed mergers after announcing another acquisition proposal, or by the earlier of the date of the competing acquisition agreement or the date of the competing acquisition in certain other circumstances. The $1.0 million expense reimbursement is payable within two business days after the terminating party receives notice of payment and itemization of expenses from the non-terminating party. The termination fees and expenses are more fully described in the section entitled “Termination Fees and Expenses” on page 115. In addition to the potential payment of the termination fee and the non-terminating party’s expenses, a terminating party would also have to pay its own expenses incurred in the transaction. ViroLogic currently expects to incur approximately $4.6 million in costs, approximately $2.5 million of which are not contingent on the completion of the transaction. ACLARA currently expects to incur approximately $3.8 million in costs, approximately $1.8 million of which are not contingent on the completion of the transaction. Any uncertainty resulting from the solicitation process for stockholder approval and the requirement to submit the merger proposal to a stockholder meeting, together with potential termination fees and expenses, may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to ViroLogic and ACLARA stockholders than the transaction. In addition, in the event the transaction is terminated by ViroLogic or ACLARA in circumstances that obligate either party to pay a termination fee to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the transaction, ViroLogic’s and/or ACLARA’s stock prices may decline.

Because the combined company is anticipated to have larger revenues, operations and financial strength, third parties with potential litigation claims against either company who decided not to pursue those claims against the individual companies may consider asserting those claims against the combined company.

The combined company is anticipated to have significantly greater revenues and financial strength than either company individually. As a result, third parties who believe that they have claims against ViroLogic or ACLARA, but who chose not to make known or assert those claims because of the size of the individual companies, might now believe that asserting those claims against the larger combined company may be advantageous. Although we are not currently aware of any such claims against the combined company, ACLARA has been involved in significant litigation matters in the past, including the following matters.

In 2000, certain minority shareholders of 2C Optics (ACLARA’s former parent company), alleged violations of corporate and securities laws by ACLARA and one or more of its directors, in connection with a repurchase of ACLARA’s Series A preferred stock from 2C Optics in March 1999. ACLARA signed a settlement agreement with 2C Optics (renamed Rodenstock North America) on August 17, 2000, pursuant to which Rodenstock agreed to drop all its claims against ACLARA in exchange for two payments totaling $1.75 million.

On April 27, 2001, S&A Biotech Investments, LLC, or S&A, a stockholder of Rodenstock, filed a shareholder derivative suit against ACLARA, Thomas Baruch and other parties alleging breach of fiduciary duties by certain of those parties in connection with the August 2000 settlement, among other claims. This suit was ultimately dismissed without prejudice in its claim against ACLARA.

On January 4, 2001, ACLARA settled three pending lawsuits involving Caliper Technologies Corporation. These lawsuits included (i) a lawsuit filed by Caliper alleging misappropriation of trade secrets; (ii) a lawsuit filed by ACLARA against Caliper alleging patent infringement claims; and (iii) a lawsuit filed by Caliper against ACLARA alleging additional patent infringement claims. As a result of the settlement, the claims were dismissed. ACLARA and Caliper granted each other cross-licenses to the patents at issue. ACLARA issued to Caliper 900,000 shares of common stock in ACLARA with a guaranteed liquidation price of $36.11 per share, for an aggregate value of $32.5 million. In October 2002, ACLARA paid Caliper $32.5 million related to this settlement, including a repurchase of the 900,000 shares of common stock.

On June 15, 2001, ACLARA also filed suit against Dr. Bertram Rowland, its former general counsel, asserting various causes of action, including breach of fiduciary duty, professional malpractice, and concealment related to the subject matter of the Caliper litigation. Dr. Rowland filed a cross-complaint against ACLARA and Joseph Limber, ACLARA’s then-current President and Chief Executive Officer alleging a variety of claims, including fraud, negligent misrepresentation, breach of contract, and securities fraud under California state law. In January 2003, Dr. Rowland and ACLARA reached an agreement to settle all claims under these complaints. The settlement had no adverse effect on ACLARA’s results of operation or cash flows. In addition, in August 2001, the law firm which previously employed Dr. Rowland agreed to pay ACLARA $600,000 as a settlement resolving all disputes between the law firm and ACLARA arising out of the alleged dual representation of Dr. Rowland.

These lawsuits are discussed in more detail in ACLARA’s annual and quarterly reports on Forms 10-K and 10-Q filed with the SEC. As discussed in more detail under a separate litigation risk factor on page 45 of this joint proxy statement/prospectus, ACLARA has also entered a proposed settlement on June 26, 2003 with respect to a securities class action lawsuit filed against ACLARA and certain of its current and former officers and directors, which is currently pending final approval by the federal district court. Under the proposed settlement, the maximum amount that could be charged to ACLARA’s insurance policy would be approximately $3.9 million. Please see the discussion under the risk factor entitled, “ViroLogic may be subject to litigation, which would be time consuming and divert its resources and the attention of its management.” on page 45 for more details.

ViroLogic and ACLARA will incur substantial costs whether or not the transaction is completed.

ViroLogic and ACLARA will incur substantial costs related to the transaction whether or not the transaction is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. ViroLogic currently expects to incur approximately $4.6 million in costs, approximately $2.5 million of which are not contingent on the completion of the transaction. ACLARA currently expects to incur approximately $3.8 million in costs, approximately $1.8 million of which are not contingent on the completion of the transaction. In addition, if either party terminates the merger agreement, it may be obligated to pay a termination fee to the other party under certain circumstances. See the section entitled “Termination Fees and Expenses” on page 115.

The market price of ViroLogic common stock may decline as a result of the transaction.

The market price of ViroLogic common stock may decline as a result of the transaction for a number of reasons, including if:

•	the integration of ViroLogic and ACLARA is not completed in a timely and efficient manner;

•	the combined company does not achieve the expected benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the transaction on the combined company’s financial results may be dilutive for a number of years;

•	the effect of the transaction on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant stockholders of ViroLogic and ACLARA decide to dispose of their shares of ViroLogic common stock following completion of the transaction.

Risks Related to the Business and Operations of the Combined Company Following the Transaction.

Neither ViroLogic nor ACLARA has achieved profitability and both have recent and anticipated continuing losses, which may cause ViroLogic’s stock price to fall.

Both ViroLogic and ACLARA have experienced significant losses each year since their inception, and ViroLogic is expected to incur additional losses following the transaction. ViroLogic experienced losses applicable to common stockholders of approximately $2.8 million in the six-month period ended June 30, 2004, $9.3 million for the year ended December 31, 2003, $33.3 million for the year ended December 31, 2002 and $28.8 million for the year ended December 31, 2001. As of June 30, 2004, ViroLogic had an accumulated deficit of approximately $108.9 million. ACLARA experienced net losses of approximately $8.6 million in the six-month period ended June 30, 2004, $20.0 million for the year ended December 31, 2003, $37.2 million for the year ended December 31, 2002 and $29.0 million for the year ended December 31, 2001. As of June 30, 2004, ACLARA had an accumulated deficit of $171.6 million. Following the transaction, ViroLogic is expected to continue to incur losses, primarily as a result of spending related to:

•	expanding patient and pharmaceutical company sample processing capabilities;

•	research and product development costs, including the continued development and validation of the eTag technology and products based on that technology;

•	clinical studies to validate the effectiveness of eTag assays as tests for responsiveness of cancer patients to particular cancer therapies;

•	sales and marketing activities related to existing and planned products, including the development of a sales organization focused on the oncology market;

•	additional clinical laboratory and research space and other necessary facilities;

•	costs of assimilating the ACLARA organization and technology; and

•	general and administrative costs.

If ViroLogic’s losses continue following the transaction, ViroLogic’s stock price may fall and stockholders of the combined company may lose part or all of their investment.

ViroLogic’s stockholders will experience substantial additional dilution if ViroLogic’s shares of preferred stock or their related warrants are converted into or exercised for shares of common stock. As of June 30, 2004, ViroLogic’s outstanding shares of preferred stock and related warrants were convertible into or exercisable for up to an aggregate of 14,811,578 shares of ViroLogic common stock, or approximately 13% of the number of shares of common stock expected to be outstanding after the transaction.

As of June 30, 2004, ViroLogic had 53,636,768 shares of common stock outstanding. However, as of June 30, 2004, ViroLogic also had outstanding the following shares of preferred stock and related warrants:

•	274 shares of Series A Redeemable Convertible Preferred Stock, or Series A Preferred Stock, convertible into 2,468,468 shares of common stock (not including the conversion of accrued but unpaid premiums); and

•	warrants issued to the purchasers of ViroLogic preferred stock in connection with ViroLogic preferred stock financings to purchase 12,343,110 shares of common stock.

ViroLogic will not receive payment or other consideration for the issuance of shares of common stock upon conversion of the Series A Preferred Stock. Most of the warrants listed above have net exercise provisions, which, if elected as the method of exercise by the holder of the warrant, cause ViroLogic to not receive cash consideration for the issuance of shares of common stock upon exercise. Together, the common shares reserved for issuance upon conversion of the Series A Preferred Stock and upon exercise of the warrants referenced above represented approximately 14,811,578 shares of ViroLogic common stock, or 13% of the shares of ViroLogic common stock expected to be outstanding after the transaction. All of these shares are issuable for an approximate weighted-average effective price of $1.15 per share. ViroLogic estimates the effective price of each share of ViroLogic common stock issued to ACLARA stockholders as a result of the transaction will be approximately equal to the trading price of one share of ViroLogic common stock on the date that the transaction is consummated. The last reported price of one share of ViroLogic common stock as reported on the Nasdaq National Market on September 24, 2004 was $1.86. This price may be different on the day the transaction is consummated.

Also, the number of shares of common stock that ViroLogic may be required to issue upon conversion of the Series A Preferred Stock and exercise of certain of these warrants can increase substantially upon the occurrence of several events, including if:

•	ViroLogic issues shares of stock (with certain exceptions) for an effective price less than the conversion price of the Series A Preferred Stock or the warrants (each $1.11 as of June 30, 2004);

•	ViroLogic fails to have sufficient shares of common stock reserved to satisfy conversions, exercises and other issuances;

•	ViroLogic fails to honor requests for conversion, or notify any holder of Series A Preferred Stock of its intention not to honor requests for conversion;

•	ViroLogic fails to issue shares upon exercise of the warrants; or

•	ViroLogic fails to redeem any shares of Series A Preferred Stock when required.

ViroLogic is also obligated to issue additional shares of common stock every six months to the holders of the Series A Preferred Stock as “premium payments.” As of June 30, 2004, these issuances totaled approximately 245 shares of common stock for every share of Series A Preferred Stock outstanding at the time the issuance is made. This number of shares will increase every six months, by approximately 40 shares of common stock for each share of Series A Preferred Stock, up to a maximum of about 285 shares of common stock for every share of Series A Preferred Stock. All of the previous share totals are based upon an assumed stock price of $2.45, which reflects the closing price of ViroLogic’s common stock on the Nasdaq National Market on June 30, 2004, but the actual number of shares issued will be based upon ViroLogic’s stock price from time to time as of the payment dates. If the 274 shares of the Series A Preferred Stock outstanding as of June 30, 2004 were to remain outstanding for five years, ViroLogic will be required to issue as premium payments an additional 771,673 shares of common stock (again based on an assumed stock price of $2.45) to holders of the Series A Preferred Stock. ViroLogic will not receive payment or other consideration for these issuances.

All of the foregoing issuances of ViroLogic common stock would be substantially dilutive to the holders of outstanding shares of ViroLogic common stock, including former stockholders of ACLARA, especially where, as described above, the shares of common stock are issued without additional consideration. ViroLogic cannot predict whether or how many additional shares of its common stock will become issuable due to these provisions.

Any dilution or potential dilution may cause ViroLogic’s stockholders to sell their shares, which would contribute to a downward movement in the stock price of ViroLogic’s common stock. Any downward pressure on the trading price of ViroLogic common stock could encourage investors to engage in short sales, which could further contribute to a downward trend in the price of ViroLogic common stock.

ViroLogic may be obligated to redeem the Series A Preferred Stock.

Holders of Series A Preferred Stock have the right, under certain circumstances, to require ViroLogic to redeem for cash all of the preferred stock that they own. The redemption price for the Series A Preferred Stock is the greater of (i) 115% of the original purchase price plus 115% of any accrued premium payment thereon and (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible. As of June 30, 2004, there were 274 shares of Series A Preferred Stock outstanding, with an aggregate redemption price equal to approximately $3.3 million.

Shares of Series A Preferred Stock are redeemable by the holders of the respective series in any of the following situations:

•	if ViroLogic fails to remove a restrictive legend on any certificate representing any common stock that was issued to any holder of such series upon conversion of their preferred stock or exercise of their warrants and that may be sold pursuant to an effective registration statement or an exemption from the registration requirements of the federal securities laws;

•	if ViroLogic fails to have sufficient shares of common stock reserved to satisfy conversions of the series;

•	if ViroLogic fails to honor requests for conversion, or if it notifies any holder of such series of its intention not to honor future requests for conversion;

•	if ViroLogic institutes voluntary bankruptcy or similar proceedings;

•	if ViroLogic makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

•	if ViroLogic sells all or substantially all of its assets;

•	if ViroLogic merges, consolidates or engages in any other business combination (with some exceptions), provided that such transaction is required to be reported pursuant to Item 1 of Form 8-K;

•	if ViroLogic commits a material breach under, or otherwise materially violate the terms of, the transaction documents entered into in connection with the issuance of such series;

•	if the registration statements covering shares of common stock underlying the Series A Preferred Stock and related warrants cannot be used by the respective selling security holders for the resale of all the underlying shares of common stock for an aggregate of more than 30 days;

•	if ViroLogic common stock is not tradable on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap market for an aggregate of twenty trading days in any nine month period;

•	if 35% or more of ViroLogic’s voting power is held by any one person, entity or group;

•	if ViroLogic fails to pay any indebtedness in excess of $350,000 when due, or if there is any event of default under any agreement that is likely to have a material adverse effect on it; or

•	upon the institution of involuntary bankruptcy proceedings.

Upon the occurrence of any of the events described above, individual holders of the Series A Preferred Stock would have the option, while such event continues, to require ViroLogic to purchase some or all of the then outstanding shares of Series A Preferred Stock held by such holder. If ViroLogic receives any notice of redemption, it will be required to immediately (no later than one business day following such receipt) deliver a written notice to all holders of the same series of preferred stock stating the date when it received the redemption notice and the amount of preferred stock covered by the notice. Redemption of the Series A Preferred Stock in any event described above would require ViroLogic to expend a significant amount of cash and could negatively impact its ability to operate its business or raise additional capital.

ViroLogic’s products may not achieve market acceptance, which could limit its future revenue.

ViroLogic’s ability to establish its testing products as the standard of care to guide and improve the treatment of viral diseases and cancer will depend on acceptance and use of these testing products by physicians and clinicians and pharmaceutical companies. Testing products for viral diseases are still relatively new, and testing products for the treatment of cancer have not yet been developed. ViroLogic cannot predict the extent to which physicians and clinicians will accept and use these testing products. They may prefer competing technologies and products. The commercial success of these testing products will require demonstrations of their advantages and potential economic value in relation to the current standard of care, as well as to competing products. Market acceptance of ViroLogic’s products will depend on:

•	ViroLogic’s marketing efforts and continued ability to demonstrate the utility of PhenoSense in guiding anti-viral drug therapy, for example, through the results of retrospective and prospective clinical studies;

•	ViroLogic’s ability to demonstrate the advantages and potential economic value of its PhenoSense testing products over current treatment methods and other resistance tests;

•	ViroLogic’s ability to demonstrate to potential customers the benefits and cost effectiveness of its eTag System, relative to competing technologies and products;

•	the extent to which opinion leaders in the scientific and medical communities publish supportive scientific papers in reputable academic journals;

•	the extent and success of ViroLogic’s efforts to market, sell and distribute its testing products;

•	the timing and willingness of potential collaborators to commercialize ViroLogic’s PhenoSense products and eTag System and other future testing product candidates;

•	general and industry-specific economic conditions, which may affect ViroLogic’s pharmaceutical customers’ research and development and clinical trial expenditures and the use of ViroLogic’s PhenoSense products and eTag System. For example, in July 2004, ViroLogic announced that a major pharmaceutical customer had postponed the start of a significant, late-stage clinical trial, which impacted ViroLogic’s expectations regarding the fiscal period in which the associated testing revenue would be recognized, and that ViroLogic had experienced slower than expected growth in patient testing in the first half of 2004;

•	changes in the cost, quality and availability of equipment, reagents and components required to manufacture or use ViroLogic’s PhenoSense products and eTag System and other future testing product candidates; and

•	the development by the pharmaceutical industry of targeted medicines for specific patient populations, the success of these targeted medicines in clinical trials and the adoption of ViroLogic’s technological approach in these development activities.

If the market does not accept ViroLogic’s testing products, or ViroLogic’s PhenoSense products and products based on the eTag System in particular, ViroLogic’s ability to generate revenue will be limited.

ViroLogic’s revenues will be diminished if changes are made to the way that its products are reimbursed, or if government or third-party payors limit the amounts that they will reimburse for its current products, or do not authorize reimbursement for its planned products.

Government and third-party payors, including Medicare and Medicaid require that ViroLogic identify the services it performs using industry standard codes known as the Current Procedural Terminology, or CPT, codes, which are developed by the American Medical Association, or AMA. Most payors maintain a list of standard reimbursement rates for each such code, and ViroLogic’s ability to be reimbursed for its services is therefore effectively limited by its ability to describe the services accurately using the CPT codes. From time to time, the AMA changes its instructions about how ViroLogic services should be coded using the CPT codes. If these changes leave ViroLogic unable to accurately describe its services or are not coordinated with payors such that corresponding changes are made to the payors’ reimbursement schedules, ViroLogic may have to renegotiate its pricing and reimbursement rates, the changes may interrupt ViroLogic’s ability to be reimbursed, and/or the overall reimbursement rates for its services may decrease dramatically. In addition, ViroLogic may spend significant time and resources to minimize the impact of these changes on reimbursement.

Government and third-party payors are attempting to contain or reduce the costs of healthcare and are challenging the prices charged for medical products and services. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of healthcare products. This could in the future limit the price that ViroLogic can charge for its products. This could also hurt ViroLogic’s ability to generate revenues. Significant uncertainty exists as to the reimbursement status of new medical products like the products ViroLogic is currently developing and that it expects to develop following the transaction, particularly if these products fail to show demonstrable value in clinical studies. If government and other third-party payors do not continue to provide adequate coverage and reimbursement for ViroLogic’s testing products or do not authorize reimbursement for its planned products, ViroLogic’s revenues will be reduced.

Billing complexities associated with health care payors may result in increased bad debt expense, which could impair ViroLogic’s cash flow and limit its ability to reach profitability.

Billing for laboratory services is complex. Laboratories must bill various payors, such as Medicare, Medicaid, insurance companies, doctors, employer groups and patients, all of whom have different requirements. Billing difficulties often result in a delay in collecting, or ultimately an inability to collect, the related receivable. This impairs cash flow and ultimately reduces profitability if ViroLogic is required to record bad debt expense for these receivables. ViroLogic recorded bad debt expense of $0.1 million for the six months ended June 30, 2004, and $0.1 million, $0.6 million and $0.6 million for the years ended 2003, 2002, and 2001, respectively. ACLARA has not recorded bad debt expense. Most of the bad debt expense is the result of noncredit related issues, primarily missing or incorrect billing information on requisitions. ViroLogic will perform the requested tests and reports test results regardless of incorrect or missing billing information. ViroLogic will subsequently attempt to obtain any missing information and rectify incorrect billing information received from the healthcare provider. Missing or incorrect information on requisitions slows the billing process, creates backlogs of unbilled requisitions and generally increases the aging of accounts receivable. Among many other factors complicating billing are:

•	pricing differences between ViroLogic’s fee schedules and those of the payors;

•	changes in or questions about how products are to be identified in the requisitions;

•	disputes between payors as to which party is responsible for payment;

•	disparity in coverage among various payors; and

•	difficulties of adherence to specific compliance requirements and procedures mandated by various payors.

Ultimately, if all issues are not resolved in a timely manner, the related receivables are charged to the allowance for doubtful accounts.

ViroLogic may encounter problems or delays in processing tests, or in expanding its automated testing systems, which could impair ViroLogic’s ability to grow its business, generate revenue and achieve and sustain profitability.

In order to meet future projected demand for its products and fully utilize its current clinical laboratory facilities, ViroLogic may have to expand the volume of patient samples that it is able to process. ViroLogic will also need to continue to develop its quality-control procedures and to establish more consistency with respect to test turnaround so that results are delivered in a timely manner. Thus, ViroLogic will need to continue to develop and implement additional automated systems to perform its tests. ViroLogic has installed several information systems over the past few years, including enterprise resource and laboratory information systems, to support the automated tests, analyze the data generated by ViroLogic’s tests and report the results. If these systems do not work effectively as ViroLogic scales up its processing of patient samples, it may experience processing or quality-control problems and it may experience delays or failures in its operations. These problems, delays or failures could adversely impact the promptness and accuracy of ViroLogic’s transaction processing, which could impair its ability to grow its business, generate revenue and achieve and sustain profitability. ViroLogic has experienced periods during which processing of its test results was delayed. In the fourth quarter of 2003, ViroLogic completed an automation project, the implementation of which resulted in a temporary backlog of approximately $0.5 million at December 31, 2003. These backlogged samples were completed and corresponding revenue recorded in the first quarter of 2004. While to date ViroLogic has not experienced any adverse impact on its business as a result of these delays, and is taking steps to minimize the likelihood of any recurrence of the delays, future delays and backlog may nevertheless occur, resulting in the loss of customers and/or revenue for ViroLogic.

ViroLogic faces intense competition, and if its competitors’ existing products or new products are more effective than ViroLogic’s products, the commercial opportunity for ViroLogic’s products will be reduced or eliminated.

The commercial opportunity for ViroLogic’s products will be reduced or eliminated if its competitors develop and market new testing products that are superior to, or are less expensive than, ViroLogic’s testing products that it develops using its proprietary technology. The biotechnology industry evolves at a rapid pace and is highly competitive. ViroLogic’s major competitors for its HIV testing products include manufacturers and distributors of phenotypic drug resistance technology, such as Tibotec-Virco (division of Johnson & Johnson) and Specialty Laboratories. ViroLogic also competes with makers of genotypic tests such as Applied Biosystems Group, Visible Genetics Inc. (division of Bayer Diagnostics) and laboratories performing genotypic testing as well as other genotypic testing referred to as virtual phenotyping.

Following the transaction, ViroLogic will also compete with companies that are developing alternative technological approaches for patient testing in the cancer field. There are likely to be many competitive companies and many technological approaches in the emerging field of testing for likely responsiveness to the new class of targeted cancer therapies, including companies such as DakoCytomation A/S and Abbott Laboratories that currently commercialize testing products for guiding therapy of cancer patients. Established diagnostic product companies such as Abbott Laboratories, Roche Diagnostics and Bayer Diagnostics and established clinical laboratories such as Quest Diagnostics and LabCorp may also develop or commercialize services or products that are competitive with those to be developed and commercialized by ViroLogic following the transaction. In addition, there are a number of alternative technological approaches being developed by competitors and evaluated by pharmaceutical and biotechnology companies and being studied by the oncology community. In particular, while ViroLogic’s anticipated oncology testing products will be based on the identification of protein-based differences among patients, there is significant interest in the oncology community in gene-based approaches that may be available from other companies, which may prove to be a superior technology to ViroLogic’s.

Each of these competitors is attempting to establish its test as the standard of care. Competitors of ViroLogic may successfully develop and market other testing products that are either superior to those that ViroLogic may develop or that are marketed prior to marketing of ViroLogic’s testing products. One or more of the competitors of ViroLogic may render its technology obsolete or uneconomical by advances in existing technological approaches or the development of different approaches. Some of these competitors have substantially greater financial resources and research and development staffs than ViroLogic will. In addition, some of these competitors have significantly greater experience in developing products, and in obtaining the necessary regulatory approvals of products and processing and marketing products.

ViroLogic derives a significant portion of its revenues from a small number of customers and ViroLogic’s revenues may decline significantly if any major customer cancels or delays a purchase of its products.

ViroLogic’s revenues to date and for the foreseeable future consist largely of sales of PhenoSense products. In 2003, ViroLogic had no customers that represented more than 10% of its total revenue. However, in 2002, one customer, Quest Diagnostics Incorporated, represented 10% of ViroLogic’s total revenue. In the quarter ended June 30, 2004, Quest Diagnostics represented approximately 10% of ViroLogic’s revenue and it is likely that ViroLogic will have significant customer concentration in the future. The loss of any major customer, a slowdown in the pace of increasing physician and physician group sales as a percentage of sales, or the delay of significant orders from any significant customer, even if only temporary, could have a significant negative impact on ViroLogic’s revenues and its ability to fund operations from revenues, generate cash from operations or achieve profitability.

Various testing materials that ViroLogic and ACLARA use are purchased from single qualified suppliers, which could result in the inability of ViroLogic to secure sufficient materials to conduct its business.

ViroLogic purchases some of the testing materials used in its laboratory operations from single qualified suppliers. Although these materials could be purchased from other suppliers, ViroLogic would need to qualify the suppliers prior to using their materials in its commercial operations. Although ViroLogic believes it has ample inventory to allow validation of another source, in the event of a material interruption of these supplies, the quantity of ViroLogic’s inventory may not be adequate.

Any extended interruption, delay or decreased availability of the supply of these testing materials could prevent ViroLogic from running its business as contemplated and result in failure to meet its customers’ demands. If significant customer relationships were harmed by ViroLogic’s failure to meet customer demands, its revenues may decrease. ViroLogic might also face significant additional expenses if it was forced to find alternate sources of supplies, or change materials it uses. Such expenses could make it more difficult for ViroLogic to attain profitability, offer its products at competitive prices and continue its business as currently contemplated or at all.

ViroLogic is dependent on licenses for technology it uses in its resistance testing, and ViroLogic’s business would suffer if these licenses were terminated.

ViroLogic licenses technology that it uses in its PhenoSense and GeneSeq tests from Roche. ViroLogic holds a non-exclusive license for the life of the patent term of the last licensed Roche patent. Currently, the last Roche patent expires in 2005. However, if additional patents are identified that would be necessary or useful for ViroLogic’s operations, such patents could be added to the license at ViroLogic’s option, which may extend the term of the license. ViroLogic believes that many of its competitors, including Tibotec-Virco (division of Johnson & Johnson) and other resistance testing companies, also license this technology on non-exclusive terms. Roche has the right to terminate this license if ViroLogic fails to pay royalties, make a semi-annual royalty report or participate in proficiency testing. ViroLogic believes it is in compliance with these requirements. The license allows ViroLogic to use technology covered by the licensed Roche patents within a broad field that includes all of ViroLogic’s currently planned products. If ViroLogic were to expand its product line beyond the licensed field, however, it would need to negotiate an expansion of the license. In addition, ViroLogic and ACLARA also license technology from other third parties. If these licenses were to be terminated, ViroLogic would likely have to change a portion of its testing methodology, which would halt its testing, at least temporarily, and cause ViroLogic to incur substantial additional expenses.

The intellectual property protection for ViroLogic’s technology and trade secrets may not be adequate, allowing third parties to use its technology or similar technologies, and thus reducing ViroLogic’s ability to compete in the market.

The strength of ViroLogic’s intellectual property protection, including for the intellectual property previously held by ACLARA, is uncertain. In particular, ViroLogic will not be sure that:

•	it was the first to invent the technologies covered by its patent or pending patent applications;

•	it was the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of its technologies;

•	any of its pending patent applications will result in issued patents; or

•	any patents issued to it will provide a basis for commercially viable products or will provide it with any competitive advantages or will not be challenged by third parties.

ViroLogic currently has 19 issued patents and 107 pending applications for additional patents, including international counterparts to its U.S. patents. ACLARA has 75 pending and issued U.S. patents related to the eTag technology and 71 pending and issued U.S. patents related to microfluidic and nanofluidic technologies, as well as a large number of international patent applications and patents. ViroLogic has licensed seven patents under the Roche license discussed above. These patents cover a broad range of technology applicable across ViroLogic’s entire current and planned product line.

Other companies may have patents or patent applications relating to products or processes similar to, competitive with or otherwise related to ViroLogic’s current and planned products. Patent law relating to the scope of claims in the technology fields in which ViroLogic and ACLARA operate, including biotechnology and information technology, is still evolving and, consequently, patent positions in their industry are generally uncertain. ViroLogic will not be able to assure you that it will prevail in any lawsuits regarding the enforcement of patent rights or that, if successful, ViroLogic will be awarded commercially valuable remedies. In addition, it is possible that ViroLogic will not have the required resources to pursue offensive litigation or to otherwise protect its patent rights.

In addition to patent protection, ViroLogic will also rely on protection of trade secrets, know-how and confidential and proprietary information. ViroLogic and ACLARA generally enter into confidentiality agreements with their employees, consultants and their collaborative partners upon commencement of a relationship with them. However, ViroLogic cannot assure you that these agreements will provide meaningful protection against the unauthorized use or disclosure of ViroLogic’s trade secrets or other confidential information or that adequate remedies would exist if unauthorized use or disclosure were to occur. The exposure of ViroLogic’s trade secrets and other proprietary information would impair its competitive advantages and could have a material adverse effect on its operating results, financial condition and future growth prospects. Further, ViroLogic cannot assure you that others have not or will not independently develop substantially equivalent know-how and technology.

In addition, there is a risk that some of ViroLogic’s confidential information could be compromised during the discovery process of any litigation. During the course of any lawsuit, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of the ViroLogic common stock.

ViroLogic’s products could infringe on the intellectual property rights of others, which may cause it to engage in costly litigation and, if it is not successful defending any such litigation or it cannot obtain necessary licenses, could cause ViroLogic to pay substantial damages and prohibit it from selling its products.

The commercial success of ViroLogic depends upon its ability to develop, manufacture, market and sell its products and use its proprietary technologies without infringing the proprietary rights of others. Companies in ViroLogic’s industry typically receive a higher than average number of claims and threatened claims of infringement of intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which ViroLogic is selling and/or developing or expects to sell and/or develop products. ViroLogic may be exposed to future litigation by third parties based on claims that its products, technologies or activities infringe the intellectual property rights of others. Because patent applications can take many years to issue, there may be currently pending applications, unknown to ViroLogic, which may later result in issued patents that ViroLogic’s products or technologies may infringe. There also may be existing patents, of which ViroLogic is not aware, that the products or technologies of ViroLogic may inadvertently infringe. Further, there may be issued patents and pending patent applications in fields relevant to ViroLogic’s business, of which ViroLogic may become aware from time to time, that it believes it does not infringe or that it believes are invalid or relate to immaterial portions of its overall business. ViroLogic will not be able to assure you that third parties holding any of these patents or patent applications will not assert infringement claims against ViroLogic for damages or seeking to enjoin its activities. ViroLogic will also not be able to assure you that, in the event of litigation, it will be able to successfully assert any belief it may have as to non-infringement, invalidity or immateriality, or that any infringement claims will be resolved in its favor. Third parties have from time to time threatened to assert infringement or other intellectual property claims against ViroLogic and ACLARA based on their patents or other intellectual property rights or informed ViroLogic or ACLARA that they believe ViroLogic or ACLARA required one or more licenses in order to perform certain of their tests. For instance, ViroLogic has recently been informed by Bayer Diagnostics, or Bayer, that it believes ViroLogic requires one or more licenses to patents controlled by Bayer in order to conduct certain of its current and planned operations and activities. ViroLogic, in turn, believes that Bayer may require one or more licenses to patents controlled by ViroLogic. Although ViroLogic believes it does not need a license from Bayer, the two parties are in discussions concerning the possibility of entering into a cross-licensing arrangement, and ViroLogic believes that if necessary, licenses from Bayer would be available to ViroLogic on commercial terms. However, in the future, ViroLogic may have to pay substantial damages, possibly including treble damages, for infringement if it is ultimately determined that its products infringe a third party’s patents. Further, ViroLogic may be prohibited from selling its products before it obtains a license, which, if available at all, may require it to pay substantial royalties. Even if infringement claims against ViroLogic are without merit, defending a lawsuit will take significant time, and may be expensive and divert management attention from other business concerns.

If ViroLogic does not successfully introduce new products using its technology, it may not sustain long-term revenue growth.

ViroLogic may not be able to develop and market new resistance testing products for HIV and other serious diseases, including hepatitis and cancer, or additional assay products. Demand for these products will depend in part on the development by others of additional anti-viral and cancer treatment drugs. Physicians will likely use ViroLogic’s tests to determine which drug is best for a particular patient only if there are multiple drug treatment options. Several anti-viral and cancer treatment drugs currently are in development but ViroLogic will not be able to assure you that they will be approved for marketing, or if these drugs are approved that there will be a need for ViroLogic’s current or planned testing products. If ViroLogic is unable to develop and market test products for other viral diseases or for cancer, or if an insufficient number of anti-viral and cancer treatment drugs are approved for marketing, ViroLogic may not sustain long-term revenue growth.

ViroLogic’s business operations and the operation of its clinical laboratory facility will be subject to stringent regulations and if it is unable to comply with them, ViroLogic may be prohibited from accepting patient samples or may incur additional expense to attain and maintain compliance, which would have an adverse impact on ViroLogic’s revenue and profitability.

The operation of ViroLogic’s clinical laboratory facilities is subject to a stringent level of regulation under the Clinical Laboratory Improvement Amendments of 1988. Laboratories must meet various requirements, including requirements relating to quality assurance, quality control and personnel standards. ViroLogic’s laboratories are also subject to regulation by the State of California and various other states. ViroLogic has received accreditation by the College of American Pathologists and therefore is subject to their requirements and evaluation. The failure of ViroLogic to comply with applicable requirements could result in various penalties, including loss of certification or accreditation, and it may be prevented from conducting its business as proposed or as it may wish to in the future.

The FDA may impose medical device regulatory requirements on ViroLogic’s tests, including possibly premarket approval requirements, which could be expensive and time-consuming and could prevent ViroLogic from marketing these tests.

In the past, the FDA has not required that genotypic or phenotypic testing conducted at a clinical laboratory be subject to premarketing clearance or approval, although the FDA has stated that it believes its jurisdiction extends to tests generated in a clinical laboratory. ViroLogic received a letter from the FDA in September 2001 that asserted such jurisdiction over in-house tests like ViroLogic’s, but which also stated the FDA was not currently requiring premarket approval for HIV monitoring tests such as ViroLogic’s provided that the promotional claims for such tests are limited to its analytical capabilities and do not mention the benefit of making treatment decisions on the basis of test results. The FDA letter to ViroLogic also asserted that its GeneSeq™ test had been misbranded due to the use of purchased analyte specific reagents (ASRs), if test reports do not include a statement disclosing that the test has not been cleared or approved by the FDA. Since 2002, ViroLogic has utilized in-house prepared ASRs in its products. The FDA has indicated in discussions that the focus of the letter was ViroLogic’s genotypic tests and not its phenotypic tests, but there is no certainty its focus will remain narrow.

ViroLogic has had several discussions with the FDA related to its positions set forth in the letter. ViroLogic does not at this point believe the FDA will require it to take steps that materially affect its business or financial performance, but it cannot guarantee this will remain the case.

ViroLogic cannot be sure that the FDA will accept the steps it takes, or that the FDA will not require it to alter its promotional claims or undertake the expensive and time-consuming process of seeking premarket approval with clinical data demonstrating the sensitivity and specificity of its tests. If premarket approval is required, ViroLogic cannot be sure that it will be able to obtain it in a timely fashion or at all; and in such event the FDA would have authority to require it to cease marketing tests until such approval is granted.

In general, ViroLogic cannot predict the extent of future FDA regulation of its business. ViroLogic might be subject in the future to greater regulation, or different regulations, that could have a material effect on its finances and operations. If ViroLogic fails to comply with existing or additional FDA regulations, it could cause ViroLogic to incur civil or criminal fines and penalties, increase its expenses, prevent it from increasing revenues, or hinder its ability to conduct its business.

If ViroLogic does not comply with laws and regulations governing the confidentiality of medical information, it may lose the state licensure it needs to operate its business, and may be subject to civil, criminal or other penalties. Compliance with such laws and regulations could be expensive.

The Department of Human Health and Services, or HHS, has issued final regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, designed to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions, while protecting the privacy and security of the information exchanged. Three principal regulations have been issued:

•	privacy regulations;

•	security regulations; and

•	standards for electronic transactions, or transaction standards.

ViroLogic has implemented the HIPAA privacy regulations. In addition, it implemented measures it believes will reasonably and appropriately meet the specifications of the security regulations and the transaction standards.

These standards are complex, and subject to differences in interpretation. ViroLogic will not be able to guarantee that its compliance measures will meet the specifications for any of these regulations. In addition, certain types of information, including demographic information not usually provided to ViroLogic by physicians, could be required by certain payors. As a result of inconsistent application of requirements by payors, or ViroLogic’s inability to obtain billing information, it could face increased costs and complexity, a temporary disruption in receipts and ongoing reductions in reimbursements and net revenues. ViroLogic cannot estimate the potential impact of payors implementing (or failing to implement) the HIPAA transaction standards on its cash flows and results of operations.

In addition to the HIPAA provisions described above, there are a number of state laws regarding the confidentiality of medical information, some of which apply to clinical laboratories. These laws vary widely, and new laws in this area are pending, but they most commonly restrict the use and disclosure of medical information without patient consent. Penalties for violation of these laws include sanctions against a laboratory’s state licensure, as well as civil and/or criminal penalties. Compliance with such rules could require ViroLogic to spend substantial sums, which could negatively impact its profitability.

ViroLogic may be unable to build brand loyalty because its trademarks and trade names may not be protected.

ViroLogic’s registered or unregistered trademarks or trade names such as the name PhenoSense™, PhenoSense GT™, PhenoScreen™, GeneSeq, and eTag may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. ViroLogic may not be able to protect its rights to these trademarks and trade names, which it needs to build brand loyalty. Brand recognition is critical to ViroLogic’s short-term and long-term marketing strategies especially as it commercializes future enhancements to its products.

Clinicians or patients using ViroLogic’s products or services may sue it and its insurance may not sufficiently cover all claims brought against it, which will increase ViroLogic’s expenses.

Clinicians, patients and others may at times seek damages from ViroLogic if drugs are incorrectly prescribed for a patient based on testing errors or similar claims. Although ViroLogic has obtained product liability insurance coverage of up to $6 million, and expects to continue to maintain product liability insurance coverage, ViroLogic will not be able to guarantee that insurance will continue to be available to it on acceptable terms or that its coverage will be sufficient to protect it against all claims that may be brought against it. ViroLogic may not be able to maintain its current coverage, or obtain new insurance coverage for its planned future testing services and products, such as its planned testing service and kits for use in connection with the treatment of cancer patients, on acceptable terms with adequate coverage, or at reasonable costs. ViroLogic may incur significant legal defense expenses in connection with a liability claim, even one without merit or for which it has coverage.

ViroLogic may have difficulty managing its growth and attracting and retaining skilled personnel, which could hinder its commercial efforts and impair its ability to compete.

If management of ViroLogic is unable to manage its growth effectively, it is possible that ViroLogic’s systems and its facilities may become inadequate. The success of ViroLogic also depends on its continued ability to attract and retain highly qualified management and scientific personnel. If it cannot successfully attract and retain qualified personnel, its research and development efforts could be hindered and its ability to run its business effectively and compete with others in its industry will be harmed. With the exception of William Young, ViroLogic’s CEO, it will not have employment agreements with any of its employees, and it will not maintain “key man” insurance for any employee. If any of ViroLogic’s key employees were to leave, it may incur significant costs searching for a replacement. In addition, ViroLogic has entered into severance agreements with its officers that would, in some instances, require ViroLogic to pay severance to such officers upon the termination of their employment.

Decreased effectiveness of equity compensation could adversely affect ViroLogic’s ability to attract and retain employees, and proposed changes in accounting for equity compensation could adversely affect earnings.

ViroLogic and ACLARA have historically used stock options and other forms of equity-related incentives as a key component of their employee compensation packages. They believe that stock options and other long-term equity incentives directly motivate their employees to maximize long-term stockholder value and, through the use of long-term vesting, encourage employees to remain with them. The Financial Accounting Standards Board and other agencies have proposed, and are currently considering, changes to U.S. generally accepted accounting principles that would require ViroLogic to record a charge to earnings for employee stock option grants and other equity incentives. Moreover, applicable stock exchange listing standards related to obtaining stockholder approval of equity compensation plans could make it more difficult or expensive for ViroLogic to grant options to employees in the future, which may result in changes in ViroLogic’s equity compensation strategy. These and other developments in the provision of equity compensation to employees could make it more difficult to attract, retain and motivate employees, and such a change in accounting rules may adversely impact the future financial condition and operating results of ViroLogic.

ViroLogic may be subject to litigation, which would be time consuming and divert its resources and the attention of its management.

In November 2002, ViroLogic implemented a business restructuring plan. With the exception of one, all of the employees terminated in connection with the business restructuring signed a release of claims. ViroLogic has received correspondence from the former employee that did not sign a release threatening to bring claims against ViroLogic that stem from that termination. ACLARA has notified approximately 25 of its 60 employees that their positions will be eliminated at the close of the transaction. Most of these employees have not signed a release and it is not possible to predict whether any of these employees will assert a claim against ViroLogic or ACLARA. Neither ViroLogic nor ACLARA has employee practices liability insurance to cover any potential claims by employees terminated in the reduction of force or other employment-related claims. Even if ViroLogic is eventually successful in its defense of such claims, the time and money spent may prevent it from operating its business effectively or profitably or may distract its management.

ACLARA and certain of its current or former officers and directors, referred to together as the ACLARA defendants, are named as defendants in a securities class action lawsuit filed in the United States District Court for the Southern District of New York. This action, which was filed on November 13, 2001 and is now captioned ACLARA BioSciences, Inc. Initial Public Offering Securities Litigation, also names several of the underwriters involved in ACLARA’s initial public offering, or IPO, as defendants. This class action is brought on behalf of a purported class of purchasers of ACLARA common stock from the time of ACLARA’s March 20, 2000 IPO through December 6, 2000. The central allegation in this action is that the underwriters in the ACLARA IPO solicited and received undisclosed commissions from, and entered into undisclosed arrangements with, certain investors who purchased ACLARA stock in the IPO and the after-market. The complaint also alleges that the ACLARA defendants violated the federal securities laws by failing to disclose in the IPO prospectus that the underwriters had engaged in these allegedly undisclosed arrangements. More than 300 issuers who went public between 1998 and 2000 have been named in similar lawsuits. In July 2002, an omnibus motion to dismiss all complaints against issuers and individual defendants affiliated with issuers (including ACLARA defendants) was filed by the entire group of issuer defendants in these similar actions. On February 19, 2003, the Court in this action issued its decision on the defendants’ omnibus motion to dismiss. This decision dismissed the Section 10(b) claim as to ACLARA but denied the motion to dismiss Section 11 claim as to ACLARA and virtually all of the other defendants. On June 26, 2003, the plaintiffs in the consolidated class action lawsuits announced a proposed settlement with ACLARA and the other issuer defendants. The proposed settlement, which has been approved by ACLARA’s board of directors, provides that the insurers of all settling issuers will guarantee that the plaintiffs recover $1 billion from non-settling defendants, including the investment banks who acted as underwriters in those offerings. In the event that the plaintiffs do not recover $1 billion, the insurers for the settling issuers will make up the difference. Under the proposed settlement, the maximum amount that could be charged to ACLARA’s insurance policy in the event that the plaintiffs recovered nothing from the investment banks would be approximately $3.9 million. ACLARA believes that it has sufficient insurance coverage to cover the maximum amount that it may be responsible for under the proposed settlement. It is possible that the Federal District Court may not approve the settlement in whole or part. If a final settlement is not reached or is not approved by the court, ACLARA believes it has meritorious defenses and intends, in that event, to vigorously defend itself against the suit. As a result of this belief, no liability for this suit has been recorded in the financial statements that are incorporated by reference. However, ACLARA or the combined company could be forced to incur significant expenses in the litigation, and in the event there is an adverse outcome, its business could be harmed.

ViroLogic’s operating results may fluctuate from quarter to quarter, making it likely that, in some future quarter or quarters, it will fail to meet estimates of operating results or financial performance, causing its stock price to fall.

If revenue declines in a quarter, ViroLogic’s losses will likely increase or its earnings will likely decline because many of its expenses are relatively fixed. Though ViroLogic’s revenues may fluctuate significantly as it continues to build the market for its products, expenses such as research and development, sales and marketing and general and administrative are not affected directly by variations in revenue. In addition, ViroLogic’s cost of product revenue could also fluctuate significantly due to variations in the demand for its products and the relatively fixed costs to produce them. ViroLogic will not be able to accurately predict how volatile its future operating results will be because the past and present operating results of ViroLogic and ACLARA, which reflect moderate sales activity, are not indicative of what ViroLogic might expect in the future. As a result it will be very difficult for ViroLogic to forecast its revenues accurately and it is likely that in some future quarter or quarters, its operating results will be below the expectations of securities analysts or investors. In this event, the market price of ViroLogic common stock may fall abruptly and significantly. Because ViroLogic’s revenue and operating results will be difficult to predict, period-to-period comparisons of its results of operations may not be a good indication of its future performance.

In the event that ViroLogic needs to raise additional capital, its stockholders could experience substantial additional dilution. If such financing is not available on commercially reasonable terms, ViroLogic may have to significantly curtail its operations or sell significant assets and may be unable to continue as a going concern.

ViroLogic anticipates that, following the transaction, its capital resources, together with funds from the sale of its products, contract revenue and borrowing under equipment financing arrangements, will enable it to maintain its current research and development, marketing, production and general administrative activities related to HIV drug resistance in the United States, together with the planned integration of ACLARA and its eTag technology into ViroLogic’s operations, through at least December 31, 2005. The integration of ACLARA’s eTag technology into ViroLogic’s operations is expected to include the development of a testing service and possibly test kits for use in connection with the treatment of cancer patients. However, ViroLogic may need additional funding sooner than December 31, 2005. To the extent operating and capital resources are insufficient to meet its obligations, including lease payments and future requirements, ViroLogic will have to raise additional funds to continue the development, commercialization and expansion of its technologies, including the eTag technology and products based on that technology. ViroLogic’s inability to raise capital would seriously harm its business and product development efforts. In addition, ViroLogic may choose to raise additional capital due to market conditions or strategic considerations even if it believes it has sufficient funds for its current or future operating plans. However, ViroLogic cannot guarantee that additional financing, in any form, will be available at all, or on terms acceptable to it. If ViroLogic sells equity or convertible debt securities to raise additional funds, its existing stockholders may incur substantial dilution and any shares so issued will likely have rights, preferences and privileges superior to the rights, preferences and privileges of its outstanding common and preferred stock. In the event financing is not available in the time frame required, ViroLogic could be forced to reduce its operating expenses, curtail sales and marketing activities, reschedule research and development projects or delay, scale back or eliminate some or all of its activities. Further, ViroLogic might be required to sell certain of its assets or obtain funds through arrangements with third parties that require it to relinquish rights to certain of its technologies or products that it would seek to develop or commercialize on its own. These actions, while necessary for the continuance of operations during a time of cash constraints and a shortage of working capital, could make it difficult or impossible to implement ViroLogic’s long-term business plans or could affect its ability to continue as a going concern.

If a natural disaster strikes ViroLogic’s clinical laboratory facilities and it is unable to receive and or process its customers’ samples for a substantial amount of time, it would lose revenue.

ViroLogic relies on a single clinical laboratory facility to process patient samples for its tests, which are received via delivery service or mail, and has no alternative facilities. ViroLogic will also use this facility for conducting other tests it develops, and even if it moves into different or additional facilities they will likely be in close proximity to ViroLogic’s current clinical laboratory. ViroLogic’s clinical laboratories and some pieces of processing equipment are difficult to replace and could require substantial replacement lead-time. ViroLogic’s facilities may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance because ViroLogic’s facilities are located in the San Francisco Bay Area, an earthquake-prone area, and ViroLogic does not have insurance against earthquake loss. The insurance coverage of ViroLogic, if any, may not be adequate to cover total losses incurred in a natural disaster. However, even if covered by insurance, in the event ViroLogic’s clinical laboratory facilities or equipment is affected by natural disasters, ViroLogic would be unable to process patient samples and meet customer demands or sales projections. If its patient sample processing operations were curtailed or ceased, it would not be able to perform its tests, which would reduce its revenues, and may cause ViroLogic to lose the trust of its customers or market share.

ViroLogic uses hazardous chemicals and biological materials in its business, and any claims relating to any alleged improper handling, storage, use or disposal of these materials could adversely harm its business.

ViroLogic’s research and development and manufacturing processes involve the use of hazardous materials, including chemicals and biological materials. Its operations also produce hazardous waste products. ViroLogic will not be able to eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. ViroLogic does not maintain insurance coverage for damage caused by accidental release of hazardous chemicals, or exposure of individuals to hazardous chemicals off of ViroLogic’s premises. ViroLogic could be subject to damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue ViroLogic for injury or contamination that results from its use, or the use by third parties, of these materials, and ViroLogic’s liability under a claim of this nature may exceed its total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair ViroLogic’s research, development or production efforts.

Concentration of ownership among some of ViroLogic’s stockholders may prevent other stockholders from influencing significant corporate decisions.

After the transaction, based on the beneficial ownership of ViroLogic and ACLARA common stock set forth elsewhere in this joint proxy statement/prospectus, approximately 30 percent of ViroLogic’s common stock will be beneficially held by a small number of stockholders including ViroLogic’s and ACLARA’s directors and former directors, entities affiliated with their directors and former directors, both companies’ current and former executive officers, and greater than 5 percent stockholders. The most significant of these stockholders in terms of ownership are Perry Corporation, Tang Capital Partners, L.P., BB Biotech AG, Zesiger Capital Group LLC, Kevin Tang, Sharat Singh and William Young. In addition, the Series A Preferred Stock is held by a small number of stockholders, some of whom also own shares of ViroLogic common stock and could acquire significant additional shares of ViroLogic common stock by converting shares of preferred stock. Consequently, a small number of ViroLogic’s stockholders may be able to substantially influence its management and affairs. If acting together, they would be able to influence most matters requiring the approval by ViroLogic’s stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of its assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change in control of ViroLogic at a premium price if these stockholders oppose it. There are also certain approval rights of the Series A Preferred Stock, and the few holders of those shares could prevent certain important corporate actions by not approving those actions.

ViroLogic’s stock price may be volatile, and the ViroLogic common stock could decline in value.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. ViroLogic’s stock price has fluctuated widely during the last two years from a low of $0.72 per share in September 2002 to a high of $4.40 per share in January 2004. The following factors, in addition to other risk factors described in this section, may have a significant negative impact on the market price of the ViroLogic common stock:

•	period-to-period fluctuations in financial results;

•	financing activities;

•	litigation;

•	delays in product introduction, launches or enhancements;

•	announcements of technological innovations or new commercial products by competitors of ViroLogic;

•	results from clinical studies;

•	developments concerning proprietary rights, including patents;

•	publicity regarding actual or potential medical results relating to products under development by ViroLogic’s competitors or its own products or products under development;

•	regulatory developments in the United States and foreign countries;

•	changes in payor reimbursement policies; and

•	economic and other external factors or other disaster or crisis.

A low or volatile stock price may negatively impact the ability of ViroLogic to raise capital and to attract and maintain key employees.

ViroLogic may be required to obtain the consent of the holders of its preferred stock before taking corporate actions, which could harm its business.

ViroLogic’s charter documents require it to obtain the consent of the holders of the Series A Preferred Stock before it may issue securities that have senior or equal rights to the respective series, incur unsecured indebtedness for borrowed money, or take other actions with respect to the respective series or other securities. These requirements will apply to ViroLogic. ViroLogic will also be required to obtain the consent of the holders of the Series A Preferred Stock before it amends or modifies its certificate of incorporation or bylaws to change any of the rights of such series. To obtain these consents, ViroLogic would need to get consent from holders of a majority of the outstanding shares of the Series A Preferred Stock.

These obligations, and the complicated capitalization structure of ViroLogic in general, might frustrate attempts to remove ViroLogic’s board or management by making it difficult to find suitable replacements willing to spend substantial amounts of time and efforts on company matters. Moreover, these obligations may deter a potential acquirer from completing a transaction with ViroLogic. They may also prevent ViroLogic from taking corporate actions that would be beneficial to its stockholders and itself, such as raising capital. Even if ViroLogic is not prevented from taking such actions, they might be more expensive to it.

If ViroLogic’s stockholders sell substantial amounts of its common stock, the market price of its common stock may fall.

If ViroLogic’s stockholders sell substantial amounts of ViroLogic common stock, including shares issued upon the exercise of outstanding options and warrants and upon the conversion of the Series A Preferred Stock, the market price of ViroLogic common stock may fall. These sales also might make it more difficult for ViroLogic to sell equity or equity-related securities in the future at a time and price that it deems appropriate. Sales of a substantial number of shares could occur at any time. This may decrease the price of the ViroLogic common stock and may impair ViroLogic’s ability to raise capital in the future.

Provisions of ViroLogic’s charter documents and Delaware law may make it difficult for its stockholders to replace its management and may inhibit a takeover, either of which could limit the price investors might be willing to pay in the future for its common stock.

Provisions in the certificate of incorporation and bylaws of ViroLogic may make it difficult for its stockholders to replace or remove its management, and may delay or prevent an acquisition or merger in which it is not the surviving company. In particular:

•	ViroLogic’s Board of Directors is classified into three classes, with only one of the three classes elected each year, so that it would take at least two years to replace a majority of its directors;

•	ViroLogic’s bylaws contain advance notice provisions that limit the business that may be brought at an annual meeting and place procedural restrictions on the ability to nominate directors; and

•	ViroLogic’s stockholders are not permitted to call special meetings or act by written consent.

The holders of Series A Preferred Stock also have voting rights relating to many types of transactions, such as the creation or issuance of senior or pari passu equity or debt securities and the payment of dividends or distributions, and are subject to redemption at the option of the holder upon certain mergers, consolidations or other business combinations. In addition, because ViroLogic is incorporated in Delaware, it will be governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions could discourage changes of its management and acquisitions or other changes in its control and otherwise limit the price that investors might be willing to pay in the future for its common stock.

ViroLogic could adopt a stockholder rights plan, commonly referred to as a “poison pill,” at any time without seeking the approval of its stockholders. Stockholder rights plans can act through a variety of mechanisms, but typically would allow the ViroLogic board of directors to declare a dividend distribution of preferred share purchase rights on outstanding shares of ViroLogic common stock. Each such share purchase right would entitle ViroLogic stockholders to buy a newly created series of preferred stock in the event that the purchase rights become exercisable. The rights would typically become exercisable if a person or group acquires over a predetermined portion of ViroLogic’s common stock or announces a tender offer for more than a predetermined portion of ViroLogic’s common stock. Under such a stockholder rights plan, if ViroLogic were acquired in a merger or other business combination transaction which had not been approved by its board of directors, each right would entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares at a price that is preferential to the holder of the right. If adopted by the ViroLogic board of directors, a stockholder rights plan may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of ViroLogic.

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to ViroLogic’s and ACLARA’s financial condition, results of operations and businesses and the expected impact of the proposed transaction with ACLARA on ViroLogic’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this joint proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this joint proxy statement/prospectus, in ViroLogic’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 in Item 1 under “Risk Factors Related to Our Business” as well as in Item 7A “Qualitative and Quantitative Disclosures about Market Risk”, its Quarterly Report on Form 10-Q for the period ended June 30, 2004 in Item 2 under “Risk Factors Related to Our Business” as well as in Item 3 “Qualitative and Quantitative Disclosures about Market Risk” and the risks detailed from time to time in ViroLogic’s future SEC reports, and ACLARA’s Annual Report on Form 10-K for fiscal year ended December 31, 2003 in Item 7 under “Factors Affecting Operating Results” as well as in Item 7A “Qualitative and Quantitative Disclosures about Market Risk”, its Quarterly Report on Form 10-Q for the period ended June 30, 2004 in Item 2 under “Factors That May Affect Our Business, Our Operating Results and Our Stock Price” as well as in Item 3 “Qualitative and Quantitative Disclosures about Market Risk” and the risks detailed from time to time in ACLARA’s future SEC reports. Many of the important factors that will determine these results are beyond ViroLogic’s and ACLARA’s ability to control or predict. ViroLogic and ACLARA stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, ViroLogic and ACLARA do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

ANNUAL MEETING OF VIROLOGIC STOCKHOLDERS

General

ViroLogic is furnishing this joint proxy statement/prospectus to holders of ViroLogic common stock in connection with the solicitation of proxies by the ViroLogic board of directors for use at the annual meeting of ViroLogic stockholders to be held on October 27, 2004 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to stockholders of ViroLogic on or about September 28, 2004. In addition, this joint proxy statement/prospectus is being furnished to the ACLARA stockholders as a prospectus for ViroLogic in connection with the issuance by ViroLogic of shares of ViroLogic common stock and contingent value rights to ACLARA stockholders in connection with the transaction.

Date, Time and Place

The annual meeting of ViroLogic stockholders will be held on October 27, 2004 at 9:00 a.m., local time, at 345 Oyster Point Boulevard, South San Francisco, California.

Purpose of ViroLogic Annual Meeting

At the annual meeting, ViroLogic is asking holders of ViroLogic common stock to: (1) approve the issuance of ViroLogic common stock in connection with the transaction; (2) approve an amendment to the ViroLogic Amended and Restated Certificate of Incorporation to increase the authorized number of shares of ViroLogic common stock to 200,000,000 shares; (3) elect two Class I directors to hold office until the 2007 Annual Meeting of Stockholders; (4) approve and adopt the ViroLogic 2004 Equity Incentive Plan; (5) approve and adopt the ViroLogic 2000 Employee Stock Purchase Plan, as amended; and (6) ratify the selection by the Audit Committee of the ViroLogic board of directors of Ernst & Young LLP as the independent registered public accounting firm of ViroLogic for its fiscal year ending December 31, 2004. In addition, ViroLogic may transact any other business that may be properly brought before the annual meeting or any adjournment or postponement thereof.

THE EFFECTIVENESS OF PROPOSAL 1 IS CONDITIONED ON STOCKHOLDER APPROVAL OF PROPOSAL 2. ACCORDINGLY, IN THE EVENT THAT PROPOSAL 2 DOES NOT RECEIVE THE REQUISITE STOCKHOLDER VOTES, NEITHER PROPOSAL 1 NOR 2 WILL BECOME EFFECTIVE AND THE MERGER TRANSACTION WILL NOT BE CONSUMMATED.

Recommendation of the ViroLogic Board

The ViroLogic board of directors has determined that the proposed transaction is fair to, and in the best interests of, ViroLogic and its stockholders. The ViroLogic board approved the merger agreement and the issuance of ViroLogic common stock in the transaction and recommends that stockholders of ViroLogic vote FOR approval of the issuance of shares of ViroLogic common stock in the transaction and FOR approval of the amendment to the ViroLogic Amended and Restated Certificate of Incorporation to increase the authorized number of shares of ViroLogic common stock to 200,000,000 shares.

The ViroLogic board further recommends that stockholders of ViroLogic vote FOR election of the two Class I directors to hold office until the 2007 Annual Meeting of Stockholders, FOR approval and adoption of the ViroLogic 2004 Equity Incentive Plan, FOR approval and adoption of the ViroLogic 2000 Employee Stock Purchase Plan, as amended and FOR ratification of the selection by the Audit Committee of the ViroLogic board of directors of Ernst & Young LLP as the independent registered public accounting firm of ViroLogic for its fiscal year ending December 31, 2004.

Record Date; Outstanding Shares

ViroLogic has fixed the close of business on September 13, 2004 as the record date for determination of ViroLogic stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on September 13, 2004, there were 53,671,792 shares of ViroLogic common stock outstanding and entitled to vote, held by approximately 400 holders of record.

Quorum and Vote of ViroLogic Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the ViroLogic annual meeting if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. If a quorum is not present at the ViroLogic annual meeting, ViroLogic expects that the meeting will be adjourned or postponed to solicit additional proxies. Votes will be counted by the inspector of election appointed for the meeting, who will separately tabulate “FOR” and, with respect to proposals other than the election of directors, “AGAINST” votes and abstentions. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

To be approved, ViroLogic Proposal 1, the issuance of shares of ViroLogic common stock in the transaction, must receive a “FOR” vote from a majority of the votes cast, either in person or by proxy. Abstentions and broker non-votes will have no effect.

To be approved, ViroLogic Proposal 2, the amendment of the ViroLogic amended and restated certificate of incorporation to increase the authorized number of shares of common stock, must receive a “FOR” vote from holders of a majority of the shares of ViroLogic common stock outstanding on the ViroLogic record date. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes also will have the same effect as an “AGAINST” vote.

PROPOSAL 1, THE ISSUANCE OF SHARES OF VIROLOGIC COMMON STOCK IN THE TRANSACTION, IS CONDITIONED ON THE APPROVAL OF PROPOSAL 2. ACCORDINGLY, IN THE EVENT THAT PROPOSAL 2 DOES NOT RECEIVE THE REQUISITE STOCKHOLDER VOTES, NEITHER PROPOSAL 1 NOR 2 WILL BECOME EFFECTIVE AND THE MERGER TRANSACTION WILL NOT BE CONSUMMATED.

For the election of directors under ViroLogic Proposal 3, the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

To be approved, ViroLogic Proposal 4, the adoption of the ViroLogic 2004 Equity Incentive Plan, must receive a “FOR” vote from the majority of shares present, either in person or by proxy, and entitled to vote on Proposal 4. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

To be approved, ViroLogic Proposal 5, the adoption of the ViroLogic 2000 Employee Stock Purchase Plan, as amended, must receive a “FOR” vote from the majority of shares present, either in person or by proxy, and entitled to vote on Proposal 5. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

To be approved, ViroLogic Proposal 6, the ratification of the selection by the Audit Committee of the ViroLogic board of directors of Ernst & Young LLP as the independent registered public accounting firm of ViroLogic for its fiscal year ending December 31, 2004, must receive a “FOR” vote from the majority of shares present, either in person or by proxy, and entitled to vote on Proposal 6. Abstentions will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

If a ViroLogic stockholder does not submit a proxy card or vote at the annual meeting, that stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum and will have the same effect as a vote against the amendment of the ViroLogic certificate of incorporation. The proposal to amend the ViroLogic certificate of incorporation must be approved in order for the transaction to be consummated.

As of the record date for the annual meeting, the directors and current executive officers of ViroLogic as a group beneficially owned and were entitled to vote approximately 0.5 million shares of ViroLogic common stock, or approximately 0.9% of the outstanding shares of ViroLogic on that date. The directors and executive officers of ViroLogic each have executed a voting agreement whereby they have agreed to vote in favor of both the issuance of shares of ViroLogic common stock in the transaction and the amendment to the ViroLogic certificate of incorporation to increase the authorized number of shares of common stock.

Voting of Proxies

You may vote by proxy or in person at the ViroLogic annual meeting.

Voting in Person

If you plan to attend the ViroLogic annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Voting by Proxy

ViroLogic requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to ViroLogic. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to ViroLogic in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. Any proxy that is signed, dated and returned using the form of proxy enclosed and which is not marked as to a particular item will be voted as follows: (1) FOR the issuance of ViroLogic common stock in connection with the transaction; (2) FOR the amendment to the ViroLogic amended and restated certificate of incorporation to increase the authorized number of shares of ViroLogic common stock to 200,000,000 shares; (3) FOR the election of all nominees for directors named in the proxy; (4) FOR the approval and adoption of the ViroLogic 2004 Equity Incentive Plan; (5) FOR the approval and adoption of the ViroLogic 2000 Employee Stock Purchase Plan, as amended and (6) FOR the ratification of the selection by the Audit Committee of the ViroLogic board of directors of Ernst & Young LLP as the independent registered public accounting firm of ViroLogic for its fiscal year ending December 31, 2004. Properly executed proxies, other than proxies voting against the issuance of ViroLogic common stock in connection with the transaction, will also be voted for any adjournment or postponement of ViroLogic’s annual meeting of stockholders for the purpose of soliciting additional votes to approve the issuance of ViroLogic common stock in connection with the transaction, if necessary.

Shares Held in Street Name

Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee to vote your shares. The broker, bank or nominee holding your shares may allow you to deliver your voting instructions by telephone or over the internet. ViroLogic stockholders whose shares are held by a bank, broker or other nominee should refer to their voting instruction card forwarded by the bank, broker or other nominee holding their shares. If your voting instruction card does not include telephone or internet instructions, please complete and return your voting instruction card by mail.

Broker, banks or other nominees who hold shares of ViroLogic common stock in street name for a beneficial owner of those shares typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the issuance of ViroLogic common stock in connection with the transaction and approval of an amendment to ViroLogic’s amended and restated certificate of incorporation to increase the number of authorized shares of common stock, without specific instructions from the beneficial owner. These non-voted shares are referred to as broker non-votes. If your broker holds your ViroLogic common stock in street name, your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by in accordance with the voting instruction card forwarded by your bank, broker or other nominee holding your shares.

Revocation of Proxies

Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of ViroLogic at its principal executive offices, 345 Oyster Point Boulevard, South San Francisco, California 94080, a signed notice of revocation or a later-dated signed proxy, or by attending the annual meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the annual meeting does not by itself constitute the revocation of a proxy. If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please contact your broker, bank or other nominee and follow its directions in order to change your vote or revoke your proxy.

Proxy Solicitation

ViroLogic is soliciting proxies from the ViroLogic stockholders for the ViroLogic annual meeting. ACLARA and ViroLogic will each pay one-half of the cost of solicitation of proxies from their stockholders, including preparation, assembly, printing and mailing of this joint proxy statement/prospectus and the proxy cards. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of ViroLogic common stock beneficially owned by others to forward to such beneficial owners. ViroLogic may reimburse persons representing beneficial owners of ViroLogic common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by ViroLogic’s directors, officers and employees, and Georgeson Shareholder Communications Inc., in person or by telephone, telegram or other means of communication. No additional compensation for soliciting proxies will be paid to directors, officers or regular employees of ViroLogic for such services, but Georgeson Shareholder Communications will be paid its customary fee of approximately $20,000 for soliciting proxies on behalf of ViroLogic and ACLARA.

Other Business; Adjournments

ViroLogic does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the ViroLogic annual meeting. However, if other matters incident to the conduct of the annual meeting are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting. Proxies voting against the proposal to approve the issuance of shares of ViroLogic common stock in the transaction will not be voted in favor of adjourning the ViroLogic annual meeting. ViroLogic does not currently intend to seek an adjournment of the annual meeting.

Stockholder Proposals

To be considered for inclusion in ViroLogic’s proxy statement and form of proxy for the 2005 Annual Meeting of Stockholders, your proposal must be submitted in writing by May 31, 2005, to ViroLogic’s Secretary at the ViroLogic’s principal executive office, 345 Oyster Point Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on August 29, 2005 nor earlier than the close of business on July 29, 2005. These dates are subject to change in accordance with the provisions of ViroLogic’s bylaws and applicable SEC regulations. You are also advised to review the ViroLogic’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Assistance

If you need assistance in completing your proxy card or have questions regarding the ViroLogic annual meeting, please contact:

ViroLogic, Inc.

Attention: Investor Relations

345 Oyster Point Blvd.

South San Francisco, California 94080

(650) 635-1100

ANNUAL MEETING OF ACLARA STOCKHOLDERS

General

ACLARA is furnishing this joint proxy statement/prospectus to holders of ACLARA common stock in connection with the solicitation of proxies by the ACLARA board of directors for use at the ACLARA annual meeting of stockholders to be held on October 27, 2004 and at any adjournment or postponement thereof.

Date, Time and Place

The ACLARA annual meeting of stockholders will be held on October 27, 2004 at 9:00 a.m., local time, at ACLARA’s principal executive offices located at 1288 Pear Avenue, Mountain View, California.

Purpose of ACLARA Annual Meeting

The ACLARA annual meeting is being held for the following purposes:

(1)	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, by and among ViroLogic, Inc., Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of ViroLogic, Apollo Merger Subsidiary, LLC, a wholly-owned subsidiary of ViroLogic, and ACLARA and to approve the merger.

(2)	To elect two Class I directors.

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ACLARA for its fiscal year ending December 31, 2004.

ACLARA may also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of the ACLARA Board of Directors

The ACLARA board of directors has approved the merger agreement and the merger, and recommends that ACLARA’s stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger. See “ACLARA Board of Directors’ Reasons for the Transaction” on page 79. The ACLARA board recommends that stockholders of ACLARA vote FOR the election of the two Class I director nominees and FOR ratification of the selection of PriceWaterhouseCoopers LLP as the independent registered public accounting firm of ACLARA for its fiscal year ending December 31, 2004.

Record Date; Outstanding Shares

Only ACLARA stockholders of record at the close of business on September 13, 2004, the record date for the annual meeting, are entitled to notice of and to attend and vote at the annual meeting and any adjournment or postponement thereof. As of the close of business on September 13, 2004, there were 36,338,500 shares of ACLARA common stock outstanding and entitled to vote at the annual meeting, held by approximately 144 holders of record. A list of ACLARA stockholders will be available for review at ACLARA’s principal executive offices during regular business hours for a period of ten days before the annual meeting for any purpose germane to the annual meeting. Each holder of record of ACLARA common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

Quorum and Vote of ACLARA Stockholders Required

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. The inspector will also determine whether or not a quorum is present. In general, Delaware corporation law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum. We believe that the tabulation procedures to be followed by the inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The affirmative vote of the holders of a majority of the shares of ACLARA common stock outstanding as of the ACLARA record date is required to approve and adopt the merger agreement and to approve the merger. Abstentions, withheld votes and broker non-votes will have the effect of a vote AGAINST approval and adoption of the merger agreement and approval of the merger. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Thus, as discussed below, withheld votes and broker non-votes will not affect the election of directors. The proposal to ratify the selection of the independent registered public accounting firm requires the favorable vote of the majority of the votes present in person or represented by proxy and entitled to vote on that proposal. Abstentions will have the effect of a vote AGAINST the ratification of the selection of the independent registered public accounting firm, but broker non-votes will have no effect.

As of the record date for the annual meeting, the directors and current executive officers of ACLARA as a group beneficially owned and were entitled to vote approximately 3,680,749 shares of ACLARA common stock, or approximately 10.1% of the outstanding shares of ACLARA on that date. The directors and executive officers of ACLARA each have executed a voting agreement whereby they have agreed to vote in favor of the approval and adoption of the merger agreement and approval of the merger an aggregate, as of June 30, 2004, of 497,972 shares of ACLARA common stock, or approximately 1.4% of the outstanding shares of ACLARA common stock.

Voting of Proxies

You may vote by proxy or in person at the annual meeting.

Voting in Person

If you plan to attend the ACLARA annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the annual meeting. You can always change your vote at the annual meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to ACLARA in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. Any proxy that is signed, dated and returned using the form of proxy enclosed and which is not marked as to a particular item will be voted as follows: (1) FOR the approval and adoption of the merger agreement and the approval of the merger; (2) FOR the election of all nominees for directors named in the proxy; and (3) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ACLARA for the fiscal year ending December 31, 2004.

The method of voting by proxy differs for shares held by a record holder and shares held in “street name.” ACLARA stockholders of record may vote through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing to ACLARA. To be valid, a returned proxy by mail must be signed and dated.

ACLARA stockholders who hold their shares of common stock in street name, which means their shares are held of record by a broker, bank or other nominee, will receive instructions from their broker, bank or other nominee that they must follow in order to vote their shares. The broker, bank or nominee holding your shares may allow you to deliver your voting instructions by telephone or over the internet. ACLARA stockholders whose shares are held by a bank, broker or other nominee should refer to their voting instruction card forwarded by the bank, broker or other nominee holding their shares. If your voting instruction card does not include telephone or internet instructions, please complete and return your voting instruction card by mail.

Revocation of Proxies

Stockholders of record may revoke their proxy at any time before the proxy is voted by delivering to the Secretary of ACLARA at its principal executive offices, 1288 Pear Avenue, Mountain View, California 94043, (i) a signed notice of revocation (bearing a date later than the date of the proxy) stating that the proxy is revoked or (ii) a later-dated signed proxy relating to the same shares, or (iii) by attending the annual meeting in person and revoking the proxy by voting in person. Attendance at the annual meeting does not by itself revoke a proxy. If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please contact your broker, bank or other nominee and follow its directions in order to change your vote or revoke your proxy.

Abstentions and Broker Non-Votes

Shares of ACLARA common stock held by persons attending the ACLARA annual meeting but not voting, and shares of ACLARA common stock for which ACLARA has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present for purposes of determining whether there is a quorum for the transaction of business at the ACLARA annual meeting. Abstentions will have the same effect as voting AGAINST approval and adoption of the merger agreement and approval of the merger, as well as AGAINST the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm. However, because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes cast.

Brokers, banks and other nominees who hold shares of ACLARA common stock in street name for a beneficial owner of those shares typically have the authority to vote on “routine” proposals such as election of directors and ratification of independent registered public accounting firms when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval and adoption of the merger agreement and approval of the merger, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or other nominee holds your ACLARA common stock in street name, your broker, bank or other nominee will vote your shares on non-routine matters only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with the joint proxy statement/prospectus. Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as voting AGAINST approval and adoption of the merger agreement and approval of the merger. Broker non-votes will have no effect on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm. Because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

Proxy Solicitation

ACLARA is soliciting proxies from the ACLARA stockholders for the ACLARA annual meeting. ACLARA and ViroLogic will each pay one-half of the cost of solicitation of proxies from their stockholders, including preparation, assembly, printing and mailing of this joint proxy statement/prospectus and the proxy cards. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of ACLARA common stock beneficially owned by others to forward to such beneficial owners. ACLARA may reimburse persons representing beneficial owners of ACLARA common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by ACLARA’s directors, officers and employees, and Georgeson Shareholder

Communications, in person or by telephone, telegram or other means of communication. No additional compensation for soliciting proxies will be paid to directors, officers or regular employees of ACLARA for such services, but Georgeson Shareholder Communications will be paid its customary fee of approximately $20,000 for soliciting proxies on behalf of both ACLARA and ViroLogic.

Other Business; Adjournments

As of the date of this joint proxy statement/prospectus, the ACLARA board of directors does not know of any matter other than the proposals presented in this joint proxy statement/prospectus that will be brought before the ACLARA annual meeting. However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. Under ACLARA’s Amended and Restated Bylaws, no business may be raised at the ACLARA annual meeting unless proper notice to the ACLARA stockholders has been given.

Adjournments may be made for the purpose of, among other things, obtaining a quorum on a later date. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting. Proxies voting against the proposal to approve and adopt the merger agreement and approve the merger will not be voted in favor of adjourning the annual meeting. ACLARA does not currently intend to seek an adjournment of the annual meeting.

Stockholder Proposals

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may submit to the board of directors proposals to be considered for inclusion in our proxy statement and submission to the stockholders at the 2005 Annual Meeting (if the transaction is not completed). Such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to ACLARA’s Secretary at our principal executive offices, ACLARA BioSciences, Inc., 1288 Pear Avenue, Mountain View, California 94043, and must be received no later than May 31, 2005, although this date is subject to change in accordance with SEC rules.

ACLARA’s Amended and Restated Bylaws also provides for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by ACLARA’s Secretary at our principal executive offices, ACLARA BioSciences, Inc., 1288 Pear Avenue, Mountain View, California 94043, no earlier than July 29, 2005 and no later than August 29, 2005 (if the transaction is not completed), although these dates are subject to change as set forth in ACLARA’s Amended and Restated Bylaws. ACLARA’s Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the ACLARA annual meeting, please contact:

ACLARA BioSciences, Inc.

Attention: Investor Relations

1288 Pear Avenue

Mountain View, California 94043

(650) 210-1200

CHAPTER TWO

VIROLOGIC PROPOSAL ONE AND

ACLARA PROPOSAL ONE—THE MERGER TRANSACTION

VIROLOGIC PROPOSAL 1	ACLARA PROPOSAL 1

APPROVAL OF THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE TRANSACTION	APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER

THE TRANSACTION

This section of the joint proxy statement/prospectus describes material aspects of the proposed transaction, including the merger agreement. While ViroLogic and ACLARA believe that the description covers the material terms of the transaction and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which ViroLogic and ACLARA refer, including the merger agreement that is attached as Annex A, for a more complete understanding of the transaction and the merger agreement.

Background of the Transaction

ViroLogic and ACLARA each regularly assess the competitive positions of their respective products, technologies, workforces, manufacturing and distribution capabilities and markets. As a result, both companies continuously explore strategic opportunities to strengthen their businesses.

From its inception in 1995, ViroLogic had a strategic goal of expanding its personalized medicine approach to other therapeutic areas beyond HIV and viral diseases. ViroLogic had considered various methods of expansion, including developing additional technologies or in-licensing other compatible technologies, both of which would be expected to leverage its existing assets. The ability to offer more laboratory services to a broader array of customers across a wider spectrum of therapeutic areas was determined by ViroLogic to be key to reducing its business risk and to growing its revenues and increasing profitability. Although ViroLogic had engaged in preliminary discussions regarding a number of potential strategic transactions, none of these discussions progressed to a level that would indicate that a strategic transaction with any of these parties was a likely possibility.

In March 2003, Thomas Klopack was elected Chief Executive Officer of ACLARA. ACLARA’s primary objective at that time was to complete the process begun in 2002 of reducing ACLARA’s cash usage rate and repositioning of ACLARA around its eTag technology, with particular emphasis on emerging applications in oncology. At that time, the board of directors of ACLARA also recognized that ACLARA’s own commercialization efforts could potentially be enhanced by strategic collaborations, mergers or acquisitions and authorized management to consider such strategic alternatives for ACLARA. These alternatives generally focused on opportunities for the company to access technologies, products or organizations that were complementary to its commercialization of its eTag technology. Acceptable alternatives would expand the company’s scope, improve its financial profile and help the company to develop the critical mass to proceed with the commercialization process, as well as to diversify ACLARA’s business.

On October 2, 2003, Mr. Klopack and William Young, the Chief Executive Officer of ViroLogic, met for lunch. Thomas Baruch, Chairman of the Board of ACLARA, and Anders Hove, a former ViroLogic board member, had suggested that there might be commercial synergies between the companies. Mr. Baruch introduced Messrs. Klopack and Young. The discussion concerned the background of the two companies and the evolution of a need for a personalized medicine approach in cancer, similar to what had already developed in the HIV market. Messrs. Klopack and Young agreed that a technical team from each company should visit the other company to conduct a review of the companies’ technologies.

On approximately November 10, 2003, ViroLogic and ACLARA entered into a mutual non-disclosure agreement with respect to confidential information shared between them, as well as non-disclosure of any potential transactions under discussion.

On November 10, 2003, a team from ViroLogic, including Mr. Young and other senior management of ViroLogic in the areas of research and development, operations, and business development, visited ACLARA’s Mountain View facility. The ViroLogic team received a presentation from Sharat Singh, ACLARA’s Chief Technical Officer, on the eTag technology and toured ACLARA’s laboratories. There was a general discussion on applications for the eTag technology.

On December 18, 2003, a team from ACLARA, including Mr. Klopack, Dr. Singh, Alfred Merriweather, ACLARA’s Chief Financial Officer, and other senior management of ACLARA in the areas of research and development and business development, visited ViroLogic’s South San Francisco facility. The team received presentations on ViroLogic’s technology from Christos Petropoulos, ViroLogic’s Vice President of Research and Development, and Tien Bui, ViroLogic’s Vice President of Sales and Marketing. There was a general discussion of the patient testing market in HIV and the emerging opportunities in cancer. Mr. Klopack and Mr. Young had a discussion regarding the possibility of the two companies pursuing a commercial collaboration for the purpose of addressing the market for patient testing associated with targeted cancer therapeutics. No specific structures were discussed and it was agreed that both parties would consider possible collaboration approaches.

On or about January 6, 2004, Mr. Young contacted Mr. Klopack and proposed that he and Mr. Klopack meet to follow up on the discussions from the prior month.

On January 8, 2004, Mr. Young and Mr. Klopack met for dinner in San Mateo, California. At this meeting, Mr. Young expressed an interest by ViroLogic in a business combination with ACLARA. Mr. Young and Mr. Klopack discussed in detail the opportunities that such a combination might present for the companies, to create a combined company that would build on ViroLogic’s infrastructure and experience in HIV patient testing by entering the cancer market. They discussed how the combined company might be integrated, and the possible composition of the board of directors of the combined company. Mr. Klopack indicated that in such a combination he would support the concept of Mr. Young serving as the Chief Executive Officer. In addition, Mr. Young and Mr. Klopack discussed some of the inherent risks of such a combination. As part of this discussion, Mr. Young and Mr. Klopack considered whether the stockholders of ACLARA would receive approximately 50% of the equity of the combined company. The factors discussed in connection with the proposed ownership of the combined company included the relative aggregate market capitalizations of ViroLogic and ACLARA, the historical revenue performance of each company and the expected relative contributions to the combined company, including ViroLogic’s established HIV patient testing and pharmaceutical businesses, its commercial and operating experience and its existing infrastructure and ACLARA’s proprietary eTag assay system and financial strength. Mr. Klopack and Mr. Young did not discuss any specific algorithm or other model for determining the exchange ratio or other aspects of the merger consideration. Mr. Klopack indicated that he would discuss the possibility of a merger with members of ACLARA’s board of directors.

On January 14, 2004, the board of directors of ACLARA held a meeting, at which Mr. Klopack reported to the board his discussions with Mr. Young. The board of directors of ACLARA authorized ACLARA management to engage an investment banker to assist the board and management in analyzing the proposal and to explore strategic alternatives for ACLARA.

On January 23, 2004, the board of directors of ViroLogic held a meeting, at which Mr. Young reviewed the possibility of entering into a business combination with ACLARA. Representatives of Lazard were present at this meeting to discuss their background and to respond to questions from the board of directors. The board of directors discussed the proposed engagement of Lazard to act as ViroLogic’s sole financial advisor with respect to a proposed transaction with ACLARA. At this meeting, the ViroLogic board of directors approved the engagement of Lazard, and later that day ViroLogic engaged Lazard to advise it on a potential combination with ACLARA.

On January 28, 2004, ACLARA entered into an engagement letter with Lehman Brothers to act as ACLARA’s exclusive financial advisor with respect to evaluating its business and financial condition, and to assist ACLARA in exploring strategic alternatives for its business, including a potential strategic merger transaction.

On February 4, 2004, senior management of ViroLogic and ACLARA, as well as representatives of Cooley Godward LLP, outside counsel to ViroLogic, Latham & Watkins LLP, outside counsel to ACLARA, Lehman Brothers and Lazard held a due diligence meeting in Palo Alto, California, to discuss ACLARA’s technology.

On February 6, 2004, ACLARA held a meeting of its board of directors. At this meeting, representatives of Latham & Watkins discussed with the ACLARA directors their fiduciary duties under Delaware law as it related to transactions of the type being proposed by ViroLogic. Mr. Klopack and representatives of Lehman Brothers then described to the ACLARA directors in detail the process and timing considerations of a transaction, the status of the discussions that had occurred to date with ViroLogic, including due diligence efforts, and general terms of a potential transaction that had been outlined by Mr. Young. Due to lack of clarity regarding the amount of the transaction consideration being proposed by ViroLogic, particularly after taking into account ViroLogic’s outstanding options, warrants and preferred stock, the ACLARA directors concluded that it would be appropriate for Lehman Brothers to make additional inquiries of Lazard in order to better understand the proposal. The board of directors of ACLARA also discussed the possibility that the transaction would include some protection for the ACLARA stockholders in the event that the value of ViroLogic’s common stock to be issued in the transaction was to decline prior to the closing of the transaction, thereby reducing the value of the transaction to ACLARA stockholders. Lehman Brothers also presented some preliminary valuation analyses of ACLARA. The board of directors of ACLARA determined that it would be advisable for Lehman Brothers to solicit additional indications of interest from other potential strategic merger candidates. The board of directors of ACLARA discussed with Lehman Brothers several potential candidates, and over the next several weeks, management of ACLARA and Lehman Brothers established a list of 17 companies that would be contacted by Lehman Brothers, seven of whom are customers of ACLARA (including Company A), one of whom is a potential prospective customer of ACLARA and one of whom is a former collaborator of ACLARA. In addition, the board of directors of ACLARA explored a number of other alternatives to a strategic combination, including a sale of ACLARA for cash, or continuing to remain as an independent public company and pursue its business strategy on a stand alone basis.

Of the 17 parties selected by ACLARA, 16 received packages of publicly-available information regarding ACLARA. Of this group, two parties (Company A, a customer of ACLARA, and Company B) entered into non-disclosure agreements with ACLARA.

On February 13, 2004, the senior management teams of both ViroLogic and ACLARA met and exchanged financial models for their respective businesses and discussed the assumptions underlying the financial models. In addition, the parties discussed some of the cost synergies that might be available in the case of a business combination.

On February 20, 2004, Mr. Young and Mr. Klopack had a breakfast meeting. At this meeting, Mr. Young indicated that, based on the due diligence work that had been performed to date, Mr. Young was interested in moving forward with a proposed transaction. Mr. Young indicated that the matter would be discussed at the next meeting of ViroLogic’s board of directors, after which time Mr. Young hoped that he would be able to put forward a more specific proposal. Messrs. Young and Klopack also discussed the management team at ACLARA and what their respective responsibilities were.

On February 23, 2004, at a meeting of the board of directors of ViroLogic, Mr. Young provided an update on the discussions with ACLARA. Representatives of Lazard presented the ViroLogic board with an overview of ACLARA, the strategic rationale in support of a transaction, an initial analysis of the value of the proposed transaction and possible proposals for further negotiations with ACLARA. The ViroLogic board authorized ViroLogic management to provide ACLARA with a non-binding indication of interest reflecting an exchange ratio of 1.4 shares of ViroLogic common stock for each share of ACLARA common stock.

On February 25, 2004, Mr. Young delivered to Mr. Klopack a preliminary non-binding indication of interest with respect to the proposed transaction. The indication of interest contemplated a merger transaction in which ACLARA would become a wholly-owned subsidiary of ViroLogic, and each outstanding share of ACLARA common stock would be converted into 1.4 shares of ViroLogic common stock. The indication of interest provided that this exchange ratio would provide ACLARA stockholders with an aggregate equity ownership of 46% in the combined company based on the treasury stock method, although subsequent discussions between Lehman Brothers and Lazard determined that the actual percentage was approximately 45% when including the conversion of ViroLogic preferred stock. As used herein, the treasury stock method in calculating percentage ownership included ViroLogic’s outstanding preferred stock on an as-converted basis, as well as the net number of shares issuable upon exercise of ViroLogic in-the-money warrants and ViroLogic and ACLARA stock options. In addition, the term sheet required that ACLARA agree to negotiate exclusively with ViroLogic for a period of 30 days. Mr. Young indicated to Mr. Klopack that the proposed exchange ratio and resulting ownership of the combined company reflected ViroLogic’s assessment of a number of factors, including the relative aggregate market capitalizations of ViroLogic and ACLARA, the historical revenue performance of each company and the expected relative contributions to the combined company, including ViroLogic’s established HIV patient testing and pharmaceutical businesses, its commercial and operating experience and its existing infrastructure and ACLARA’s proprietary eTag assay system and financial strength. ViroLogic did not employ any specific algorithm or other model in determining the exchange ratio or other aspects of the merger consideration.

During the first two weeks of March 2004, Mr. Young met individually with Dr. Singh, Mr. Merriweather, Michael Dunn, ACLARA’s Chief Business Officer, and Stephen Macevicz, ACLARA’s Vice President, Intellectual Property, to discuss their respective possible roles in the combined company.

On March 3, 2004, the board of directors of ACLARA held a telephonic board meeting to discuss recent developments with ViroLogic and other potential strategic partners. The ACLARA board reviewed the terms of the initial indication of interest from ViroLogic, including the proposed structure of the transaction, the form of the consideration, the alternative methods of structuring the transaction that might provide additional value to the ACLARA stockholders, and the exclusive negotiating agreement that had been requested by ViroLogic. The board of directors of ACLARA also reviewed preliminarily analyses of the potential financial performance of the combined companies, as well as the assumptions used in performing these analyses. Lehman Brothers presented to the board of directors of ACLARA some preliminary views on the valuation of the combined company. In addition, Lehman Brothers discussed with the ACLARA board the status of discussions with various alternative strategic partners, and the plans for proceeding with those discussions. As of March 3, 2004, eight of the 17 alternative strategic partners had been contacted, seven of which received public information packages, including Company A, and one of which had communicated that it was not interested in pursuing a transaction with ACLARA at that time.

During the course of the week of March 8, 2004, Lehman Brothers had various communications with Lazard regarding the terms of the proposed transaction. Lehman Brothers indicated that the board of directors of ACLARA would not agree to granting ViroLogic an exclusive negotiating period. Lehman Brothers also indicated the strong desire of the ACLARA board for a transaction that provided the ACLARA stockholders with approximately 50% of the equity of the combined company, on a treasury stock basis, which translated into an exchange ratio of approximately 1.7 ViroLogic shares for each ACLARA share. Finally, Lehman Brothers stated that the ACLARA board was looking for some mechanism to protect the ACLARA stockholders in the event that the value of ViroLogic’s stock was negatively impacted in any way. Lazard responded that, although ViroLogic might be prepared to increase its offer, ViroLogic would first need to understand better the market potential for ACLARA’s business.

On March 11, 2004, senior management of ViroLogic and ACLARA met in person in Palo Alto to discuss in more detail ACLARA’s business plan and the assumptions on which it was based. In addition, management of ACLARA presented more detailed market research data and clinical data regarding ACLARA’s current and proposed operations.

On March 15, 2004, Company A hosted a technical due diligence session with members of ACLARA’s senior management. Pursuant to a non-disclosure agreement between Company A and ACLARA signed on March 1, 2004, Messrs. Klopack and Dunn and Dr. Singh delivered a confidential management presentation to members of Company A’s corporate development and technical staff and responded to technical questions. A representative from Lehman Brothers attended the due diligence meeting and communicated that ACLARA was in discussions with another party and requested that Company A proceed expeditiously to communicate its level of interest in pursuing a transaction with ACLARA. Approximately three weeks subsequent to the due diligence meeting, Company A informed Lehman Brothers that it was not interested in pursuing further a potential transaction with ACLARA.

On March 17, 2004, the board of directors of ViroLogic met and Mr. Young provided an update on the discussions with ACLARA. Mr. Low of Lazard presented to the ViroLogic board an updated analysis of the proposed transaction and possible proposals for further negotiations with ACLARA. The ViroLogic board authorized ViroLogic management to provide a revised non-binding indication of interest to ACLARA reflecting an exchange ratio of 1.55 shares of ViroLogic common stock for each share of ACLARA common stock.

On March 18, 2004, Mr. Young delivered to Mr. Klopack a second preliminary non-binding indication of interest with respect to the proposed transaction. The indication of interest contemplated a merger transaction in which each outstanding share of ACLARA common stock would be converted into 1.55 shares of ViroLogic common stock. The indication of interest also provided that this exchange ratio would provide ACLARA stockholders with an aggregate equity ownership of 47.5% of the combined company. In addition, the indication of interest required that ACLARA agree to negotiate exclusively with ViroLogic for a period of 30 days. The indication of interest further provided that ViroLogic would be willing to have two directors to be appointed by ACLARA on ViroLogic’s board of directors. Mr. Young again indicated to Mr. Klopack that the proposed exchange ratio and resulting ownership of the combined company reflected ViroLogic’s assessment of a number of factors, including the relative aggregate market capitalizations of ViroLogic and ACLARA, the historical revenue performance of each company and the expected relative contributions to the combined company, including ViroLogic’s established HIV patient testing and pharmaceutical businesses, its commercial and operating experience and its existing infrastructure and ACLARA’s proprietary eTag assay system and financial strength. Mr. Young also noted that, while the eTag technology appeared promising, there was a risk that it might not prove to be clinically applicable for patient use or able to be successfully transferred from a research environment into ViroLogic’s CLIA laboratory and validated for commercial use. Concurrently with the delivery of this indication of interest, Lazard contacted Lehman Brothers and indicated that ViroLogic would not be willing to provide any protection to ACLARA stockholders in the event that the value of ViroLogic’s common stock was to decline.

On March 19, 2004, the board of directors of ACLARA held a telephonic board meeting to discuss the status of the proposed ViroLogic transaction, as well as discussions with alternative strategic partners. The ACLARA board reviewed ViroLogic’s latest term sheet in detail. The ACLARA board generally expressed disappointment in the proposed 1.55 exchange ratio, and instructed Mr. Klopack to convey this to Mr. Young. In addition, the ACLARA board expressed a desire to meet in person with Mr. Young, and authorized Mr. Klopack to extend an invitation to Mr. Young to make a presentation to it at its next meeting. Lehman Brothers also discussed with the ACLARA board of directors the status of discussions with various alternative strategic partners, including the diligence session with Company A. As of March 19, 2004, Lehman Brothers had contacted all of the seventeen selected alternative strategic partners, and those that had received public information packages were evaluating the material.

Thereafter, Mr. Klopack contacted Mr. Young and expressed the ACLARA board of directors’ disappointment with the latest ViroLogic proposal. Mr. Klopack indicated that the ACLARA board would not be prepared to proceed with any transaction that reflected an exchange ratio of less than 1.7. Mr. Klopack indicated that the ACLARA board felt this exchange ratio was appropriate in view of its assessment of the relative aggregate market capitalizations of ViroLogic and ACLARA, the historical revenue performance of each company and the expected relative contributions to the combined company, including ACLARA’s proprietary eTag assay system and financial strength and ViroLogic’s established HIV patient testing and pharmaceutical businesses, its commercial and operating experience and its existing infrastructure. ACLARA did not employ any specific algorithm or other model in determining the exchange ratio or other aspects of the merger consideration. Mr. Klopack also invited Mr. Young to attend the next ACLARA board meeting.

On March 23, 2004, the board of directors of ACLARA held a regularly scheduled meeting and discussed the status of discussions with ViroLogic, as well as discussions with other parties. The ACLARA board also reviewed in detail ACLARA’s current business plan and its prospects if it were to continue as a stand-alone public company. At the invitation of the ACLARA board of directors, Mr. Young and a representative of Lazard joined the board meeting. Mr. Young presented the ACLARA board his vision and rationale for the combination of the two companies. The ACLARA board told Mr. Young that it would not be prepared to proceed with any transaction that reflected an exchange ratio of less than 1.7. After Mr. Young and the representative from Lazard left the meeting, the ACLARA board continued discussing strategic alternatives. The ACLARA board then authorized ACLARA management to continue negotiations with ViroLogic. However, the ACLARA board also noted that ViroLogic’s first quarter earnings were scheduled to be released in late April or early May, and that it wanted to see the results and the market reaction to the announcement. Accordingly, the ACLARA board determined to wait until after that announcement before proceeding with the negotiation of a definitive agreement.

Over the course of the next several weeks, the parties continued to conduct business and technical due diligence. In particular, on April 8, 2004, Messrs. Klopack and Merriweather, and Kevin Tang, a member of ACLARA’s board of directors, met with Mr. Young and several ViroLogic executives in order to review in detail ViroLogic’s most recent business forecasts and its estimates for the first quarter of 2004. Also on April 8, 2004, Messrs. Klopack and Merriweather met with representatives from Company B to discuss ACLARA and Company B’s respective operations and technology and whether there was a potential opportunity for a strategic combination. At the conclusion of this meeting, ACLARA and Company B agreed that a strategic combination was not in their mutual best interests at this time.

On April 17, 2004, Mr. Young called Mr. Klopack and indicated that, based on discussions with individual members of the ViroLogic board of directors, he believed that the board of directors would approve an exchange ratio of 1.7 shares of ViroLogic common stock for each share of ACLARA common stock. Mr. Klopack stated that he thought that this exchange ratio would be acceptable to the ACLARA board of directors, subject to the negotiation of definitive agreements. Mr. Young stated that ViroLogic wished to begin more detailed legal and business due diligence immediately. The parties then exchanged detailed due diligence requests.

On April 17, 2004, ViroLogic’s counsel delivered to ACLARA’s counsel the first draft of a merger agreement. The draft merger agreement included the following proposed provisions:

•	a fixed exchange ratio for the conversion of ACLARA common stock into ViroLogic stock, which provided the ACLARA stockholders no protection against a decline in the price of ViroLogic’s stock;

•	a proposed voting agreement for stockholders to agree to support the transaction at the stockholder meetings, with unspecified terms, to be executed by certain unspecified stockholders of ACLARA and ViroLogic, with respect to an unspecified number of shares;

•	a covenant that neither party could provide information to or cooperate with any third party competing bidder unless such bidder had previously made a superior offer prior thereto; and

•	a condition to closing of the transaction that not more than an unspecified percentage of unidentified key employees of ACLARA shall have ceased to be employed by ACLARA or shall have expressed an intention to terminate their employment with ACLARA or to decline to accept employment with ViroLogic.

The draft merger agreement did not include any provisions related to a termination fee or expenses in the event that the transaction is not consummated because either party accepts a superior proposal.

On April 21, 2004, the ViroLogic board of directors held a telephonic meeting, and Mr. Young reported on the status of discussions with ACLARA, including the results of the intellectual property, technological and financial due diligence conducted by ViroLogic to date. Representatives of Lazard also provided the board of directors with an overview of the year-to-date performance of each company’s common stock, and an analysis of the value of the proposed transaction at various exchange ratios, including the proposed 1.7 exchange ratio.

On April 24, 2004, the board of directors of ACLARA held a telephonic board meeting at which Mr. Klopack updated it on the latest proposal from ViroLogic.

On April 28, 2004, Mr. Young and Kathy Hibbs, ViroLogic’s Vice President and General Counsel, met with Messrs. Klopack and Merriweather, to discuss the organizational implications of the proposed transaction, including areas of possible synergies, and to begin a review of a possible combined organizational structure.

On approximately April 30, 2004, ViroLogic and ACLARA each began more detailed legal and business due diligence on the other party.

On April 30, 2004, Mr. Young met over breakfast with Dr. Singh to continue discussions with Dr. Singh concerning his role and interest in a combined company.

On May 1, 2004, Mr. Young, Dr. Petropoulos and other members of ViroLogic’s management met with Dr. Singh and Mr. Merriweather to review each company’s technical organizations and discuss the implications of the proposed transaction on those organizations, and to begin a review of a possible combined organizational structure.

On May 3, 2004, ViroLogic announced its financial results for the first quarter of 2004. ViroLogic’s revenues for the first quarter were below analyst’s published expectations. Over the course of the next five trading days after this announcement, ViroLogic’s stock price declined by over 25%.

On May 4, 2004, ACLARA’s counsel delivered to ViroLogic’s counsel ACLARA’s initial comments on the draft merger agreement. Among other things, ACLARA proposed that:

•	the proposed voting agreements from the stockholders of both parties be deleted;

•	the covenant that restricted each party from providing information to or cooperate with any third party competing bidder be revised to provide that there need not be a superior proposal in existence, but that only an acquisition proposal that might reasonably lead to a superior proposal be in existence; and

•	the condition to closing of the transaction, that not more than a certain percentage of key employees of ACLARA shall have ceased to be employed by ACLARA or shall have expressed an intention to terminate their employment with ACLARA or to decline to accept employment with ViroLogic, should be eliminated.

On May 6, 2004, Mr. Klopack, ACLARA’s director of Genomics, and a consultant to ACLARA, toured ViroLogic’s facilities and evaluated ViroLogic’s operations.

On May 7, 2004, Mr. Young met over breakfast with John Mendlein, a member of the board of directors of ACLARA, to discuss the proposed transaction and Mr. Mendlein’s interest in being a member of the board of directors of the combined company. Mr. Young and Mr. Mendlein also generally discussed including alternative features to the proposed merger that would provide additional consideration to ACLARA stockholders in addition to the proposed exchange ratio for their shares.

On May 7, 2004, counsel to ACLARA and counsel to ViroLogic held a teleconference in which they discussed ACLARA’s comments on the merger agreement, including those referred to above.

On May 10, 2004, representatives of Lazard called representatives of Lehman Brothers and communicated ViroLogic’s view that, because ViroLogic’s stock price had declined substantially in the prior week, the proposed merger transaction would not be feasible at the current proposed exchange ratio. Accordingly, ViroLogic had determined to cease further work on the transaction. Later that day, Mr. Young contacted Mr. Klopack and delivered the same message.

On May 11, 2004, the board of directors of ACLARA held a telephonic meeting to discuss the status of negotiations with ViroLogic. The ACLARA board and representatives of Lehman Brothers and Latham & Watkins discussed a number of alternative transaction structures which might resolve issues related to the decline in the value of the transaction to ACLARA stockholders due to the recent decline in ViroLogic’s stock price. The discussion included increasing the exchange ratio, adding a cash component of $1 per share of ACLARA stock, or up to approximately $36 million, to the merger consideration, or adding warrants or contingent value rights to the transaction.

On May 12, 2004, a representative of Lehman Brothers contacted a representative of Lazard, and proposed an alternate transaction structure, which consisted of a 1.8 stock-for-stock exchange ratio plus a cash component of $0.85 per ACLARA share (or an aggregate of approximately $32 million). The Lehman Brothers representative indicated that the proposed revised consideration reflected ACLARA’s previous assessments regarding the historical revenue performance of each company and the expected relative contributions to the combined company, as well as the recent change in the aggregate market capitalization of ViroLogic. The Lazard representative indicated that he would pass the proposal on to ViroLogic. Later that day, representatives of Lazard responded with a proposal from ViroLogic that included an exchange ratio at 1.7 times each ACLARA share, and added a cash component of $0.40 per ACLARA share (or an aggregate of approximately $15 million). The Lazard representatives indicated that the proposed revised consideration reflected ViroLogic’s assessment as to an appropriate level of consideration to be paid to the ACLARA stockholders in view of the expected relative contributions to the combined company as well as the recent change in the aggregate market capitalization of ViroLogic. Lazard inquired as to whether ACLARA’s board might be amenable to a contingent value rights structure. Lehman Brothers responded that ACLARA’s board would consider alternatives that provided value protection to its stockholders.

On May 13, 2004, ACLARA’s board of directors held a telephonic meeting to discuss the latest proposal from ViroLogic. A representative of Lehman Brothers also reviewed the status of his recent discussions with ViroLogic’s financial advisor regarding possible new structures for the proposed combination of ACLARA and ViroLogic. The representative reported that he had made a proposal for a new structure to ViroLogic’s investment advisor, and that the next step would be a response from ViroLogic. The ACLARA board then discussed alternative methods of dealing with option holders in the context of a merger that included both stock and cash as the merger consideration. The ACLARA board concluded that the next steps would be to further consider alternative transaction structures and types of consideration that would be feasible.

On May 17, 2004, ViroLogic proposed a transaction in which each share of ACLARA common stock would be converted in the transaction into 1.7 shares of ViroLogic common stock, and 1.7 contingent value rights. The contingent value rights generally would provide that each contingent value right would be entitled to receive an amount, if any, in cash equal to $2.90 minus ViroLogic’s stock price one year after the date of closing, up to a maximum payment of $0.50 per contingent value right (equal to up to $0.85 per ACLARA share of common stock at the 1.7 exchange ratio). In addition, ViroLogic had proposed that the contingent value right would terminate automatically in the event that the ViroLogic common stock price traded above $3.25 per share for 20 consecutive trading days. ViroLogic indicated that the proposed revised consideration reflected ViroLogic’s determination as to an appropriate amount and type of consideration to be paid to the ACLARA stockholders in view of the previous assessments regarding the historical revenue performance of each company and the expected relative contributions to the combined company, as well as the recent change in the aggregate market capitalization of ViroLogic.

On May 19, 2004, the ACLARA board of directors held a telephonic meeting to discuss the latest proposed transaction terms. The ACLARA board objected to some of the proposed terms, including the automatic termination right at the $3.25 level, but authorized ACLARA management to proceed with further negotiations with ViroLogic.

On May 19, 2004, the ViroLogic board of directors held a telephonic meeting to review the current status of discussions with ACLARA. At this meeting, representatives of Lazard reviewed the progress of discussions to date, each company’s recent stock price performance, an overview of alternative transaction structures, including the possibility that ViroLogic could issue contingent value rights, and an overview of the anticipated terms of the contingent value rights. Following the presentation, the ViroLogic board of directors authorized management to continue negotiations with ACLARA.

On May 20, 2004, counsel to ViroLogic circulated a revised draft of the merger agreement, and counsel to ACLARA circulated a draft of the contingent value rights agreement. Also on May 20, 2004, the ACLARA board met telephonically to discuss the progress of the negotiations. The ACLARA management noted that ACLARA had just received the revised draft of the merger agreement prior to the meeting and that counsel to ACLARA had not had the opportunity to review the revised draft. The ACLARA board of directors then turned to a discussion and approval of a proposed amendment to the stock option agreement between ACLARA and each of its executive officers to extend the period of time to exercise the options in certain circumstances. ACLARA’s board of directors did not reach any conclusions regarding the merger at this meeting.

On May 21, 2004, the senior management of ViroLogic and ACLARA and their respective financial and legal advisors met in Palo Alto, California to discuss the revised draft merger agreement. At this meeting, the parties discussed, among other things, the terms of the proposed voting agreements, the closing condition regarding retention of key employees, the circumstances under which the contingent value rights might terminate in advance of their expiration, and the number of ACLARA directors that would join the ViroLogic board. ACLARA proposed that a termination fee and expense reimbursement should be payable to a party in the event that the transaction is not consummated because the other party accepts a superior proposal from another bidder. Later that day, the board of directors of ACLARA held a telephonic meeting to discuss the status of negotiations.

On May 22, 2004, the parties continued to negotiate the terms of the merger agreement. ACLARA proposed that ACLARA have the right to terminate the merger agreement in the event that ViroLogic’s stock traded below $1.40 per share prior to the closing of the transaction. ViroLogic continued to insist that the contingent value rights would automatically terminate if the ViroLogic common stock traded a certain level, and the parties ultimately agreed that it would terminate in the event that it traded above $3.50 per share for thirty consecutive trading days. The parties also agreed that there would be a termination fee and expense reimbursement of up to $6.5 million in the event that the transaction were terminated in certain circumstances, generally involving a competing transaction proposed by a third party. The parties continued to discuss the closing condition regarding retention of key employees. Later that day, the board of directors of ACLARA held a telephonic board meeting to discuss the current status of negotiations. The ACLARA board of directors discussed the status of negotiations with ViroLogic with ACLARA management and reviewed the proposed terms of the merger agreement. Following these discussions, the ACLARA board unanimously authorized ACLARA management to continue negotiations with ViroLogic. ACLARA’s board of directors did not reach any conclusions regarding the merger at this meeting.

On May 23, 2004, negotiations continued among the parties. Following an ACLARA board of directors meeting that afternoon, ACLARA’s counsel indicated to ViroLogic’s counsel that ACLARA was not willing to agree to any closing condition related to retention of employees, other than the retention of ACLARA’s Chief Technical Officer. However, ACLARA’s counsel also indicated that, in exchange for ViroLogic agreeing to withdraw its request for a closing condition related to retention of employees, ACLARA would be willing to withdraw its proposal that ACLARA have the right to terminate the merger agreement if ViroLogic’s stock price fell below $1.40.

On May 23, 2004, the board of directors of ViroLogic held a meeting at which Mr. Young gave an update on the status of negotiations with ACLARA, and due diligence reports were made to the ViroLogic board regarding intellectual property due diligence and accounting matters related to ACLARA.

On May 24 and 25, 2004, the parties continued to discuss the issues regarding retention of employees. Ultimately, it was agreed that senior management of ViroLogic would meet with a group of key ACLARA employees to discuss the rationale for the proposed combination and to gauge their reaction, but the number of employees would be limited in order to minimize ACLARA’s concerns regarding confidentiality, as well as employee morale and distraction issues. On the afternoon of May 24, the board of ACLARA held a telephonic meeting to discuss current developments in the negotiations. Over the course of the next few days, ViroLogic management met with six employees of ACLARA.

From May 24 to May 27, 2004, Mr. Mendlein and Mr. Young engaged in a number of discussions regarding closing conditions to the merger, including a proposed closing condition regarding the retention of employees. After the above discussions with key employees of ACLARA, ViroLogic subsequently agreed to remove the closing condition. The board of directors of ACLARA held a board meeting to discuss the transaction.

On the morning of May 26, 2004, Mr. Young presented Sharat Singh, ACLARA’s Chief Technical Officer, with an offer letter with respect to Dr. Singh’s proposed employment at ViroLogic following the consummation of the transaction, including retention bonus payments of $100,000 on each of the one and two-year anniversaries of the closing of the transaction, and the grant of an option to acquire 75,000 shares of ViroLogic common stock, effective on the consummation of the transaction. Dr. Singh requested that he be granted employee stock options to acquire 500,000 shares of ViroLogic common stock, effective on the consummation of the transaction. ViroLogic management declined to agree to Dr. Singh’s request, but indicated that they would not oppose an option grant from ACLARA to Dr. Singh prior to the consummation of the transaction.

At a board meeting of ACLARA later that day, the board granted to Dr. Singh options to acquire 300,000 shares of ACLARA common stock, effective at the consummation of the transaction, which would be converted in the transaction into options to acquire 510,000 ViroLogic options (based on the 1.7 exchange ratio in the transaction). In addition, the ACLARA board, with members of ACLARA management and representatives of Lehman Brothers and Latham & Watkins LLP present, discussed the status of the transaction. A representative of Latham & Watkins then provided a summary of the terms of the proposed merger agreement, the contingent value rights agreement, and the voting agreements, and discussed the ACLARA board’s fiduciary duties in connection with the review of the proposed transaction and the alternative courses of action under consideration by the ACLARA board. Following this presentation, representatives of Lehman Brothers presented a financial analysis of the proposed transaction, as well as an analysis of the inquiries that had been made of other potential strategic partners. Following this discussion, Lehman Brothers rendered its oral opinion that, as of May 26, 2004, and subject to the considerations to be set forth in its confirmatory written opinion, from a financial point of view, the exchange ratio to be received by ACLARA’s stockholders in the merger is fair to such stockholders. Following these discussions, the ACLARA board determined that it was advisable, fair to and in the best interests of ACLARA and its stockholders to approve and adopt the merger agreement and approve the merger. The ACLARA board then adopted and approved the merger agreement, the merger, and the related agreements, contingent upon finalization of ViroLogic’s employment arrangements with Dr. Singh, final negotiation of the merger agreement, and approval of the transaction by the ViroLogic board. The ACLARA board also resolved to recommend that ACLARA’s stockholders vote in favor of the approval and adoption of the merger agreement and the approval of the merger.

On May 26, 2004, Mr. Young updated the ViroLogic board on the status of discussions and open issues and the ViroLogic board reviewed reports on due diligence items. A representative of Cooley Godward then provided a summary of the terms of the proposed merger agreement, the contingent value rights agreement, and the voting agreements. The ViroLogic board of directors discussed the anticipated benefits of the proposed transaction, as well as the potential negative factors for ViroLogic and its stockholders related to the transaction, including, among others, the risk that ACLARA’s eTag technology might not be successfully transferred from a research environment into ViroLogic’s CLIA laboratory and validated for commercial use, the risk that ViroLogic’s transition to profitable operations would be delayed by the investments required to establish the eTag technology in the cancer market, the potential impact the contingent value rights may have on ViroLogic’s liquidity and statement of operations and the fact that the ViroLogic common stock to be issued in the transaction will represent approximately 48% of the outstanding common stock of the combined company. The ViroLogic board of directors concluded, however, that these negative factors could be managed or mitigated by ViroLogic or by the combined company, or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. Following these discussions, representatives of Lazard presented a financial analysis of the proposed transaction. Following this discussion, Lazard delivered to the ViroLogic board its oral opinion that, as of that date and subject to the considerations to be set forth in its confirmatory written opinion, the exchange ratio to be offered to the holders of ACLARA common stock in the transaction was fair from a financial point of view to ViroLogic.

On May 27, 2004, Dr. Singh executed an offer letter with ViroLogic regarding the terms of his employment with ViroLogic following the closing. ACLARA and ViroLogic and their respective counsel continued to negotiate the terms of the merger agreement, the contingent value rights agreement, and the respective disclosure schedules. Later that day, the board of directors of ACLARA met to discuss the status of the transaction, in light of the fact that the conditions to its previous approval of the transaction had not been met.

On the morning of May 28, 2004, Mr. Young met with Dr. Singh to discuss the proposed transaction and Dr. Singh’s anticipated role in the combined company.

On May 28, 2004, the parties finalized the terms of the merger agreement and the related agreements. The ACLARA board of directors met with members of ACLARA management and representatives of Lehman Brothers and Latham & Watkins. The ACLARA board was briefed on the final terms of the transaction as negotiated by management and ACLARA’s advisors. Following this discussion, Lehman Brothers rendered its oral opinion that, as of May 28, 2004, and subject to the considerations set forth in its confirmatory written opinion (which was subsequently issued), from a financial point of view, the exchange ratio to be received by ACLARA’s stockholders in the merger is fair to such stockholders. As had been discussed in prior meetings of the ACLARA board of directors, the ACLARA board again discussed the potential adverse effects of the merger. The ACLARA board discussed various risks to the merger, including, without limitation, the potential that the combined company may not be able to successfully integrate the two company’s operations and technologies, the loss of key personnel critical to ACLARA’s and the combined company’s success, unexpected expenses and delays related to the proposed integration and restructuring, a decline in the price of ViroLogic’s common stock in response to the proposed merger and the potential decline in value of the transaction consideration based on the fixed exchange ratio. The ACLARA board also discussed the possibility that closing conditions to the merger might not be satisfied, that the company would be prohibited from soliciting other acquisition proposals once the merger agreement was executed as well as the significant merger-related costs, including expenses not contingent upon the closing of the merger, and risks that the benefits from the merger might not be realized, among other factors. As a result of these discussions, the board concluded that the potential benefits of the transaction outweighed the potential negative factors. Following these discussions, the ACLARA board determined that it was advisable, fair to and in the best interests of ACLARA and its stockholders to adopt the merger agreement and approve the merger. The ACLARA board then adopted and approved the merger agreement, the merger and the related agreements. The ACLARA board also resolved to recommend that ACLARA’s stockholders vote in favor of the approval and adoption of the merger agreement and the approval of the merger and the related transactions. Accordingly, four members of ACLARA’s board of directors were present at the meeting and three of those directors voted in favor of adopting and approving the merger agreement and approving the merger. One ACLARA director, Thomas Baruch, abstained from voting due to his beneficial ownership of shares of ViroLogic. Another director, Kevin Tang, also a ViroLogic stockholder, was not present at the meeting when the vote of the ACLARA board of directors was taken.

On May 28, 2004, the ViroLogic board of directors met with members of ViroLogic’s management and representatives of Lazard and Cooley Godward. Mr. Young updated the ViroLogic board on the status of the discussions with ACLARA and the proposed final terms of the transaction. A representative of Cooley Godward then provided a summary of the terms of the proposed merger agreement, the contingent value rights agreement, and the voting agreements. Following this presentation, representatives of Lazard presented a financial analysis of the proposed transaction. Following this discussion, Lazard delivered to the ViroLogic board its oral opinion that, as of that date and subject to the considerations to be set forth in its confirmatory written opinion (which was subsequently delivered to ViroLogic), the exchange ratio to be offered to the holders of ACLARA common stock in the transaction was fair from a financial point of view to ViroLogic. Following these discussions, the ViroLogic board determined that the transaction and the issuance of shares of ViroLogic stock and CVRs in the transaction were fair to, and in the best interests of ViroLogic and its stockholders. The ViroLogic board, with each director present voting in favor, then adopted and approved the merger agreement, the transaction, and the related agreements and transactions. The ViroLogic board, with each director present voting in favor, also resolved to recommend that ViroLogic’s stockholders vote in favor of the issuance of the shares of ViroLogic stock in the transaction and in favor of the amendment to the ViroLogic certificate of incorporation as contemplated in the merger agreement. One ViroLogic director, William Jenkins, was not present at the meeting when the vote of the ViroLogic board of directors was taken.

Late in the evening of May 28, 2004, the parties executed the merger agreement and the voting agreements, and the transaction was announced by press release on the morning of June 1, 2004 prior to the opening of market trading.

ViroLogic Board of Directors’ Reasons for the Transaction

ViroLogic’s board of directors has determined that the terms of the transaction and the merger agreement are fair to, and in the best interests of, ViroLogic and its stockholders. ViroLogic’s board of directors consulted with senior management, as well as its legal counsel and financial advisors in reaching its decision to approve the merger agreement. ViroLogic’s board of directors considered a number of factors in its deliberations, including the following information and strategic factors associated with ViroLogic’s and ACLARA’s businesses and the opportunities presented by a merger of the companies:

•

Expansion of Business Opportunity. ViroLogic’s board of directors considered the potential impact of the transaction on ViroLogic’s stockholders, customers, collaborators and employees, and the beliefs shared by senior management of both companies that the prospects of the combined entity were more favorable than the prospects of the companies as separate entities. The board believes that the proposed transaction provides an opportunity to leverage ViroLogic’s commercial and operational infrastructure and the experience it developed in HIV testing to address the substantially larger market opportunity of cancer. In addition, the ViroLogic board believes that the opportunity to build on the relationships of ViroLogic and ACLARA with leading pharmaceutical companies will increase the likelihood of establishing relationships with these companies to address a broader drug development market. The board believes this would increase the size of the markets addressed by ViroLogic’s products and the revenue potential of the company. The ViroLogic board of directors also believes that the opportunity to have a broader proprietary technology base will enhance the company’s ability to develop additional products in the area of personalized medicine for a variety of serious diseases, including cancer, HIV and other infectious diseases.

•	Financial Benefits and Synergies. The ViroLogic board of directors considered the view of ViroLogic’s management as to the financial condition, results of operations and businesses of ViroLogic and ACLARA before and after giving effect to the merger based on management’s due diligence, internal projections and other publicly available information. The ViroLogic board believes that the transaction presents the opportunity to increase the cash resources available to ViroLogic for operational and strategic purposes, and to realize cost savings by consolidating certain facilities and general and administrative functions and eliminating redundant expenses, including the expenses of maintaining two separate public companies. The board believes that the benefits of becoming a larger organization with access to greater financial resources, enhanced research and development capabilities and expanded sales and distribution channels will provide an opportunity to generate greater value for ViroLogic’s stockholders.

•	Ability to Integrate Companies, Develop eTag Technology and Commercialize Products. The ViroLogic board considered the evaluation of ViroLogic’s management, financial advisors, scientific advisors and legal advisors relating to the due diligence review that was conducted regarding ACLARA’s business in forming its belief that the company will have the ability to consolidate the operations of ViroLogic and ACLARA and assimilate the organizations at a single location in a reasonable timeframe. Similarly, the ViroLogic board of directors considered management’s expectations regarding the ability to successfully complete the development of ACLARA’s eTag technology and develop commercial products based on that technology together with the anticipated timing and cost associated with that development.

•	Transaction Consideration. The ViroLogic board of directors considered the value of the stock and contingent value rights to be issued in the transaction, including in the context of information regarding historical market prices and other information with respect to the ViroLogic common stock and the ACLARA common stock, and the financial performance and condition, assets, liabilities, business operations and prospects of each of ViroLogic and ACLARA. In this regard, the board also considered the prices paid in comparable transactions involving similar companies, as well as the trading performance for comparable companies and concluded that the consideration fell within the range paid in similar transactions.

•	Terms of the Merger Agreement. The ViroLogic board of directors reviewed the general terms of the merger agreement, including:

•	the fact that the transaction consideration would be determined with a fixed exchange ratio, providing certainty as to the number of shares of ViroLogic common stock and contingent value rights to be issued to ACLARA stockholders and the percentage of the total shares of ViroLogic common stock that ACLARA stockholders would own after the transaction. ViroLogic’s board of directors also considered the premium that the transaction consideration implied;

•	the expected qualification of the transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the provisions of the merger agreement that limit the ability of ViroLogic and ACLARA to solicit other acquisition offers. ViroLogic’s board of directors also considered the provisions that require the payment of a termination fee and expense reimbursement of up to $6.5 million by ViroLogic or ACLARA if the merger agreement is terminated due to specified reasons. ViroLogic’s board of directors believed that these provisions were reasonable under the circumstances; and

•	the conditions to consummation of the transaction, in particular the likelihood of obtaining the necessary regulatory approvals and stockholder approvals and the likelihood that the transaction would be completed.

•	Lazard Analysis and Fairness Opinion. The ViroLogic board of directors considered as favorable to its determination the presentations of Lazard to the board, including the analyses set forth in the presentations, and the opinion of Lazard described below to the effect that, as of May 28, 2004 and subject to and based upon the considerations in its opinion, the exchange ratio in the transaction is fair, from a financial point of view, to ViroLogic. See the section titled “Opinion of ViroLogic’s Financial Advisor” on page 74.

•	Interests of Directors and Officers. The ViroLogic board considered the interests of the officers and directors of ViroLogic and ACLARA in the transaction, including the matters described under “Interests of Directors, Officers and Affiliates” on page 96.

In its review of the proposed transaction, the ViroLogic board of directors also identified and considered a number of potential negative factors for ViroLogic and its stockholders relating to the transaction, including:

•	the risk that ViroLogic’s transition to profitable operations will be delayed by the investments required to establish the eTag technology in the cancer market, and the potential dilutive effect on ViroLogic common stock price if revenue and earnings expectations for the combined company are not met;

•	the risk that the benefits sought to be achieved by the transaction will not be realized, including the risk that ACLARA’s eTag technology might not be successfully transferred from a research environment into ViroLogic’s CLIA laboratory and validated for commercial use;

•	the risk that ACLARA’s eTag technology might not achieve acceptance by the medical community for patient testing for targeted cancer therapeutics;

•	the potential loss of key ViroLogic and ACLARA employees critical to the ongoing success of ViroLogic’s and ACLARA’s businesses and to the successful integration of the two companies;

•	the potential impact the contingent value rights may have on ViroLogic’s liquidity and statement of operations, including the potential for quarter to quarter fluctuations in ViroLogic’s operating results due to changes in fair value of the CVRs, and the potentially resulting effect on ViroLogic’s stock price;

•	the fact that the ViroLogic common stock to be issued in the transaction will represent approximately 48% of the outstanding common stock of the combined company (assuming the conversion of ViroLogic’s outstanding preferred stock and the exercise of all outstanding ViroLogic warrants and ViroLogic and ACLARA stock options), and thus causing existing ViroLogic stockholders to experience significant dilution in their percentage ownership of ViroLogic as a result of the transaction;

•	the possibility of integration difficulties associated with each company’s products and technologies, or conflicts in the combination of the corporate cultures and management teams of the ViroLogic and ACLARA;

•	the risk that the transaction may not be completed in a timely manner, if at all;

•	the effect of public announcement of the transaction on ViroLogic’s stock price;

•	the risk that ViroLogic will be unable to recruit employees critical to the ongoing success of the combined company’s operations after the transaction;

•	the substantial costs incurred in connection with the transaction, including costs of integrating the businesses of the two companies, severance costs associated with reduction in personnel, and transaction expenses arising from the transaction; and

•	the other risks and uncertainties discussed above under “Risk Factors” beginning on page 24.

The ViroLogic board of directors concluded, however, that these negative factors could be managed or mitigated by ViroLogic or by the combined company, or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the material factors considered by the ViroLogic board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the ViroLogic board of directors. The ViroLogic board of directors collectively reached the conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the ViroLogic board of directors felt were appropriate. In considering the factors described above, individual members of the ViroLogic board of directors may have given different weight to different factors. In analyzing the proposed merger, ViroLogic’s board of directors did not view any of the factors listed above as determinative or find it practical or feasible to quantify or otherwise attempt to assign any relative or specific values to any of the foregoing factors. Rather, the ViroLogic board of directors made its determination based upon the total mix of information available to it.

Recommendation of ViroLogic’s Board of Directors

After careful consideration, the ViroLogic board of directors determined that the proposed transaction is fair to, and in the best interests of, ViroLogic and its stockholders. The ViroLogic board of directors recommends that ViroLogic stockholders vote FOR the issuance of ViroLogic common stock in the transaction.

In considering the recommendation of ViroLogic’s board of directors with respect to the transaction, ViroLogic stockholders should be aware that certain directors and officers of ViroLogic have interests in the transaction that are different from, or are in addition to, the interests of ViroLogic stockholders generally. See “Interests of Directors, Officers and Affiliates” on page 96.

Opinion of ViroLogic’s Financial Advisor

Pursuant to a letter agreement, dated January 12, 2004, ViroLogic retained Lazard to act as its financial advisor. As part of this engagement, the ViroLogic board of directors requested that Lazard evaluate the fairness, from a financial point of view, to ViroLogic of the exchange ratio to be offered to the holders of ACLARA common stock in the transaction, consisting of 1.70 shares of ViroLogic common stock and 1.70 CVRs. On May 26, 2004, Lazard delivered to the ViroLogic board its oral opinion that, as of that date, the exchange ratio to be offered to the holders of ACLARA common stock in the transaction was fair from a financial point of view to ViroLogic. Lazard subsequently confirmed its oral opinion by delivering a written opinion, dated May 28, 2004, that, as of such date, the exchange ratio to be offered to the holders of ACLARA common stock in the transaction was fair from a financial point of view to ViroLogic.

The full text of the written opinion of Lazard is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Lazard’s written opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion. ViroLogic stockholders are urged to read the Lazard opinion in its entirety. Lazard’s written opinion is directed to the ViroLogic board and only addresses the fairness of the exchange ratio to ViroLogic from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder of ViroLogic as to how the stockholder should vote with respect to the transaction. The following is only a summary of the Lazard opinion and is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex C.

In connection with its oral opinion rendered on May 26, 2004 and its written opinion dated May 28, 2004, Lazard, among other things:

•	reviewed the financial terms and conditions of the merger agreement and the CVR agreement;

•	analyzed certain historical publicly available business and financial information relating to ViroLogic and ACLARA;

•	reviewed various financial forecasts provided to Lazard by ViroLogic and ACLARA relating to their respective businesses and various other data provided to Lazard by ViroLogic and ACLARA relating to their respective businesses; and also reviewed various financial forecasts provided to Lazard by ViroLogic relating to the business of ACLARA;

•	held discussions with members of the senior managements of ViroLogic and ACLARA with respect to the businesses, prospects and strategic objectives of ViroLogic and ACLARA, respectively, and held discussions with the senior management of ViroLogic with respect to the possible benefits which might be realized following the transaction as projected by ViroLogic;

•	reviewed the synergistic savings and benefits and the timing of their occurrence as projected by ViroLogic to be realized by the combined entity in connection with the transaction;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of ViroLogic and ACLARA;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of ViroLogic and ACLARA;

•	reviewed the historical stock prices and trading volumes of ViroLogic common stock and ACLARA common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of all information publicly available or reviewed by or discussed with Lazard. Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of ViroLogic or ACLARA, or concerning the solvency of or issues relating to solvency concerning either ViroLogic or ACLARA. With respect to financial forecasts, including the synergistic savings and benefits projected by ViroLogic to be realized following the transaction, and the timing thereof, provided to it by ViroLogic and ACLARA, Lazard assumed that the financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of ViroLogic and ACLARA as to the future financial performance of ViroLogic and ACLARA, respectively, and of ViroLogic with respect to the performance of ViroLogic following the transaction. In addition, with respect to financial forecasts regarding ACLARA, at ViroLogic’s direction, Lazard relied on forecasts provided by management of ViroLogic rather than forecasts provided by the management of ACLARA. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Lazard was not requested to, and did not, recommend the specific consideration to be paid to the ACLARA stockholders in the merger, which was determined through negotiations between ViroLogic and ACLARA. Except for the limitations described in this paragraph, no other limitation was imposed upon Lazard with respect to the investigations made or procedures followed by Lazard in rendering its opinion.

The written opinion of Lazard was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, May 28, 2004. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after May 28, 2004.

In rendering its opinion, Lazard assumed that the transaction would be consummated on the terms and conditions described in the merger agreement and the CVR agreement, without any waiver of any material terms or conditions by ViroLogic, that obtaining the necessary regulatory approvals for the transaction would not have an adverse effect on ViroLogic or ACLARA and that the synergistic savings and benefits of the transaction projected by the management of ViroLogic will be substantially realized both in scope and timing. In addition, Lazard assumed that the transaction would be accounted for as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes, the number of outstanding shares of common stock of ViroLogic and ACLARA on a fully diluted basis will not be materially different than as represented in the merger agreement and that the representations and warranties of ACLARA contained in the merger agreement are true and complete. Further, in reaching its opinion, except with respect to the exchange ratio analysis described below, Lazard considered only the current market price of the ViroLogic common stock.

Lazard did not express any opinion as to the price at which ViroLogic common stock or ACLARA common stock may trade subsequent to the announcement of the transaction or as to the price at which the ViroLogic common stock or CVRs may trade subsequent to the consummation of the transaction.

In the ordinary course of Lazard’s business, Lazard may actively trade the securities of ViroLogic and ACLARA for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The following is a summary of the material financial and comparative analyses performed by Lazard in connection with providing its oral opinion to the ViroLogic board and reviewing it with the ViroLogic on May 26, 2004 and in connection with its written opinion dated as of May 28, 2004.

Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Lazard’s financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Lazard’s financial analyses.

In the analyses described below, Lazard calculated the implied value of the consideration payable in the transaction as $5.22 per share of ACLARA common stock. This implied value is based on consideration of:

•	1.70 shares of ViroLogic common stock for every share of ACLARA common stock, with a value of $4.78 based on a per share value of ViroLogic common stock of $2.81 on May 28, 2004; and

•	1.70 CVRs for every share of ACLARA common stock, with a Black-Scholes value of $0.44 per share of ACLARA common stock. For purposes of this calculation, Lazard assumed that the current market value of ViroLogic common stock for each trading day in any 30 consecutive trading day period prior to the one year anniversary date of the effective time would not be greater than or equal to $3.50 and that the CVRs would not automatically be extinguished.

In the analyses below, Lazard assumed there are approximately 37.5 million shares of ACLARA common stock outstanding, calculated using the treasury method for counting the number of shares issuable upon exercise of outstanding options and that ACLARA’s net cash equaled approximately $84.8 million.

Historical Exchange Ratio Analysis. Lazard reviewed the implied exchange ratio of shares of ViroLogic common stock to shares of ACLARA common stock based on the closing prices of the shares for the twelve months ending May 28, 2004. The following table illustrates the implied exchange ratio on the dates or for the periods indicated:

	Implied Merger Exchange Ratio	Average Implied Exchange Ratio for 12 Month Period Ending May 28, 2004
		Low	Median	Mean	High
Exchange Ratio	1.86x	0.83x	1.64x	1.91x	3.69x

This analysis implied a range of per share values of approximately $2.33 to $10.36 for ACLARA common stock. Lazard noted that this range is inclusive of the implied price of the total offer consideration.

Public Market Valuation Analysis. Lazard reviewed and compared certain actual and estimated financial, operating and market information of selected public companies in the biotechnology industry that have comparable technology platforms at an early state of development and have similar market characteristics. The companies included in this analysis were:

•	BioVeris Corporation,

•	Nuvelo, Inc.,

•	Nanogen Inc.,

•	Genaissance Pharmaceuticals, Inc., and

•	Sequenom, Inc.

Using publicly available information and published Wall Street research reports for the selected companies, Lazard calculated the technology values of these companies (in millions):

Low	Median	Mean	High
$24.4	$183.8	$149.5	$207.0

The term technology value means the equity value of a company plus outstanding debt, preferred stock and minority instruments, less cash and cash equivalents. Based on Lazard’s assumption that ACLARA had net cash of $84.8 million and 37.5 million shares outstanding, this analysis implied a range of per share values of approximately $2.91 to $7.17 for ACLARA common stock. Lazard noted that this range is inclusive of the implied price of the consideration offered in the transaction.

Selected Precedent Transaction Analysis. Lazard reviewed and analyzed selected publicly available financial and operating data relating to selected acquisition transactions that Lazard considered comparable for the purpose of this analysis. While Lazard did not find any directly comparable transactions, there were three companies that were acquired in the last five years that were similar to ACLARA because they were public companies in the biotechnology industry that had comparable technology platforms at an early stage of development and similar market characteristics. These selected comparable transactions included the following transactions in the biotechnology industry (listing the acquiror followed by the target):

•	Hyseq, Inc./Variagenics, Inc.,

•	Bayer Corporation, Diagnostics division/Visible Genetics Inc., and

•	Sequenom, Inc./Gemini Genomics plc.

Using publicly available information, Lazard calculated the technology values of the target companies in the selected comparable transactions at the time of the announcement of such transactions (in millions):

Low	Median	Mean	High
$(2.3)	$61.4	$69.9	$150.6

Based on Lazard’s assumption that ACLARA had net cash of $84.8 million and 37.5 million shares outstanding, this range of technology values from the selected comparable transactions implied a range of per share values of approximately $2.20 to $6.28 for ACLARA common stock. Lazard noted that this range is inclusive of the implied price of the consideration offered in the transaction.

Discounted Cash Flow Analysis. Based upon publicly available information and projections provided by the management of ViroLogic and ACLARA, including projected synergies relating to the transaction, Lazard estimated the net present value of the future free cash flows, pharmaceutical collaborations and diagnostic services of ACLARA. Lazard utilized discount rates ranging from 15.0% to 27.5%. This range of discount rates was based on a weighted average cost of capital analysis of comparable publicly traded companies. Using this analysis, Lazard derived a range of implied discounted cash flow values for ACLARA of approximately

$88.4 million to $187.0 million. This implied a range of per share values of approximately $4.62 to $7.25 for ACLARA common stock. Lazard noted that this range is inclusive of the implied price of the total offer consideration.

Premiums Paid Analysis. Lazard reviewed the publicly available information concerning premiums paid in the following transactions in the biotechnology sector (listing the acquiror followed by the target):

•	GenVec, Inc./Diacrin, Inc.,

•	Dendreon Corporation/Corvas International, Inc.,

•	Johnson & Johnson/3 Dimensional Pharmaceuticals, Inc.,

•	Hyseq, Inc./Variagenics, Inc.,

•	Exelixis, Inc./Genomica Corporation, and

•	Sequenom, Inc./Gemini Genomics plc.

The range of precedent premiums paid over the target’s closing price one day, one week and one month prior to the announcement of the transaction is set forth in the following table:

	Low	Median	Mean	High
1 day	26.3%	86.5%	77.9%	133.7%
1 week	27.4%	85.3%	74.7%	107.5%
1 month	64.6%	89.4%	109.9%	200.4%

The resulting range of implied per share values is $5.35 to $9.50 per share of ACLARA common stock, based on an average of the premiums to one day prior, one week prior and one month prior premiums and based on ACLARA’s corresponding closing share prices. Lazard noted that this range is above the implied price of the consideration offered in the transaction.

Pro Forma Analysis. Lazard analyzed the pro forma effect of the transaction on the projected earnings per share of the combined company using projections for ViroLogic prepared by ViroLogic’s management and projections for ACLARA provided by ViroLogic’s management. In analyzing these projections, Lazard assumed that all outstanding shares of preferred stock, options and warrants of ViroLogic, calculated on a treasury method basis, had been exercised and did not consider the impact of the deployment of the combined company’s cash reserves. This analysis indicated that the transaction would be dilutive to the combined company’s earnings per share in calendar years 2004 to 2007. The financial forecasts and assumptions that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or the summary set forth above without considering all analyses as a whole could create an incomplete view of the evaluation process underlying the Lazard opinion.

In its analyses, as discussed above, Lazard made numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of ViroLogic, ACLARA or Lazard. The principal assumptions which prevailed at the time the analysis was made were that, over the next several years, the economy and the biotechnology industry would not improve in a way that would be positive to ViroLogic’s principal business activities, that there would be no external market factor that would be positive to ViroLogic’s principal business activities, such as a change in the regulatory environment that would materially reduce the time or risks associated with developing, marketing or selling products for the treatment of viral diseases and that there would be no material adverse change in industry performance, general business, economic, regulatory, market and financial conditions, as measured by various factors, including without limitation interest rates, unemployment rates, FDA regulations regarding medical devices and healthcare reimbursement policies, affecting ViroLogic as they currently exist and are expected to develop. The estimates or forecasts contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

No company or transaction used in any of the analyses is identical to ViroLogic, ACLARA or the transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of ViroLogic and ACLARA and other factors that could affect the public trading values or the announced merger transaction values, as the case may be, of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Lazard’s opinion and presentation was only one of many factors considered by the ViroLogic board in its evaluation of the transaction and should not be viewed as determinative of the views of the ViroLogic board or ViroLogic’s management. In addition, the terms of the merger agreement and the CVR agreement were determined through arm’s-length negotiations between ViroLogic and ACLARA, and were approved by the ViroLogic board. Lazard has consented to the inclusion of and references to its opinion in this proxy statement/prospectus.

Under the terms of Lazard’s engagement, Lazard is entitled to receive usual and customary fees of $2 million from ViroLogic in connection with the transaction. A substantial portion of such fee is contingent upon the completion of the transaction. ViroLogic has agreed to reimburse Lazard for out-of-pocket expenses, and to indemnify Lazard and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Lazard’s engagement.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes.

ACLARA Board of Directors’ Reasons for the Transaction

In making its determination to approve and adopt the merger agreement and approve the merger and to recommend approval and adoption of the merger agreement and approval of the merger by ACLARA stockholders, the ACLARA board of directors consulted with ACLARA management, as well as its financial and legal advisors. As discussed in greater detail below, these consultations included discussions regarding ACLARA’s strategic business plan, the costs and risks of executing that business plan as an independent company, the historical prices for ACLARA common stock and ViroLogic common stock, ACLARA’s past and current business operations and financial condition, ACLARA’s future prospects, the strategic rationale of the potential transaction with ViroLogic, and the terms and conditions of the merger agreement and other transaction related agreements.

In approving the merger agreement and the merger, the ACLARA board of directors considered a number of positive factors, including the following:

•	Complementary Nature of Business. ACLARA’s board of directors believes that there is a strategic fit between the business of the companies, and that by combining with ViroLogic to create a leading company in personalized medicine, greater value per share can be generated than that attainable by ACLARA as an independent company. The board believes that the transaction has the potential to shorten the time, reduce the cost and mitigate the risk, in commercializing ACLARA’s eTag technology for testing related to targeted cancer therapeutics by leveraging the commercial and operational infrastructure and experience already developed by ViroLogic in HIV testing. In addition, the ACLARA board believes that the opportunity to leverage the relationships of ViroLogic and ACLARA with leading pharmaceutical companies in drug development would enhance the prospects of establishing collaborative partnerships with such companies.

•	Value of the Stock Portion of Transaction Consideration. The ViroLogic stock portion of the transaction consideration per share (based on the closing price of ViroLogic stock on May 28, 2004, the last trading day before the merger agreement was publicly announced) represented a premium of approximately 32.9% over the closing price of ACLARA common stock on May 28, 2004; a premium of 24.6% over average closing price of ACLARA common stock for the 1-week period prior to May 28, 2004; and a premium of 23.6% over the average closing price of ACLARA common stock for the 1-month period prior to May 28, 2004.

•	Value of Contingent Value Rights. The ACLARA board of directors also believed that the contingent value rights to be issued in the transaction should provide additional value to the stockholders of ACLARA, which is in addition to the value of the stock portion of the merger consideration. The contingent value rights provide some protection to the ACLARA stockholders in the event that ViroLogic’s stock price declines after consummation of the merger. In addition, the contingent value rights are transferable separately from the ViroLogic common stock, allowing ACLARA stockholders to dispose of the securities if they choose.

•	Lehman Brothers Analysis and Fairness Opinion. The ACLARA board of directors considered as favorable to its determination the opinions, analyses and presentations of Lehman Brothers described below under the heading “Opinion of ACLARA’s Financial Advisor,” including the opinion of Lehman Brothers delivered on May 28, 2004 to the ACLARA board of directors stating that, as of May 28, 2004, based upon and subject to the matters set forth in its opinion, from a financial point of view, the exchange ratio to be received by holders of ACLARA common stock in the merger is fair to such holders.

•	Synergies. The ACLARA board of directors believed that the transaction presented the opportunity to realize cost savings by consolidating certain facilities and general and administrative functions and eliminating redundant expenses, including the expenses of maintaining two separate public companies.

•	Terms of the Merger Agreement. ACLARA’s board of directors reviewed the terms of the merger agreement, including the following:

(1)	the fact that the principal terms of the merger would be subject to the approval of ACLARA stockholders and that if a superior offer were to be made prior to the stockholder vote on the merger, ACLARA’s stockholders (other than those stockholders holding approximately 1.4% of the outstanding common stock who are subject to voting agreements) would be free to reject the transaction with ViroLogic by voting against the merger;

(2)	the availability of appraisal rights for those stockholders who exercise these statutory rights; and

(3)	the view of the ACLARA board of directors, after receiving advice of management and after consultation with ACLARA’s legal counsel, that the regulatory approvals necessary to complete the transaction are likely to be obtained.

In its review of the proposed transaction, the ACLARA board of directors identified and considered a number of potentially negative factors or risks, including:

•	the risks described under the section entitled “Risk Factors” beginning on page 24;

•	that, while the transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the transaction, such as obtaining necessary regulatory approvals, will be satisfied, and as a result, it is possible that the transaction may not be completed even if approved by ACLARA stockholders (see “Conditions to the Completion of the Transaction” on page 111);

•	the risk that if the market price of ViroLogic common stock declines, as a result of the fixed nature of the exchange ratio for the stock in the transaction consideration, the value of the transaction consideration to be received by the ACLARA stockholders at the time of the closing of the transaction would decline;

•	under the terms of the merger agreement, ACLARA cannot solicit other acquisition proposals or terminate the merger agreement in favor of an acquisition proposal that is superior to the ViroLogic transaction, and ACLARA must pay to ViroLogic a termination fee under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to ACLARA stockholders;

•	that, if the transaction does not close, ACLARA will have incurred significant expenses and its employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and as a result, ACLARA may experience adverse effects on its operating results, its ability to attract or retain employees and its competitive position in its markets; and

•	the risk that the benefits anticipated in connection with the transaction might not be fully realized.

In addition to the factors considered that are described above, in coming to its determination, the ACLARA board of directors was aware of the interests that some executive officers and directors of ACLARA may have with respect to the transaction in addition to their interests as stockholders of ACLARA generally. See “Interests of Directors, Officers and Affiliates” on page 96.

The above discussion of the material factors considered by the ACLARA board of directors in making its decision is not intended to be exhaustive, but does set forth all the material factors considered by the ACLARA board of directors. In view of the variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the ACLARA board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The ACLARA board of directors conducted an overall analysis of the factors described above, and overall considered the factors to be favorable to and to support its determination. In considering the factors described above, individual members of the ACLARA board of directors may have given different weight to different factors. However, ACLARA’s board of directors concluded that the potential benefits of the transaction outweighed the potential negative factors and that, overall, the proposed transaction had greater potential benefits for ACLARA’s stockholders than other strategic alternatives.

Recommendation of the ACLARA Board of Directors

After careful consideration, the ACLARA board of directors determined that the merger agreement and the merger are advisable, and fair to, and in the best interest of, ACLARA and its stockholders and has approved the merger agreement and merger. The ACLARA board of directors recommends that ACLARA stockholders vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Opinion of ACLARA’s Financial Advisor

On May 28, 2004, Lehman Brothers rendered its opinion to the ACLARA board of directors that as of such date and, based upon and subject to certain matters stated in its opinion, from a financial point of view, the exchange ratio to be received by the ACLARA stockholders in the merger is fair to such stockholders. The exchange ratio represents the number of shares of ViroLogic common stock and the number of CVRs to be received by the ACLARA stockholders in exchange for each share of ACLARA common stock in the merger and is referred to in this section as the consideration.

The full text of Lehman Brothers’ opinion, dated May 28, 2004, is attached as Annex D to this proxy statement/prospectus. ACLARA stockholders are urged to read such opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodologies that Lehman Brothers employed in arriving at its fairness opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the ACLARA board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any stockholder of ACLARA as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not in any manner address, any aspect of the merger other than the fairness, from a financial point of view, of the exchange ratio to be received by the stockholders of ACLARA in the merger to such stockholders or ACLARA’s underlying business decision to proceed with or effect the transaction.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement, the agreement governing the CVRs and the specific terms of the merger and the CVRs;

•	publicly available information concerning ACLARA that Lehman Brothers believed to be relevant to its analysis, including ACLARA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	publicly available information concerning ViroLogic that Lehman Brothers believed to be relevant to its analysis, including ViroLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	financial and operating information with respect to the business, operations and prospects of ACLARA furnished to Lehman Brothers by ACLARA, including financial projections for ACLARA prepared by its management;

•	financial and operating information with respect to the business, operations and prospects of ViroLogic furnished to Lehman Brothers by ViroLogic and ACLARA, including financial projections for ViroLogic prepared by ViroLogic’s management;

•	the trading history of shares of ACLARA’s common stock from May 29, 2003 to May 28, 2004;

•	the trading history of shares of ViroLogic’s common stock from May 29, 2003 to May 28, 2004;

•	a comparison of the historical financial results and present financial condition of ACLARA and ViroLogic with those of other companies that Lehman Brothers deemed relevant;

•	independent research analysts’ estimates of the future financial performance of ViroLogic;

•	financial and operating information with respect to the business, operations and prospects of the combined company on a pro forma basis following consummation of the transaction;

•

the results of Lehman Brothers’ efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of ACLARA, which did not yield any definitive acquisition proposals other than from ViroLogic. No forms of transaction were considered by Lehman Brothers other than an acquisition of ACLARA by a third party; and

•	a comparison of the financial terms of the transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers held discussions with the managements of ACLARA and ViroLogic concerning their respective businesses, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of ACLARA and ViroLogic that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections for ACLARA, upon advice of ACLARA, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of ACLARA’s management as to the future financial performance of ACLARA, and that ACLARA will perform substantially in accordance with such projections. With respect to the financial projections for ViroLogic, upon advice of ViroLogic, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ViroLogic as to the future financial performance of ViroLogic. However, for purposes of its analysis, at the direction of ACLARA’s management, Lehman Brothers used the more conservative financial projections for ViroLogic prepared by the independent research analysts. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of ACLARA or ViroLogic and did not make or obtain any evaluations or appraisals of the assets or liabilities of ACLARA or ViroLogic. Upon advice of ACLARA and its legal and accounting advisors, Lehman Brothers has assumed that the transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lehman Brothers’ opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers opinion.

Lehman Brothers expressed no opinion as to the prices at which shares of ViroLogic common stock or the CVRs will trade at any time following the announcement of the transaction or the consummation of the transaction. The Lehman Brothers opinion should not be viewed as providing any assurance that the market value of the shares of ViroLogic common stock or the CVRs to be held by the stockholders of ACLARA after the consummation of the transaction will be in excess of the market value of the shares of ACLARA common stock owned by such stockholders at any time prior to the announcement or the consummation of the transaction. Although Lehman Brothers evaluated the fairness, from a financial point of view, of the consideration to be received by the stockholders of ACLARA in exchange for their shares of ACLARA common stock in the merger, Lehman Brothers was not requested to, and did not, recommend the specific consideration to be received by the ACLARA stockholders in the merger, the consideration for which was determined through negotiations between ACLARA and ViroLogic. No other limitation was imposed on Lehman Brothers with respect to the investigations made or procedures followed by Lehman Brothers in rendering its opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to ViroLogic or ACLARA, but rather made its determination as to the fairness, from a financial point of view, to ACLARA stockholders of the consideration to be received by such stockholders in exchange for their shares of ACLARA common stock in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, as described above, Lehman Brothers made numerous assumptions with respect to industry performance; regulatory, geopolitical, general business and economic conditions; and the technological and scientific environment, among other matters, many of which are beyond the control of ACLARA and ViroLogic. The principal assumptions made by Lehman Brothers in conducting its analyses were that, over the next several years, the United States economy in general, and the biotechnology industry and ACLARA’s business in particular, would not change in a way that would result in a marked improvement to ACLARA’s financial condition or results of operations; that there would be no significant, external market factors that would have a positive effect on ACLARA’s financial condition or results of operations, such as a change in the regulatory environment that would materially reduce the time or risks associated with developing, marketing or selling assay solutions for drug discovery and development; and that there would be no material adverse change in the industry performance, general business, economic, regulatory, market and financial conditions, as reflected in various factors, including, without limitation, interest rates, unemployment rates, FDA regulations, and healthcare reimbursement policies, affecting the business of ViroLogic. None of ACLARA, ViroLogic, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of ACLARA. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Estimated Value of CVRs

Lehman Brothers derived a value for the CVRs using the Black-Scholes option valuation model, taking into account certain of the terms of the CVRs. Based upon its analysis, Lehman Brothers estimated the present value of each CVR to be approximately $0.20, and the present value of the 1.7 CVRs to be exchanged for each share of ACLARA common stock in the merger to be approximately $0.34. Lehman Brothers considered the provision of the CVRs that will extinguish those rights if the current market value is greater than or equal to $3.50 at certain points following the merger to be a factor weighing in favor of a lower present value of the CVRs.

Stock Trading History

Lehman Brothers considered historical data with respect to the trading price of ACLARA shares for the period from May 29, 2003 to May 28, 2004 and noted that the value of the consideration to be received by the stockholders of ACLARA in exchange for their shares of ACLARA common stock in the merger as of May 28, 2004 is greater than ACLARA’s 52-week high share price. Using the closing price of ViroLogic common stock as of May 28, 2004, as well as the average closing price of ViroLogic common stock for the 1-week and the 1-month periods ending May 28, 2004, and the value per CVR based on such ViroLogic share price, Lehman Brothers calculated the premiums that the value of the consideration to be received by the stockholders of ACLARA in exchange for their shares of ACLARA common stock in the merger represent over the closing price of ACLARA’s common stock on May 28, 2004, as well as the average closing price for ACLARA’s common stock for the 1-week, 2-week, 1-month, 2-month, 3-month, 6-month and 1-year periods ending May 28, 2004. The results of this analysis are set forth below:

	As of 05/28/04	Average
		1-Week	2-Week	1-Month	2-Month	3-Month	6-Month	1-Year
ACLARA Price	$3.85	$3.76	$3.69	$3.81	$3.91	$3.79	$3.66	$3.71
Premium Implied using ViroLogic Share Price:
As of May 28, 2004	32.9%	36.2%	38.6%	34.4%	30.9%	35.1%	39.9%	37.8%
1-Week Average	21.6%	24.6%	26.8%	23.0%	19.7%	23.6%	27.9%	26.0%
1-Month Average	22.2%	25.2%	27.4%	23.6%	20.3%	24.2%	28.6%	26.7%

Historical Exchange Ratio Analysis

Lehman Brothers compared the historical trading prices of ACLARA’s and ViroLogic’s common stock for various periods during the one-year period ending May 28, 2004 in order to determine the implied average exchange ratio that existed for those periods. Lehman Brothers compared these exchange ratios to the exchange ratios of ViroLogic shares to ACLARA shares implied by the merger (assuming an all stock-transaction) for various periods during the one-year period ending May 28, 2004 and noted that the exchange ratios implied by the transaction, including the associated value of the CVR, were greater than the exchange ratios implied by the historical trading prices of ACLARA’s and ViroLogic’s common stock for each of the periods analyzed. The following table sets forth the results of this analysis:

	Exchange Ratio (ACLARA Stock Price/ ViroLogic Stock Price)	Exchange Ratio Implied by the Merger	Implied Premium
May 28, 2004	1.370x	1.821x	32.9%
1-week average	1.504x	1.874x	24.6%
2-week average	1.532x	1.890x	23.4%
1-month average	1.515x	1.873x	23.6%
2-month average	1.384x	1.820x	31.5%
3-month average	1.313x	1.806x	37.6%
6-month average	1.153x	1.764x	53.0%
1-year average	1.605x	1.913x	19.2%

Premiums Paid Analysis

Using the closing price of ViroLogic’s common stock on May 28, 2004, as well as the average closing price for ViroLogic’s common stock for the 1-week and 1-month periods ending May 28, 2004, Lehman Brothers analyzed the value of the 1.7 shares of ViroLogic common stock and 1.7 CVRs being exchanged for each ACLARA share in the merger, to derive premiums over the closing price of ACLARA’s common stock on May 28, 2004, as well as the average closing price for ACLARA’s common stock for the 1-week and 1-month periods ending May 28, 2004. The results of this analysis are set forth below:

Implied Premium
May 28, 2004	32.9%
1-week average	24.6%
1-month average	23.6%

Lehman Brothers reviewed the mean and median premiums over the closing sales prices of the acquired companies’ common stock one day, 1 week and 1 month prior to announcement for transactions classified into the following three categories: (i) all transactions between U.S. companies valued at between $100 million and $300 million since January 1, 2001; (ii) all transactions between U.S. companies valued at between $100 million and $300 million since January 1, 2002; and (iii) all transactions between U.S. companies in the healthcare industry valued at between $100 million and $300 million since January 1, 2001. The results of this review are set forth below:

		Transaction Premium
		1-day	1-week	1-month
All Transactions Since January 1, 2001	Mean	23.3%	27.5%	27.8%
	Median	27.0%	30.8%	32.1%

All Transactions Since January 1, 2002	Mean	19.6%	23.6%	24.6%
	Median	21.4%	24.1%	27.5%

All Healthcare Transactions Since January 1, 2001	Mean	20.5%	19.8%	27.4%
	Median	21.7%	23.6%	23.1%

Lehman Brothers noted that the premiums over the closing price of ACLARA’s common stock on May 28, 2004 and the average closing prices of ACLARA’s common stock for the 1-week and 1-month periods ending May 28, 2004 implied by the merger were above or within the ranges implied by the mean and median premiums set forth in the table above.

Analysis of ACLARA

Comparable Company Analysis. In order to assess how the public market values shares of publicly traded companies similar to ACLARA, Lehman Brothers reviewed and compared specific financial and operating data relating to ACLARA and 11 other publicly traded companies that Lehman Brothers deemed comparable to ACLARA, including diagnostic testing companies (Gen-Probe Incorporated, Digene Corporation, Biosite Incorporated, Specialty Laboratories, Inc. and EXACT Sciences Corporation), tool companies (Affymetrix, Inc., Ciphergen Biosystems, Inc. and Gene Logic Inc.) and reagent companies (Invitrogen Corporation and Techne Corporation). Lehman Brothers noted that none of these companies was exactly comparable to ACLARA. Using the projections provided by ACLARA’s management and publicly available information for the other companies, Lehman Brothers calculated and analyzed the ratios of each company’s enterprise value as of May 28, 2004 to its calendar year (CY) 2003 and projected CY 2004 revenues. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and the value of any material debt-equivalent liabilities, and from the resulting sum, subtracting the value of its cash and cash equivalents.

Enterprise Value as a multiple of:
	CY 2003 Revenues	Projected CY 2004 Revenues
Diagnostic Testing Companies
Median	9.38x	7.51x
High	35.50x	19.99x
Low	1.32x	1.20x

Tool Companies
Median	3.34x	2.51x
High	6.04x	5.19x
Low	0.15x	0.13x

Reagent Companies
Median	7.36x	6.26x
High	9.59x	8.67x
Low	5.14x	3.85x

ACLARA
Current	39.33x	12.80x
Implied by Transaction	72.28x	23.53x

Lehman Brothers noted that the ratios for ACLARA implied by the merger were in excess of the median and high ratios of the diagnostic testing companies, tool companies and reagent companies as of May 28, 2004, the last trading date prior to the delivery of its opinion.

Comparable Transaction Analysis. Lehman Brothers reviewed twelve acquisitions of companies that Lehman Brothers deemed comparable to the transaction. Set forth below are the announcement date and parties to those transactions:

Announcement Date	Target	Acquiror
May 13, 2004	Horizon Medical Products, Inc.	Rita Medical Systems, Inc.
December 15, 2003	i-Stat Corporation	Abbott Laboratories
November 21, 2003	Applied Molecular Evolution, Inc.	Eli Lilly and Company
January 16, 2003	3-Dimensional Pharmaceuticals, Inc.	Johnson & Johnson
December 4, 2002	Triangle Pharmaceuticals, Inc.	Gilead Sciences, Inc.
November 21, 2002	Synaptic Pharmaceutical Corporation	H. Lundbeck A/S
November 14, 2002	OraPharma, Inc.	Johnson & Johnson
October 21, 2002	Meridian Medical Technologies, Inc.	King Pharmaceuticals, Inc.
March 20, 2002	Collateral Therapeutics, Inc.	Schering AG
February 7, 2002	Glyko Biomedical, Ltd.	BioMarin Pharmaceutical Inc.
October 24, 2001	Vysis, Inc.	Abbott Laboratories
June 13, 2001	AXYS Pharmaceuticals, Inc.	Celera Genomics Corporation

Lehman Brothers noted that none of the transactions selected for review was exactly comparable to the transaction. Lehman Brothers selected the transactions set forth above for comparison to the transaction because they involved companies that were in similar industries to ACLARA and ViroLogic and were of a similar size and structure to the transaction. Lehman Brothers considered the transaction values as a multiple of revenues for the calendar year in which the transaction took place as well as the calendar year immediately preceding such calendar year. Lehman Brothers compared these results to the multiples implied by the merger. Lehman Brothers noted that the 2003 revenue multiple of 72.28x and projected 2004 revenue multiple of 23.53x (calculated by using the projections provided by ACLARA’s management) implied by the merger were in excess of the mean and median multiples of the comparable transactions.

	Mean	Median	High	Low	ACLARA Implied By Merger
Transaction Value divided by:
One Year Prior to Current CY	21.90x	8.63x	80.53x	3.01x	72.28x
Current CY	10.27x	8.16x	34.82x	1.93x	23.53x

Discounted Cash Flow Analysis. Lehman Brothers analyzed the per share value of ACLARA’s common stock based on a discounted cash flow analysis using the projections provided by ACLARA’s management. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future cash flows of the entity and discounting such cash flows back to the present.

Using a revenue multiple range of 3.00x to 4.00x and a discount rate range of 25.0% to 30.0%, Lehman Brothers derived a per share value range of ACLARA’s common stock of $3.78 to $4.89. Selection of an appropriate range of discount rates is an inherently subjective process and is affected by numerous factors. The discount rates used by Lehman Brothers were selected based upon those used by Lehman Brothers in analyzing previous, similar transactions involving early stage biotechnology companies. Lehman Brothers noted that the values per share of ACLARA common stock implied by the merger of $5.12, $4.68 and $4.71, based on the closing price of ViroLogic common stock as of May 28, 2004 and the average closing prices for ViroLogic’s common stock for the 1-week and 1-month periods ending May 28, 2004, respectively, were within or greater than the range of per share values derived for ACLARA’s common stock based on its discounted cash flow analysis.

Analysis of ViroLogic

Stock Trading History. Lehman Brothers considered historical data with respect to the trading price of ViroLogic shares for the period from May 29, 2003 to May 28, 2004. Lehman Brothers compared the closing price of ViroLogic’s common stock as of May 28, 2004 to the historical closing price of ViroLogic’s common stock for various periods during the one-year period ending May 28, 2004. The results of this analysis are set forth below:

ViroLogic Stock Price
As of May 28, 2004	$2.81
1-week average	$2.50
2-week average	$2.41
1-month average	$2.51
2-month average	$2.83
3-month average	$2.89
6-month average	$3.17
1-year average	$2.31

Lehman Brothers noted that ViroLogic’s closing stock price as of May 28, 2004 was within the range of historical closing prices of ViroLogic’s common stock for various periods analyzed during the one-year period ending May 28, 2004.

Comparable Company Analysis. In order to assess how the public market values shares of publicly traded companies similar to ViroLogic, Lehman Brothers reviewed and compared specific financial and operating data relating to ViroLogic with the 11 other publicly traded companies that Lehman Brothers deemed comparable to ViroLogic, which included the same diagnostic testing companies, tool companies and reagent companies Lehman Brothers deemed comparable to ACLARA. Lehman Brothers noted that none of these companies was exactly comparable to ViroLogic. Using the projections for ViroLogic prepared by independent research analysts and publicly available information for the other companies, Lehman Brothers calculated and analyzed the ratios of each company’s enterprise value as of May 28, 2004 to its calendar year (CY) 2003 and projected CY 2004 revenues. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and the value of any material debt-equivalent liabilities, and from the resulting sum, subtracting the value of its cash and cash equivalents.

Enterprise Value as a multiple of:
	CY 2003 Revenues	Projected CY 2004 Revenues
Diagnostic Testing Companies
Median	9.38x	7.51x
High	35.50x	19.99x
Low	1.32x	1.20x

Tool Companies
Median	3.34x	2.51x
High	6.04x	5.19x
Low	0.15x	0.13x

Reagent Companies
Median	7.36x	6.26x
High	9.59x	8.67x
Low	5.14x	3.85x

ViroLogic
Current	5.12x	3.91x

Lehman Brothers noted that the implied trading ratios for ViroLogic were either below or in the range of the ratios observed for the diagnostic testing, tool and reagent companies as of May 28, 2004.

Research Analysts’ Perspective. Lehman Brothers reviewed the 1-year price targets for ViroLogic projected by two research analysts and found them to be $5.00 and $6.00 per share. Lehman Brothers compared ViroLogic’s historical share prices for various periods during the one-year period ending May 28, 2004 to the mean of 1-year price targets projected by the research analysts. The results of this comparison are set forth below:

	As of 05/28/04	Average
		1-Week	2-Week	1-Month	2-Month	3-Month	6-Month	1-Year
ViroLogic Price	$2.81	$2.50	$2.61	$2.51	$2.83	$2.89	$3.17	$2.31
As % of Mean 1-Year Price Targets	51.1%	45.4%	43.8%	45.7%	51.4%	52.5%	57.7%	42.1%

Lehman Brothers noted that for each of the periods reviewed, ViroLogic’s average stock price was lower than the mean of the 1-year price targets.

Discounted Cash Flow Analysis. Lehman Brothers analyzed the per share value of ViroLogic’s common stock based on a discounted cash flow analysis using the projections for ViroLogic prepared by independent research analysts. Using a revenue multiple range of 3.00x to 4.00x and a discount rate range of 25.0% to 30.0%, Lehman Brothers derived a per share value range of ViroLogic’s common stock of $2.14 to $3.03. Lehman Brothers noted that the values per share of ViroLogic common stock of $2.81, $2.50 and $2.51 based on the closing price of ViroLogic common stock as of May 28, 2004, and the average closing price for ViroLogic’s common stock for the 1-week and 1-month periods ending May 28, 2004, respectively, were within the range of per share values derived for ViroLogic’s common stock based on its discounted cash flow analysis.

Pro Forma Analysis

Lehman Brothers analyzed the pro forma effect of the merger on the projected earnings per share of the combined company using the projections for ACLARA prepared by ACLARA’s management and the projections for ViroLogic prepared by independent research analysts. This analysis indicated that the merger would be dilutive to the combined company’s earnings per share in calendar years 2005 to 2008. The financial forecasts and assumptions that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ACLARA’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with ACLARA and the life sciences industry generally, and because its investment banking professionals have substantial experience in transactions comparable to the transaction.

As compensation for its services in connection with the transaction, ACLARA has agreed to pay Lehman Brothers a customary fee of approximately 1.5% of the transaction value (based on the value of the transaction at the closing date), of which $500,000 was paid to Lehman Brothers upon the rendering of its opinion to ACLARA’s Board of Directors in connection with the fairness of the consideration to be received by the stockholders of ACLARA in exchange for their shares of ACLARA common stock in the merger, and a significant portion of which is contingent upon the completion of the transaction. In addition, ACLARA has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by ACLARA and the rendering of the Lehman Brothers opinion.

Lehman Brothers has not received compensation during the last three years for providing investment banking services to ACLARA or ViroLogic. In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of ACLARA and ViroLogic for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Material U.S. Federal Income Tax Consequences

In the opinion of Cooley Godward LLP, counsel to ViroLogic, and Latham & Watkins LLP, counsel to ACLARA, the following summarizes the material U.S. federal income tax consequences of the two mergers, taken together as a whole, which we refer to as the “integrated mergers.” This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, and all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the integrated mergers. This summary does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or to other types of holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	non-U.S. persons for U.S. federal income tax purposes, including expatriates;

•	tax-exempt organizations;

•	persons who are subject to the alternative minimum tax;

•	persons for whom the ACLARA common stock is not a capital asset;

•	persons who hold ACLARA common stock as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;

•	persons deemed to sell their ACLARA common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the U.S. dollar;

•	entities treated as partnerships for U.S. federal income tax purposes;

•	hybrid entities treated as corporations by some countries and fiscally transparent entities by other countries;

•	persons whose ACLARA common stock is qualified small business stock for purposes of Section 1202 of the Code; or

•	persons who acquired their ACLARA common stock through stock option or stock purchase programs or other compensation arrangements (including, for example, stock subject to a “substantial risk of forfeiture,” and stock received on exercise of an “incentive stock option,” both as defined in the Code).

This discussion does not address the tax consequences of (i) transactions effectuated before, after or at the same time as the integrated mergers, whether or not they are in connection with the integrated mergers, including, without limitation, transactions in which ACLARA common stock is acquired or ViroLogic common stock is disposed of, (ii) the receipt of ViroLogic common stock, contingent value rights or cash other than in exchange for ACLARA common stock, or (iii) the integrated mergers under state, local or foreign laws. In addition, this discussion does not address the tax consequences to holders of ACLARA stock options that are assumed, exercised or converted, as the case may be, in connection with the integrated mergers.

No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the integrated mergers, and the following summary is not binding on the Internal Revenue Service or the courts. As a result, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

Each holder of ACLARA common stock is urged to consult such holder’s own tax advisor regarding the U.S. federal income or other tax consequences of the integrated mergers to such holder.

The consummation of the transaction is conditioned on, among other things, (i) the receipt by ViroLogic of an opinion from Cooley Godward LLP, counsel to ViroLogic, dated the date of the effective time of the transaction, to the effect that, for U.S. federal income tax purposes, the integrated mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the receipt by ACLARA of an opinion from Latham & Watkins LLP, counsel to ACLARA, dated the date of the effective time of the transaction, to the effect that, for U.S. federal income tax purposes, the integrated mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither ViroLogic nor ACLARA may waive these tax opinion closing conditions to the transaction after ACLARA stockholders have approved the transaction unless further ACLARA stockholder approval is obtained with appropriate disclosure. The opinions will be based on representations contained in representation letters provided by ViroLogic and ACLARA, all of which must continue to be true and accurate in all respects as of the effective time of the transaction, and on certain customary factual assumptions. In addition, the opinions will assume that the integrated mergers will be completed according to the terms of the merger agreement. The opinions of counsel to be delivered in connection with the integrated mergers represent the best legal judgment of counsel to ViroLogic and counsel to ACLARA and are not binding on the Internal Revenue Service or the courts.

ViroLogic, ACLARA and the Stockholders of ViroLogic

The integrated mergers will have no U.S. federal income tax consequences for ViroLogic stockholders.

ACLARA and ViroLogic will recognize no gain or loss as a result of the integrated mergers; however, the integrated mergers may result in a limitation on use of the existing tax net operating losses of one or both companies.

Exchange of ACLARA Common Stock for ViroLogic Common Stock and Contingent Value Rights

Assuming that the integrated mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code, then, subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences will result:

•	A holder of ACLARA common stock will recognize gain (but not loss), with respect to each share of ACLARA common stock held, in an amount equal to the lesser of (i) any gain realized with respect to such share or (ii) the value of the contingent value rights received with respect to such share, determined as of the effective time of the transaction. A holder’s gain realized will be equal to the difference between the fair market value of the ViroLogic common stock and contingent value rights received and such holder’s tax basis in the ACLARA common stock surrendered (less any basis allocable to fractional shares as described below). Any such gain recognized by an ACLARA stockholder with respect to the receipt of the contingent value rights should be capital gain.

•	The aggregate adjusted tax basis of the ViroLogic common stock received in the transaction (including any fractional interest) by an ACLARA stockholder will be equal to the aggregate adjusted tax basis of such holder’s ACLARA common stock exchanged therefor, decreased by the fair market value of the contingent value rights received by such holder and increased by any gain recognized by such holder.

•	The holding period for ViroLogic common stock received in the transaction by an ACLARA stockholder will include the holding period of such holder’s ACLARA common stock exchanged therefor.

•	The tax basis of the contingent value rights received in the transaction by an ACLARA stockholder will be equal to their fair market value as of the effective time of the transaction, and the holding period for contingent value rights received will begin the day after the effective time of the transaction.

•	An ACLARA stockholder who receives cash instead of a fractional share of ViroLogic common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the holder’s adjusted tax basis in such fractional share.

•	Capital gain or loss recognized on receipt of contingent value rights or cash in lieu of fractional shares will constitute long-term capital gain or loss if the ACLARA stockholder’s holding period is greater than one year as of the date of the consummation of the transaction. The deductibility of capital losses is subject to limitations.

Ownership of Contingent Value Rights

The U.S. federal income tax consequences to recipients of contingent value rights from the payment at or before maturity, lapse or disposition of such contingent value rights will depend upon how the Internal Revenue Service characterizes the contingent value rights for Federal income tax purposes. The Internal Revenue Service has taken the position that taxpayers should treat rights similar to the contingent value rights as cash settlement put options for U.S. federal income tax purposes. However, it is possible that the contingent value rights might be treated as debt instruments or in some other manner. Subsequent legislation, regulations, court decisions, and revenue rulings could affect the U.S. federal income tax treatment of the contingent value rights. ViroLogic anticipates that it will treat the contingent value rights as cash settlement put options for U.S. federal income tax purposes, and the following summary assumes that the IRS will treat the contingent value rights as cash settlement put options for U.S. federal income tax purposes, except as specifically noted.

Subject to the straddle rules described below, upon the payment at or before maturity or sale or exchange of the contingent value rights, generally a holder of contingent value rights will recognize capital gain or loss in an amount equal to the difference between the cash paid in respect of the contingent value rights and the holder’s tax basis in the contingent value rights. In the event a holder’s contingent value rights lapse without any payment, the holder will recognize capital loss equal to the holder’s tax basis in such contingent value rights. A holder’s capital gain or loss will be long term if the holder’s holding period in the contingent value rights is more than one year at the time of payment, lapse, sale or exchange.

The straddle rules may apply while a holder holds both contingent value rights and ViroLogic common stock. In the event a holder’s contingent value rights and ViroLogic common stock comprise a straddle:

•	Some or all of the capital loss otherwise recognized on a holder’s contingent value rights may be deferred until a later tax year. The amount deferred would be equal to the amount by which the fair value of the ViroLogic common stock owned exceeds the holder’s tax basis in the ViroLogic common stock on the last trading day of the tax year in which the holder would otherwise recognize the capital loss.

•	For holders who had a holding period in their ACLARA common stock of one year or less when they received their contingent value rights, some or all of the capital gain or loss otherwise recognizable upon a payment at or before maturity, lapse, sale or exchange of the contingent value rights may be short term capital gain or loss instead of long term capital gain or loss.

•	For holders who had a holding period of one year or less in their ACLARA common stock when they received their contingent value rights, some or all of the capital gain or loss otherwise recognizable on a disposition of ViroLogic common stock may be short term instead of long term and some or all of such loss may be deferred.

•	For holders who had a holding period in their ACLARA common stock of more than one year when they received their contingent value rights, any capital gain or loss recognized on the disposition of the ViroLogic common stock received in exchange should be long-term capital gain or loss, though some or all of the capital loss otherwise recognizable on the disposition of ViroLogic common stock may be deferred. In addition, some or all of the capital gain otherwise recognizable upon a payment at or before maturity, lapse, sale or exchange of the contingent value rights may be short term instead of long term, but any capital loss recognized by such holders on contingent value rights will be long term, regardless of their holding period in the contingent value rights.

•	Holders may not be able to deduct interest and carrying charges allocable to the contingent value rights or ViroLogic common stock. These items will increase a holder’s tax basis in the contingent value rights and ViroLogic common stock, respectively.

•	For holders who are corporations, their holding period for ViroLogic common stock will not include any day on which they also own contingent value rights. Therefore, the dividends received deduction may not be available for dividend income on ViroLogic common stock.

Possible Treatment of the Contingent Value Rights as Debt Instruments

If the Internal Revenue Service were to assert successfully that the contingent value rights are treated as debt for U.S. federal income tax purposes, the character of income and loss recognized with respect to contingent value rights, as well as the timing of the recognition of income and loss, could be substantially different from the treatment discussed above. In particular, any gain recognized with respect to contingent value rights could be treated as ordinary income, and holders may recognize such income before they receive any cash with respect to the contingent value rights. We urge recipients of contingent value rights to consult their tax advisors regarding the consequences of the possible treatment of the contingent value rights as debt for U.S. federal income tax purposes.

Reporting Requirements

Each ACLARA stockholder that receives ViroLogic common stock and contingent value rights in the transaction will be required to file a statement with his, her or its U.S. federal income tax return setting forth his, her or its basis in the ACLARA common stock surrendered and the fair market value of the ViroLogic common stock, contingent value rights and cash, if any, received in the transaction, and to retain permanent records of these facts relating to the integrated mergers.

Dissenting Stockholders

A dissenting holder of ACLARA common stock who perfects dissenters’ rights will generally be treated as having received a distribution in redemption of his, her or its shares subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the transaction, does not own (actually or constructively) any common stock of either ACLARA or ViroLogic will generally recognize gain or loss with respect to a share of ACLARA common stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss should be capital gain or loss.

Consequences of IRS Challenge

A successful challenge by the Internal Revenue Service to the reorganization status of the integrated mergers would result in the ACLARA stockholders recognizing taxable gain or loss with respect to each share of ACLARA common stock surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the effective time of the transaction, of the ViroLogic common stock and the contingent value rights received in exchange therefor. In such event, an ACLARA stockholder’s aggregate basis in the ViroLogic common stock so received would equal its fair market value, and the holding period of such shares would begin the day after the date the transaction becomes effective.

Backup Withholding

Certain non-corporate holders of ACLARA common stock may be subject to backup withholding, currently at a 28% rate, on cash payments received in the transaction. Backup withholding generally will not apply, however, to a holder of ACLARA common stock who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of ACLARA common stock following the consummation of the transaction;

•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE INTEGRATED MERGERS TO AN ACLARA STOCKHOLDER WILL DEPEND ON SUCH HOLDER’S PARTICULAR TAX SITUATION. THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS. ACLARA STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE INTEGRATED MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

Regulatory Matters; Hart-Scott-Rodino Act and Antitrust

The transaction is not presently believed to be subject to the requirements of the HSR Act, which prevents transactions meeting certain size tests, and not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period expires or is terminated early. Given that this transaction is valued in excess of $50 million, the parties would be required to submit HSR filings in connection with this transaction if they satisfied the HSR size-of-person test or if the transaction were valued in excess of $200 million. As neither of the parties has $100 million in either assets or sales, as determined in accordance with FTC regulations, the size-of-person test has not been satisfied as of the date of this joint proxy statement/prospectus. Similarly, the transaction is not now valued in excess of $200 million.

Although it is not anticipated that either the size-of-person determination or the transaction valuation will change in such a way that prior to closing HSR filings would be required, it is possible that a change could occur and thereby trigger filing requirements. ViroLogic expects to conduct its valuation within the next four weeks and will, at that time, determine whether a change in valuation will require the parties to submit HSR filings. If that were to occur, ViroLogic and ACLARA would, at that time, be required to file notifications with the Department of Justice and the Federal Trade Commission and wait for the termination or expiration of the waiting period before closing the transaction. The initial waiting period under the HSR Act is 30 days, beginning on the day after the date on which both parties complete their filings. The waiting period can be terminated early by action of both the Antitrust Division of the DOJ and by the FTC. Either agency can extend the waiting period by issuing a Request for Additional Information or second request. Such a request extends the waiting period until 30 days after each of the parties has substantially complied with the second request.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the transaction at any time before or after its consummation. ViroLogic and ACLARA cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the transaction or seek to impose restrictions or conditions on ViroLogic as a condition of not challenging the transaction. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transaction, or lessen the anticipated benefits of the transaction.

Other Approvals

If any additional governmental approvals or actions are required, ViroLogic and ACLARA intend to try to obtain them. ViroLogic and ACLARA cannot assure you, however, that ViroLogic and ACLARA will be able to obtain any approvals or actions.

Accounting Treatment

The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with U.S. generally accepted accounting principles. After the transaction, the results of operations of ACLARA will be included in the consolidated financial statements of ViroLogic. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives are amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. ViroLogic will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/prospectus, ViroLogic has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the transaction.

Restrictions on Sales of Shares by Affiliates of ACLARA

The shares of ViroLogic common stock and contingent value rights to be issued to ACLARA stockholders and holders of options to purchase ACLARA common stock in connection with the transaction will be registered under the Securities Act. These shares and contingent value rights will be freely transferable under the Securities Act, except for shares of ViroLogic common stock and contingent value rights issued to any person who is deemed to be an “affiliate” of ACLARA at the time of the ACLARA annual meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of ACLARA, and may include some of the officers and directors, as well as its principal stockholders. Affiliates at the time of the ACLARA annual meeting may not sell their shares of ViroLogic common stock or contingent value rights acquired in connection with the transaction except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act, which principally limits the volume of securities that can be sold in a three month period or (3) any other applicable exemption under the Securities Act. ViroLogic’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of ViroLogic common stock to be received by affiliates of ACLARA in the transaction. ViroLogic entered into a Registration Rights Agreement dated May 28, 2004 with Tang Capital Partners, L.P., a stockholder and affiliate of ACLARA. Kevin Tang, a director of ACLARA, is a managing director of Tang Capital Management, LLC, the general partner of Tang Capital Partners. In the Registration Rights Agreement, ViroLogic agreed to file and keep effective for one year after the effective time of the transaction a resale registration statement covering the shares of ViroLogic common stock and contingent value rights received by Tang Capital Partners in the transaction.

We expect that approximately 12,736,111 shares of ViroLogic common stock and 12,736,111 contingent value rights held by affiliates of ACLARA will be restricted and not immediately eligible for resale upon completion of the transaction, based on 7,499,183 shares of ACLARA common stock held by affiliates of ACLARA on June 30, 2004; except that upon and during the effectiveness of the resale registration statement covering the ACLARA securities held by Tang Capital Partners and converted into ViroLogic securities, we expect that 5,990,970 shares of ViroLogic common stock and 5,990,970 contingent value rights held by Tang Capital Partners will be not be restricted and will be eligible for resale, based on 3,524,100 shares of ACLARA common stock held by Tang Capital Partners on June 30, 2004. In addition, we expect that approximately 4,300,313 shares of ViroLogic common stock and 4,300,313 contingent value rights underlying outstanding options held by affiliates of ACLARA will be restricted and not immediately eligible for resale upon completion of the transaction, based on outstanding options to acquire an aggregate of 2,529,596 shares of ACLARA common stock held by affiliates of ACLARA on June 30, 2004. In the event that ACLARA’s non-employee directors, Messrs. Marion and Tang, and Baruch and Mendlein (if reelected to ACLARA’s board) each receive grants of additional options to purchase 12,000 shares of ACLARA common stock on the date of ACLARA’s annual meeting of stockholders (an aggregate of options to purchase 48,000 shares of ACLARA common stock), we expect that an additional 81,600 shares of ViroLogic common stock and 81,600 contingent value rights underlying those outstanding options will also be restricted and not immediately eligible for resale upon completion of the transaction.

Interests of Directors, Officers and Affiliates

In considering the recommendation of the ViroLogic board of directors that ViroLogic stockholders vote in favor of the issuance of ViroLogic common stock in the transaction, ViroLogic stockholders should be aware that some ViroLogic executive officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders of ViroLogic. These interests relate to or arise from, among other things, the expectation that the trading volume of ViroLogic following the transaction may increase, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both ViroLogic and ACLARA. The ViroLogic board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

In considering the recommendation of the ACLARA board of directors that ACLARA stockholders vote in favor of approval of the merger agreement and the principal terms of the transaction, ACLARA stockholders should be aware that some ACLARA executive officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders of ACLARA. These interests relate to or arise from, among other things:

•	ViroLogic will indemnify each present and former ACLARA officer and director against liabilities arising out of that person’s services as an officer or director, and ACLARA will purchase a six year (measured from the effective time of the transaction) extended reporting period endorsement with commercially reasonable terms under its existing directors’ and officers’ liability insurance policy(ies), covering those persons who are covered by ACLARA’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, on terms no more favorable to such persons than the terms of such current insurance coverage;

•

Affiliates of ACLARA receiving ViroLogic common stock and contingent value rights as a result of the transaction (including options assumed by ViroLogic) are subject to Rule 145 of the Securities Act with respect to the resale of their securities, as discussed above in the section entitled “Restrictions on Sales of Shares by Affiliates of ACLARA.” Under Rule 145, the following resales of ViroLogic common stock and contingent value rights by ACLARA affiliates are permitted:

(a)	during the one year period following the completion of the transaction, affiliates of ACLARA may sell their shares of ViroLogic common stock and contingent value rights if (i) ViroLogic complies with the reporting requirements of the Securities Exchange Act of 1934, (ii) in any three-month period, the amount of sales sold by that affiliate do not exceed the greater of 1% of outstanding ViroLogic common stock or contingent value rights, as the case may be, or the average trading volume over the four-week period prior to notice of the sale; (iii) sales are in brokers’ transactions involving customary broker’s commissions and no solicitation of buyers or made directly with a market maker, unless the affiliate is an estate or its beneficiary;

(b)	during the one year period beginning one year after the completion of the transaction, affiliates of ACLARA may freely sell the ViroLogic securities received as a result of the transaction if such affiliate is not an affiliate of ViroLogic at that time and if ViroLogic complies with the reporting requirements of the Securities Exchange Act; otherwise, the resales will be subject to the requirements listed in clause (a) above; and

(c)	beginning two years after the completion of the transaction, affiliates of ACLARA may freely sell their ViroLogic securities received as a result of the transaction if such affiliate is not an affiliate of ViroLogic at the time of the sale or during the three months prior to the sale; otherwise, the resales will be subject to the requirements listed in clause (a) above.

Thus,	after the completion of the transaction, sales of shares of ViroLogic common stock and contingent value rights, including shares of ViroLogic common stock issued upon exercise of ACLARA options assumed by ViroLogic, received by Thomas G. Klopack, Alfred G. Merriweather, Sharat Singh, Michael Dunn, Steven Macevicz, Thomas R. Baruch, Andre Marion, John D. Mendlein, Kevin Tang, Tang Capital Partners and Perry Corporation in consideration for the transaction may be sold under Rule 145 pursuant to the above conditions; provided that the securities held by Tang Capital Partners that are covered under an effective resale registration statement of ViroLogic may be sold free of the above Rule 145 restrictions. It is currently anticipated that Messrs. Merriweather, Dunn, Singh, Mendlein, Baruch, Tang, Tang Capital Partners and Perry Corporation will also be affiliates of ViroLogic after the completion of the transaction, thus sales of their securities may be subject to the above Rule 145 restrictions in clause (a) above after the one or two-year post-transaction period if they remain an affiliate of ViroLogic during that period and their securities are not covered under any effective resale registration statement.

•	It is anticipated that the trading volume of ViroLogic common stock will increase following the transaction, which may facilitate the sale of an increased number of shares under Rule 145 of the Securities Act for certain affiliates of both ViroLogic and ACLARA following the transaction, as explained in paragraph (a)(ii) above;

•	John D. Mendlein and Thomas R. Baruch, current directors of ACLARA, will become directors of ViroLogic after the transaction, and will be entitled to receive the same compensation as current directors of ViroLogic. See the section entitled “Compensation of Directors” on page 180 for a description of the compensation currently received by ViroLogic directors.

•	Thomas G. Klopack, ACLARA’s Chief Executive Officer and a director, Alfred G. Merriweather, ACLARA’s Vice President, Finance, Chief Financial Officer and Secretary, Sharat Singh, ACLARA’s Chief Technical Officer, Michael Dunn, ACLARA’s Chief Business Officer, and Steven Macevicz, ACLARA’s Vice President of Intellectual Property, will become executive officers, employees or consultants of ViroLogic after the transaction:

•	Mr. Klopack is expected to serve as a consultant for a transitional period following the transaction, pursuant to his severance agreement with ACLARA. In connection with this agreement,

Mr. Klopack has entered into an amendment to his option agreement that extends the period to exercise his assumed options to 18 months after the termination of his employment or consulting arrangement;

•	Dr. Singh has accepted an offer of employment with ViroLogic pursuant to which he will continue his employment with ViroLogic after the transaction on substantially the same terms as with ACLARA before the transaction, and will receive a retention bonus of $100,000 on each of the first and second anniversaries of the transaction if he remains employed by ViroLogic at those times. Immediately prior to the execution of the merger agreement, Dr. Singh was granted an additional option to purchase 300,000 shares of ACLARA common stock which will become effective only upon the consummation of the transaction. In connection with the transaction, this option grant to Dr. Singh will be assumed by ViroLogic, and converted into options to acquire 510,000 shares of ViroLogic common stock (based on the 1.7 exchange ratio in the transaction) and the corresponding contingent value rights. This option will be subject to vesting contingent upon Dr. Singh’s continued service with ViroLogic and is subject to Dr. Singh’s change of control agreement. Twenty-five percent of Dr. Singh’s option will vest one year after the completion of the transaction and the remainder of his option will vest at a monthly rate of 1/48th of the total number of shares subject to the option over the next 36 months thereafter;

•	Mr. Merriweather will continue his employment with ViroLogic after the transaction on substantially the same compensation terms as with ACLARA before the transaction;

•	Mr. Dunn will continue his employment with ViroLogic after the transaction on substantially the same compensation terms as with ACLARA before the transaction;

•	Dr. Macevicz is expected to provide some consulting services to ViroLogic for a transitional period following the transaction;

•	In addition to Mr. Klopack, each of Messrs. Dunn, Macevicz, Merriweather and Singh have entered into amendments to their option agreements with ACLARA that extend the period to exercise their assumed stock options to 18 months after the termination of their employment or consulting arrangements.

•	Messrs. Macevicz and Merriweather and Dr. Singh are party to change of control agreements which will be assumed by ViroLogic. Messrs. Klopack and Dunn are party to severance agreements which will be assumed by ViroLogic. This transaction will constitute a change of control under these agreements. If any of these officers are terminated without cause, voluntarily terminate for good reason or terminate employment due to death or disability within the 12 month period immediately following the transaction, each officer so terminating will be entitled to severance benefits under the agreements which include, but are not limited to, the following:

•	all outstanding stock options and/or shares of restricted stock outstanding on the date of such termination will fully vest as of the date of termination;

•	payment for 12 months following termination of the greater of: (i) the executive officer’s base salary in effect immediately prior to termination or (ii) the executive officer’s base salary in effect immediately prior to the change in control. For each specific executive officer, the current base salary is as follows: Mr. Klopack—$345,000; Mr. Merriweather—$221,728; Dr. Singh—$264,992; Mr. Dunn—$283,250; and Mr. Macevicz—$200,450;

•	an annual cash bonus equal to the greater of (i) the executive officer’s target bonus for the year in which termination occurred and (ii) the executive officer’s target bonus for the year in which the change in control occurred. For each specific executive officer, the target bonus for 2004 is as follows: Messrs. Klopack and Dunn—35% of annual base salary; Messrs. Merriweather and Macevicz and Dr. Singh—30% of annual base salary;

•	health benefits for up to 12 months following termination;

•	up to $15,000 for outplacement services;

•	each of the ACLARA non-employee directors have change of control agreements. This transaction will constitute a change of control under these agreements and result in (i) 100% vesting of any options held by non-employee directors and (ii) the lapse of any restrictions on restricted shares held by non- employee directors. As of June 30, 2004, the non-employee directors of ACLARA held unvested options to purchase an aggregate of 99,000 shares of ACLARA common stock at a weighted average exercise price of approximately $3.29, which options will, under the terms of these agreements, automatically vest and become exercisable for shares of ViroLogic common stock at an assumed weighted average exercise price of approximately $1.93 per share of ViroLogic common stock upon completion of the transaction. Assuming that the closing sales price of ViroLogic common stock on the date of completion of the merger is the same as the closing sales price of ViroLogic common stock on June 30, 2004 of $2.45 per ViroLogic share, the spread value of the unvested in-the-money non-employee ACLARA options on the date of completion of the merger would be $90,975 plus the value of the corresponding contingent value rights. This spread value, including the value of the contingent value rights, will fluctuate based on the actual price of ViroLogic common stock from time to time after the closing of the transaction. In addition to these options, ACLARA’s non-employee directors, Messrs. Marion and Tang, and Baruch and Mendlein (if reelected to ACLARA’s board) are each expected to receive grants of additional options to purchase 12,000 shares of ACLARA common stock on the date of ACLARA’s annual meeting of stockholders, or an aggregate of options to purchase 48,000 shares of ACLARA common stock, with an exercise price equal to the fair market value of ACLARA common stock on the date of the annual meeting. Upon the completion of the transaction, these ACLARA options will convert into the right to receive ViroLogic options to purchase 81,600 shares of ViroLogic common stock and the corresponding contingent value rights, in the aggregate. These options will also be subject to accelerated vesting upon completion of the transaction.

•	Kevin Tang, a director of ACLARA, beneficially owns both ViroLogic and ACLARA common stock. The investment entity he is affiliated with, Tang Capital Partners, L.P., will, in connection with the transaction, receive registration rights that require ViroLogic to register for re-sale on Form S-3 all ViroLogic shares of common stock and contingent value rights received by Tang Capital Partners, L.P. in the transaction.

The board of directors of each of ViroLogic and ACLARA took into account these interests in considering the fairness of the transaction to the ViroLogic stockholders and ACLARA stockholders, as applicable.

Indemnification; Directors’ and Officers’ Insurance

ViroLogic has agreed to cause to be maintained charter and bylaw provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in charter and bylaws of ACLARA as in effect on the date the merger agreement was signed and for a period of six years after the transaction. After ACLARA has obtained its requisite stockholder approval under the merger agreement, it will purchase a six year (measured from the effective time of the transaction) extended reporting period endorsement with commercially reasonable terms under its existing directors’ and officers’ liability insurance policy(ies), covering those persons who are covered by ACLARA’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, on terms no more favorable to such persons than the terms of such current insurance coverage. However, the cost of the new coverage shall not exceed $750,000.

Stock Options

Under the merger agreement, each outstanding option to purchase shares of ACLARA common stock pursuant to ACLARA’s 1995 Stock Plan and Amended and Restated 1997 Stock Plan, as well as a 2003 Non-Statutory Stock Option Agreement, will be assumed by ViroLogic at the effective time of the transaction. Under these assumed ACLARA options, (1) holders will have the right to receive (A) the number of shares of

ViroLogic common stock determined by multiplying the number of shares of ACLARA common stock subject to the option immediately prior to the transaction by 1.7, and (B) the number of contingent value rights determined by multiplying the number of shares of ACLARA common stock subject to the option immediately prior to the transaction by 1.7 (or, if an amount of cash has become payable under the contingent value rights, then the amount of cash, if any, payable with respect to that number of contingent value rights determined by multiplying the number of shares of ACLARA common stock subject to the option immediately prior to the transaction by 1.7) and (2) the per share exercise price for the shares of the ViroLogic common stock issuable upon such assumed ACLARA options will be equal to the quotient determined by dividing the exercise price per share of the ACLARA options prior to the effective time of the transaction by 1.7, rounded up to the nearest whole cent. At the effective time of the transaction, each ACLARA option assumed will be vested as to the same percentage of the total number of shares into which it can be exercised as it was vested immediately prior to the effective time of the transaction. Each of these options will be subject to the same terms and conditions as were in effect immediately prior to the effective time of the transaction.

ACLARA 2000 Employee Stock Purchase Plan and 401(k) Plan

The ACLARA 2000 Employee Stock Purchase Plan will be terminated prior to the effective time of the transaction. With respect to any offering then underway, the last business day prior to the effective time of the transaction shall be treated as the last day of the offering period and a special date of exercise for any offering then underway. Such offering period shall be treated as fully effective and completed for the purposes of the purchase plan. If requested by ViroLogic, ACLARA shall terminate any and all 401(k) plans effective as of the day immediately prior to the effective time of the transaction.

Listing on the Nasdaq National Market of ViroLogic Common Stock To Be Issued in the Transaction

It is a condition to the completion of the transaction that the shares of ViroLogic common stock to be issued in the transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance. This condition can be waived, in writing, by mutual agreement of ACLARA and ViroLogic.

Listing of Contingent Value Rights To Be Issued in the Transaction

ViroLogic has agreed to use commercially reasonable efforts to cause the contingent value rights received by ACLARA stockholders in connection with the transaction to be listed on the Nasdaq National Market, or if such a listing is not available, then on the American Stock Exchange, or if such a listing is not available, then on the OTC Bulletin Board. ViroLogic has applied to have the CVRs listed on the Nasdaq National Market. However, ViroLogic has received an informal response from the Listing Qualifications Department of the Nasdaq National Market that the CVRs may not qualify for listing under existing Nasdaq National Market rules. ViroLogic has been informally advised that the Nasdaq National Market is examining possible rule changes or supplements that may allow the CVRs to be listed on the Nasdaq National Market. The CVRs have not been approved for listing on the Nasdaq National Market, or any other market or exchange, and notwithstanding ViroLogic’s efforts, may not be.

Delisting and Deregistration of ACLARA Common Stock After the Transaction

If the transaction is completed, ACLARA shares will no longer be listed on the Nasdaq National Market and will be deregistered under the Exchange Act, and ACLARA will no longer file periodic reports with the SEC.

Management and Operations Following the Transaction

ViroLogic expects that, except as described in this joint proxy statement/prospectus, following the transaction the combined company will focus its commercial efforts primarily on its own existing HIV patient testing and pharmaceutical business and on the development of protein-based eTag assays for patient testing and pharmaceutical drug discovery and development related to targeted cancer therapeutics. ViroLogic expects to pursue in a more limited way other eTag assay applications, including those based on gene expression technology, both on a research basis and in support of major customers’ programs in drug discovery and development. Upon completion of the transaction, ViroLogic will commence the process of consolidating all ACLARA operations into ViroLogic’s facility in South San Francisco and closing ACLARA’s Mountain View facility. In connection with this transition, approximately 35 of ACLARA’s approximately 60 employees have been offered continued employment with ViroLogic.

Upon completion of the transaction, ViroLogic will take the necessary steps to add two additional members to its board of directors. The two additional members of ViroLogic’s board of directors are expected to be Thomas R. Baruch, J.D. and John Mendlein, J.D., Ph.D., both currently members of ACLARA’s board of directors:

•	Thomas R. Baruch joined ACLARA’s board of directors as Chairman in April 1995. Since 1988, he has been a General Partner of CMEA Ventures, a venture capital firm. Moreover, from 1990 to 1996, Mr. Baruch served as a special partner of New Enterprise Associates. Prior to his experience with CMEA Ventures, Mr. Baruch founded Microwave Technology, Inc., and served as its President and Chief Executive Officer from 1983 to 1989. Before that, he held senior management and venture investment positions at Exxon Corporation, including the position of President of the Materials Division of Exxon Enterprises, Inc. Mr. Baruch serves as a director of AeroGen, Inc., Symyx Technologies, Inc., Netro Corp. and Physiometrix, Inc. Mr. Baruch holds a B.S. degree from Rensselaer Polytechnic Institute and received a J.D. degree from Capital University.

•	John D. Mendlein joined ACLARA’s board of directors in April 2003. Dr. Mendlein has been Chairman and Chief Executive Officer of Affinium Pharmaceuticals, Inc., a drug discovery company, since November 2000. Prior to joining Affinium, Dr. Mendlein served as Chief Knowledge Officer, General Counsel and Senior Vice President, Intellectual Property of Aurora Biosciences Corporation, from 1996 until 2000. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles and a J.D. degree from the University of California, Hastings College of Law.

It is currently expected that Mr. Baruch will be designated a Class III director of ViroLogic, for a term expiring in 2006, and Dr. Mendlein will be designated a Class I director of ViroLogic, for a term expiring in 2007.

The executive officers of ViroLogic are expected to continue in their current roles upon completion of the transaction, with the exception of Karen Wilson, ViroLogic’s Chief Financial Officer, who is expected to become a consultant to ViroLogic and Chris Petropolous, Ph. D., who is expected to be appointed as Vice President, Research and Development, Virology and Chief Scientific Officer. In addition, Sharat Singh is expected to be appointed as ViroLogic’s Chief Technical Officer, Oncology, Alfred Merriwether, ACLARA’s Chief Financial Officer is expected to be appointed as ViroLogic’s Chief Financial Officer and Michael Dunn, ACLARA’s Chief Business Officer is expected to be appointed as ViroLogic’s Chief Business Officer.

THE MERGER AGREEMENT

The following is a description of the material aspects of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the transaction. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

Structure of the Transaction

Pursuant to the merger agreement, Apollo Acquisition Sub, Inc., a wholly-owned subsidiary of ViroLogic, will merge with and into ACLARA, and immediately thereafter, ACLARA will, in a second merger, merge with and into Apollo Merger Subsidiary, LLC, another wholly-owned subsidiary of ViroLogic, with Apollo Merger Subsidiary, LLC surviving the merger as a wholly-owned subsidiary of ViroLogic. Following the transaction, the directors of Apollo Acquisition Sub, Inc. immediately preceding the effective time of the transaction will be the directors of the surviving corporation, and the officers of ACLARA immediately preceding the effective time of the transaction will be the officers of the surviving corporation.

Effective Time of the Transaction

The closing of the transaction contemplated by the merger agreement will occur no later than the third business day after the last of the conditions to the transaction have been satisfied or waived, or at another time as ViroLogic and ACLARA may agree. Contemporaneously with, or as soon as practicable after the closing, ViroLogic and ACLARA will file certificates of merger with the Secretary of State of the State of Delaware. The transaction will become effective upon the filing of these certificates or at another time as ViroLogic and ACLARA agree in writing and specify in the certificates of merger. ViroLogic and ACLARA currently expect that the closing of the transaction will take place by the fourth calendar quarter of 2004. However, because the transaction is subject to governmental and stockholder approvals and other customary conditions, ViroLogic and ACLARA cannot predict exactly when the closing will occur.

The Transaction Consideration and Conversion of Securities

General

In the transaction, each share of ACLARA common stock will automatically be converted into the right to receive 1.7 shares of ViroLogic common stock and 1.7 contingent value rights. The number of shares of ViroLogic common stock and contingent value rights that ACLARA stockholders will receive in the transaction will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the transaction.

No Fractional Shares or Fractional Contingent Value Rights

ViroLogic will not issue fractional shares of common stock in the transaction. Instead, each ACLARA stockholder otherwise entitled to a fractional share of ViroLogic common stock (after aggregating all fractional shares of ViroLogic common stock to which that stockholder is entitled) will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of that fraction multiplied by the average of the closing prices for one share of ViroLogic common stock for the five most recent trading days ending on the full trading day immediately prior to the effective time of the transaction, as reported on the Nasdaq National Market.

ViroLogic will also not issue fractional contingent value rights in the transaction. Instead, the number of contingent value rights to be received by an ACLARA stockholder in exchange for that stockholder’s shares of

ACLARA common stock will, after aggregating all fractional contingent value rights to which that stockholder is entitled, be rounded to the nearest whole number.

Procedures for Payment of Transaction Consideration

Promptly after the transaction becomes effective, ViroLogic will deposit with an exchange agent (i) certificates representing the shares of ViroLogic common stock issuable in exchange for outstanding shares of ACLARA common stock, (ii) cash in an amount sufficient for the payments in lieu of fractional shares of ViroLogic common stock, and (iii) contingent value rights issuable in exchange for the outstanding shares of ACLARA common stock.

ACLARA stockholders should not submit their ACLARA stock certificates for exchange unless and until they receive the transmittal instructions and a letter of transmittal from the exchange agent.

Within five business days after the transaction becomes effective, the exchange agent will mail to ACLARA stockholders a letter of transmittal and instructions for use to effect the surrender of their ACLARA stock certificates in exchange for ViroLogic common stock and contingent value rights certificates. Upon surrender of an ACLARA stock certificate to the exchange agent, along with a completed and properly executed letter of transmittal and any other required documents, the ACLARA stock certificate will be canceled and the ACLARA stockholder will receive a certificate representing the number of whole shares of ViroLogic common stock to which such holder is entitled, a certificate representing the number of whole contingent value rights to which the holder is entitled, cash in lieu of fractional shares which such holder has the right to receive, and dividends or distributions payable under the merger agreement.

ACLARA stockholders are not entitled to receive any dividends or other distributions on their ViroLogic common stock with a record date after the transaction becomes effective, or any cash payment in lieu of fractional shares of ViroLogic common stock until they have surrendered their ACLARA stock certificates. If there is any dividend or other distribution on ViroLogic common stock with a record date after the transaction becomes effective and a payment date prior to the date an ACLARA stock certificate is surrendered, the surrendering stockholder will receive any such dividend or other distribution with respect to the whole shares of ViroLogic common stock issued promptly after the certificate is surrendered. If there is any dividend or other distribution on ViroLogic common stock with a record date after the transaction and a payment date after an ACLARA stock certificate is surrendered, the surrendering stockholder will receive any such dividend or other distribution with respect to the whole shares of ViroLogic common stock received promptly on the payment date.

ViroLogic, the exchange agent and the surviving corporation are entitled to deduct and withhold from the transaction consideration otherwise payable such amounts as are required by applicable law.

Transfers of Ownership and Lost Stock Certificates

Following the transaction, all shares of ACLARA common stock outstanding immediately prior to the effective time of the transaction, shall automatically be canceled and retired, and all ACLARA stockholders shall cease to have any rights as stockholders of ACLARA. No further transfers of shares of ACLARA common stock shall be made on the stock transfer books after the effective time of the transaction. If, after such time, any ACLARA common stock certificates are presented to the exchange agent, ViroLogic or the surviving corporation, they will be cancelled and exchanged for the transaction consideration.

ViroLogic will only issue certificates for shares of ViroLogic common stock and contingent value rights in a name other than that in which the surrendered certificates for shares of ACLARA common stock are registered if the surrendered certificates are properly endorsed, in proper form for transfer, and either the persons requesting the exchange have paid to ViroLogic (or any designated agent) the transfer or other taxes associated with such name change, or have established to the reasonable satisfaction of ViroLogic (or any designated agent) that such tax has been paid or is not payable.

In the event any share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, stolen or destroyed and, if required by ViroLogic, the posting by that person of a bond in the amount that ViroLogic may reasonably direct as indemnity against any claim that may be made against it, ACLARA or the exchange agent with respect to the lost, stolen or destroyed share certificate, the exchange agent shall issue, in exchange for such lost, stolen or destroyed share certificate, the transaction consideration.

Unclaimed Amounts

Any portion of the transaction consideration deposited with the exchange agent that remains undistributed to ACLARA stockholders 180 days after the effective time of the transaction shall be delivered to ViroLogic upon demand, and any ACLARA stockholders who have not surrendered their certificates by then can only look to ViroLogic for satisfaction of their claims for the transaction consideration.

Representations and Warranties

The merger agreement contains customary representations and warranties of ACLARA and ViroLogic relating to, among other things:

•	corporate organization, authority and qualifications;

•	capital structure;

•	obligations with respect to capital stock;

•	authorization to enter into the merger agreement and consummate the associated transactions;

•	SEC filings and financial statements;

•	absence of material changes or events;

•	tax matters;

•	intellectual property rights and agreements;

•	permits and compliance with applicable laws;

•	litigation matters;

•	brokers’ and finders’ fees;

•	employee benefit plans;

•	environmental matters;

•	material agreements, contracts and commitments;

•	properties, assets and leases;

•	insurance;

•	the accuracy of information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	board of director approval of the merger agreement, the transaction and the associated agreements;

•	the receipt of fairness opinions from financial advisors;

•	stockholder votes required for approval of the merger agreement and associated transactions;

•	state takeover statutes; and

•	compliance with the Foreign Corrupt Practices Act.

ACLARA also made additional representations and warranties regarding its rights plan, and ViroLogic made additional representations and warranties regarding the capital structure of its wholly-owned subsidiaries involved in the transaction.

Of the representations and warranties, those relating to the following are qualified by reference to a material adverse effect:

•	corporate qualification;

•	authorization to enter into the merger agreement and consummate the associated transactions;

•	absence of material changes or events;

•	intellectual property rights and agreements;

•	permits and compliance with applicable laws; and

•	litigation matters.

The representations and warranties made by the parties to the merger agreement will not survive the effective date of the transaction, but their accuracy forms the basis of one of the conditions to the obligations of both ViroLogic and ACLARA to close the transaction.

Conduct of Business Prior to Completion of the Transaction

Both ViroLogic and ACLARA have agreed that they will conduct their businesses in the ordinary course, in accordance with past practices and in compliance with all applicable laws, rules and regulations.

Both ViroLogic and ACLARA have also agreed that they will refrain from doing any of the following prior to the effectiveness of the transaction without the prior written consent of the other, which consent shall not be unreasonably withheld:

•	amend, modify or waive any stock repurchase rights or material terms of options, exchange options or warrants or authorize cash payments in exchange for the same;

•	enter into any material partnerships, joint developments or strategic alliances;

•	enter into any agreement or commitment with respect to any rights related to its intellectual property or products;

•	adopt any new severance or termination plan or grant any severance or termination pay to any officer or employee, except pursuant to limited exceptions;

•	transfer, license, amend, modify or extend any rights to its intellectual property;

•	declare, pay or make any distributions with respect to any shares of capital stock, or authorize the issuance of any other securities;

•	purchase or redeem any shares of capital stock, except for limited exceptions;

•	issue, deliver, sell, authorize, grant or encumber any share of capital stock, convertible securities, subscriptions, rights, warrants or options, except for limited exceptions;

•	amend its certificate of incorporation or bylaws;

•	acquire a material portion of any business organization, or any assets material, individually or in the aggregate, to its business;

•	dispose of or transfer any properties or assets, except for non-material assets disposed of or transferred in the ordinary course of business;

•	lend money to any person or entity, or incur or guarantee any indebtedness, except in limited circumstances;

•	adopt or amend any employee benefit plan, employee stock purchase plan, or employee stock option plan, enter into any employment or collective bargaining agreement, pay any special bonus or remuneration, or increase the salaries, wage rates or fringe benefits of its directors, officers or consultants;

•	make any individual or series of related payments outside the ordinary course of business in excess of $250,000;

•	modify, amend or terminate certain contracts, or waive, delay the exercise of release or assign any material rights or material claims thereunder, except in the ordinary course of business;

•	enter into or materially modify any material contract relating to the distribution, sale, license or marketing of its products;

•	revalue any assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

•	settle any material tax claim, make or change any material tax election or file any material amended tax return;

•	incur or enter into any agreement or commitment in excess of $250,000 individually;

•	hire any employee or consultant with an annual compensation level exceeding $125,000 or who is entitled to or is paid a bonus of more than $75,000;

•	pay, discharge or satisfy any material claim, liability or obligation;

•	make any grant of exclusive rights to any third party;

•	amend or modify in any manner that is materially adverse to the party, or terminate, any material contract, confidentiality, standstill or similar agreement, or release or waive any material right for claims;

•	engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which is reasonably likely to have the effect of adversely impacting or materially delaying, the consummation of the transaction or any other transactions contemplated by the merger agreement; or

•	agree in writing or otherwise commit to take any of the actions described above.

ACLARA further agreed that it would refrain from doing any of the following prior to the effectiveness of the transaction without the prior written consent of ViroLogic, which consent shall not be unreasonably withheld:

•	enter into any agreements with respect to any diagnostic rights related to its intellectual property or products; and

•	dispose of or transfer any properties, assets or rights used in the microfluidics or assay reagent business.

Treatment of ACLARA Stock Options, Employee Stock Purchase Plans and 401(k) Plans

After the transaction becomes effective, ViroLogic will assume each outstanding option to purchase shares of ACLARA common stock under the ACLARA’s 1995 Stock Plan, the Amended and Restated 1997 Stock Plan and the 2003 Non-Statutory Stock Option Agreement. As of June 30, 2004, there were outstanding options to purchase 3,995,975 shares of ACLARA common stock, excluding Dr. Singh’s outstanding option to purchase 300,000 shares of ACLARA common stock which will become effective upon the completion of the transaction. Each assumed option will continue to have, and be subject to, the same terms and conditions set forth in the applicable foregoing plan, except that (1) each assumed option will be (or will become) exercisable for: (a) that number of whole shares of ViroLogic common stock equal to the product of the number of shares of ACLARA common stock that were issuable upon the exercise of the assumed option immediately prior to the effective time of the transaction multiplied by 1.7, rounded down to the nearest whole number of shares of ViroLogic common stock, and (b) either (A) if the assumed option is exercised prior to the maturity date or automatic extinguishment of the contingent value right, that number of whole contingent value rights equal to the product of the number of shares of ACLARA common stock that were issuable upon exercise of such option immediately prior to the effective time of the transaction, multiplied by 1.7, rounded down to the nearest whole number of contingent value rights, (B) if the assumed option is exercised on or subsequent to the maturity date of the contingent value rights, that cash payment, if any, equal to the product of the number of shares of ACLARA common stock that were issuable upon exercise of such assumed option immediately prior to the effective time of the transaction, multiplied by 1.7, rounded down to the nearest whole number of contingent value rights, further multiplied by the cash payment, if any, that a holder of one contingent value right had the right to receive upon the passage of the maturity date of the contingent value rights, rounded down to the nearest whole cent; or (C) if the assumed option is exercised on or subsequent to an automatic extinguishment of the contingent value rights, no additional consideration shall be payable; and (2) the per share exercise price for the shares of ViroLogic common stock issuable upon exercise of the assumed option will be equal to the quotient determined by dividing the exercise price per share of ACLARA common stock at which such assumed option was exercisable immediately prior to the effective time of the transaction by 1.7, rounded up to the nearest whole cent.

Each assumed option, as of the effective time of the transaction, will be vested as to the same percentage of the total number of shares subject to the option as it was vested immediately prior to the effective time of the transaction.

The ACLARA 2000 Employee Stock Purchase Plan will be terminated as of the effective time of the transaction. The rights of participants in the plan with respect to any offering period then underway shall be determined by treating the last business day prior to the effective time of the transaction as the last day of the offering period and a special date of purchase, and by making any other pro-rata adjustments necessary to reflect the shortened offering period. Such shortened offering period shall be treated as fully effective and completed for the purposes of the plan.

If requested by ViroLogic by written notice, ACLARA shall terminate any and all 401(k) plans effective as of the day immediately prior to the closing date.

As soon as reasonably practicable after the effective time of the transaction (and in any event, within 5 business days), ViroLogic will file one or more registration statements on Form S-8 and/or Form S-3 for the shares of its stock and contingent value rights issuable with respect to the assumed stock options under ACLARA’s 1995 Stock Plan, Amended and Restated 1997 Stock Plan and 2003 Non-Statutory Stock Option Agreement, and shall maintain the effectiveness of such registration statement for so long as any of such options or other rights remain outstanding.

Meetings of Stockholders

ViroLogic is obligated under the merger agreement to hold and convene a meeting of its stockholders for the purposes of considering an amendment to its certificate of incorporation to increase its capital stock, and the issuance of the shares of ViroLogic common stock as part of the transaction. The effectiveness of the amendment to the certificate of incorporation is not conditioned on any other proposal set forth in this proxy statement.

THE SHARE ISSUANCE IN CONNECTION WITH THE TRANSACTIONS IS, HOWEVER, CONDITIONED ON THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. ACCORDINGLY, IN THE EVENT THAT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION DOES NOT RECEIVE THE REQUISITE STOCKHOLDER VOTES, NEITHER THE SHARE ISSUANCE PROPOSAL NOR THE AMENDMENT TO THE

CERTIFICATE OF INCORPORATION PROPOSAL WILL BECOME EFFECTIVE, AND THE TRANSACTION WILL NOT BE CONSUMMATED.

ACLARA is obligated under the merger agreement to hold and convene a meeting of its stockholders for the purposes of considering the approval and adoption of the merger agreement and the approval of the merger.

The above obligations to call, give notice of, convene and hold stockholders meetings are not affected by the commencement, disclosure, announcement or submission of any acquisition proposal, or by any withdrawal, amendment or modification of either party’s board recommendation in favor of the transaction and associated agreements.

ViroLogic Board of Directors Following the Transaction

After the completion of ViroLogic’s annual meeting, its board of directors will take all actions necessary such that, as of the effective time of the transaction, the following individuals shall become members of ViroLogic’s board of directors: John D. Mendlein, who shall be designated as a Class I director for a term expiring in 2007; and Thomas R. Baruch, who shall be designated as a Class III director for a term expiring in 2006.

Other Agreements

ViroLogic and ACLARA have each agreed:

•	to file, as promptly as practicable after execution of the merger agreement, this joint proxy statement/prospectus with the SEC, and that ViroLogic will prepare and file the Registration Statement in which the joint proxy statement/prospectus is to be included; to cooperate with each other, and each other’s counsel and independent registered public accounting firms in the preparation and filing of the joint proxy statement/prospectus, to promptly notify one another upon the receipt of any comments from the SEC with respect to the joint proxy statement/prospectus; and to mail the joint proxy statement/prospectus to their respective stockholders at the earliest practicable time after the registration statement is declared effective by the SEC;

•	to promptly take all steps necessary to hold and convene their respective stockholders’ meeting, and use commercially reasonable efforts to solicit from their respective stockholders proxies in favor of, in the case of ViroLogic, the amendment to its certificate of incorporation and the share issuance, and in the case of ACLARA, the merger agreement and the transaction;

•	to provide access to its books and records to the other party and its directors, officers, employees and other representatives, and comply with its obligations under the existing confidentiality agreement between the parties;

•	to consult with each other and agree on any press release or public statements about the transaction;

•	to use all commercially reasonable efforts to comply with all legal requirements with respect to the transaction, and make all filings reasonably determined by the parties to be required by any governmental entity in connection with the transaction;

•	up until the time the transaction becomes effective, provide prompt notice to the other party when it becomes aware that any of its representations or warranties have become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	that ACLARA employees who continue employment with ViroLogic will have benefits substantially similar to or more advantageous than their existing benefits at the time of the closing date;

•	that ViroLogic will use commercially reasonable efforts to cause the ViroLogic common stock issued in the transaction or issuable upon the exercise of converted ACLARA’s stock options to be approved for listing on the Nasdaq National Market;

•	that ACLARA shall, promptly after the date of the merger agreement and before the mailing of the joint proxy statement/prospectus, deliver to ViroLogic a list of the names of all persons ACLARA expects to be, at the time of ACLARA’s stockholders’ meeting, “affiliates” of ACLARA for purposes of Rule 145 under the Securities Act, and ACLARA shall use reasonable best efforts to cause any such affiliate to execute a written affiliate agreement;

•	to use commercially reasonable efforts to take or cause to be taken any action necessary for the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, report the transaction as a reorganization within the meaning of such Section, and cooperate and use commercially reasonable efforts in order for each party to obtain tax opinions from their respective counsel;

•	that the ViroLogic board of directors shall, prior to the effective time of the transaction, adopt a resolution so that the assumption of ACLARA stock options held by certain “insiders” of ACLARA, and the receipt of ViroLogic common stock and contingent value rights by those “insiders” shall be exempt transactions for the purposes of Section 16 of the Exchange Act;

•	that ACLARA shall not, prior to the time the transaction becomes effective, redeem, amend, modify, or terminate the Rights Agreement adopted on March 16, 2001;

•	that ACLARA shall use all reasonable efforts to obtain and deliver to ViroLogic the resignation of each of its directors, which shall be effective immediately after the consummation of the transaction; and

•	that ViroLogic shall, prior to the effective time of the transaction, execute and deliver, and shall use commercially reasonable efforts to cause the trustee to execute and deliver the Contingent Value Rights Agreement on or prior to closing, and to cause the contingent value rights issued in the transaction to be approved for listing at the effective time of the transaction on the Nasdaq National Market, or, if they cannot be so listed, on the American Stock Exchange or, if they cannot be so listed, on the OTC Bulletin Board.

No Solicitation

In the merger agreement, each party agrees that, except in certain circumstances described below, it shall not, and shall not permit or authorize any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors or employees to, or authorize or knowingly permit any representatives of it or its subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its subsidiaries non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly:

•	solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal with respect to itself;

•	participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to, or which could reasonably be expected to, facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal with respect to itself;

•	engage in discussions with any person with respect to an acquisition proposal with respect to itself;

•	approve, endorse or recommend any acquisition proposal with respect to itself, subject to certain exceptions related to a superior offer, as described below;

•	in the case of ACLARA, amend or grant any waiver or release or redeem rights under its Rights Plan;

•	approve any transaction under Section 203 of the Delaware General Corporation Law;

•	approve of any person’s becoming an “interested stockholder” under Section 203 of the Delaware General Corporation Law; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby with respect to itself.

Both parties further agree that it and its subsidiaries shall, and it shall cause its and its subsidiaries’ officers, directors and representatives to, and it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents to immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal with respect to itself, and will promptly request each person that it has entered into a confidentiality agreement with in connection with its consideration of an acquisition proposal to return all confidential information furnished by the party.

As soon as either ViroLogic or ACLARA (or their respective officers or directors) receives or becomes aware of the receipt of any acquisition proposal, or any request for nonpublic information or inquiry which the party reasonably believes could lead to an acquisition proposal, the recipient party shall provide the other party with written notice of the material terms and conditions of the acquisition proposal, and the identity of the person or group making the proposal. The recipient of the proposal shall also keep the other party promptly informed (i.e., within one business day) in all material respects of the status and details of the proposal, and shall provide the other party with 48 hours’ prior notice of any meeting of its board at which the board is reasonably expected to consider approving a change of its board recommendation in favor of the transaction.

If either ViroLogic or ACLARA receives an acquisition proposal its board determines in good faith (after consultation with outside counsel and a nationally-recognized financial advisor) constitutes or is reasonably likely to lead to a superior offer, it may then take the following actions, but only if (a) such party has not otherwise breached its obligations with respect to that acquisition proposal, and (b) its board believes in good faith, following consultation with outside legal counsel, that the failure to take such action is reasonably likely to lead to a breach of the board’s fiduciary duty:

•	furnish nonpublic information to the third party making the acquisition proposal, provided that: (i) (A) at least one business day prior to furnishing this information, it gives the other party hereto written notice of its intention to furnish the information, and (B) receives from the third party an executed confidentiality agreement, with terms which are at least as restrictive as the terms contained in the confidentiality agreement between ViroLogic and ACLARA; and (ii) substantially concurrently with furnishing the nonpublic information, it furnishes such nonpublic information to the other party hereto; and

•	engage in discussions or negotiations with the third party with respect to the acquisition proposal, provided that it gives at least 48 hours’ prior written notice to the other party of its intention to enter into negotiations with the third party.

In response to the receipt of a superior offer, the board of directors of a party may withhold, withdraw, amend or modify its recommendation in favor of the transaction and, in the case of a superior offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer, if all of the following conditions are met:

•	a superior offer with respect to it has been made and has not been withdrawn;

•	its stockholders’ meeting has not occurred or the requisite vote of its stockholders to (A) in the case of ACLARA, approve and adopt the merger agreement and approve the merger or (B) in the case of ViroLogic, to approve the share issuance and the amendment to its certificate of incorporation, has not been obtained;

•

it shall have (A) at least three calendar days prior to changing its recommendation, provided to the other party written notice stating that it has received the offer, the material terms and conditions of such offer, the identity of the person or group making the offer, and that it intends to change its recommendation and the manner in which it intends to do so, and (B) makes available to the other party all materials and information made available to the person or group making the superior offer;

•	its board of directors believes in good faith, after consultation with its outside legal counsel, that, in light of the superior offer, failure to change its recommendation in favor of the transaction is reasonably likely to result in a breach of the board’s fiduciary obligations to its stockholders; and

•	it shall have complied in all material respects with its obligations with respect to acquisition proposals in connection with the superior offer.

An “acquisition proposal,” with respect to a party, means any inquiry, offer or proposal, relating to, or that could reasonably be expected to lead to, any transaction or series of transactions involving:

•	any direct or indirect purchase from a party or acquisition by any person or group of more than a 10% interest in the total outstanding voting securities of such party or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of such party or any of its subsidiaries or any transaction, consolidation, business combination or similar transaction in which the stockholders of such party immediately preceding such transaction would hold, directly or indirectly, less than 90% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction;

•	any sale, lease (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of a party (including its subsidiaries taken as a whole); or

•	any liquidation or dissolution of such party;

provided, however, that the transaction contemplated by the merger agreement shall not be deemed an acquisition proposal in any case.

A “superior offer” with respect to a party, means an unsolicited, bona fide written acquisition proposal made by a third party on terms the board of directors of such party believes in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the acquisition proposal and the third party making the offer and the strategic and other benefits of the transaction (and all changes to the terms of the merger agreement proposed in a binding written proposal by the other party hereto in response to such superior offer) (i) is reasonably capable of being consummated on the terms proposed, and (ii) if consummated on such terms would result in a transaction more favorable, from a financial point of view, to such party’s stockholders than the terms of the transaction, it being understood that the inclusion of a due diligence condition in an acquisition proposal shall preclude such acquisition proposal from being a superior offer. For purposes of this definition, the term “acquisition proposal” shall have the meaning assigned to such term above, except that references to “10%” shall be deemed to be references to “100%.”

Conditions to the Completion of the Transaction

The obligations of ViroLogic and ACLARA to effect the transaction are subject to the satisfaction or waiver of various conditions, which include the following:

•	the requisite approval by stockholders of ViroLogic to the amendment to its certificate of incorporation and the share issuance, and the requisite approval by stockholders of ACLARA to the merger agreement and the transaction;

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transaction illegal or otherwise prohibiting the completion of the transaction;

•	the SEC shall have declared the registration statement effective, and no stop order shall have been issued or proceedings initiated or threatened by the SEC suspending the effectiveness of the registration statement or any part thereof;

•	the expiration or early termination of the waiting period applicable to the transaction under the Hart-Scott Rodino Act, and the acquisition of all other consents, approvals and authorizations of any governmental entity required to consummate the transaction;

•	the absence of any pending or threatened suit or action asserted by a governmental entity (i) challenging or seeking to restrain or prohibit the completion of the transaction or (ii) seeking to impose on either ViroLogic or ACLARA or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock;

•	the shares of ViroLogic common stock to be issued and reserved for issuance in connection with the transaction have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance; and

•	the value of the shares of ViroLogic common stock to be issued in the transaction, measured as of the last trading day immediately preceding the closing date, must be equal to at least 50% of the total transaction consideration.

Each of these closing conditions can be waived by written mutual consent of ViroLogic and ACLARA, except the first condition requiring approval by the stockholders.

In addition, the obligations of ACLARA to effect the transaction are subject to the fulfillment or waiver, prior to the closing date, of each of the following conditions:

•	all representations and warranties of ViroLogic contained in the merger agreement shall be true and correct as of the date of the merger agreement and the closing date, and ACLARA shall have received a certificate with respect to the same signed by ViroLogic’s Chief Executive Officer and Chief Financial Officer, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on ViroLogic;

•	ACLARA shall have received a written opinion from Latham & Watkins LLP, dated as of the effective time of the transaction, to the effect that, for federal income tax purposes, the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (it being understood that this condition is not waivable after ACLARA and ViroLogic obtain their necessary stockholder approvals in connection with the transaction);

•	ViroLogic shall have complied in all material respects with the agreements and covenants required in the merger agreement to be performed or complied with by the closing date, and ACLARA shall have received a certificate to such effect signed by ViroLogic’s Chief Executive Officer and Chief Financial Officer; and

•	the Contingent Value Rights Agreement shall have been executed by ViroLogic and the trustee, and shall be in full force and effect.

These closing conditions are waivable, in writing, by ACLARA, except that the tax opinion cannot be waived after ACLARA and ViroLogic obtain the necessary stockholder approvals in connection with the transaction.

Finally, the obligations of ViroLogic to effect the transaction are subject to fulfillment or waiver, prior to the closing date, of each of the following conditions:

•

all representations and warranties of ACLARA contained in the merger agreement are true and correct as of the date of the merger agreement and the closing date, and ViroLogic received a certificate with respect to the same signed by ACLARA’s Chief Executive Officer and Chief Financial Officer, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on ACLARA;

•	ViroLogic shall have received all requisite affiliate agreements, executed by each person who could reasonably be deemed to be an “affiliate” of ACLARA (as that term is used in Rule 145 under the Securities Act);

•	ViroLogic shall have received a written opinion from Cooley Godward LLP, dated as of the effective time of the transaction, to the effect that, for federal income tax purposes, the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (it being understood that this condition is not waivable after ACLARA and ViroLogic obtain their necessary stockholder approvals in connection with the transaction);

•	ViroLogic shall have received the written resignations of all directors of ACLARA, effective as of the effective time of the transaction;

•	Sharat Singh, Ph.D. shall not have ceased employment with ACLARA, nor, since the date of the merger agreement, expressly stated to an executive officer or board member of either ACLARA or ViroLogic that he intends to terminate this employment with ACLARA or decline to accept employment with ViroLogic;

•	ACLARA shall have performed or complied in all material respects with the agreements and covenants required by the merger agreement to be performed or complied with by it by the closing date, and ViroLogic received a certificate to such effect signed by ACLARA’s Chief Executive Officer and Chief Financial Officer; and

•	holders of not more than 5% of the number of outstanding shares of ACLARA common stock as of the effective time of the transaction shall have validly made, and not withdrawn (including by a vote in favor of the transaction), a demand for appraisal with respect to their shares of ACLARA common stock under Section 262 of the Delaware General Corporation Law.

These closing conditions are waivable in writing by ViroLogic, except that the tax opinion cannot be waived after ACLARA and ViroLogic obtain the necessary stockholder approvals in connection with the transaction.

A “material adverse effect” means, when used in connection with ViroLogic or ACLARA, any fact, change, event, occurrence, development, circumstance or effect, that individually or in combination is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, properties, assets, condition (financial or otherwise) or results of operations of such entity taken as a whole and its subsidiaries. However, none of the following, alone or in combination, shall be deemed to constitute a “material adverse effect” on either party:

•	any effect resulting from general economic or conditions generally affecting the biotechnology industry, except in either case to the extent such party is materially disproportionately affected thereby;

•	any effect resulting from the announcement or pendency of the transaction;

•	any effect resulting from a change in the stock price or trading volume of either party (or any failure of such party to meet published revenue or earnings projections, provided that this provision shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections);

•	any adverse effect resulting from or relating to any change in accounting requirements or principles or any change in applicable legal requirements or the interpretation thereof;

•	any effect resulting from any failure by ACLARA to enter into or consummate certain transactions listed on ACLARA’s disclosure letter accompanying the merger agreement;

•	any effect resulting from conduct of either party’s business prior to the closing date and after the date of the merger agreement that has been expressly authorized by the other party, or taken with the consent of the other party; or

•	any reduction in revenue from ACLARA’s microfluidics business or assay reagent business, or loss of ACLARA employees who, as of the date of the merger agreement, performed services primarily for ACLARA’s microfluidics or assay reagent businesses.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the transaction by either party’s board, whether before or after the requisite stockholder approvals have been obtained, under the following circumstances:

•	by mutual written consent of ViroLogic and ACLARA;

•	by either ViroLogic or ACLARA if the transaction has not been completed by November 15, 2004, although such right to terminate the merger agreement shall not be available to any party whose action or failure to act has been the principal cause of the failure to complete the transaction by November 15, 2004 and such action or failure to act constitutes a breach of the merger agreement;

•	by either ViroLogic or ACLARA if a governmental entity, including a court or administrative agency, has issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action) which has the effect of permanently restraining, enjoining or otherwise prohibiting the transaction;

•	by either ViroLogic or ACLARA if the required stockholder approvals of either party have not been obtained by reason of the party’s failure to obtain the required vote at its stockholders’ meeting duly convened therefore or at any adjournment or postponement, except this right to terminate shall not be available to either party if such failure to obtain its requisite stockholder approval is caused by the action or failure to act of that party and such action or failure to act constitutes a material breach by that party of the merger agreement;

•	by ViroLogic at any time prior to obtaining its requisite stockholder approval of the amendment to its certificate of incorporation and the share issuance if a triggering event with respect to ACLARA has occurred;

•	by ACLARA at any time prior to obtaining its requisite stockholder approval and adoption of the merger agreement and approval of the merger if a triggering event with respect to ViroLogic has occurred; and

•	by either ViroLogic or ACLARA if the other party has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement such that not all of the terminating party’s conditions to closing are satisfied, and such breach is not cured within the time period specified by the merger agreement.

A “triggering event,” with respect to a party, has occurred if:

•	its board of directors or any committee thereof withdraws, amends or modifies in a manner adverse to the other party its applicable board recommendation in favor of the transaction and associated transactions, or resolves to do any of the same;

•	its board of directors fails to reaffirm (publicly, if so requested) its applicable board recommendation within 10 business days after the other party requests in writing that the recommendation be reaffirmed after the public announcement of an acquisition proposal;

•	its board of directors or any committee thereof has approved or recommended any acquisition proposal, or has resolved to do the same;

•	a tender or exchange offer relating to its securities has been commenced by a person unaffiliated with the other party, and the party whose securities are subject to the tender offer has not sent or given to its securityholders, within 10 business days after such tender or exchange offer is first published, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer;

•	its board of directors has amended or resolved to amend its Rights Agreement, if any, in a manner rendering it inapplicable to any acquisition proposal (other than the transaction); or

•	it has materially breached its obligations relating to its board recommendation in favor of the transaction and associated transactions, or with respect to acquisition proposals.

Termination Fees and Expenses

Following negotiations, ViroLogic and ACLARA agreed that the parties would pay termination fees and reimburse each other’s expenses in the event that the transaction is terminated in certain circumstances. The amount of the termination fee and maximum expense reimbursement were determined based on dollar values acceptable to each of ViroLogic and ACLARA, with reference to what was generally viewed as within the range of acceptable amounts for similar transactions.

ACLARA Termination Fee and Expenses

ACLARA must pay ViroLogic a $5.5 million termination fee within 2 days of the date of termination, when the merger agreement is terminated by ViroLogic at any time prior to obtaining its requisite stockholder approval because a triggering event has occurred with respect to ACLARA.

In addition, ACLARA must pay ViroLogic the $5.5 million termination fee if all of the following conditions are met:

•	either ACLARA or ViroLogic terminates the merger agreement (a) because the transaction has not been consummated by November 15, 2004, and the terminating party is entitled to this right of termination; or (b) because ACLARA has not obtained its requisite stockholder approval contemplated by the merger agreement by failing to obtain the required vote at its stockholders’ meeting; and

•	there has been a public disclosure of an acquisition proposal with respect to ACLARA (other than this transaction) that has not been irrevocably and publicly withdrawn by the time of such termination, and within 12 months following the termination of this merger agreement, ACLARA either enters into an agreement providing for its acquisition, or such acquisition is consummated.

In this case, ACLARA must pay the termination fee by the earlier of the date of the acquisition agreement or the date of the acquisition.

Finally, ACLARA must pay ViroLogic an amount equal to the sum of ViroLogic’s expenses incurred in connection with the merger agreement and associated transactions (for which ViroLogic has not previously been reimbursed by ACLARA), up to a maximum of $1 million, under the following circumstances:

•	ViroLogic terminates the merger agreement because ACLARA breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or such representations or warranties became inaccurate, and such breach or inaccuracy was not properly cured by ACLARA; or

•	ACLARA must pay ViroLogic the $5.5 million termination fee pursuant to any of the circumstances described above.

Payment of these expenses must be made within 2 business days after delivery to ACLARA of a notice of demand for payment and a documented itemization setting forth in reasonable detail all of ViroLogic’s unreimbursed expenses.

ViroLogic Termination Fee and Expenses

ViroLogic must pay ACLARA a $5.5 million termination fee within 2 days of the date of termination, when the merger agreement is terminated by ACLARA at any time prior to obtaining its requisite stockholder approval because a triggering event has occurred with respect to ViroLogic.

In addition, ViroLogic must pay ACLARA the $5.5 million termination fee if all of the following conditions are met:

•	either ACLARA or ViroLogic terminates the merger agreement (a) because the transaction has not been consummated by November 15, 2004, and the terminating party is entitled to this right of termination; or (b) because ViroLogic has not obtained its requisite stockholder approval contemplated by the merger agreement by failing to obtain the required vote at its stockholders’ meeting; and

•	there has been a public disclosure of an acquisition proposal with respect to ViroLogic (other than this transaction) that has not been irrevocably and publicly withdrawn by the time of such termination, and within 12 months following the termination of this merger agreement, ViroLogic either enters into an agreement providing for its acquisition, or such acquisition is consummated.

In this case, ViroLogic must pay the termination fee by the earlier of the date of the acquisition agreement or the date of the acquisition.

Finally, ViroLogic must pay ACLARA an amount equal to the sum of ACLARA’s expenses incurred in connection with the merger agreement and associated transactions (for which ACLARA has not previously been reimbursed by ViroLogic), up to a maximum of $1 million, under the following circumstances:

•	ACLARA terminates the merger agreement because ViroLogic breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, or such representations or warranties became inaccurate, and such breach or inaccuracy was not properly cured by ViroLogic; or

•	ViroLogic must pay ACLARA the $5.5 million termination fee pursuant to any of the circumstances described above.

Payment of these expenses must be made within 2 business days after delivery to ViroLogic of a notice of demand for payment and a documented itemization setting forth in reasonable detail all of ACLARA’s unreimbursed expenses.

Other Expenses

Whether or not the transaction is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the fees or expenses. However, the parties will share equally (i) all fees and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to the printing and filing of this joint proxy statement/prospectus, the registration statement, and any amendments or supplements thereto, and (ii) the filing fee for the Notification and Report Forms filed with the Federal Trade Commission and the Department of Justice under the Hart-Scott Rodino Act or any other filing fees required by other governmental entities.

Indemnification and Insurance

Following the transaction, ViroLogic agrees to cause Apollo Merger Subsidiary, LLC to fulfill and honor the obligations of ACLARA pursuant to any indemnification agreements existing immediately prior to the effective time of the transaction with any person who is or was a director or officer of ACLARA or any predecessor corporation. ViroLogic also agrees to cause the certificate of organization and limited liability company agreement of Apollo Merger Subsidiary, LLC to contain exculpation, indemnification and advancement of expenses provisions that are at least as favorable to those directors and officers as those contained in the certificate of incorporation and bylaws of ACLARA. These provisions will not be amended, repealed or modified for a period of six years after the effective time of the transaction.

After ACLARA has obtained its requisite stockholder approval under the merger agreement, it will purchase a six year (measured from the effective time of the transaction) extended reporting period endorsement with commercially reasonable terms under its existing directors’ and officers’ liability insurance policy(ies), covering those persons who are covered by ACLARA’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, on terms no more favorable to such persons than the terms of such current insurance coverage. However, the cost of the new coverage shall not exceed $750,000.

Reciprocal Voting Agreements

As a condition to both party’s entering into the merger agreement, both parties entered into stockholder voting agreements with each of the directors and executive officers of the other party, whereby those directors and officers agreed to vote their shares of their respective company’s common stock in favor of the approval of the merger agreement and the principal terms of the transaction. In particular, ViroLogic has entered into such stockholder voting agreements with the following executive officers and directors of ACLARA: Thomas R. Baruch, Michael J. Dunn, Thomas G. Klopack, Stephen C. Macevicz, Andre Marion, John Mendlein, Alfred G. Merriweather, Sharat Singh and Kevin C. Tang. ACLARA has entered into such stockholder voting agreements with the following executive officers and directors of ViroLogic: Tien T. Bui, Kathy L. Hibbs, Kenneth N. Hitchner, William J. Jenkins, Edmon R. Jennings, Cristina H. Kepner, David H. Persing, Christos J. Petropoulos, Jeannette M. Whitcomb, Karen J. Wilson and William D. Young. See the section entitled “Stockholder Voting Agreements” on page 129 for additional information.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended in writing by the parties at any time before or after each party has received its requisite stockholder approvals, except that after obtaining such stockholder approval, no amendment, which by any applicable law or rule requires further approval of such stockholders, shall be made without obtaining such further approval.

At any time prior to the effective time of the transaction, either party to the merger agreement may (i) extend the time of the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

DESCRIPTION OF CONTINGENT VALUE RIGHTS

Each whole contingent value right will represent the right, one year after the effective time of the merger, to receive, in cash the amount, if any, up to a maximum of $0.50 (equivalent of up to $0.85 per ACLARA share based on the 1.7 to 1 exchange ratio), by which the current market value of ViroLogic common stock is less than $2.90 per share. The current market value will be based upon a formula averaging trading prices during the 15 consecutive trading day period immediately preceding and ending on the one year anniversary date. The contingent value rights will be issued under a Contingent Value Rights Agreement, to be entered into prior to the effective time of the merger, by and between ViroLogic and U.S. Bank National Association, as trustee, the form of which is attached to this joint proxy statement/prospectus as Annex B. In this section, we refer to contingent value rights as “CVRs” and the Contingent Value Rights Agreement as the “CVR Agreement.” Because this section is a summary, it does not describe every aspect of the material terms of the CVRs or the CVR Agreement. We encourage you to carefully read this section and the CVR Agreement for a more complete understanding of their terms.

Payment in Cash; No Interest

Payment of any amounts on the CVRs, if any, will be made in cash, after the maturity date, as further described below. Such payments will be made only upon presentation by the CVR holder of the CVR at the office or agency of or maintained by ViroLogic for that purpose. To receive a payment, each CVR holder must furnish to ViroLogic such forms, certificates or other information as ViroLogic may request to establish the legal entitlement of such holder to an exemption from withholding taxes. If ViroLogic does not receive such forms, certificates or other information, then all payments and disbursements made by ViroLogic pursuant to the CVR Agreement or related to the CVRs will be reduced by and subject to withholding taxes. ViroLogic will have no obligation to reimburse, equalize or compensate the CVR holder or any other person for such taxes.

Other than in the case of interest on the default amount payable to a CVR holder, no interest will accrue on any amounts payable to the CVR holders.

Under the CVR Agreement, “default amount” means the amount, if any, by which the discounted target price exceeds $2.40.

For purposes of determining the default amount and for purposes of determining payments upon the occurrence of a disposition as described under the section entitled “Payment Upon the Occurrence of a Disposition” below, the “discounted target price” means, if a disposition or an event of default has occurred prior to the maturity date (the date that is the first day after expiration of one year from the effective time of the merger), $2.90 discounted from the maturity date back to the disposition payment date or the default payment date, as the case may be, at a per annum rate of 8%. This amount is subject to further anti-dilution and disposition adjustments, described in more detail under the section entitled “Anti-Dilution; Disposition Adjustments” below. The default payment date is the date on which the CVRs are declared due and payable following an event of default.

Payment at Maturity Date

The CVRs will mature on the date that is the first day after the expiration of one year from the effective time of the merger (the maturity date). On the third business day following the maturity date, ViroLogic will pay each CVR holder cash in an amount, if any, as determined by ViroLogic, by which $2.90 (the target price) exceeds the greater of (i) the average of the current market values of ViroLogic common stock for each trading day during the 15 consecutive trading day period immediately preceding and including the maturity date and (ii) $2.40 (the minimum price). The $2.90 and $2.40 target and minimum price thresholds are subject to certain anti-dilution and disposition adjustments, described in more detail under the section entitled “Anti-Dilution; Disposition Adjustments” below.

The following table illustrates potential payments to CVR holders with respect to the CVRs following the maturity date:

Average Current Market Values of ViroLogic Common Stock (1)	Payment Per CVR	Equivalent Payment per One ACLARA Share of Common Stock	If you own 1000 shares of ACLARA common stock and receive 1700 CVRs in the merger, your CVR payments would equal:
$3.50	$0.00	$ 0.00	$ 0.00
$2.90	$0.00	$ 0.00	$ 0.00
$2.75	$0.15	$ 0.26	$255.00
$2.50	$0.40	$ 0.68	$680.00
$2.40	$0.50	$ 0.85	$850.00
$2.25	$0.50	$ 0.85	$850.00
$2.00	$0.50	$ 0.85	$850.00
$1.00	$0.50	$ 0.85	$850.00

(1)	Average based on a 15 day trading period before and including the maturity date

All cash payment determinations by ViroLogic shall be final and binding on ViroLogic and the CVR holders, absent manifest error.

Payment Upon the Occurrence of a Disposition

Following the consummation of a disposition of ViroLogic (of the type described below), ViroLogic will give notice and pay to CVR holders a cash amount for each CVR, if any, as determined by ViroLogic, by which the discounted target price exceeds the greater of:

•	the sum of (i) the cash amount received for each share of ViroLogic common stock by the CVR holder as a result of the disposition, plus (ii) the average of the current market values for each trading day in the 15 consecutive trading day period immediately preceding the date on which the disposition was consummated of the publicly traded stock consideration, if any, received for each share of ViroLogic common stock by the CVR holder as a result of such disposition, plus (iii) the fair market value, as determined by an independent financial expert, of any other non-cash consideration, if any, received for each share of ViroLogic common stock by the CVR holder as a result of such disposition, in each case, assuming that such CVR holder did not exercise any right of appraisal granted under law with respect to such disposition; and

•	the minimum price of $2.40 (subject to anti-dilution and disposition adjustments, described in more detail under the section entitled “Anti-Dilution; Disposition Adjustments” below).

Payments for CVRs with respect to dispositions will be made only if the disposition is consummated prior to the maturity date. The disposition payment date will be the date established by ViroLogic for payment of the amount on CVRs upon a disposition of ViroLogic, which shall not be more than 30 days after the disposition is consummated. If the fair market value of the consideration received as a result of a disposition is determined by an independent financial expert, ViroLogic will cause the expert to deliver to ViroLogic, with a copy to the trustee, a value report stating the methods of valuation considered or used and containing a statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The trustee shall make available a copy of the value report to each CVR holder who requests the report. The determination of the expert as set forth in the report absent manifest error shall be final and binding on ViroLogic and the CVR holders.

The types of dispositions for which a payment will be made are:

•	the direct or indirect sale, lease, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of ViroLogic and its subsidiaries taken as a whole to any person (as that term is used in Section 13(d) of the Exchange Act); or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as that term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of ViroLogic, measured by voting power rather than the number of shares, unless, in the case of a merger or consolidation, such transaction is in connection with a transaction in which:

•	all of the shares of ViroLogic common stock are exchanged solely for other publicly traded common stock of ViroLogic or another person;

•	the acquiror assumes ViroLogic’s obligations relating to the CVRs; and

•	the appropriate adjustments are made to the target price of $2.90, the minimum price of $2.40, the discounted target price and the terms of the CVR Agreement to reflect such transaction and the economic benefits intended to be conferred on the CVRs under the CVR Agreement.

Under the CVR Agreement, ViroLogic shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•	in case ViroLogic shall consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which ViroLogic is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of ViroLogic substantially as an entirety shall be a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume payment of amounts on all the CVRs and the performance of every covenant of the CVR Agreement on the part of ViroLogic to be performed or observed;

•	immediately after giving effect to such transaction, no event of default shall have happened and be continuing; and

•	ViroLogic has delivered to the trustee an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease complies with these requirements and that all conditions precedent provided for relating to such transaction have been complied with.

Event of Default

If an event of default under the CVR Agreement occurs and is continuing, unless all of the CVRs have already become due and payable, either the trustee or the CVR holders of not less than 25% of the then outstanding CVRs by giving written notice to ViroLogic and the trustee (if given by the CVR holders) may declare the CVRs to be due and payable immediately. Upon such declaration, the default amount shall become immediately due and payable, and thereafter shall bear interest at a rate of 8% per annum until payment is made to the trustee.

Each of the following will constitute an “event of default” under the CVR Agreement:

•	a default in the payment of all or any part of the amounts payable in respect of any of the CVRs as and when the same shall become due and payable following the maturity date, the disposition payment date, or otherwise;

•	a material default in the performance, or material breach, of any material covenant or warranty of ViroLogic relating to the CVRs (other than a payment default), and continuance of such material default or breach for a period of 30 days after written notice has been given, by registered or certified mail, to ViroLogic by the trustee or to ViroLogic and the trustee by the holders of at least 25% of the outstanding CVRs, specifying the material default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default;”

•	a court with proper jurisdiction enters a decree or order for relief in respect of ViroLogic in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of ViroLogic or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

•	ViroLogic commences a voluntary case under any applicable bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of ViroLogic or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Holders of a majority of all the outstanding CVRs may, by written notice to ViroLogic and the trustee, waive all defaults with respect to the CVRs and rescind and annul the above declaration if, at any time after the CVRs have been declared due and payable, and before any judgment or decree for the payment of the moneys due have been obtained or entered, all of the following conditions are met:

•	ViroLogic paid or deposited with the trustee a sum sufficient to pay all amounts which have become due other than by acceleration (with interest upon such overdue amount at 8% per annum to the date of such payment or deposit);

•	ViroLogic paid or deposited with the trustee a sum sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made by the trustee, except as a result of negligence or bad faith; and

•	any and all events of default under the CVR Agreement, other than the nonpayment of the amounts which have become due by acceleration, have been cured, waived or otherwise remedied as provided in the CVR Agreement.

No such waiver or rescission and annulment shall extend to or affect any subsequent default or impair any consequent right.

Automatic Extinguishment

If the current market value of the shares of ViroLogic common stock is greater than or equal to $3.50 per share for each trading day in any 30 consecutive trading day period during the period following the effective time of the merger and ending on the maturity date of the CVRs, the CVRs will automatically be extinguished without further consideration or action by ViroLogic or the CVR holders, and all of ViroLogic’s obligations under the CVR Agreement will terminate and be of no further force or effect; provided that ViroLogic shall (i) promptly prepare a certificate stating that an automatic extinguishment has occurred and briefly stating the facts accounting for such extinguishment, (ii) promptly file a copy of such certificate with the trustee, and (iii) mail a brief summary of the certificate to each CVR holder.

Certification of Determinations

In connection with any payment at maturity, no later than the second business day after the maturity date, ViroLogic shall prepare and file with the trustee a certificate setting forth its determinations with respect to the amount of the payment and the facts accounting for its determinations and mail to each CVR holder a brief summary of the certificate indicating the location at which the CVRs may be presented for payment. In connection with any payment upon a disposition, as soon as practicable, ViroLogic shall prepare and file with the trustee a certificate setting forth its determinations with respect to the amount of the payment upon the disposition and the facts accounting for its determinations and mail to each CVR holder a brief summary of the certificate, indicating the locations at which the CVRs may be presented for payment and the date on which the payment will be made.

In the event ViroLogic determines that no amount is payable with respect to the CVRs on the maturity date or a disposition payment date, as the case may be, as a result of an automatic extinguishment or otherwise, ViroLogic will give notice of such determination to each CVR holder and the trustee. Upon making such determination, absent manifest error, the CVR certificates will terminate, become null and void, and the CVR holders will have no further rights with respect to the CVR certificates. The failure to give notice or any defect in the notice will not affect the validity of the determination that no amount is payable.

Anti-Dilution; Disposition Adjustments

If ViroLogic in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the number of outstanding shares of ViroLogic common stock, ViroLogic will similarly subdivide or combine the CVRs and will appropriately adjust the discounted target price, and the target price of $2.90 and minimum price of $2.40 described above. In addition, in the case of a disposition that does not result in a payment as described under the section entitled “Payment Upon the Occurrence of a Disposition” above, appropriate adjustments will be made to the discounted target price, the target price of $2.90 and minimum price of $2.40.

Whenever an adjustment is made, ViroLogic shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the trustee a copy of such certificate, and (iii) mail a brief summary of the certificate to each holder. The trustee shall be fully protected in relying on any such certificate and on any adjustment contained in the certificate. Such adjustment, absent manifest error, shall be final and binding on ViroLogic and the CVR holders. Each outstanding CVR certificate shall thereafter represent that number of adjusted CVRs necessary to reflect such subdivision or combination, and the adjustments to the discounted target price, the target price of $2.90 and the minimum price of $2.40.

Current Market Value Calculations

For purposes of automatic extinguishment or determining the amount due, if any, on the maturity date or a disposition payment date, the “current market value” per share shall be calculated at the end of each trading day and shall be, for any given trading day:

•	the volume weighted mean of the sales prices, regular way, on the Nasdaq National Market (or, if the shares are not then listed on The Nasdaq Stock Market, the principal other exchange on which such shares are then listed) on such trading day, as quoted by Bloomberg LP;

•	if the shares are not then listed or admitted to trading on any securities exchange, the volume weighted mean of the sales prices over such trading day, as reported by Bloomberg LP or, if not so reported, as reported by a reputable quoting source designated by ViroLogic; or

•	if the shares are not then listed or admitted to trade on any securities exchange and no such reported sale price or bid and asked prices are available, the mean of the averages of the reported high and low and opening and closing bid and asked prices on such trading day, as reported in the Wall Street Journal (Eastern Edition), or if the Wall Street Journal (Eastern Edition) shall cease to be published or its publication or general circulation is suspended, such other English language newspaper as is selected by ViroLogic with general circulation in the City of New York, New York.

Restrictions on Purchases by ViroLogic and Affiliates

ViroLogic has agreed that, during the period beginning 25 trading days before the maturity date and ending on the maturity date, neither it nor any of its subsidiaries or affiliates will:

•	offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any shares of ViroLogic common stock or any securities convertible into or exercisable or exchangeable for shares of ViroLogic common stock, or

•	enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the shares of ViroLogic common stock,

whether any such transaction described above is to be settled by delivery of ViroLogic common stock or such other securities, in cash or otherwise.

The foregoing restrictions are expressly agreed to preclude ViroLogic, its subsidiaries and affiliates during the applicable period from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a purchase or acquisition of shares of ViroLogic common stock even if those shares would be acquired by someone other than ViroLogic or any of its subsidiaries or affiliates. Prohibited hedging or other transactions would include any purchase, or any purchase, sale or grant of any right (including, without limitation, any put option or put equivalent position or call option or call equivalent position) with respect to any of the shares of ViroLogic common stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of ViroLogic common stock.

Issuance of the CVRs

ViroLogic will issue the CVRs pursuant to the CVR Agreement between ViroLogic and the trustee. ViroLogic will not issue any fractional CVRs. If any provision of the CVR Agreement limits, qualifies or conflicts with another provision which is required to be included in the agreement by the Trust Indenture Act, such required provision shall control.

ViroLogic is registering the CVRs under the registration statement of which this joint proxy statement/prospectus forms a part. ViroLogic will use commercially reasonable efforts to cause the CVRs issued in the merger to be approved for listing at the effective time of the merger on the Nasdaq National Market, or if such listing is not available, then on the American Stock Exchange, or if such a listing is not available, then on the OTC Bulletin Board.

The CVRs shall be unsecured obligations of ViroLogic and will rank equally with all other unsecured obligations of ViroLogic. CVR holders will have no rights except for those expressly provided in the CVR Agreement, and shall not, by virtue of their ownership of CVRs, have any of the rights of a ViroLogic stockholder.

Temporary CVRs

Until CVR certificates are ready for delivery, ViroLogic may execute and, upon issuance of an order by ViroLogic, the trustee shall authenticate and deliver, temporary CVRs which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the CVR certificates in lieu of which they are issued. Every temporary CVR shall be executed by ViroLogic and be authenticated by the trustee on the same conditions and in substantially the same manner, and with like effect, as the CVR certificates.

If temporary CVRs are issued, ViroLogic shall cause CVR certificates to be prepared without unreasonable delay. After the preparation of such certificates, the temporary CVRs will be exchangeable for the certificates upon surrender of the temporary CVRs at the office or agency designated by ViroLogic for that purpose. There will be no charge to the CVR holder for such exchange. Upon surrender of the temporary CVRs, ViroLogic will execute and the trustee will authenticate and deliver, in exchange, a like amount of CVR certificates.

Book Entry, Delivery and Form

The Depository Trust Company, or DTC, will act as securities depositary for the CVRs. The CVRs will initially be issued in the form of one or more permanent global securities in registered form. Upon issuance, the global securities will be deposited with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC (or its nominee or successor) for credit to the accounts of DTC’s direct and indirect participants. Ownership of beneficial interests in the global securities will be limited to DTC’s direct and indirect participants, and will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in the global securities. Transfer and exchange of beneficial interests in the global securities will be completed through DTC in accordance with the CVR Agreement and the applicable rules and procedures of DTC.

Each global security will represent the number of outstanding CVRs specified in the security, and will provide that it represents the aggregate number of outstanding CVRs from time to time as endorsed on the security, and that the aggregate number of outstanding CVRs represented by the security may be reduced or increased, as appropriate, to reflect exchanges.

Initially, the trustee will act as paying agent and security registrar for ViroLogic. ViroLogic shall cause to be kept at the Corporate Trust Office of the trustee a register in which ViroLogic shall register and transfer the CVRs.

Payments of principal and interest, if any, on CVRs represented by a global security will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from ViroLogic, the trustee or the paying agent on the date the payment is due and payable in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the DTC, the trustee, the paying agent or ViroLogic, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of ViroLogic or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC and disbursement of such payments to beneficial owners will be the responsibility of direct and indirect participants.

Until a global security is exchanged in whole or in part in a certificated form, a global security may not be transferred, except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. All global securities will be exchanged by ViroLogic for certificated CVRs if:

•	ViroLogic delivers to the security registrar a notice from DTC that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by ViroLogic within 120 days after the date of such notice from DTC;

•	ViroLogic, in its sole discretion, determines that the global securities (in whole but not in part) should be exchanged for CVRs in certificated form and delivers a written notice to such effect to the security registrar; or

•	an event of default has occurred and is continuing, and the security registrar has received a request from DTC to issue CVRs in certificated form.

Upon the occurrence of either of the first two conditions listed above, CVRs in certificated form shall be issued in such names as DTC instructs the trustee. In addition, global securities may also be exchanged or replaced in accordance with the sections entitled “Temporary CVRs” above and “Mutilated, Destroyed, Lost and Stolen CVRs” below.

A holder of a beneficial interest in a global security may exchange such beneficial interest for or transfer such beneficial interest to a person who will take delivery as a certificated CVR. Upon such holder’s request, the security registrar will cause the aggregate number of CVRs represented by the applicable global security to be reduced in accordance with the CVR Agreement. ViroLogic will execute, and the security registrar will authenticate and deliver to the person designated in the instructions, an appropriate number of certificated CVRs. Any certificated CVR issued in exchange for a beneficial interest will be registered in the name(s) and authorized denomination(s) as requested by the holder of such beneficial interest through instructions to the security registrar from or through DTC and the participant or indirect participant. Similarly, a holder of a certificated CVR may exchange such security for a beneficial interest in a global security or transfer the certificated CVR to a person who takes delivery in the form of a beneficial interest in global securities. In such a case, the security registrar will, upon request, cancel the applicable certificated CVR and increase the number of CVRs represented by the global security.

Once all beneficial interests in a global security have been exchanged for certificated CVRs or have been repurchased and cancelled in whole, each such global security will be returned to or retained and canceled by the security registrar. Prior to the cancellation, if any beneficial interest in a global security is exchanged for or transferred to a person who accepts delivery in the form of a beneficial interest in another global security or certificated CVR, the appropriate increase or decrease will be made to the global security by the security registrar or DTC.

In respect of exchanges or transfers of global securities or certificated CVRs,

•	ViroLogic will execute and the trustee will authenticate the global securities and the certificated CVRs upon receipt of an order from ViroLogic;

•	the CVR holder of a beneficial interest in a global security or a certificated CVR will not be charged a service charge for any registration of exchange, but ViroLogic may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith;

•	all global securities and certificated CVRs issued upon any registration of exchange of global securities or certificated CVRs will be the valid obligations of ViroLogic, evidencing the same rights, and entitled to the same benefits under the CVR Agreement, as the global securities or certificated CVRs surrendered upon such exchange; and

•	the trustee will authenticate the global securities and certificated CVRs in accordance with the applicable provisions of the CVR Agreement.

So long as DTC is the registered holder and owner of such global securities, DTC will be considered the sole owner and holder of the related CVRs for all purposes of such CVRs and for all purposes under the CVR Agreement. Except as set forth above, owners of beneficial interests in a global security:

•	will not be entitled to have the CVRs represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of CVRs in certificated form; and

•	will not be considered to be the owners or holders of any CVRs under the CVR Agreement or such global security.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and the direct and indirect participants through which they hold their beneficial interest to exercise any rights of a CVR holder under the CVR Agreement or such global security.

DTC has advised ViroLogic that DTC is:

•	a limited-purpose trust company organized under the Banking Law of the State of New York;

•	a “banking organization” within the meaning of the Banking Law of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code of the State of New York; and

•	a “clearing agency” registered under the Exchange Act.

DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers, dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depositary with respect to the CVRs at any time by giving reasonable notice to ViroLogic. Under such circumstances, in the event that a successor depositary is not obtained, certificated CVRs are required to be printed and delivered.

Mutilated, Destroyed, Lost and Stolen CVRs

ViroLogic will execute, and the trustee will authenticate and deliver a new CVR certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding if either:

•	any mutilated CVR is surrendered to the trustee; or

•	ViroLogic and the trustee receive evidence to their satisfaction of the destruction, loss or theft of any CVR and there is delivered to ViroLogic and the trustee such security or indemnity as may be required by them to save each of them harmless.

Upon the issuance of any new CVRs, ViroLogic may require a payment sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the trustee).

Every new CVR issued under these circumstances will constitute an original additional contractual obligation of ViroLogic, whether or not the destroyed, lost or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits under the CVR Agreement and proportionately with any other CVR duly issued.

Cancellation of CVRs

All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any person other than the trustee, be delivered to the trustee and promptly cancelled. ViroLogic may, at any time, deliver to the trustee for cancellation any CVRs previously authenticated and delivered which ViroLogic may have acquired in any manner, and all CVRs so delivered shall be promptly cancelled by the trustee. No CVRs shall be authenticated in lieu of or in exchange for any cancelled CVRs.

Amendment of the CVR Agreement

Amendment Without Consent of CVR Holders

Without the consent of CVR holders, ViroLogic and the trustee, at any time, may enter into one or more amendments for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;

•	to evidence the succession of another person to ViroLogic and the assumption by any such successor of the covenants of ViroLogic in the CVR Agreement and in the CVRs;

•	to add to ViroLogic’s covenants such further covenants, restrictions, conditions or provisions as its board of directors and the trustee shall consider to be for the protection of CVR holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR Agreement, provided that in respect of any such additional covenants, restrictions, conditions or provisions, such amendment may provide (i) for a particular grace period after default, (ii) an immediate enforcement upon such event of default, (iii) limit the remedies available to the trustee upon such event of default, or (iv) limit the right of the holders of a majority of the outstanding CVRs to waive an event of default;

•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement which may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that such provisions shall not adversely affect the interests of the CVR holders; or

•	to comply with SEC requirements to effect or maintain the qualification of the CVR Agreement under the Trust Indenture Act.

Amendment With Consent of CVR Holders

With the consent of at least a majority of the holders of outstanding CVRs, and by an instrument of said holders delivered to ViroLogic and the trustee, ViroLogic, with board authorization, and the trustee may enter into one or more amendments for the following purposes:

•	to add, change or eliminate any of the provisions of the CVR Agreement; or

•	modify in any manner the rights of the CVR holders under the CVR Agreement;

provided that no amendment may, without the consent of each holder of outstanding CVRs affected:

•	modify the definition of maturity date, disposition payment date, default payment date, current market value, valuation period, minimum price, discounted target price, target price, default amount or default interest rate or modify the anti-dilution provisions of the CVR Agreement or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs;

•	reduce the amount of the outstanding CVRs, the consent of whose holders is required for any such amendment; or

•	modify any of the provisions of the amendment section of the CVR Agreement, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

Termination of the CVR Agreement

The CVR Agreement shall terminate and cease to be of further effect when:

•	ViroLogic delivers to the trustee all outstanding CVRs (other than CVRs replaced due to mutilation, destruction, loss or theft) for cancellation;

•	all outstanding CVRs have become due and payable and ViroLogic irrevocably deposits with the trustee or the paying agent (if the paying agent is not ViroLogic or one of its affiliates) cash sufficient to pay all amounts due and owing on all outstanding CVRs (other than CVRs replaced or CVRs held by ViroLogic or any of its affiliates); or

•	an automatic extinguishment has occurred; and

if, in all cases, ViroLogic pays any other sums payable hereunder by it.

The trustee shall join in the execution of a document prepared by ViroLogic acknowledging satisfaction and discharge of the CVR Agreement upon demand of ViroLogic accompanied by an officer’s certificate and opinion of counsel, and at the cost and expense of ViroLogic.

STOCKHOLDER VOTING AGREEMENTS

As an inducement to each party entering into the merger agreement, both parties entered into stockholder voting agreements with each of the executive officers and directors of the other party in connection with the execution and delivery of the merger agreement, whereby (i) the directors and executive officers of ViroLogic agreed to vote an aggregate of 504,348 shares of ViroLogic common stock, or approximately 0.9% of the outstanding ViroLogic common stock outstanding as of June 30, 2004, and (ii) the directors and executive officers of ACLARA agreed to vote an aggregate of 497,972 shares of ACLARA common stock, or approximately 1.4% of the outstanding ACLARA common stock outstanding as of June 30, 2004.

Pursuant to the terms of the stockholder voting agreements, each stockholder who signed a voting agreement has agreed to vote (i) in the case of the ViroLogic stockholders, in favor of the approval of the amendment to ViroLogic’s Amended and Restated Certificate of Incorporation to increase the authorized capital of ViroLogic from 100,000,000 shares of common stock to 200,000,000 of common stock and the issuance of shares of ViroLogic common stock pursuant to the merger agreement, and in the case of the ACLARA stockholders, in favor of the approval and adoption of the merger agreement and the approval of the merger; (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation under the merger agreement of the company in which the stockholder holds common stock and (iii) except for the merger agreement and the transaction, against, with respect to the company in which the stockholder holds common stock, any (a) extraordinary corporate transaction, such as a merger, consolidation or other business combination, (b) sale, lease or transfer of a material amount of assets of such company, (c) reorganization, recapitalization, dissolution or liquidation, (d) change in a majority of the board of directors of such company, (e) amendment to such company’s certificate of incorporation or bylaws, (f) any material change in the capitalization of such company or its corporate structure, and (g) other action which is intended to or could impede, interfere with, delay, postpone, discourage or adversely effect this transaction or any of the other transactions contemplated by the merger agreement or voting agreement. The stockholders also agree that until the earlier of the termination of the merger agreement or consummation of the transaction, such stockholders will not enter into any agreement or understanding with another person to vote or give instructions inconsistent with the foregoing obligations.

The stockholders agree that none of the securities covered by the voting agreement will be deposited into a voting trust and that no proxy will be granted and no other voting agreement or similar agreement will be entered into with respect to any of the subject securities. The voting covenants and obligations in the stockholder voting agreements expire on the earliest to occur of (i) the date which the merger agreement is validly terminated, (ii) the date which the transaction is consummated, (iii) the date which the board of directors of the company in which the stockholder holds common stock validly makes a change of recommendation pursuant to the merger agreement. See the section entitled “Termination of the Merger Agreement” on page 114 for more detail.

THE VIROLOGIC BOARD OF DIRECTORS RECOMMENDS

APPROVAL OF THE ISSUANCE OF VIROLOGIC COMMON STOCK

IN THE TRANSACTION.

THE ACLARA BOARD OF DIRECTORS RECOMMENDS

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

AND APPROVAL OF THE MERGER.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Both ViroLogic and ACLARA are incorporated under the laws of the State of Delaware. After the completion of the transaction, stockholders of ACLARA will become stockholders of ViroLogic, and will become subject to the certificate of incorporation of ViroLogic, as amended, and the bylaws of ViroLogic.

While there are substantial similarities between the charters and bylaws of ViroLogic and ACLARA, a number of differences do exist. The following is a summary of the material differences between the rights of ViroLogic stockholders and the rights of ACLARA stockholders. While ViroLogic and ACLARA believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of ViroLogic and ACLARA stockholders and it is qualified in its entirety by reference to Delaware law, and the various documents of ViroLogic and ACLARA referenced in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents referenced in this joint proxy statement/ prospectus for a more complete understanding of the differences between being a stockholder of ViroLogic and being a stockholder of ACLARA. ViroLogic and ACLARA have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 208.

	ViroLogic	ACLARA
Authorized Capital Stock	The authorized capital stock of ViroLogic consists of 100,000,000 shares of common stock, par value of $.001 per share, and 5,000,000 shares of preferred stock, of which 1,625 shares are designated as Series A preferred stock, par value of $.001 per share, 1,022 shares are designated as Series B preferred stock, par value of $.001 per share, and 1,911 shares are designated as Series C preferred stock, par value of $.001 per share.	The authorized capital stock of ACLARA consists of 150,000,000 shares of common stock, $.001 par value per share, and 15,000,000 shares of preferred stock, $.001 par value per share, of which 1,500,000 shares are designated as Series A Junior Participating Preferred Stock, par value of $.001 per share. No preferred stock has been issued.

Number of Directors	Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors. ViroLogic’s certificate of incorporation does not fix the number of directors and its bylaws provide that, in accordance with the certificate of incorporation, the number of directors shall be fixed from time to time exclusively by the board of directors. The current number of directors of ViroLogic is fixed at five.	Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors. ACLARA’s certificate of incorporation provides that the number of directors shall be set out in the corporate bylaws, and its bylaws provide that the authorized number of directors shall be seven until changed by amendment of the bylaws.

Cumulative Voting	Delaware law allows for a corporation’s certificate of incorporation to permit stockholders to cumulate their votes at elections of directors. However, the certificate of incorporation of ViroLogic	Delaware law allows for a corporation’s certificate of incorporation to permit stockholders to cumulate their votes at elections of directors. However, the certificate of incorporation of ACLARA

	ViroLogic	ACLARA
	does not so provide, and accordingly, holders of ViroLogic common stock have no cumulative voting rights in connection with the election of directors.	does not so provide, and accordingly, holders of ACLARA common stock have no cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected to terms of two or three years, as applicable. ViroLogic’s certificate of incorporation provides that the board of directors shall be divided into three classes that serve staggered terms of three years each from the time of the director’s election.	Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected to terms of two or three years, as applicable. ACLARA’s certificate of incorporation provides that the board of directors shall be divided into three classes that serve staggered terms of three years each from the time of the director’s election.

Removal of Directors	Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of the corporation whose board is classified, stockholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation. Neither ViroLogic’s certificate of incorporation nor its bylaws modify the Delaware standard requiring cause and a majority stockholder vote to remove a classified director.	Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of the corporation whose board is classified, stockholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation. ACLARA’s bylaws provide that directors may be removed, only with cause, by a majority stockholder vote.

Vacancies on the Board of Directors	Delaware law provides that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless the certificate of incorporation or bylaws provides otherwise.	Delaware law provides that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless the certificate of incorporation or bylaws provides otherwise.

	ViroLogic’s certificate of incorporation provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancy resulting from death, resignation, retirement disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, even though less than a quorum, and not by the stockholders, unless the board of directors determines by resolution that such vacancies shall be filled by stockholders.	ACLARA’s certificate of incorporation provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancy resulting from death, resignation, retirement disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum, or by a sole director, and not by the stockholders.

	ViroLogic	ACLARA
Stockholder Action by Written Consent

Delaware law provides that unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required.

ViroLogic’s certificate of incorporation and bylaws provide that no stockholder action may be taken by written consent.

Delaware law provides that unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required.

ACLARA’s certificate of incorporation and bylaws provide that no stockholder action may be taken by written consent.

Amendment of the Certificate of Incorporation	Under Delaware law and ViroLogic’s certificate of incorporation, the certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote. However, the affirmative vote of the holders of 66 2/3% of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal the sections of the certificate of incorporation that deal with the board of directors, the bylaws, indemnification, and amendment of the certificate of incorporation.	Under Delaware law, ACLARA’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote. Neither ACLARA’s certificate of incorporation nor its bylaws modify the Delaware standard requiring majority shareholder approval to amend the certificate of incorporation.

Amendment of bylaws	Delaware law provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend bylaws as well. ViroLogic’s certificate of incorporation provides that the bylaws may be amended, altered or repealed, and new bylaws may be adopted, by the board of directors. The stockholders of ViroLogic also have the power to adopt, amend or repeal the bylaws, but only if the affirmative vote of 66 2/3% of the voting power of all the then outstanding shares of voting stock of the corporation entitled to vote, voting together as a	Delaware law provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend bylaws as well. ACLARA’s certificate of incorporation provides that the bylaws may be amended, altered or repealed, and new bylaws may be adopted, by the board of directors. ACLARA’s bylaws provide that the bylaws may be amended, altered or repealed, and new bylaws may be adopted, by a majority of the stockholders then entitled to vote.

	ViroLogic	ACLARA
single class, is obtained. Any repeal or modification of the bylaws section related to indemnification and director liability shall be prospective and shall not affect the rights effective at the time of the alleged act or omission giving rise to liability or indemnification.

Special Meeting of Stockholders

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. ViroLogic’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board of directors, the chief executive officer, or the board of directors pursuant to a resolution adopted by the majority of the directors. The certificate of incorporation and the bylaws further provide that if at any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (the “CGCL”), if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

1. Any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

2. The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. ACLARA’s bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board, the chief executive officer, the president or the vice president of the corporation.

Notice of Stockholder Meetings	Under Delaware law and ViroLogic’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall	Under Delaware law and ACLARA’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall

	ViroLogic	ACLARA
	specify the place, date, hour, and purpose or purposes of the meeting.	specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

ViroLogic’s bylaws provide that for a stockholder proposal to be brought properly before an annual meeting, the stockholder must notify the corporate secretary of ViroLogic not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the actual date of the annual meeting is more than 30 days before or after that anniversary date, then notice must be delivered no earlier than the 90th day prior to the annual meeting and no later than either the 60th day prior to the annual meeting or 10 days after the day on which public announcement of the date of the annual meeting is first made by ViroLogic.

ViroLogic’s bylaws also provide that for a stockholder to nominate a director, in the event that the number of directors to be elected has increased and there is no public announcement by ViroLogic naming all of the nominees for director or specifying the size of the increase to the board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, such notice will be timely if delivered to the corporate secretary of ViroLogic no later than the 10th day following the day on which such public announcement is first made by ViroLogic.

ViroLogic’s bylaws also provide that in the event ViroLogic calls a special meeting of stockholders for the purpose of electing directors, a stockholder may nominate a person for election if notice is delivered to the corporate secretary of ViroLogic no earlier than the 120th day prior to the special meeting and no later than either the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the special meeting is first made by ViroLogic.

ACLARA’s bylaws provide that for a stockholder proposal to be brought properly before an annual meeting or for a stockholder to nominate a director for election at the annual meeting, the stockholder must notify the principal executive offices of ACLARA not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the actual date of the annual meeting is more than 30 days before or after that anniversary date, then notice must be delivered no later than 10 days after the day on which public announcement of the date of the annual meeting is first made by ACLARA.

	ViroLogic	ACLARA
Proxy	Under Delaware law and pursuant to ViroLogic’s bylaws, at any meeting of the stockholders of ViroLogic, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	Under Delaware law and pursuant to ACLARA’s bylaws, at any meeting of the stockholders of ACLARA, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Preemptive rights	Under Delaware law, absent express provision in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock. ViroLogic’s certificate of incorporation does not provide that stockholders possess any preemptive right to subscribe to additional issuances of its capital stock.	Under Delaware law, absent express provision in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock. ACLARA’s certificate of incorporation does not provide that stockholders possess any preemptive right to subscribe to additional issuances of its capital stock.

Dividends

Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

ViroLogic has never paid cash dividends on its common stock.

Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

ACLARA has never paid cash dividends on its common stock.

Indemnification of Directors and Officers

ViroLogic’s certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

ViroLogic’s bylaws provide that ViroLogic shall indemnify its directors and executive officers to the fullest extent not prohibited by Delaware law or other applicable law, though the extent of indemnification may be modified through individual contracts. ViroLogic shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, or (iii) such indemnification is provided by ViroLogic, in its sole

ACLARA’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as amended from time to time, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ACLARA’s certificate of incorporation provides that the corporation may indemnify, to the fullest extent permitted by law, as amended from time to time, any director, officer or employee made party to an action or proceeding by reason of such person’s corporate position.

ACLARA’s bylaws provide that the corporation shall indemnify its directors and officers to the maximum extent permitted by Delaware law, against

	ViroLogic	ACLARA

discretion, pursuant to Delaware law or other applicable law.

ViroLogic’s bylaws provide that ViroLogic may indemnify its other officers, employees and agents as set forth in Delaware law or other applicable law.

Expenses incurred by directors and executive officers in connection with proceedings shall be paid by ViroLogic as incurred and before final disposition of the proceedings upon receipt of an undertaking by or on behalf of such person to repay the amount if it is determined ultimately that such person is not entitled to be indemnified by ViroLogic. No advance of expenses shall be made to an executive officer if the board of directors reasonably and promptly determines that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of ViroLogic.

Delaware law and ViroLogic’s bylaws provide that ViroLogic has the power to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the bylaws.

expenses, judgments, fines, settlements, and other amounts arising by reason of the fact that such person is or was an agent of the corporation.

ACLARA’s bylaws provide that the corporation may indemnify its employees and agents to the extent permitted by Delaware law, against expenses, judgments, fines, settlements, and other amounts arising by reason of the fact that such person is or was an agent of the corporation.

Expenses incurred by such person shall be paid by ACLARA as incurred and before final disposition of the proceeding upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Delaware law and ACLARA’s bylaws provide that ACLARA has the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation, against any liability resulting from that person’s relationship to the corporation, regardless of whether ACLARA would have the power to indemnify such person against losses under Delaware law.

Stockholder Rights Plan	None.	ACLARA has adopted a stockholder rights plan. Pursuant to the rights plan, ACLARA’s board of directors declared a dividend distribution of one preferred share purchase right on each outstanding share of ACLARA’s common stock. Each right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $40.50 in the event that the rights become exercisable. Subject to limited exceptions, the rights will be exercisable if a person or group acquires 20% or more of ACLARA’s common stock or announces a tender offer for 20% or more of the common stock. If ACLARA is acquired in a merger or other business combination transaction which has not been approved

	ViroLogic	ACLARA
by the board of directors, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at the time of twice the right’s exercise price.

Voting Rights

The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have no voting power except that ViroLogic shall not, without first obtaining the approval of the holders of a majority of the then outstanding shares of the particular series of Preferred Stock affected:

•      alter or change the rights, preferences or privileges of that particular series;

•      alter or change the rights, preferences or privileges of any capital stock of ViroLogic so as to affect adversely that particular series;

•      create any securities that are by their terms senior to that particular series;

•      create any securities that are by their terms on parity with that particular series;

•      increase the authorized number of shares of that particular series;

•      issue any shares of securities that are by their terms senior to or on parity with that particular series;

•      issue any shares of that particular series other than pursuant to the corresponding securities purchase agreement;

•      redeem, or declare or pay any cash dividend or distribution on, any junior security to that particular series;

•      increase the par value of the common stock; or

The holders of Series A Junior Participating Preferred Stock are entitled to 100 votes per share on all matters submitted to a vote of the stockholders.

	ViroLogic	ACLARA
• issue any debt securities that would have any preferences over that particular series upon liquidation of ViroLogic.

Appraisal Rights

Delaware law provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares.

Unless a corporation’s certificate of incorporation provide otherwise, dissenters do not have rights of appraisal with respect to a merger or consolidation by a corporation, if the shares of the corporation are either:

•      listed on a national securities exchange;

•      designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•      held by at least 2,000 stockholders of record;

unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Stockholders of a corporation surviving a merger do not have appraisal rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

Delaware law provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares.

Unless a corporation’s certificate of incorporation provide otherwise, dissenters do not have rights of appraisal with respect to a merger or consolidation by a corporation, if the shares of the corporation are either:

•      listed on a national securities exchange;

•      designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•      held by at least 2,000 stockholders of record;

unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Stockholders of a corporation surviving a merger do not have appraisal rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

	Appraisal rights are not available to ViroLogic stockholders with respect to the merger.	Because contingent value rights will be issued in the transaction, ACLARA stockholders have appraisal rights under Delaware law with respect to the transaction. See the section entitled “Appraisal Rights” on page 140 for more information.

	ViroLogic	ACLARA
Certain Business Combination Restrictions

Delaware law provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business combinations’ with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three year prohibition concerning a business combination is not applicable.

A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. ViroLogic has not made that election.

Delaware law provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business combinations’ with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three year prohibition concerning a business combination is not applicable.

A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. ACLARA has not made that election.

Certain Preferred Stock Restrictions

ViroLogic’s certificate of designations requires the company to obtain the consent of the holders of a majority of outstanding shares of each series of preferred stock before ViroLogic takes certain actions including: (i) the creation or issuance of securities that have senior or equal rights to the respective series or (ii) the redemption, declaration or payment of any cash dividend or distribution on any security junior to the respective series.

ViroLogic’s series of preferred stock are also subject to redemption at the option of the holder upon certain mergers, consolidations or other business combinations.

ACLARA’s certificate of incorporation authorizes the board of directors to fix or alter the rights and restrictions of any wholly unissued series of preferred stock.

APPRAISAL RIGHTS

Holders of shares of ACLARA common stock who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the General Corporation Law. Under Delaware law, holders of shares of ViroLogic common stock are not entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of ACLARA common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of ACLARA common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of ACLARA common stock who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval and adoption of the merger agreement and approval of the merger by ACLARA’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex E. Any holder of ACLARA common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, ACLARA believes that if an ACLARA stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any ACLARA stockholder wishing to exercise appraisal rights must deliver to ACLARA, before the vote on the approval and adoption of the merger agreement and the approval of the merger at ACLARA’s annual meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the approval and adoption of the merger agreement and the approval of the merger. A holder of shares of ACLARA common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the approval and adoption of the merger agreement and approval of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and approval of the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and approval of the merger or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement and approval of the merger (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement and approval of the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement and approval of the merger at ACLARA’s annual meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of ACLARA common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of ACLARA common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of ACLARA common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to ACLARA BioSciences, Inc., 1288 Pear Avenue, Mountain View, California 94043, Attention: Secretary.

Any holder of ACLARA common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the ACLARA stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective time of the merger, the surviving corporation must notify each holder of ACLARA common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval and adoption of the merger agreement and approval of the merger, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of ACLARA common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of ACLARA common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of ACLARA common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of ACLARA common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefore has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, ACLARA has agreed to provide ViroLogic notice of any demands for appraisal received by it. ViroLogic will have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the General Corporation Law. ACLARA will not voluntarily make any payments with respect to, or settle or offer to settle, any demand for appraisal without the prior written consent of ViroLogic.

If a petition for an appraisal is timely filed by a holder of shares of ACLARA common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After determining the holders of ACLARA common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger (1.7 shares of ViroLogic common stock and 1.7 contingent value rights for each one share of

ACLARA common stock) if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although ACLARA believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither ACLARA nor ViroLogic anticipate offering more than the applicable merger consideration to any ACLARA stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of ACLARA common stock is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of ACLARA common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of ACLARA common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of ACLARA common stock will be deemed to have been converted at the effective time of the merger into the right to receive 1.7 shares of ViroLogic common stock and 1.7 contingent value rights for each share of ACLARA common stock owned by such stockholder (and cash in lieu of any fractional shares) that constitutes the merger consideration under the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder shall have any rights of an ACLARA stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of ACLARA common stock, if any, payable to ACLARA stockholders of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any ACLARA stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to give effect to the transaction using the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 are presented as if the transaction was consummated on January 1, 2003 and combines the historical results of ViroLogic, Inc. (ViroLogic) and ACLARA BioSciences, Inc. (ACLARA) for the year ended December 31, 2003 and for the six months ended June 30, 2004. The unaudited pro forma condensed combined balance sheet as of June 30, 2004 gives effect to the proposed transaction as if it occurred on June 30, 2004 and combines the historical balance sheets of ViroLogic and ACLARA at June 30, 2004 and reflects the preliminary allocation of the purchase price to the ACLARA assets acquired and liabilities assumed based upon their estimated respective fair values.

This unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that would actually have been reported had the transaction occurred at the beginning of the period presented, nor is it necessarily indicative of future financial position or results of operations. This unaudited pro forma condensed combined financial information is based upon the respective historical financial statements of ViroLogic and ACLARA, as adjusted, and does not incorporate, nor assume, any benefits from cost savings or synergies of operations of the combined company.

The allocation of the purchase price reflected in the unaudited pro forma financial information is preliminary. The final determination of the allocation of the purchase price will be determined based on the fair value of assets acquired, including the fair value of in-process research and development and other intangibles, and the fair value of liabilities assumed as of the date that the acquisition is consummated. Such purchase price allocation will be finalized following consummation of the transaction and finalization of valuations to determine the fair value of tangible and identifiable intangible assets. Based on the analysis of fair value, the excess of the purchase price over the fair value of ACLARA’s net tangible assets, acquired in-process research and development and identifiable intangible assets will be allocated to goodwill. The actual amounts allocated to assets, liabilities, other intangibles and in-process research and development could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.

The statement of operations for the period in which the transaction occurs is expected to include a significant charge for acquired in-process research and development, currently estimated to be approximately $95 million. This amount represents the values determined by ViroLogic management, with the assistance of third party valuation experts, to be attributable to the in-process research and development programs of ACLARA based on a preliminary valuation of such programs. The preliminary value of these programs has been determined by estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects. The resulting cash flows have been discounted back to their present value at appropriate discount rates. For purposes of the pro forma balance sheet at June 30, 2004, approximately $95 million of the total purchase price has been allocated to in-process research and development. The actual amounts allocated to in-process research and development could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.

The total estimated amount of goodwill which has been calculated based on ACLARA’s net assets at June 30, 2004 is approximately $14 million. The total estimated amount of identifiable intangible assets is approximately $0.6 million, with a useful life for identifiable intangible assets with definite lives of approximately seven years. Because the valuation analysis has not been finalized, and ACLARA’s net assets are expected to be reduced due to net assets used in operations from July 1, 2004 and the settlement of transaction costs, the actual amount of goodwill and identifiable intangible assets, and the related average useful life, could vary significantly from these assumptions.

The unaudited pro forma condensed combined balance sheet at June 30, 2004 includes a liability to reflect the estimated fair value of contingent value rights (CVRs) to be issued in conjunction with the proposed transaction, valued at $0.35 per CVR, or $22 million in the aggregate, by ViroLogic solely for purposes of preparation of this pro forma financial information. Neither ViroLogic nor ACLARA is able to predict the actual price, if any, at which the CVRs will trade following the closing of this transaction. The estimated fair value of the CVRs as reflected in the pro forma condensed combined balance sheet was calculated as the “put spread” (the difference between the fair value of a put option on a share of ViroLogic stock at $2.90 per share and the fair value of a put option on a share of ViroLogic stock at $2.40 per share) multiplied by the 62 million CVRs expected to be issued in the transaction at closing. At the close of the transaction, the value of $0.35 per CVR will be applied to the actual number of CVRs issued in connection with the transaction and included as part of the cost of the business acquired. The maximum cash payment is $0.50 per CVR (equivalent to $0.85 per ACLARA share) if ViroLogic’s stock price trades below an average of $2.40 per share during the 15 trading days immediately preceding the one-year anniversary of the closing of the transaction, declining ratably to $0.00 per CVR if ViroLogic’s stock averages $2.90 per share or higher during such time. The maximum cash payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of June 30, 2004 and a maximum payout of $0.50 per CVR, is approximately $31 million. The CVRs will be automatically extinguished without further consideration if the market value of ViroLogic’s common shares is greater than or equal to $3.50 per share for each day in any 30 day consecutive trading day period between the closing of the transaction and the one year anniversary of the closing. The CVRs will be revalued on a quarterly basis. The resulting change in the fair value of the CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. The unaudited pro forma condensed combined statement of operations assumes a constant fair value of $0.35 per CVR for all periods presented. The adjustment reflected in the unaudited pro forma condensed combined financial information is related to the CVR liability recorded for stock options assumed in the transaction that would have vested during the periods presented.

This unaudited pro forma condensed combined financial information is based upon the historical financial statements of ViroLogic and ACLARA and should be read in conjunction with the historical financial statements of ViroLogic and ACLARA incorporated by reference in this joint proxy statement/prospectus.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2004

(In thousands)

	Historical		Pro Forma
	ViroLogic	ACLARA	Adjustments(1)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$9,216	$39,215	$—		$48,431
Short-term investments	250	42,635	—		42,885
Accounts receivable, net	5,858	145	—		6,003
Inventory	1,014	2,763	(2,700	)(a)	1,077
Prepaid expenses	599	842	—		1,441
Restricted cash	626	—	—		626
Other current assets	248	—	—		248

Total current assets	17,811	85,600	(2,700)		100,711
Property and equipment, net	7,409	5,155	(3,425	)(b)	9,139
Restricted cash	50	—	—		50
Developed product technology	—	—	600	(c)	600
Goodwill	—	—	13,680	(c)	13,680
Transaction costs related to pending merger	1,686	—	—		1,686
Other assets	1,464	1,243	(1,143	)(c)	1,564

Total assets	$28,420	$91,998	$7,012		$127,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,912	$1,126	$—		$4,038
Accrued compensation	999	1,062	—		2,061
Accrued liabilities	2,818	1,516	7,900	(d)	12,234
Deferred revenue	715	168	(130	)(e)	753
Current portion of capital lease obligations	205	—	—		205
Current portion of loans payable	—	88	—		88
Contingent value rights	—	—	22,253	(g)	22,253

Total current liabilities	7,649	3,960	30,023		41,632
Loans payable, net of current portion	—	347	—		347
Long-term portion of capital lease obligations	43	—	—		43
Other long-term liabilities	379	484	—		863
Redeemable convertible preferred stock	1,994	—	—		1,994

Commitments

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	54	37	(37	)(f)	116
			62	(f)
Treasury stock	—	(1,350)	1,350	(f)	—
Additional paid-in capital	127,192	260,531	(260,531	)(f)	287,444
			149,099	(f)
			11,153	(h)
Accumulated other comprehensive income	—	(365)	365	(f)	—
Deferred stock compensation	—	—	(818	)(h)	(818)
Accumulated deficit	(108,891)	(171,646)	(95,300	)(i)	(204,191)
			171,646	(f)

Total stockholders’ equity	18,355	87,207	(23,011)		82,551

Total liabilities and stockholders’ equity	$28,420	$91,998	$7,012		$127,430

(1)	The letters refer to a description of the adjustments in Note 2.

See accompanying notes to unaudited pro forma condensed combined financial information.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2004

(In thousands, except per share amounts)

	Historical		Pro Forma
	ViroLogic	ACLARA	Adjustments(1)		Combined
Revenue:
Product revenue	$17,374	$—	$—		$17,374
Contract and other revenue	875	1,112	—		1,987

Total revenue	18,249	1,112	—		19,361
Operating costs and expenses:
Cost of product revenue	8,891	—	—		8,891
Research and development	2,993	5,627	(323	)(j)	8,232
			(65	)(k)
Sales and marketing	4,742	—	(14	)(j)	5,628
			900	(p)
General and administrative	3,830	—	(44	)(j)	6,136
			2,350	(p)
Selling, general and administrative	—	3,250	(3,250	)(p)	—
Lease termination charge	433	—	—		433
Amortization of deferred stock compensation	—	—	137	(l)	137
Contingent value right adjustment relating to stock option vesting	—	—	84	(m)	84
Merger related expenses	—	1,557	(1,557	)(q)	—

Total costs and expenses	20,889	10,434	(1,782)		29,541

Operating loss	(2,640)	(9,322)	1,782		(10,180)
Contingent value right adjustment	—	—	—	(n)	—
Interest income	40	725	—		765
Interest expense	(19)	(23)	—		(42)

Net loss	(2,619)	(8,620)	1,782		(9,457)
Preferred stock dividend	(145)	—	—		(145)

Loss applicable to common stockholders	$(2,764)	$(8,620)	$1,782		$(9,602)

Basic and diluted loss per common share	$(0.05)				$(0.08)

Weighted-average shares used in computing basic and diluted loss per common share	53,376		61,739	(o)	115,115

(1)	The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined financial information.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(In thousands, except per share amounts)

	Historical		Pro Forma
	ViroLogic	ACLARA	Adjustments(1)		Combined
Revenue:
Product revenue	$31,911	$—	$—		$31,911
Contract and other revenue	1,468	1,513	—		2,981

Total revenue	33,379	1,513	—		34,892
Operating costs and expenses:
Cost of product revenue	16,713	—	—		16,713
Research and development	4,733	15,642	(485	)(j)	19,762
			(128	)(k)
Sales and marketing	8,306	—	(20	)(j)	10,183
			1,897	(p)
General and administrative	9,256	—	(66	)(j)	14,711
			5,521	(p)
Selling, general and administrative	—	7,418	(7,418	)(p)	—
Amortization of deferred stock compensation	—	—	547	(l)	547
Contingent value right adjustment relating to stock option vesting	—	—	515	(m)	515

Total costs and expenses	39,008	23,060	363		62,431

Operating loss	(5,629)	(21,547)	(363)		(27,539)
Contingent value right adjustment	—	—	—	(n)	—
Interest income	106	1,643	—		1,749
Interest expense	(141)	(54)	—		(195)
Other income	156	—	—		156

Net loss	(5,508)	(19,958)	(363)		(25,829)
Deemed dividend to preferred stockholders	(2,155)	—	—		(2,155)
Preferred stock dividend	(1,610)	—	—		(1,610)

Loss applicable to common stockholders	$(9,273)	$(19,958)	$(363)		$(29,594)

Basic and diluted loss per common share	$(0.27)				$(0.31)

Weighted-average shares used in computing basic and diluted loss per common share	34,445		61,739	(o)	96,184

(1)	The letters refer to a description of the adjustments in Note 3.

See accompanying notes to unaudited pro forma condensed combined financial information.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

On May 28, 2004 ViroLogic signed a definitive merger agreement with ACLARA. Pursuant to the agreement, each outstanding share of ACLARA common stock will be exchanged for 1.7 shares of ViroLogic common stock and 1.7 contingent value rights (CVRs), and all outstanding ACLARA stock options will also be assumed by ViroLogic at the same ratio. The maximum cash payment is $0.50 per CVR (equivalent to $0.85 per ACLARA share) if ViroLogic’s stock price trades below an average of $2.40 per share during the 15 trading days immediately preceding the one-year anniversary of the closing of the transaction, declining ratably to $0.00 per CVR if ViroLogic’s stock price averages $2.90 per share or higher during such time. The maximum cash payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of June 30, 2004 and a maximum payout of $0.50 per CVR, is approximately $31 million. The CVRs will be automatically extinguished without further consideration if the market value of ViroLogic’s common shares is greater than or equal to $3.50 per share on each day in any 30 day consecutive trading day period between the closing of the transaction and the one year anniversary of the closing. The unaudited pro forma condensed combined financial information reflects the exchange of all of the outstanding shares of ACLARA common stock into approximately 62 million shares of ViroLogic common stock and approximately 62 million CVRs pursuant to the transaction. The exact number of ViroLogic common shares and CVRs to be issued in connection with the transaction will depend upon the number of shares of ACLARA common stock outstanding at the close of the transaction.

The total cost of the proposed transaction is estimated to be approximately $187 million determined as follows (in thousands):

Fair value of ViroLogic shares	$149,161
Fair value of contingent value rights	22,253
Fair value of ACLARA options assumed	11,153
ViroLogic direct transaction costs consisting primarily of financial advisory, legal and accounting fees	4,600

$187,167

The 62 million shares of ViroLogic’s common stock expected to be issued in the transaction have been valued using an average price for the two days prior to announcement of the transaction, the day of announcement and two days after the announcement. At the close of the transaction, the total fair value of ViroLogic shares exchanged will be refined based upon the actual number of ViroLogic shares issued in connection with the transaction, at a fair value of $2.42 per share.

The estimated fair value of a CVR was calculated based on the date the transaction was announced as the “put spread” (the difference between the fair value of a put option on a share of ViroLogic stock at $2.90 per share and the fair value of a put option on a share of ViroLogic stock at $2.40 per share) multiplied by the approximately 62 million CVRs expected to be issued in the transaction at closing. The fair value of the put options was determined using a Black-Scholes option valuation model assuming a stock price of $2.42, a twelve month life, a risk-free rate of 1.8%, volatility of 100% and no expected dividends. At the close of the transaction, the value of $0.35 per CVR will be applied to the actual number of CVRs issued in connection with the transaction and included as part of the cost of the business acquired. The fair value of the CVRs to be issued in conjunction with the proposed transaction is estimated by ViroLogic solely for purposes of preparation of this financial information. Neither ViroLogic nor ACLARA is able to predict the actual price, if any, at which the CVRs will trade following the closing of this transaction.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

The estimated fair value of stock options expected to be assumed in the transaction was determined using the Black-Scholes method assuming expected lives of four years, a risk-free rate of 3.3%, volatility of 100%, no expected dividends and a stock price of $2.42. At the close of the transaction, the total fair value of stock options assumed will be refined based upon the actual number of stock options issued in connection with the transaction.

The allocation of the purchase price is preliminary and is based upon a preliminary valuation of tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

Working capital	$75,770
Property and equipment, net	1,730
Other non-current assets	100
Other non-current liabilities	(831)

Net tangible assets acquired	76,769
Developed product technology	600
In-process research and development	95,300
Goodwill	13,680
Deferred stock compensation	818

Total	$187,167

Of the total estimated purchase price, a preliminary estimate of $0.6 million has been allocated to developed technology. Developed technology, which comprises products that have reached technological feasibility and the related license, relates to ACLARA’s reagent kits and gene and protein expression assay services. ViroLogic expects to amortize the developed technology and license relating to this business on a straight-line basis over an estimated life of seven years.

In-Process Research and Development

Approximately $95 million of the total estimated purchase price has been allocated to in-process research and development related to ACLARA’s eTag technology and will be charged to expense in the period during which the transaction is completed. Due to its non-recurring nature, the in-process research and development charge has been excluded from the unaudited pro forma condensed combined statement of operations.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for projects that have not yet reached technological feasibility and which have no alternative future use. The preliminary value assigned to in-process research and development was determined by estimating the costs to develop the purchased in-process research and development into technologically feasible products, estimating the resulting cash flows from the projects when completed, net of returns on contributory assets, and discounting the net cash flows to their present value. The rates utilized to discount the net cash flows to their present value are based on ViroLogic’s weighted average cost of capital adjusted to reflect the difficulties and uncertainties of completing the project and thereby achieving technological feasibility.

The eTag technology has potential application through detection of unique and specific protein-based biomarkers to differentiate patients who are likely to respond to certain targeted cancer therapies from those patients who are likely not to respond. Assays based on this technology have the potential to be used by pharmaceutical and biotechnology companies as aides for patient selection in clinical trials of therapeutic products targeted at specific patient populations (“Clinical Trials”) and as diagnostic services and/or kits to guide physicians in the selection of appropriate therapies for particular patients (“Diagnostics”).

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

The preliminary fair value for the eTag technology is comprised of $14 million associated with the Clinical Trials business model and $81 million associated with the Diagnostics business model. The discount rates utilized for each of these analyses are 16% and 19%, respectively. Based on its experience in supporting clinical studies, ViroLogic estimates that the cost to the combined company to complete the technology for use in Clinical Trials is approximately $16 million. In view of the fact that ACLARA currently lacks some of the infrastructure and experience necessary to support clinical studies, ViroLogic believes that the cost to complete the technology for use in Clinical Trials by ACLARA, as an independent company, would exceed $16 million. ViroLogic estimates that the cost to the combined company to complete the technology for use in Diagnostics is approximately $5 million over at least two years. ACLARA has not developed an infrastructure for a CLIA-certified laboratory, and does not have experience in developing or operating such a laboratory. As a result, ACLARA has advised ViroLogic that ACLARA cannot provide an estimate of the costs necessary for completing, as an independent company, its in-process research and development projects related to clinical assays for Diagnostics at this time. Completion of the eTag technology for use in Clinical Trials is dependent on additional research and development and clinical studies to establish the specifications and utility of the eTag assays. Completion of assays for diagnostic use in patient testing is dependent on the successful completion of additional research and development and clinical studies both in collaboration agreements with pharmaceutical and biotechnology companies and in multiple, broader clinical studies that provide data that will enable physicians to utilize the tests. Completion of a patient testing assay will also require the development and validation of an assay in a CLIA certified clinical laboratory.

The estimates used in valuing in-process research and development are based upon assumptions and preliminary valuations. In addition, some projects that are currently in process may not be in process at completion of the transaction, and new projects may be started prior to completion of the transaction that may be in process at completion of the transaction. Accordingly, actual results could differ materially from projected results.

Deferred Stock Compensation

Of the total estimated purchase price, a preliminary estimate of $0.8 million has been allocated to deferred stock compensation and will be amortized to expense, using the graded vesting method, beginning in the period in which the transaction is completed. The preliminary estimate was based on the aggregate intrinsic value (stock price less the exercise price) of the estimated unvested stock options outstanding, using an assumed fair value of ViroLogic common stock of $2.42 per share. At the closing of the transaction, deferred stock compensation will be refined based upon the actual number of stock options assumed in connection with the transaction and the stock price on the date of closing.

2. Pro Forma Adjustments to Unaudited Pro forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the transaction as if it had occurred on June 30, 2004 and to reflect the allocation of the acquisition cost to the estimated fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including elimination of ACLARA’s equity accounts. Adjustments included in the unaudited pro forma condensed combined balance sheet are summarized as follows:

(a) To adjust the carrying value of certain ACLARA inventory related to its gene expression products based on the anticipated reduction in utilization of the inventory. ViroLogic expects that following the transaction, the combined company’s commercial efforts will focus primarily on ViroLogic’s existing HIV patient testing and pharmaceutical business and on the development of protein-based eTag assays for patient testing and pharmaceutical drug discovery and development related to targeted cancer therapeutics.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

ViroLogic expects to pursue in a more limited way other eTag assay applications, including those based on gene expression technology, both on a research basis and in support of major customers’ programs in drug discovery and development.

(b) To adjust property and equipment to fair value including the planned closure of the ACLARA facility in Mountain View, California.

(c) To eliminate the historical intangible assets of ACLARA and to record the estimated fair value of ACLARA’s developed technology and goodwill arising from the transaction.

(d) To record the accrual of estimated direct acquisition costs and additional liabilities resulting from the transaction (in thousands).

Estimated direct acquisition costs	$4,600
Estimated severance and change of control payments	1,200
Estimated loss on closure of ACLARA’s facility	2,100

$7,900

Direct acquisition costs include fees for financial advisors, accountants, attorneys and other related costs. Additional liabilities resulting from the transaction include estimated costs to sever the employment of certain ACLARA employees, costs associated with change of control agreements of certain ACLARA employees and the estimated costs associated with vacating the facility leased by ACLARA in Mountain View, California. ViroLogic may incur additional charges upon completion of the transaction or in subsequent quarters for severance costs related to ACLARA employees, costs of vacating leased facilities of ACLARA and other costs associated with exiting activities of ACLARA.

(e) To adjust ACLARA’s deferred revenue to its estimated fair value.

(f) To eliminate ACLARA’s historic common stock, treasury stock, additional paid-in capital, accumulated other comprehensive income and accumulated deficit and to record the issuance of 62 million shares of ViroLogic $0.001 par value common stock to be issued to acquire all of the outstanding common stock of ACLARA with an estimated value of $149 million.

(g) To record the issuance of 62 million CVRs with an estimated value of $22 million. The maximum cash payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of June 30, 2004 and a maximum payout of $0.50 per CVR, is approximately $31 million. The CVRs will be revalued on a quarterly basis. The resulting change in the fair value of the CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. See the “Basis of Pro Forma Presentation” note above for further discussion.

(h) To record the fair value of ACLARA stock options assumed at closing of the transaction estimated to be $11 million and to record deferred stock compensation for the intrinsic value of unvested ACLARA stock options assumed at closing of the transaction estimated to be $0.8 million.

(i) To record in-process research and development of $95 million. Such amount will be recorded as an expense in the period that the transaction is consummated. Because this expense is directly attributable to the transaction and will not have a continuing impact, this expense is not reflected in the pro forma condensed combined statement of operations.

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

3. Pro Forma Adjustments to Unaudited Pro forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations include the adjustments necessary to give effect to the transaction as if it had occurred on January 1, 2003:

(j) To reflect the reduction in depreciation and amortization of property and equipment relating to fair value adjustments including the planned closure of the ACLARA facility (in thousands).

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Research and development	$(323)	$(485)
Sales and marketing	(14)	(20)
General and administrative	(44)	(66)

	$(381)	$(571)

(k) To eliminate the historical amortization of ACLARA intangible assets and to record the estimated amortization of identified intangible assets resulting from the proposed transaction (in thousands).

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Record estimated amortization of identified intangible assets resulting from the transaction	$42	$86
Eliminate historical amortization	(107)	(214)

	$(65)	$(128)

(l) To record estimated compensation expense for unvested ACLARA options assumed by ViroLogic in the transaction (in thousands).

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Research and development	$62	$251
Sales and marketing	48	192
General and administrative	27	104

	$137	$547

(m) To record the estimated CVR liability for options vested during the period based on $0.35 per CVR (in thousands).

	Six Months Ended June 30, 2004	Year Ended December 31, 2003
Research and development	$48	$328
Sales and marketing	21	94
General and administrative	15	93

	$84	$515

(n) The unaudited pro forma condensed combined balance sheet at June 30, 2004 includes a liability to reflect the current estimated fair value of contingent value rights to be issued in conjunction with the transaction, currently estimated at $22 million based on $0.35 per CVR. The maximum cash payment under the CVRs, based on approximately 36 million shares of ACLARA common stock outstanding as of June 30, 2004 and assuming a maximum payout of $0.50 per CVR, is approximately $31 million. The CVR, liability

VIROLOGIC, INC. AND ACLARA BIOSCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION—(Continued)

will be revalued on a quarterly basis to reflect changes in the fair value of CVRs. The resulting change in the value of the CVRs will be reflected in the statement of operations on a quarterly basis and could vary significantly from period to period. The unaudited pro forma combined statement of operations assumes a constant fair value of $0.35 per CVR for all periods presented. See the “Basis of Pro Forma Presentation” note above for further discussion.

(o) Pro forma basic and diluted loss per common share amounts for the year ended December 31, 2003 and the six month period ended June 30, 2004 are based upon the historical weighted average number of ViroLogic common stock outstanding adjusted to reflect the issuance as of January 1, 2003 of approximately 62 million shares of ViroLogic common stock. The impact of outstanding options, including ACLARA options assumed, has been excluded from the calculation of diluted loss per common shares, as the effect would be antidilutive.

(p) Reflects reclassification adjustments necessary to conform ACLARA’s financial statements to ViroLogic’s presentation.

(q) To eliminate non-recurring merger related expenses recorded by ACLARA.

CHAPTER THREE—OTHER INFORMATION FOR THE

VIROLOGIC ANNUAL MEETING

VIROLOGIC PROPOSAL 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK

The board of directors is requesting stockholder approval of an amendment to ViroLogic’s amended and restated certificate of incorporation to increase ViroLogic’s authorized number of shares of common stock from 100,000,000 shares to 200,000,000 shares.

The additional common stock of ViroLogic to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of ViroLogic. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock and Preferred Stock of ViroLogic, except for effects incidental to increasing the number of shares of ViroLogic’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of ViroLogic’s amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

In addition to the 53,671,792 shares of common stock outstanding on September 13, 2004, the ViroLogic board has reserved an aggregate of approximately 2.5 million shares of ViroLogic common stock for issuance upon exercise of outstanding warrants and options and conversion or payments of dividends pursuant to the 274 shares of ViroLogic Series A Preferred Stock outstanding.

If the transaction described in Proposal 1 is consummated, the ViroLogic board of directors expects to issue approximately 62 million shares of ViroLogic common stock in exchange for the outstanding shares of ACLARA and to reserve approximately an additional 7 million shares under its stock option plan required to assume the outstanding stock options of ACLARA. Although at present the ViroLogic board of directors has no other plans to issue any other shares of ViroLogic common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding ViroLogic’s business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of ViroLogic common stock that would become available for issuance if the proposal is adopted could also be used by ViroLogic to oppose a hostile takeover attempt or to delay or prevent changes in control or management of ViroLogic. For example, without further stockholder approval, the board could adopt a stockholder rights plan, or “poison pill,” which would, under certain circumstances related to an acquisition of shares not approved by the board of directors, give certain holders the right to acquire additional shares of ViroLogic common stock at a low price, or the board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at ViroLogic), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by ViroLogic to deter or prevent changes in control of ViroLogic, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

VIROLOGIC PROPOSAL 1, THE APPROVAL OF THE ISSUANCE OF VIROLOGIC COMMON STOCK IN CONNECTION WITH THE TRANSACTION IS CONDITIONED ON THE APPROVAL OF PROPOSAL 2, THE APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF VIROLOGIC COMMON STOCK. ACCORDINGLY, IN THE EVENT THAT PROPOSAL 2 DOES NOT RECEIVE THE REQUISITE STOCKHOLDER VOTES, NEITHER PROPOSAL 1 NOR PROPOSAL 2 WILL BECOME EFFECTIVE, AND THE TRANSACTION WILL NOT BE CONSUMMATED.

The affirmative vote of the holders of a majority of the outstanding shares of ViroLogic common stock as of the ViroLogic record date will be required to approve this amendment to ViroLogic’s restated certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS OF VIROLOGIC RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

VIROLOGIC PROPOSAL 3

ELECTION OF DIRECTORS

ViroLogic’s board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The ViroLogic board of directors presently has five members, which is the number of directors presently authorized. There are two directors in the class whose term of office expires in 2004. The nominees for election to fill these board seats, William Jenkins and William D. Young, are currently directors of ViroLogic who were previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2007 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. It is ViroLogic’s policy to encourage nominees for directors to attend the Annual Meeting. All of the nominees for election as a director at the 2004 Annual Meeting of stockholders attended the 2004 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Jenkins and Mr. Young. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each of the nominees has agreed to serve if elected, and management has no reason to believe that they will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominee for Election for a Three-Year Term Expiring at the 2007 Annual Meeting

William Jenkins, M.D., age 57, has served on ViroLogic’s board of directors since September 2000. Dr. Jenkins has been a consultant and advisor to pharmaceutical companies and investment and venture capital firms in the health sector since 1999. From 1997 to 1999, he served as Head of Clinical Development and Regulatory Affairs for Ciba-Geigy, and later for post-merger Novartis Pharma AG. Prior to that, Dr. Jenkins was head of worldwide clinical research at Glaxo and a Deputy Head in the U.K. Drug Regulatory Agency. Dr. Jenkins is a member of the board of directors of Tanox, Inc., BTG plc, Nicholas Piramal India Limited, and Eurand Pharmaceutical Holdings B.V. Dr. Jenkins received his M.D. from Cambridge University and has a specialist accreditation in internal medicine and gastroenterology.

William D. Young, age 60, has served as ViroLogic’s Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company’s development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company for 14 years. Mr. Young is a member of the board of directors of Biogen IDEC, Inc. and Human Genome Sciences. He received his B.S. in chemical engineering from Purdue University and his M.B.A. from Indiana University.

THE BOARD OF DIRECTORS OF VIROLOGIC RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2005 Annual Meeting

Edmon R. Jennings, age 57, has served on ViroLogic’s board of directors since May 2001. Since July 2003, Mr. Jennings has served as President and Chief Executive Officer of Angiogenix, Inc., a biopharmaceutical company. From February 2000 to June 2003, Mr. Jennings was Chief Commercialization Officer at Pain Therapeutics, Inc., a medical research and development company. From 1985 to 2000, Mr. Jennings held senior management positions at Genentech, Inc., including Vice President of Corporate Development, Vice President of Sales and Marketing and Vice President of Sales. Prior to Genentech, for twelve years Mr. Jennings held positions with Bristol-Myers Oncology and Bristol Laboratories, both of which were divisions of Bristol-Myers (now Bristol-Myers Squibb), a pharmaceutical company. Mr. Jennings received his B.A. in liberal arts from the University of Michigan at Ann Arbor.

Cristina H. Kepner, age 58, has served on ViroLogic’s board of directors since May 1996. Ms. Kepner is Advisor at Invemed Associates LLC, an investment banking firm. From 1978 to December 2000, Ms. Kepner was a Director, Executive Vice President and Corporate Finance Director at Invemed Associates LLC. Ms. Kepner serves on the board of directors of Quipp, Inc. and Cepheid. She received her B.A. from Pace University.

Directors Continuing in Office Until the 2006 Annual Meeting

David H. Persing, M.D., Ph.D., age 49, has served on ViroLogic’s board of directors since December 2000. Dr. Persing received his B.A. degree in Biochemistry from San Jose State University, and his M.D. and Ph.D. (Biochemistry and Biophysics) concurrently from the University of California, San Francisco. After completion of his residency in Clinical Pathology and fellowship training at Yale University in 1989, Dr. Persing was appointed to the medical and research staff of the Mayo Clinic, where he became Director of the Molecular Microbiology Laboratory and an Associate Professor at the Mayo Medical School. In August 1999, Dr. Persing became employed at Corixa Corporation, a research and development-based biotechnology company, where he is Vice President of Discovery Research, as well as a Principal Investigator in the Infectious Disease Research Institute, a non-profit research organization.

Appointment of Directors Following the Transaction

Upon completion of the transaction, ViroLogic will take the necessary steps to add two additional members to its board of directors. The two additional members of ViroLogic’s board of directors are expected to be Thomas R. Baruch and John Mendlein, J.D., Ph.D., both currently members of ACLARA’s board of directors:

Thomas R. Baruch, J.D., age 65, joined ACLARA’s board of directors as Chairman in April 1995. Since 1988, he has been a General Partner of CMEA Ventures, a venture capital firm. Moreover, from 1990 to 1996, Mr. Baruch served as a special partner of New Enterprise Associates. Prior to his experience with CMEA Ventures, Mr. Baruch founded Microwave Technology, Inc., and served as its President and Chief Executive Officer from 1983 to 1989. Before that, he held senior management and venture investment positions at Exxon Corporation, including the position of President of the Materials Division of Exxon Enterprises, Inc. Mr. Baruch serves as a director of AeroGen, Inc., Symyx Technologies, Inc., Netro Corp. and Physiometrix, Inc. Mr. Baruch holds a B.S. degree from Rensselaer Polytechnic Institute and received a J.D. degree from Capital University.

John D. Mendlein, J.D., Ph.D., age 44, joined ACLARA’s board of directors in April 2003. Dr. Mendlein has been Chairman and Chief Executive Officer of Affinium Pharmaceuticals, Inc., a drug discovery company, since November 2000. Prior to joining Affinium, Dr. Mendlein served as Chief Knowledge Officer, General Counsel and Senior Vice President, Intellectual Property of Aurora Biosciences Corporation, from 1996 until 2000. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles and a J.D. degree from the University of California, Hastings College of Law.

It is currently expected that Mr. Baruch will be designated a Class III director of ViroLogic, for a term expiring in 2006, and Dr. Mendlein will be designated a Class I director of ViroLogic, for a term expiring in 2007.

Independence of the Board of Directors

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with ViroLogic’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and ViroLogic, its senior management and its independent registered public accounting firm, the board affirmatively has determined that all of ViroLogic’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Young, the Chief Executive Officer of ViroLogic.

Information Regarding the Board of Directors and its Committees

As required under new Nasdaq listing standards, ViroLogic’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present .

The board has three committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The following table provides membership and meeting information for the year ended December 31, 2003 for each of the board committees:

Name	Audit		Compensation		Nominating
William Jenkins	X		X	*
Edmon R. Jennings	X				X
Cristina H. Kepner	X	*	X		X	*
David H. Persing			X
William D. Young
Total meetings in fiscal year 2003	5		2		1

*	Committee Chairperson

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to ViroLogic.

Audit Committee

The Audit Committee of the board of directors of ViroLogic oversees ViroLogic’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. Among other responsibilities, the Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines the terms of the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; determines and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the ViroLogic engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by ViroLogic regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in ViroLogic’s Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the review of ViroLogic’s quarterly financial statements. Three directors comprise the Audit Committee: Cristina H. Kepner (Chair), William Jenkins and Edmon R. Jennings. The Audit Committee met five times during the fiscal year ended December 31, 2003. The Audit Committee has adopted a written Audit Committee Charter that is attached as Annex F to these proxy materials.

The board of directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of ViroLogic’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The board of directors has determined that Cristina H. Kepner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee

The Compensation Committee reviews and approves the overall compensation strategy and policies for ViroLogic. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of ViroLogic’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of ViroLogic’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers and administers ViroLogic’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee is composed of three outside directors: William Jenkins (Chair), Cristina H. Kepner and David H. Persing. All members of ViroLogic’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met two times during the fiscal year ended December 31, 2003. ViroLogic also has a Non-Officer Stock Option Committee, which may award stock options to employees who are not officers, in amounts up to 35,000 shares per year. The Compensation Committee has adopted a written Compensation Committee Charter.

Nominating Committee

The Nominating Committee of ViroLogic’s board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of ViroLogic (consistent with criteria approved by the board), reviewing and evaluating incumbent directors, recommending to the board for selection candidates for election to the board of directors, making recommendations to the board regarding the membership of the committees of the board, periodically reviewing and making appropriate recommendations regarding compensation paid to non-employee directors on the board and periodically reviewing and making appropriate recommendations regarding plans for succession to the office of ViroLogic’s Chief Executive Officer. The ViroLogic Nominating Committee Charter is attached to this joint proxy statement/prospectus as Annex G. The Nominating Committee consists of Cristina H. Kepner (Chair) and Edmon R. Jennings. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met one time during the fiscal year ended December 31, 2003.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possession of relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of ViroLogic, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of ViroLogic’s stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of ViroLogic and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and ViroLogic, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to ViroLogic during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. To date, the Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of ViroLogic’s voting stock.

At this time, the Nominating Committee does not consider director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for board membership, based on the comprehensive criteria for board membership approved by the board.

Meetings of the Board of Directors

The board of directors met seven times during the fiscal year ended December 31, 2003. All directors attended at least 75% of the aggregate of the meetings of the board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Historically, ViroLogic has not adopted a formal process for stockholder communications with the board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Nevertheless, during the upcoming year the board will give full consideration to the adoption of a formal process for stockholder communications with the board and, if adopted, publish it promptly and post it to ViroLogic’s website.

Report of the Audit Committee of the Board of Directors*

The Audit Committee of the board of directors is composed of three independent directors and operates under a written charter adopted by the board of directors. Three directors comprise the Audit Committee: Cristina H. Kepner (Chair), William Jenkins and Edmon R. Jennings.

Management is responsible for ViroLogic’s internal controls and the financial reporting process. ViroLogic’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of ViroLogic’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ViroLogic under the 1933 or 1934 Act.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that ViroLogic’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

ViroLogic’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the board of directors include the audited financial statements in ViroLogic’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of ViroLogic, Inc.:

Cristina H. Kepner (Chair)
William Jenkins, M.D.
Edmon R. Jennings

VIROLOGIC PROPOSAL 4

APPROVAL OF 2004 EQUITY INCENTIVE PLAN

In June 2004, the board adopted ViroLogic’s 2004 Equity Incentive Plan (“Incentive Plan”), subject to stockholder approval. ViroLogic stockholders are requested in this Proposal 4 to approve the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 4 will be required to approve the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS OF VIROLOGIC RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

The essential features of the Incentive Plan are outlined below:

General

The Incentive Plan provides for the grant of the following:

•	Incentive stock options, as defined under the Internal Revenue Code, which may be granted solely to our employees, including officers; and

•	Nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other stock awards, which may be granted to our directors, consultants and employees, including officers.

Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See the section titled “Federal Income Tax Information” on page 168 for a discussion of the tax treatment of awards.

Purpose

The ViroLogic board adopted the Incentive Plan to provide a means by which employees, directors and consultants of ViroLogic and its affiliates may be given an opportunity to purchase stock in ViroLogic, to secure and retain the services of such persons and to provide incentives for such persons to exert maximum efforts for the success of ViroLogic and its affiliates. All of the approximately 200 current employees, directors and consultants of ViroLogic and its affiliates are eligible to participate in the Incentive Plan.

Administration

The ViroLogic board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the type of consideration and other terms of the award. Subject to the limitations set forth below, the board or its authorized committee will also determine the exercise price of options granted under the Incentive Plan.

The ViroLogic board has the power to delegate administration of the Incentive Plan to a committee composed of not fewer than one member of the board. In the discretion of the board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The ViroLogic board has delegated administration of the Incentive Plan to the Nominating and Compensation Committee of the board. As used herein with respect to the Incentive Plan, the “board” refers to any committee the ViroLogic board appoints as well as to the board itself. Subject to certain limitations, the board may also delegate to one or more officers of ViroLogic the authority to do one or both of the following (i) designate officers and employees of ViroLogic to be recipients of stock awards and (ii) determine the number of shares of common stock to be subject to such stock awards granted to such officers and employees of ViroLogic. Such officer would be able to grant only the number of stock awards specified by the board, and such officer would not be allowed to grant a stock award to himself or herself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The Incentive Plan provides that, in the board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of ViroLogic or an affiliate, (ii) former employees of ViroLogic or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of ViroLogic or an affiliate, (iv) directors currently receiving direct or indirect remuneration from ViroLogic or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

Stock Subject to the Incentive Plan

An aggregate of 7,800,000 shares of common stock is reserved for issuance under the Incentive Plan; provided, however, that upon the closing of the transaction described in Proposal 1, the number of shares of common stock reserved for issuance under the Incentive Plan will be increased to 12,500,000. Also, the shares reserve shall be increased from time to time by: (A) a number of shares equal to the number of shares of common stock that (i) are issuable pursuant to options or stock award agreements outstanding under the Company’s 2000 Equity Incentive Plan, as amended (the “2000 Plan”) as of the effective date of the Incentive Plan and (ii) but for the termination of the 2000 Plan as of the effective date of the Incentive Plan, would otherwise have reverted to the share reserve of the 2000 Plan pursuant to subsection 4(b) thereof; and (B) a number of shares equal to the number of shares of common stock that (i) immediately following the closing of the transaction with ACLARA, are issuable pursuant to outstanding ACLARA options required to be assumed pursuant to the merger agreement and (ii) but for the termination of the ACLARA stock option plans following the closing, would otherwise have reverted to the share reserve of the applicable ACLARA stock option plan pursuant to the provisions thereof. The number of shares available for issuance under the Incentive Plan will be reduced by: (i) one (1) share for each share of common stock covered by an option or stock appreciation right; and (ii) one and three-tenths (1.3) shares for each share of common stock issued pursuant to other stock awards.

Shares subject to options and stock awards that expire, terminate, are repurchased, or are forfeited under the Incentive Plan will again become available for the grant of awards under the Incentive Plan at the rate of (i) one (1) share for each share of common stock covered by an option or stock appreciation right; and (ii) one and three-tenths (1.3) shares for each share of common stock issued pursuant to other stock awards. Shares issued under the Incentive Plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a “net exercise”, the number of shares that are not delivered to the participant shall remain available for the grant of awards under the Incentive Plan. If the exercise of any stock award is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall remain available for the grant of awards under the Incentive Plan. The maximum number of shares that may be issued under the Incentive Plan subject to incentive stock options is 16,000,000.

Eligibility

Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of ViroLogic and its affiliates. Employees (including officers), directors, and consultants of both ViroLogic and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of ViroLogic or any affiliate of ViroLogic, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of ViroLogic and its affiliates) may not exceed $100,000.

No employee may be granted options or stock appreciation rights under the Incentive Plan exercisable for more than 10,000,000 shares of common stock during any calendar year (“Section 162(m) Limitation”).

Options

The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of an incentive stock option or nonstatutory stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. As of September 24, 2004, the closing price of ViroLogic’s common stock as reported on the Nasdaq National Market was $1.86 per share.

Acceptable consideration for the purchase of common stock issued pursuant to an option granted under the Incentive Plan will be determined by the board and may include cash, common stock previously owned by the optionee, the net exercise of the option, consideration received in a “cashless” broker-assisted sale and any other legal consideration approved by the board.

Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments (“vest”) as determined by the board. The board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows ViroLogic to repurchase unvested shares should the participant’s service terminate before vesting. To the extent provided by the terms of an option, ViroLogic may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by requiring a cash payment upon exercise, by withholding a portion of the stock otherwise issuable to the participant upon exercise or by such other method as may be set forth in a specific option agreement.

Term. The maximum term of options under the Incentive Plan is 8 years, except that in certain cases (see “Eligibility” above) the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the participant’s service without cause unless (i) such termination is due to the participant’s disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service. If an optionee’s service with ViroLogic, or any affiliate of ViroLogic, ceases with cause, the option will terminate at the time the optionee’s service ceases. In no event may an option be exercised after its expiration date.

A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer. Incentive stock options are not transferable except by will or by the laws of descent and distribution, provided that a participant may designate a beneficiary who may exercise an option following the participant’s death. Nonstatutory stock options are transferable to the extent provided in the option agreement

Stock Purchase or Bonus Awards

Stock purchase or bonus awards are granted through a purchase or bonus award agreement.

Payment. Subject to certain limitations, the purchase price for stock purchase or bonus awards must be at least the par value of our common stock. The purchase price for a stock purchase award may be payable in cash, or any other form of legal consideration approved by the board. Stock bonus awards may be granted in consideration for the recipient’s past services for ViroLogic.

Vesting. Common stock under a stock purchase or bonus award agreement may be subject to a share repurchase option or forfeiture right in ViroLogic’s favor, each in accordance with a vesting schedule. If a recipient’s service relationship with ViroLogic terminates, ViroLogic may reacquire or receive via forfeiture all of the shares of ViroLogic common stock issued to the recipient pursuant to a stock purchase or bonus award that have not vested as of the date of termination. Rights to acquire shares under a stock purchase or bonus award may be transferred to the extent provided in the award agreement so long as the common stock awarded pursuant to the grant remains subject to the terms of the original award agreement. The board has the power to accelerate the vesting of stock acquired under a stock purchase or bonus award agreement.

Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may be transferred only as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

Stock Appreciation Rights

Stock appreciation rights are granted through a stock appreciation right agreement. Each stock appreciation right is denominated in share of common stock equivalents. The strike price of each stock appreciation right is determined by the board at the time of grant of the stock appreciation right. The board may impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. If a stock appreciation right recipient’s relationship with ViroLogic, or any affiliate of ViroLogic, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months following cessation of service, unless the terms of the stock appreciation right agreement provide for earlier or later termination. Stock appreciation rights may be paid in ViroLogic’s common stock, in cash, in any combination of the two or in any other form of legal consideration approved by the board.

Stock Unit Awards

Stock unit awards are purchased through a stock unit award agreement. Subject to certain limitations, the consideration, if any, for stock unit awards must be at least the par value of ViroLogic’s common stock. The consideration for a stock unit award may be payable in any form acceptable to the board and permitted under applicable law. The board may impose any restrictions or conditions upon the vesting of stock unit awards, or that delay the delivery of the consideration after the vesting of stock unit awards, that it deems appropriate. Stock unit awards may be settled in ViroLogic’s common stock, in cash, in any combination of the two or in any other form of legal consideration approved by the board. Dividend equivalents may be credited in respect of shares covered by a stock unit award, as determined by the board. At the discretion of the board, such dividend equivalents may be converted into additional shares covered by the stock unit award. If a stock unit award recipient’s service relationship with ViroLogic terminates, any unvested portion of the stock unit award is forfeited upon the recipient’s termination of service.

Other Stock Awards

Other forms of stock awards based on ViroLogic’s common stock may be granted either alone or in addition to other stock awards under the Incentive Plan. The board has sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of ViroLogic’s common stock to be granted and all other conditions of such other stock awards.

Adjustment Provisions

Transactions not involving receipt of consideration by ViroLogic, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the Incentive Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting provisions of such stock awards will be accelerated and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. A stock award may be subject to acceleration of vesting in the event of a change in control as may be provided in the applicable stock award agreement or other written agreement between the award recipient and ViroLogic. The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of ViroLogic.

Duration, Amendment and Termination

The board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate in June 2014. The board will have authority to amend or terminate the Incentive Plan. No amendment or termination of the Incentive Plan shall adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, ViroLogic will obtain stockholder approval of any such amendment to the Incentive Plan in such a manner and to such a degree as may be required.

Federal Income Tax Information

Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or ViroLogic by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any. If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, ViroLogic will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Stock Purchase Awards, Stock Bonus Awards and Stock Unit Awards. Nonstatutory stock options, stock purchase awards, stock bonus awards and stock unit awards granted under the Incentive Plan generally have the following federal income tax consequences. There are no tax consequences to the participant or ViroLogic by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, ViroLogic is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, ViroLogic will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, ViroLogic is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, ViroLogic will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from ViroLogic, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Stock purchase awards, stock bonus awards and stock unit awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

Effective Date of Incentive Plan; Termination of 2000 Plan

The Incentive Plan will become effective upon stockholder approval of this Proposal 4. Upon the effectiveness of the Incentive Plan, the 2000 Plan will be terminated and no further equity awards will be granted under the 2000 Plan.

VIROLOGIC PROPOSAL 5

APPROVAL OF 2000 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

In February 2000, the board adopted, and the stockholders approved, ViroLogic’s 2000 Employee Stock Purchase Plan (“Purchase Plan”). In June 2004, the board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Purchase Plan to a total of 2,000,000 shares, an increase of 1,000,000 shares, and to add an annual automatic share increase provision to the Purchase Plan that would increase the share reserve on the first day of each ViroLogic fiscal year, beginning in 2005 and ending in (and including) 2014, by the least of the following amounts: (i) 0.75% of ViroLogic’s outstanding shares of common stock on the day preceding the first day of the applicable ViroLogic fiscal year (rounded to the nearest whole share), (ii) 1,000,000 shares of common stock or (iii) such number of shares as may be determined by the board. The board adopted this amendment in order to ensure that ViroLogic can continue to grant purchase rights at levels determined appropriate by the board.

During the last fiscal year, shares of common stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: William D. Young, 9,866 shares ($1.02), Christos J. Petropoulos, 1,082 shares ($1.02), Tien T. Bui, 6,150 shares ($1.02), all current executive officers as a group, 30,215 shares ($1.02), and all employees (excluding executive officers) as a group 178,114 shares ($1.04).

As of June 2, 2004, an aggregate of 1,000,000 shares of ViroLogic’s common stock had been issued under the Purchase Plan and no shares of common stock remain available for future issuance under the Purchase Plan. Consequently, the board determined an increase in the number of shares reserved for issuance under the Purchase Plan was appropriate.

Approximately 190 employees of ViroLogic are currently eligible to participate in the Purchase Plan.

ViroLogic stockholders are requested in this Proposal 5 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 5 will be required to approve the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS OF VIROLOGIC RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

The purpose of the Purchase Plan is to provide a means by which employees of ViroLogic (and any parent or subsidiary of ViroLogic designated by the board to participate in the Purchase Plan) may be given an opportunity to purchase common stock of ViroLogic through payroll deductions, to assist ViroLogic in securing and retaining the services of its employees and to provide incentives for ViroLogic employees to exert maximum efforts for the success of ViroLogic. Approximately 190 employees of ViroLogic are currently eligible to participate in the Purchase Plan.

The rights to purchase common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase common stock of ViroLogic will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of ViroLogic will be eligible to participate in the Purchase Plan.

The board has the power, which it has not yet exercised, to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the board. As used herein with respect to the Purchase Plan, the “board” also refers to any committee the board appoints and to the board.

Stock Subject to Purchase Plan

Subject to approval of this Proposal, an aggregate of 2,000,000 shares of common stock will be reserved for issuance under the Purchase Plan, which represents an increase of 1,000,000 shares. In addition, subject to approval of this Proposal, the share reserve under the Purchase Plan will be automatically increased annually on the first day of each ViroLogic fiscal year, beginning in 2005 and ending in (and including) 2014, by the least of the following amounts: (i) 0.75% of ViroLogic’s outstanding shares of common stock on the day preceding the first day of the applicable ViroLogic fiscal year (rounded to the nearest whole share), (ii) 1,000,000 shares of common stock or (iii) such number of shares as may be determined by the board.

Offerings

The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the board. The maximum length for an offering under the Purchase Plan is 27 months. Generally, each offering is 24 months long and is divided into four shorter “purchase periods”, each approximately six months long. An offering commenced on June 2, 2004 and will end on June 1, 2006 with purchase dates on December 1, 2004, June 1, 2005, December 1, 2006 and June 1, 2006. Subsequent offerings will commence automatically on the day following the end of the immediately preceding offering. If on the first day of a new purchase period during an ongoing offering, the fair market value of ViroLogic’s common stock is less than it was on the offering date for that offering, that day becomes the next offering date and the ongoing offering that would otherwise have continued in effect immediately terminates.

Eligibility

Any person who is customarily employed at least 20 hours per week and five months per calendar year by ViroLogic (or by any parent or subsidiary of ViroLogic designated by the board) on the first day of an offering is eligible to participate in that offering, provided such employee has been continuously employed by ViroLogic or the designated parent or subsidiary corporation for at least 10 days preceding the first day of the offering. In addition, each person who first becomes eligible to participate during an ongoing offering may enroll in such offering on each September 2, December 2, March 2 and June 2. Officers of ViroLogic who are “highly compensated” as defined in the Code are eligible to participate in the offerings.

However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of ViroLogic or of any parent or subsidiary of ViroLogic (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of ViroLogic and its affiliates in any calendar year.

Participation in the Plan

Eligible employees enroll in the Purchase Plan by delivering to ViroLogic, prior to the date selected by the board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees’ eligible compensation during the offering.

Purchase Price

The purchase price per share at which shares of common stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering or (ii) 85% of the fair market value of a share of common stock on the purchase date.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. A participant may increase, decrease or terminate his or her payroll deductions as the board provides in the offering. A participant may not begin such payroll deductions after the beginning of the offering, except, if the board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of ViroLogic. A participant may not make additional payments into such account.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the board may specify a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the board would make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to ViroLogic a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time up to 10 days prior to the end of the applicable purchase period.

Upon any withdrawal from an offering by the employee, ViroLogic will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Eligibility

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, and ViroLogic will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Adjustment Provisions

Transactions not involving receipt of consideration by ViroLogic, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class(es) and number of shares of common stock subject to the Purchase Plan and to outstanding purchase rights. In that event, the Purchase Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Purchase Plan and the outstanding purchase rights granted under the Purchase Plan will be appropriately adjusted in the class(es), number of shares and purchase limits (as applicable) of such purchase rights.

Effect of Certain Corporate Transactions

In the event of certain corporate transactions, any surviving or acquiring corporation may continue or assume rights outstanding under the Purchase Plan or may substitute similar rights. If any surviving or acquiring corporation does not assume such rights or substitute similar rights, then, as determined by the Board, such rights will continue or the participants’ accumulated payroll deductions will be used to purchase shares of common stock immediately prior to the corporate transaction under the ongoing offering and the participants’ rights under the ongoing offering will terminate immediately after such purchase.

Duration, Amendment and Termination

The Board may suspend or terminate the Purchase Plan at any time.

The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment is necessary for the Purchase Plan to satisfy Sections 423 of the Code or other applicable laws and regulations.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Federal Income Tax Information

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to ViroLogic by reason of the grant or exercise of rights under the Purchase Plan. ViroLogic is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

VIROLOGIC PROPOSAL 6

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Ernst & Young LLP as ViroLogic’s independent registered public accounting firm for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited ViroLogic’s financial statements since its inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as ViroLogic’s independent registered public accounting firm is not required by ViroLogic’s bylaws or otherwise. However, the Audit Committee of the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of ViroLogic and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 6 will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fee Information

Audit Fees

Fees for audit services totaled $0.4 million in 2003 and $0.2 million in 2002, including fees associated with the annual audit, the reviews of ViroLogic’s quarterly reports on Form 10-Q, and other SEC filings.

Audit-Related Fees

There were no fees for audit-related services in 2003 and 2002.

Tax Fees

Fees for tax services, including tax compliance and tax advice, totaled approximately $52,000 in 2003 and $45,000 in 2002.

All Other Fees

There were no fees for other services not included above in 2003 and 2002.

All services and fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit, review and attest services, as well as permitted non-audit services to be performed by ViroLogic’s independent registered public accounting firm. The engagement to perform services may be approved on an explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service or the engagement may be pre-approved on a collective basis. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated specific pre-approval authority to Ms. Kepner, the Chair of the Audit Committee. These pre-approvals are reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

THE BOARD OF DIRECTORS OF VIROLOGIC RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 6.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIROLOGIC

AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of the common stock as of June 30, 2004 by: (i) each director; (ii) each of the executive officers named in the ViroLogic Summary Compensation Table; (iii) all executive officers and directors of ViroLogic as a group; and (iv) all those known by ViroLogic to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security and warrants if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2004. Some of the information with respect to beneficial ownership has been furnished to ViroLogic by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise indicated ViroLogic believes that the beneficial owners of the common stock listed below, based on the information each of them has given to ViroLogic, have sole investment and voting power with respect to their shares, except where community property laws may apply.

This table lists applicable percentage ownership based on 53,636,768 shares of common stock outstanding as of June 30, 2004. This number does not include 2,468,468 shares of common stock issuable upon conversion of outstanding non-voting Series A Preferred Stock. Options and warrants to purchase shares of the common stock that are exercisable within 60 days of June 30, 2004, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Shares underlying options, warrants and convertible securities that are deemed beneficially owned are listed in this table separately in the column labeled “Shares Subject to Options, Warrants and Convertible Securities.” These shares are included in the number of shares listed in the column labeled “Total Number.”

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Total Number	Shares Subject to Options, Warrants and Convertible Securities	Percent of Class Beneficially Owned
5% Stockholders
Perry Corp. (2)	8,870,870	—	16.5%
BB Biotech AG (3)	6,717,423	990,993	12.3%
Zesiger Capital Group LLC (4)	3,653,529	532,689	6.7%

Directors and Executive Officers
William D. Young	1,042,665	840,104	1.9%
Christos J. Petropoulos, Ph.D.	232,347	139,376	*
Karen J. Wilson	158,882	144,165	*
Kathy L. Hibbs	128,491	123,541	*
Tien T. Bui	110,770	92,853	*
Cristina H. Kepner	108,766	72,916	*
David H. Persing, M.D., Ph.D.	82,916	72,916	*
William J. Jenkins, M.D.	72,916	72,916	*
Edmon R. Jennings	64,016	62,916	*
All directors and executive officers as a group (12 persons) (5)	2,289,531	1,785,183	4.1%

*	Represents beneficial ownership of less than 1%.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the address of each person in this table is c/o ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080.
(2)	These shares are held for the accounts of two or more private investment funds for which Perry Corp. acts as general partner and/or investment advisor. Perry Corp. is a private investment firm and Richard C. Perry is the President and sole stockholder of Perry Corp. Richard Perry disclaims any beneficial ownership interest of the shares of common stock held by any funds for which Perry Corp. acts as the general partner and/or investment advisor, except for that portion of such shares that relates to his economic interest in such shares. The business address for Perry Corp. is 533 Lexington Avenue, New York, NY 10022. This information is based solely on a Schedule 13G filed with the SEC on July 7, 2004.
(3)	Total number of shares beneficially owned includes 5,726,430 shares held by Biotech Target N.V. (“BioTarget”). Also includes 990,993 shares that BioTarget may acquire upon exercise of outstanding warrants. BioTarget is a fully-owned subsidiary of BB Biotech AG. The business address for BB Biotech AG is Vordergasse 3, CH-8200 Schaffhausen, Switzerland and the business address for BioTarget is De Ruyterkade 62, Willemstad, Curacao, Netherlands Antilles.
(4)	Total number of shares beneficially owned includes 532,689 shares acquirable upon exercise of outstanding warrants. These shares are held by entities for whom Zesiger Capital Group LLC acts as an investment advisor. None of these entities holds 5% or more of the total number of shares outstanding. Zesiger Capital Group LLC disclaims beneficial ownership of all 3,653,529 shares. The business address for Zesiger Capital Group LLC is 320 Park Avenue, New York, NY 10022.
(5)	Includes 287,762 shares beneficially owned as of June 30, 2004 by three executive officers not listed separately in the table above (of which 163,480 are shares that may be acquired by these three executive officers within 60 days of June 30, 2004, by exercising vested stock options they hold).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires ViroLogic’s directors and executive officers, and persons who own more than ten percent of a registered class of ViroLogic’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ViroLogic. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish ViroLogic with copies of all Section 16(a) forms they file.

To ViroLogic’s knowledge, based solely on a review of the copies of such reports furnished to ViroLogic and written representations that no other reports were required, during the fiscal year ended December 31, 2003 all Section 16(a) filing requirements were complied with, except that one report on Form 4, covering one option grant, was filed late for each of Tien T. Bui, Kathy L. Hibbs, Christos J. Petropoulos, Jeanette M. Whitcomb, Karen J. Wilson and William D. Young; and a report on Form 3 for Jeanette M. Whitcomb, covering her becoming an executive officer of ViroLogic, was filed late.

ViroLogic Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2003 regarding the ViroLogic equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,164,389		3.29	1,732,684	(1)
Equity compensation plans not approved by security holders	500,000	(2)	3.14	—
Total	4,664,389		3.27	1,732,684

(1)	Of these securities, 208,380 remained available for purchase under ViroLogic’s 2000 Employee Stock Purchase Plan.
(2)	Consists of non-statutory stock options granted to William D. Young outside of ViroLogic’s 2000 Equity Incentive Plan pursuant to the terms of an employment agreement between Mr. Young and ViroLogic described below in “Compensation of the Executive Officers.”

VIROLOGIC COMPENSATION

Compensation of Directors

Each non-employee director of ViroLogic receives a fee of $1,500 for each board of directors meeting attended and a fee of $500 for each committee meeting attended by committee members. In the fiscal year ended December 31, 2003, the total compensation paid to non-employee directors was $44,500. The members of the board of directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with ViroLogic policy.

All directors of ViroLogic are eligible to participate in ViroLogic’s 2000 Equity Incentive Plan. Option grants to non-employee directors are discretionary. However in June 2000, the Board adopted a policy pursuant to which it grants stock options to its non-employee directors on an annual basis. During the fiscal year ended December 31, 2003, ViroLogic granted each of its four non-employee directors options to purchase up to an aggregate of 15,000 shares of the common stock at an exercise price per share of $1.27 (the fair value of the common stock on the date of grant). These options vest monthly over a one-year period; provided that the vesting may accelerate and all shares subject to the options may become immediately exercisable in the event of a change in control of ViroLogic.

Compensation of Executive Officers

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2003, 2002, and 2001, compensation awarded or paid to, or earned by ViroLogic’s Chief Executive Officer and its other four most highly compensated executive officers of ViroLogic at December 31, 2003 (the “ViroLogic Named Executive Officers”):

VIROLOGIC SUMMARY COMPENSATION TABLE

		Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compen- sation($)		Awards Securities Underlying Options/ SARs(#)		All Other Compensation ($) (2)
William D. Young Chief Executive Officer	2003 2002 2001	280,000 326,154 330,000		— — —	(1)	— — —		300,000 170,000 267,500	(3)	3,000 2,750 2,625

Christos J. Petropoulos, Ph.D. Vice President, Research and Development	2003 2002 2001	171,000 188,538 190,000		— — —	(1)	— — 7,878	(4)	50,000 30,000 76,250	(5)	2,600 2,599 2,123

Karen J. Wilson Vice President, Chief Financial Officer	2003 2002 2001	166,500 183,577 183,827	(6)	— — —	(1)	— — —		50,000 25,000 126,250	(5)	3,000 2,750 2,625

Kathy L. Hibbs Vice President, General Counsel	2003 2002 2001	166,500 183,577 128,788	(7)	— — —	(1)	— — —		50,000 25,000 107,500	(8)	2,081 2,750 2,625

Tien T. Bui Vice President, Sales and Marketing	2003 2002 2001	161,180 170,321 144,560		— — —	(1)	— — —		70,000 35,000 28,500	(8)	3,000 2,750 2,625

(1)	In the first half of 2002, ViroLogic expected to pay to each of the ViroLogic Named Executive Officers a cash bonus for services performed in 2001, although the ViroLogic Named Executive Officers had agreed to the deferral of consideration for such bonuses. The 2001 cash bonuses were contingent upon final approval by the Compensation Committee, which did not occur.

(2)	Consists of ViroLogic’s matching payments under its 401(k) plan in the form of shares of common stock of ViroLogic.
(3)	Includes options to purchase up to 52,500 shares of common stock which were granted in 2002 in recognition of services performed during 2001.
(4)	Consists of loan forgiveness in the amount of $7,878.
(5)	Includes options to purchase up to 26,250 shares of common stock which were granted in 2002 in recognition of services performed during 2001.
(6)	Ms. Wilson joined ViroLogic and became an executive officer on January 3, 2001. Her annualized salary in 2001 was $185,000.
(7)	Ms. Hibbs joined ViroLogic and became an executive officer on April 16, 2001. Her annualized salary in 2001 was $185,000.
(8)	Includes options to purchase up to 22,500 shares of common stock which were granted in 2002 in recognition of services performed during 2001.

VIROLOGIC STOCK OPTION GRANTS AND EXERCISES

ViroLogic grants options to its executive officers under its 2000 Equity Incentive Plan. As of February 29, 2004, options to purchase a total of 4,107,879 shares were outstanding under the 2000 Equity Incentive Plan and options to purchase 1,526,554 shares remained available for grant thereunder.

The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year-end by, the ViroLogic Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock options granted to ViroLogic Named Executive Officers during 2003:

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Year 2003	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William D. Young	300,000	24.3%	$1.51	6-19-13	$284,889	$721,965
Christos J. Petropoulos, Ph.D.	50,000	4.1%	$1.51	6-19-13	$47,482	$120,328
Karen J. Wilson	50,000	4.1%	$1.51	6-19-13	$47,482	$120,328
Kathy L. Hibbs	50,000	4.1%	$1.51	6-19-13	$47,482	$120,328
Tien T. Bui	70,000	5.7%	$1.51	6-19-13	$66,474	$168,459

The figures in the table above represent options granted under the 2000 Equity Incentive Plan. Options generally vest over a four-year period, 25% after one year and 2.083% per month thereafter. ViroLogic granted options to purchase 1,408,382 shares of the common stock in 2003. The percentage of total options in the table above was calculated based on options to purchase an aggregate of 1,233,382 shares of the common stock granted to ViroLogic’s employees in 2003. All options were granted at an exercise price equal to the fair value of the common stock on the date of grant.

The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect ViroLogic’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

VIROLOGIC FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning the number and value of exercisable and unexercisable options held by each of the ViroLogic Named Executive Officers as of December 31, 2003. None of the ViroLogic Named Executive Officers exercised options during 2003. The value of unexercised in-the-money options at December 31, 2003 represents an amount equal to the difference between the closing price of the common stock on December 31, 2003 of $3.76 per share and the option exercise price, multiplied by the number of unexercised in-the-money options. An option is in-the-money if the fair value of the underlying shares exceeds the exercise price of the options.

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
William D. Young(1)	688,436	711,564	$424,401	$953,474
Christos J. Petropoulos, Ph.D.	110,444	83,412	$77,292	$135,105
Karen J. Wilson	108,749	92,501	$49,766	$131,822
Kathy L. Hibbs	90,624	91,876	$150,909	$183,866
Tien T. Bui	61,436	97,064	$47,821	$181,344

(1)	As of December 31, 2003, 250,000 of the shares subject to options held by William D. Young would, if exercised, be subject to a repurchase right in ViroLogic’s favor that lapses over time as described in “ViroLogic Employment and Severance Agreements—William D. Young” below.

VIROLOGIC EMPLOYMENT AND SEVERANCE AGREEMENTS

William D. Young

ViroLogic has an agreement with William D. Young governing his employment as ViroLogic’s Chief Executive Officer. This employment agreement provides for an initial base salary of $300,000 per year, plus a yearly incentive bonus as part of ViroLogic’s bonus program based on objectives established by the board of directors after consultation with Mr. Young, plus a yearly special bonus of between $50,000 and $100,000, grossed up for tax purposes. In addition, the agreement contains a non-solicitation agreement. Mr. Young recommended that his salary be reduced as part of the November 2002 business restructuring. The Compensation Committee of the board of directors determined, and Mr. Young agreed, that Mr. Young’s base salary would be reduced by $50,000 to $280,000 beginning in November 2002 and that no bonuses would be paid for services performed by Mr. Young during 2002 or 2003 pursuant to this agreement.

As required by the agreement, prior to the commencement of Mr. Young’s employment, ViroLogic also granted him a stock bonus award of 150,000 fully vested shares of the common stock, in consideration of his past service as ViroLogic’s Chairman of the Board prior to becoming ViroLogic’s Chief Executive Officer. The agreement also provides for the following:

•	a cash bonus in the gross amount of $180,000, granted on January 15, 2000, and an additional cash bonus in the gross amount of $180,000, granted on April 15, 2000;

•	an incentive stock option under ViroLogic’s 2000 Equity Incentive Plan covering 150,000 shares of the common stock, providing for vesting as to 30,000 shares on December 31, 1999 and as to an additional 2,500 shares at the end of each month thereafter;

•	a non-statutory stock option, granted outside of ViroLogic’s 2000 Equity Incentive Plan, covering 250,000 shares of the common stock, providing for vesting as to 25% after the first year of employment and the remaining 75% in equal installments over the next three years; and

•	a non-statutory stock option, granted outside of ViroLogic’s 2000 Equity Incentive Plan, covering 250,000 shares of the common stock. This option vests 100% after five years of employment, unless ViroLogic undergoes a merger or acquisition where the per share valuation of the common stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest.

These options may be exercised prior to vesting, but any unvested portions acquired will be subject to a repurchase right by ViroLogic that will expire gradually in accordance with the vesting schedule. Any of these options may be exercised either by cash or by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in ViroLogic’s control or liquidation, Mr. Young is terminated without cause or resigns for good reason.

ViroLogic’s agreement with Mr. Young specifies that Mr. Young’s employment is at-will. If ViroLogic terminates his employment for any reason other than for cause, however, or if his employment is terminated as a result of death or permanent disability, ViroLogic has also agreed to continue to pay him, or his estate, his base salary, at the level in effect at the time of termination, for an additional 12 months. Also, ViroLogic has agreed that in any of these events the vesting of his options shall accelerate, either for an additional 12 months or, after he has been employed for more than two years, in full.

Executive Severance Agreements

ViroLogic has entered into severance agreements with each ViroLogic Named Executive Officer other than William D. Young. These severance agreements provide that if the executive is terminated without cause or constructively terminated within three months prior to or twenty-four months after a change in control then the executive will receive a one time cash severance payment equal to twelve months of the executive’s base salary plus an amount equal to the bonus that the executive received for the prior year.

REPORT OF THE COMPENSATION COMMITTEE OF THE VIROLOGIC BOARD OF DIRECTORS EXECUTIVE COMPENSATION*

The Compensation Committee of the ViroLogic board of directors is composed of three non-employee directors. The Compensation Committee is responsible for setting and administering the policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Compensation Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer (“CEO”), and the other executive officers of ViroLogic based upon a mix of achievement of corporate goals, individual performance and comparisons with other biotechnology companies. The CEO is not present during the discussion of his compensation.

The policies of the ViroLogic Compensation Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets.

The ViroLogic Compensation Committee determines the salaries for executive officers based upon a review of salary surveys of other biotechnology companies. ViroLogic contracts with an independent organization to conduct a survey. The survey includes data on executive base pay compensation, incentive or bonus pay and stock option grants of peer companies based on industry, size, and geographic location. The Compensation Committee reviews the data on an annual basis and makes recommendations based on this market data and the executive contribution toward the achievement of ViroLogic goals. When compared to both survey data points, the majority of ViroLogic’s officers are paid at the lower end of the base salary range for commensurate positions. Management recommended that officers’ salaries be reduced as part of the November 2002 business restructuring. As a result, in 2002, salaries for executive officers of ViroLogic were lower than in 2001, and salaries for executive officers of ViroLogic in 2003 were lower than in 2002. Effective July 1, 2004, the Compensation Committee will restore executive officer salaries to 2002 levels.

In awarding stock options, the ViroLogic Compensation Committee considers performance and contribution to ViroLogic’s corporate goals, officer retention, the number of unvested stock options and the total number of stock options to be awarded. The 2003 corporate goals were approved by the Compensation Committee and related to the achievement of certain revenue and operational targets, the introduction of new products, further development of milestones related to the research pipeline and the submission of key publications. The Compensation Committee also reviews a stock option analysis conducted by a third party using a “present value of expected gain” model comparing ViroLogic’s stock options to stock options of peer companies. In keeping with the above mentioned compensation philosophy, and the desire to link incentive pay more directly with the overall success of ViroLogic, the executives’ stock option grants are slightly more than average when compared to survey data.

Based on the previously mentioned surveys, bonuses are set at a competitive rate with other biotechnology companies. However, payment of bonuses is also expressly related to the attainment of the 2003 corporate goals, as described above. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. The corporate performance goals for bonuses selected by the Compensation Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing stockholder value. The Compensation Committee reviewed the corporate performance goals for bonuses and determined that no bonuses would be paid with respect to performance during 2003.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ViroLogic under the 1933 or 1934 Act.

In setting the annual salary, bonus and stock option awards for the CEO, the ViroLogic Compensation Committee uses the same procedures described above for the other executive officers. The CEO’s salary is determined based on comparisons with companies as described above. In awarding stock options, the Compensation Committee considers the CEO’s performance, overall contribution to ViroLogic, retention, the number of unvested options and the total number of options to be granted. The CEO’s bonus is dependent on ViroLogic achieving the corporate goals outlined above and the Compensation Committee’s evaluation of the CEO’s performance. In determining the CEO’s total compensation the Compensation Committee evaluates market data for similar positions and considers overall performance. Compared to other biotechnology companies surveyed, the CEO’s stock options are in the mid range and his salary and bonus are in the low range. This allocation is in line with attempting to reward more heavily with stock options than with base salary and bonus. Mr. Young recommended that his salary be reduced as part of the November 2002 business restructuring. As a result, in 2002, Mr. Young’s salary was lower than in 2001, and his salary in 2003 was lower than in 2002. Effective July 1, 2004, the Compensation Committee will restore Mr. Young’s salary to it’s 2002 level of $330,000.

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) limits ViroLogic to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million.

Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to the ViroLogic Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of ViroLogic.

The Compensation Committee of the Board of

Directors of ViroLogic, Inc.

William Jenkins, M.D. (Chair)

David H. Persing, M.D. Ph.D.

Cristina H. Kepner

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2003, the following individuals served as members of the Compensation Committee: William Jenkins (Chair), Cristina H. Kepner and David H. Persing. During that fiscal year, none of ViroLogic’s executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on ViroLogic’s board of directors or Compensation Committee.

Performance Measurement Comparison†

The following graph shows the total stockholder return of an investment of $100 in cash on May 2, 2000, the date of ViroLogic’s initial public offering, for (i) the common stock, (ii) the NASDAQ Stock Market (U.S.) Index and (iii) the NASDAQ Biotechnology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

*	$100 invested on 5/2/00 in stock or on 4/30/00 in index - including reinvestment of dividends.
Fiscal	year ending December 31.

	VIROLOGIC, INC.	NASDAQ STOCK MARKET (U.S.)	NASDAQ BIOTECHNOLOGY
5/2/00	100.00	100.00	100.00
12/31/00	130.36	65.53	121.30
12/31/01	41.43	34.35	102.00
12/31/02	19.00	31.59	62.48
12/31/03	53.71	44.51	91.55

†	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ViroLogic under the 1933 or 1934 Act.

CERTAIN VIROLOGIC TRANSACTIONS

Indemnity Agreements

ViroLogic has entered into indemnity agreements with all of its officers and directors which provide, among other things, that ViroLogic will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ViroLogic, and otherwise to the fullest extent permitted under Delaware law and ViroLogic’s bylaws. ViroLogic also intends to enter into these agreements with ViroLogic’s future directors and officers.

Stock Option Exercisability Restriction Agreements

In November 2002, ViroLogic entered into agreements with several of our executive officers, pursuant to which these officers agreed to forgo the exercisability of certain stock options held by them until ViroLogic’s stockholders approved an amendment to ViroLogic’s Certificate of Incorporation to increase the authorized number of shares of common stock of ViroLogic from 60,000,000 shares to 100,000,000 shares. The amendment was approved by the stockholders at a special meeting held on February 4, 2003, and as a result, the restrictions on exercisability of the options subject to the foregoing agreements were removed as of February 4, 2003.

HOUSEHOLDING OF VIROLOGIC PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are ViroLogic stockholders may be “householding” ViroLogic’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify ViroLogic or your broker that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: ViroLogic, Inc., Investor Relations, 345 Oyster Point Boulevard, South San Francisco, California 94080 or contact Investor Relations at (650) 635-1100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, ViroLogic will promptly deliver, upon written or oral request, to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER VIROLOGIC MATTERS

The ViroLogic board of directors knows of no other matters that will be presented for consideration at the ViroLogic annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of ViroLogic’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is included with this joint proxy statement/prospectus if you are a stockholder in ViroLogic, and is otherwise available without charge upon written request to: Corporate Secretary, ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080.

CHAPTER FOUR—OTHER INFORMATION FOR THE

ACLARA ANNUAL MEETING

ACLARA PROPOSAL 2

ELECTION OF DIRECTORS

ACLARA’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the board of directors shall be divided into three classes, as nearly equal in number as possible. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in the number of board members) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred to the extent reasonably possible so as to ensure that no one class has more than one director more than any other class and until such director’s successor is elected and qualified.

The ACLARA board of directors is presently comprised of five members. Former directors Edward Hurwitz and Joseph Limber were not renominated or included in the slate of directors elected at the 2003 annual meeting. Herbert Hooper resigned as a director effective as of December 31, 2003 and will not be replaced. There are two directors in the class whose terms of office expire in 2004. One of the nominees has served on ACLARA’s board of directors since April 1995 and the second nominee joined ACLARA’s board of directors in April 2003. If elected at the annual meeting, each of the nominees would serve until the earlier of (i) the 2007 annual meeting and until his successor is elected and has qualified, (ii) the completion of the transaction or (iii) such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Proxies may not be voted for more directors than the two nominees listed below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and ACLARA has no reason to believe that any nominee will be unable to serve.

Set forth below is certain biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting and their ages as of September 28, 2004.

Name of Director	Age	Position	Director Since	Class/Term Expiring
Thomas R. Baruch, J.D.	65	Director	April 1995	Class I/2004
Thomas G. Klopack	53	Chief Executive Officer, Director	March 2003	Class II/2005
Andre F. Marion	69	Director	February 2000	Class II/2005
John D. Mendlein, J.D., Ph.D.	44	Director	April 2003	Class I/2004
Kevin C. Tang	37	Director	November 2002	Class III/2006

Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting of Stockholders

Thomas R. Baruch, J.D., joined ACLARA’s board of directors as Chairman in April 1995. Since 1988, he has been a General Partner of CMEA Ventures, a venture capital firm. Moreover, from 1990 to 1996, Mr. Baruch served as a special partner of New Enterprise Associates. Prior to his experience with CMEA Ventures, Mr. Baruch founded Microwave Technology, Inc., and served as its President and Chief Executive Officer from 1983 to 1989. Before that, he held senior management and venture investment positions at Exxon Corporation, including the position of President of the Materials Division of Exxon Enterprises, Inc. Mr. Baruch serves as a director of AeroGen, Inc., Symyx Technologies, Inc., Netro Corp. and Physiometrix, Inc. Mr. Baruch holds a B.S. degree from Rensselaer Polytechnic Institute and received a J.D. degree from Capital University.

John D. Mendlein, J.D., Ph.D., joined ACLARA’s board of directors in April 2003. Dr. Mendlein has been Chairman and Chief Executive Officer of Affinium Pharmaceuticals, Inc., a drug discovery company, since November 2000. Prior to joining Affinium, Dr. Mendlein served as Chief Knowledge Officer, General Counsel and Senior Vice President, Intellectual Property of Aurora Biosciences Corporation, from 1996 until 2000. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles and a J.D. degree from the University of California, Hastings College of Law.

THE BOARD OF DIRECTORS OF ACLARA RECOMMENDS

A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

Directors Continuing In Office Until the 2005 Annual Meeting of Stockholders

Andre F. Marion joined ACLARA’s board of directors in February 2000. Until his retirement in 1995, Mr. Marion was the President of the Applied Biosystems Division of the Perkin–Elmer Corporation, now known as Applied Biosystems. Prior to holding that position, Mr. Marion was the Chairman of the Board, Chief Executive Officer and President of Applied Biosystems, Inc., until its merger with Perkin–Elmer Corporation in February 1993. Mr. Marion currently serves as a director of Molecular Devices Corp., Cygnus, Inc., Applied Imaging Corp. and Alpha M.O.S., and is also an advisor to several private companies. Mr. Marion holds an engineering degree from the French Ecole National Superiors d’Ingenieurs Arts et Metiers in both mechanical and electrical engineering.

Thomas G. Klopack joined ACLARA as Chief Executive Officer and Director in March 2003. From 1998 to 2002, Mr. Klopack served as Chief Operating Officer of Aurora Biosciences Corporation, a provider of enabling drug discovery tools to the biopharmaceutical industry. Prior to joining Aurora, Mr. Klopack served in various management roles at Raychem Corporation from 1979 to 1998, most recently serving as director of strategic planning and business development of the Electronics Division. He holds an M.B.A. from Harvard Business School and a B.S. in engineering from Carnegie-Mellon University.

Directors Continuing in Office Until the 2006 Annual Meeting of Stockholders

Kevin C. Tang joined ACLARA’s board of directors in November 2002. Mr. Tang is founder and has been Managing Director of Tang Capital Management, LLC, an investment company, since August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as a Managing Director and head of the firm’s Life Sciences research group. Mr. Tang currently serves as a director of IntraBiotics Pharmaceuticals, Inc. and Trimeris, Inc. Mr. Tang received a B.S. degree from Duke University.

Board Committees and Meetings

The ACLARA board of directors held 8 meetings during the fiscal year ended December 31, 2003, during which time the board had a standing Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee. The ACLARA Audit Committee was established by the board in December 1999. During the year ended December 31, 2003, the Audit Committee comprised three members all of whom are non-employee directors: Messrs. Baruch, Marion and Tang. The Audit Committee assists the board of directors in fulfilling the board’s oversight responsibilities regarding ACLARA’s accounting and system of internal controls, the quality and integrity of ACLARA’s financial reporting and the independence and performance of ACLARA’s independent registered public accounting firm. In so doing, the Audit Committee endeavors to maintain free and open means of communication between and among its members, other directors, the independent registered public accounting firm and the management team. The Audit Committee met 6 times during the fiscal year ended December 31, 2003. The board and the Audit Committee have adopted a written Audit Committee Charter. A copy of this charter is attached as Annex H to this joint proxy statement/prospectus.

The ACLARA board of directors has determined that ACLARA has two “audit committee financial experts” serving on the Audit Committee as that term is defined Item 401(h) of Regulation S-K under the Securities Exchange Act. Specifically, the board has determined that Messrs. Baruch and Marion are audit committee financial experts and independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and the Nasdaq listing standards.

Compensation Committee. The ACLARA Compensation Committee was established by the ACLARA board in December 1999. The Compensation Committee currently comprises two members, both of whom are non-employee directors: Messrs. Baruch and Marion. The Compensation Committee exercises all powers of the board of directors in administering ACLARA’s Amended and Restated 1997 Stock Plan and also examines, reviews, considers and advises the board in matters relating to compensation of ACLARA’s employees and consultants (excluding the board). The Compensation Committee met 7 times during the fiscal year ended December 31, 2003.

Mr. Klopack comprises the sole member of the Stock Option Subcommittee of the Compensation Committee, established in February 2001, which has the authority to approve and grant options to non-executive officers. The Stock Option Subcommittee met 10 times during the fiscal year ended December 31, 2003.

Nominating Committee. The ACLARA Nominating Committee was established by the ACLARA board in May 2002 and reconstituted on October 24, 2003. The Nominating Committee currently comprises three members, all of whom the board has determined are independent within the meaning of the Nasdaq listing standards: Messrs. Baruch, Mendlein and Tang. The board and the Nominating Committee have adopted a Nominating Committee charter. A copy of the Nominating Committee charter is available on ACLARA’s website at www.aclara.com.

Among the functions of the committee are to propose nominees for election to the board and to consider the qualifications of director nominees, including stockholder nominees. Other duties and responsibilities of the Nominating Committee include evaluating the performance of the current directors and the board as a whole, at least annually, considering the results when determining whether or not to recommend nomination for an additional term, and making recommendations to the board regarding governance matters, such as the certificate of incorporation, bylaws and committee charters. The Nominating Committee recommended to the board the slate of directors for election at this annual meeting. The Nominating Committee met one time during the fiscal year ended December 31, 2003.

During the fiscal year ended December 31, 2003, each board member attended 95% or more of the aggregate number of meetings of the board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Business Strategy Committee. The ACLARA Business Strategy Committee was established by the ACLARA board on June 4, 2003. The Business Strategy Committee currently comprises two members: Messrs. Mendlein and Klopack. The Business Strategy Committee did not meet during the fiscal year ended December 31, 2003.

Consideration of ACLARA Board Nominees

The ACLARA board has adopted a process for identifying and evaluating director nominees, including stockholder nominees. The Nominating Committee will preliminarily review each potential candidate’s qualifications in light of the company’s standards for overall structure and composition of the board and the minimum qualifications, as set forth in the Nominating Committee charter and the candidates independence as set forth in the Nasdaq listing standards. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating Committee will consider a candidate’s experience in corporate governance, experience in the life sciences and biotechnology industry, experience as a board member for publicly traded companies and addressing matters delegated to the committee, academic expertise in an area of the company’s operations, as well as any other criteria deemed relevant by the board. If the committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the committee will make an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the board for approval as a director nominee.

ACLARA has not received any stockholder nominations for director nominees for the 2004 annual meeting. Any stockholder nominations should include the nominee’s name and qualifications for board membership and should be addressed to the Secretary of ACLARA. Any stockholder who desires to recommend a candidate for nomination to the board who would be considered for election at ACLARA 2005 annual meeting (if the transaction is not completed) is strongly encouraged to do so no later than the date determined pursuant to the requirements of Rule 14a-8 of the Exchange Act. See the section entitled “Stockholder Proposals ” on page 55.

Stockholder Communications with Directors

The board has adopted a policy, as well as procedures, for receiving communications from stockholders of ACLARA. Any stockholder may send written correspondence to the board, a committee of the board or any individual directors in his/her capacity as a director, including non-employee directors. The correspondence should be addressed to the attention of the Secretary of ACLARA and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of securities of ACLARA owned by such stockholder, and if the stockholder is not the record holder of the securities, the name of the record holder. The Secretary will forward correspondence to the board or the applicable committee or individual director as the case may be, or to management if more appropriate. The Secretary will maintain a log of such stockholder correspondence which will be made available to the board upon its request.

Compensation of Directors

ACLARA reimburses non-employee directors for expenses incurred in connection with attending board and committee meetings, and also pays the board members $2,500 per scheduled board meeting attended, up to a maximum of $10,000 per year and $500 per committee meeting attended. The board of directors has the discretion to grant options to new non-employee directors.

Under ACLARA Amended and Restated 1997 Stock Plan, on the date of each annual meeting of stockholders, each member of the board of directors who is not an employee will automatically be granted an option to purchase 12,000 shares of ACLARA common stock. The exercise price of the options granted to non-employee directors is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The options vest in cumulative quarterly installments of one-fourth of the shares underlying such option, commencing with the ninth quarterly anniversary of the date of the option grant. Accordingly, each of Messrs. Marion and Tang, and, if elected to our board of directors at the 2004 Annual Meeting of Stockholders, Messrs. Baruch and Mendlein will be granted an option to purchase 12,000 shares of ACLARA common stock.

Compensation Committee Interlocks and Insider Participation

Messrs. Baruch and Marion served as members of the Compensation Committee during the fiscal year ended December 31, 2003. None of these members has ever been an officer or employee of ACLARA. No current or former officer or employee of ACLARA serves on the Compensation Committee. During the fiscal year ended December 31, 2003, no member of the board of directors or of the Compensation Committee, and none of ACLARA’s executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of the board of directors or the Compensation Committee.

Limitation of Directors’ and Officers’ Liability

ACLARA’s Amended and Restated Certificate of Incorporation limits the personal liability of each of its directors to the fullest extent permitted by the Delaware General Corporation Law. Delaware corporate law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any liability arising with respect to with respect to the following acts:

•	any breach of one’s duty of loyalty to ACLARA or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

•	any transaction from which the director derived an improper personal benefit.

ACLARA’s Amended and Restated Certificate of Incorporation authorizes ACLARA to indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, to the fullest extent permitted by law, any ACLARA directors, officers or employees who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not in the right of ACLARA, and whether criminal, civil, administrative or investigative, by reason of the fact that he or his testator or intestate is or was a director, officer or employee of ACLARA or any predecessor of ACLARA, or is or was serving at ACLARA’s request as a director, officer or employee of another entity. ACLARA believes that indemnification under its Amended and Restated Certificate of Incorporation covers negligence and gross negligence on the part of the indemnified parties.

ACLARA has entered into agreements with its directors and officers which provide for the indemnification of such persons to the fullest extent permitted by law. These agreements, among other things, require ACLARA to indemnify such persons for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any by or in the right of ACLARA, arising out of that person’s services as a director or officer of ACLARA, any subsidiary or any other company or enterprise to which the person provides services at ACLARA’s request.

ACLARA PROPOSAL 3

RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ACLARA’s board of directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm, to audit ACLARA’s financial statements for the fiscal year ending December 31, 2004, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited ACLARA’s financial statements since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as ACLARA’s independent registered public accounting firm is not required by the Amended and Restated Bylaws or otherwise. However, ACLARA is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of ACLARA and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 3 will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but will have no effect on this proposal.

THE BOARD OF DIRECTORS OF ACLARA RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

ACLARA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees

Fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of ACLARA’s annual financial statements for the years ended December 31, 2003 and 2002, and for reviews of the financial statements included in our quarterly reports during those fiscal years were $150,300 and $142,750, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit related matters for the years ended December 31, 2003 and 2002 were $12,500 and $0, respectively. These fees were related to assistance with internal control assessments under Section 404 of the Sarbanes-Oxley Act.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to tax compliance and tax return preparation for the years ended December 31, 2003 and 2002 were $51,850 and $7,500, respectively.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP for services other than those reported above for the years ended December 31, 2003 and 2002.

Approval of Audit Fees

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. In addition, the Audit Committee has adopted policies and procedures for pre-approving all audit-related services and non-audit services. The Audit Committee charter provides that the Audit Committee shall pre-approve the hiring or retention of the independent registered public accounting firm or any of its affiliates for any audit-related services and non-audit services and shall approve the fees to be paid to and any other terms of the engagement of the independent registered public accounting firm or any of its affiliates. Although the committee may seek the input of management, the committee has the sole authority to approve all audit and non-audit engagement fees and terms. All of the fees described above were approved by the Audit Committee prior to the engagement of PricewaterhouseCoopers LLP to perform the services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that ACLARA’s executive officers and directors, and persons who own more than ten percent of a registered class of ACLARA equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of ACLARA common stock and other equity securities (Forms 3, 4 and 5). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish ACLARA with copies of all Section 16(a) forms they file.

Based solely on the review of these reports or written representations from certain reporting persons, ACLARA believes that during the fiscal year ended December 31, 2003, all filing requirements applicable to ACLARA’s officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16(a) of the Exchange Act were timely met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF ACLARA

The following table sets forth certain information known to ACLARA regarding the beneficial ownership of ACLARA common stock as of June 30, 2004, for the following persons:

•	each of the members of the board of directors,

•	each of the ACLARA Named Executive Officers (as defined below),

•	all of the ACLARA directors and executive officers as a group, and

•	each person known by ACLARA to beneficially own more than 5% of ACLARA common stock.

The address for all executive officers and directors is c/o ACLARA BioSciences, Inc., 1288 Pear Avenue, Mountain View, California 94043.

	Beneficial Ownership (1)
Name and Address of Beneficial Owners	Number of Shares	Percent of Total
Tang Capital Partners, L.P. (2) 4401 Eastgate Mall San Diego, CA 92121	3,524,100	9.7%
Perry Corporation (3) 599 Lexington Avenue New York, NY 10022	3,477,111	9.6
Deutsche Bank AG (4) Taunusanlage 12 60325 Frankfurt am Main Germany	2,625,534	7.2
Thomas G. Klopack (5)	257,916	*
Edward M. Hurwitz	0	*
Sharat Singh (6)	326,821	*
Thomas R. Baruch (7)	416,433	1.2
André Marion (8)	48,000	*
John Mendlein (9)	30,000	*
Alfred G. Merriweather (10)	132,602	*
Stephen C. Macevicz (11)	60,830	*
Michael J. Dunn (12)	128,534	*
Kevin C. Tang (13)	3,529,100	9.7
All executive officers and directors as a group (10 persons)	4,930,236	13.5

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of June 30, 2004 are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, to ACLARA’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The table above is based upon information supplied by officers, directors and principal stockholders and Schedules 13D, 13F and 13G, if any, filed with the SEC. Applicable percentages are based on 36,316,857 shares outstanding on June 30, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Based solely on a Schedule 13D/A filed with the SEC on December 2, 2002.
(3)	Based solely on information contained in a Schedule 13D filed on July 22, 2004.
(4)	Based solely on a Schedule 13F filing on August 16, 2004 as well as correspondence from company management.
(5)	Includes 247,916 shares Mr. Klopack has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(6)	Includes 256,818 shares Dr. Singh has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(7)	Includes 12,000 shares Mr. Baruch has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(8)	Includes 48,000 shares Mr. Marion has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(9)	Includes 30,000 shares Dr. Mendlein has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(10)	Includes 127,602 shares Mr. Merriweather has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(11)	Includes 60,830 shares Mr. Macevicz has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(12)	Includes 124,998 shares Mr. Dunn has the right to acquire pursuant to outstanding options exercisable within 60 days of June 30, 2004.
(13)	Includes 5,000 shares held by Mr. Tang as custodian for his son, Justin Lee Tang, under California Transfers to Minors Act, over which Mr. Tang holds voting and investment power. Mr. Tang disclaims beneficial ownership of 3,524,100 shares held by Tang Capital Partners, LP, except to the extent of his pecuniary interest therein. Mr. Tang is the Manager of Tang Capital Management, LLC.

EXECUTIVE OFFICERS OF ACLARA

The names of ACLARA’s executive officers, their ages as of September 28, 2004, and certain other information about them are set forth below:

Name	Age	Position	Officer Since
Thomas G. Klopack	53	Chief Executive Officer	March 2003
Alfred G. Merriweather	50	Vice President, Finance, Chief Financial Officer and Secretary	December 2001
Sharat Singh, Ph.D.	45	Chief Technical Officer	December 2001
Michael J. Dunn	48	Chief Business Officer	April 2003
Stephen C. Macevicz, Ph.D., J.D.	55	Vice President, Intellectual Property	March 2002

Alfred G. Merriweather

Alfred G. Merriweather joined ACLARA in December 2001 as Vice President, Finance, Chief Financial Officer and Secretary. Prior to joining ACLARA, Mr. Merriweather was Vice President and Chief Financial Officer of Citadon, Inc., a software company, from 1999 to 2001. From 1996 to 1999, he was Vice President of Finance and Chief Financial Officer of Symphonix Devices, Inc., a manufacturer of implantable medical devices. From 1993 to 1996, Mr. Merriweather was Vice President of Finance and Chief Financial Officer of LipoMatrix, Inc., a medical device company based in Neuchatel, Switzerland. Prior to that, Mr. Merriweather was Vice President of Finance and Chief Financial Officer of Laserscope, a manufacturer of surgical laser systems. Mr. Merriweather holds a B.A. degree in economics from The University of Cambridge, England.

Sharat Singh, Ph.D.

Sharat Singh, Ph.D. joined ACLARA as Director of Synthesis and Advanced Technologies in 1997, was appointed Vice President of Advanced Technologies in December 2001, was appointed Senior Vice President, eTag Assay Technology in June 2002 and was appointed Chief Technical Officer in February 2004. Prior to joining ACLARA, Dr. Singh spent ten years with Syntex/Dade-Behring in various senior scientific roles, including as Behring Fellow from 1994 to 1997. Dr. Singh has an M.S. degree in chemistry from Hyderabad University, India and a Ph.D. in organic chemistry from the Indian Institute of Sciences.

Michael J. Dunn

Michael J. Dunn joined ACLARA as Chief Business Officer in April 2003. Prior to joining ACLARA, Mr. Dunn was Executive Vice President of Business Development for ActivX Bioscience, Inc., a biotechnology company, from March 2002 to April 2003. From July 1998 to March 2002, Mr. Dunn was Vice President of Business Development for Aurora Biosciences Corporation, a biotechnology tools company. From 1995 to 1998, he was Vice President of Business Development for SIBIA Neurosciences, Inc. Mr. Dunn has a B.A. degree in biology from the University of Chicago and an M.B.A. degree from the University of San Diego.

Stephen C. Macevicz, Ph.D., J.D.

Stephen C. Macevicz joined ACLARA as Vice President of Intellectual Property in March 2002. Prior to joining ACLARA, Dr. Macevicz was Vice President of Intellectual Property for GeneProt, Inc., a biotechnology company based in Geneva, Switzerland during 2001 and was Vice President of Intellectual Property for Lynx Therapeutics, Inc., a biotechnology company, from 1995 to 2001. Dr. Macevicz has an A.B. degree in mathematics from San Diego State University and a Ph.D. and a J.D. degree from the University of California at Berkeley.

COMPENSATION OF ACLARA EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2003, information concerning compensation awarded or paid to, or earned by, (i) the Chief Executive Officer (ii) each of the four most highly compensated executive officers other than the Chief Executive Officer and (iii) the former Interim Chief Executive Officer (collectively referred to as the “ACLARA Named Executive Officers”).

Name and Principal Position	Annual Compensation							Long-Term Compensation Securities Underlying Options/SAR	All Other Compensation
	Year	Salary		Bonus(7)	Other Annual Compensation
Thomas G. Klopack Chief Executive Officer	2003 2002 2001	$266,712 — —	(1)	$71,544 — —		$58,829 — —	(6)	700,000 — —	$	— — —

Edward M. Hurwitz Interim Chief Executive Officer (2)	2003 2002 2001	$46,875 143,333 —		$50,000 — —	$	— — —		— 275,000 —	$	— — —

Sharat Singh Chief Technical Officer	2003 2002 2001	$246,633 205,231 175,000		$55,492 25,000 40,688	$	— — —		275,000 75,000 130,000	$	— — —

Alfred G. Merriweather Vice President, Finance and CFO	2003 2002 2001	$213,200 203,423 3,942	(3)	$47,970 10,000 —	$	— — —		200,000 — 100,000	$	— — —

Michael J. Dunn Chief Business Officer	2003 2002 2001	$181,394 — —	(5)	$39,703 — —		$51,276 — —	(6)	375,000 — —	$	— — —

Stephen C. Macevicz Vice President, Intellectual Property	2003 2002 2001	$190,000 134,615 —	(4)	$40,613 15,000 —	$	— — —		75,000 75,000 —	$	— — —

(1)	Represents Mr. Klopack’s salary for the period beginning March 2003, when he joined ACLARA, through the end of the fiscal year ended December 31, 2003.
(2)	Mr. Hurwitz was employed by ACLARA from May 2002 and served as Interim Chief Executive Officer from December 1, 2002 until February 21, 2003 when he resigned as an officer and employee of the Company.
(3)	Represents Mr. Merriweather’s salary for the period beginning December 2001, when he joined ACLARA, through the end of the fiscal year ended December 31, 2001.
(4)	Represents Mr. Macevicz’s salary for the period beginning February 2002, when he joined ACLARA, through the end of the fiscal year ended December 31, 2002.
(5)	Represents Mr. Dunn’s salary for the period beginning April 2003, when he joined ACLARA, through the end of the fiscal year ended December 31, 2003.
(6)	Represents relocation and similar expenses reimbursed by ACLARA.
(7)	Represents bonuses for the fiscal year indicated, generally paid after completion of the fiscal year.

ACLARA STOCK OPTION GRANTS AND EXERCISES

ACLARA grants options to employees and non-employees under the Amended and Restated 1997 Stock Plan and the NQ03 Plan. During the fiscal year ended December 31, 2003, ACLARA granted options to purchase 2,557,037 shares of its common stock under the 1997 Stock Plan, and options granted for 1,442,166 shares were cancelled and returned to the 1997 Stock Plan. As of June 30, 2004, options to purchase a total of 3,995,975 shares were outstanding under the 1997 Stock Plan (not including Dr. Singh’s option grant to purchase 300,000 shares of ACLARA stock effective on closing of the merger), and 2,659,070 shares remained available for grant under the 1997 Stock Plan. During the fiscal year ended December 31, 2003, ACLARA granted options to purchase 507,738 shares of its common stock under the NQ03 Plan to Thomas G. Klopack and, thereafter, no shares remained available for grant under the NQ03 Plan. In general, options granted under the 1997 Stock Plan and the NQ03 Plan vest over four years and expire on the tenth anniversary of the date of any particular grant.

ACLARA grants options to its executive officers under the 1997 Stock Plan. ACLARA has not granted any stock appreciation rights to any of its Named Executive Officers. The following tables show, for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year end by the ACLARA Named Executive Officers:

Option Grants in Fiscal Year Ended December 31, 2003

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Option Granted (#)		% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share ($/Sh)(3)	Expiration Date	5%($)	10%($)
Thomas G. Klopack	700,000	(4)	31%	$2.02	3/20/13	$889,257	$2,253,552
Edward M. Hurwitz	—		—	—	—	—	—
Sharat Singh	75,000 100,000 100,000		3 4 4	$2.10 1.98 3.50	1/6/13 3/28/13 11/4/13	$99,051 124,521 220,113	$251,014 315,561 557,810
Alfred G. Merriweather	75,000 125,000		3 5	$2.10 2.35	1/6/13 5/5/13	$99,051 184,738	$251,014 468,162
Michael J. Dunn	375,000		16	$2.10	4/25/13	$495,255	$1,255,072
Steve C. Macevicz	25,000 50,000		1 2	$2.10 2.35	1/6/13 5/5/13	$33,017 73,895	$83,671 187,265

(1)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in our common stock over the ten-year term of the option and (ii) for the 10% column, a ten-percent annual rate of appreciation in our common stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the Securities and Exchange Commission and does not represent ACLARA’s estimate or projection of the future common stock price. The amounts in this table may never be achieved.
(2)	Based on options to purchase an aggregate of 2,289,100 shares and do not include non-employee directors or consultants shares.
(3)	All options were granted with an exercise price at the fair market value of ACLARA common stock at the date of grant.
(4)	507,738 shares granted pursuant to NQ03 Plan and 192,262 shares granted pursuant to 1997 Stock Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

The following table provides information on option exercises during the fiscal year ended December 31, 2003, by ACLARA’s Named Executive Officers and the value of in-the-money options is based upon a fair market value of ACLARA common stock equal to $3.65 at the close of market trading on December 31, 2003, and is net of the exercise price of the options:

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003 ($) Exercisable/Unexercisable
Thomas G. Klopack	—	—	0 / 700,000	$0 / $1,141,000
Edward M. Hurwitz	40,000	$76,533	187,083 / 0	$340,491 / $ 0
Sharat Singh	—	—	158,278 / 355,318	$130,012 / $401,944
Alfred G. Merriweather	—	—	50,000 / 250,000	$0 / $278,750
Michael J. Dunn	—	—	0 / 375,000	$0 / $581,250
Stephen C. Macevicz	10,000	$3,800	22,812 / 117,188	$20,303 / $141,297

(1)	Based on fair market value of one share of ACLARA’s common stock on date of the option exercise less the exercise price per share multiplied by the number of shares received upon exercise of the option.

ACLARA has not established any long-term incentive plans or defined benefit or actuarial plans covering any ACLARA Named Executive Officers.

Information regarding employment contracts, termination of employment and change in control arrangements with ACLARA Named Executive Officers is included below and is incorporated herein by reference.

ACLARA did not adjust or amend or reprice the exercise price of any of its stock options previously awarded to any of its Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means during the fiscal year ended December 31, 2003.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Thomas G. Klopack

In March 2003, ACLARA entered into an employment agreement with Thomas G. Klopack in connection with Mr. Klopack’s commencement of employment as its Chief Executive Officer. Mr. Klopack’s employment agreement provides for a base salary at an annual rate of $345,000, a potential bonus of up to 35% of base salary, options to purchase 700,000 shares of the ACLARA’s common stock, which will vest over 4 years, and the reimbursement of moving and commuting expenses.

Concurrent with Mr. Klopack’s employment agreement, ACLARA also entered into a severance agreement with Mr. Klopack that provides certain compensation and benefits in the event of a Change in Control. A Change in Control is defined as (i) a change of beneficial ownership of at least 15% of voting power of ACLARA without the approval of the board, (ii) a merger or sale of ACLARA that results in more than 50% of the combined voting power of ACLARA’s then outstanding voting securities of ACLARA or its successor changing ownership, (iii) the sale of all or substantially all of ACLARA’s assets, (iv) approval by the stockholders of ACLARA of a plan of dissolution or complete liquidation of ACLARA, or (v) a change in the composition of the board of directors such that at least 50% of the members are not incumbents or elected by incumbent directors. This severance agreement generally provides for the following benefits:

In the event of a hostile takeover (as defined in the agreement), all outstanding stock options and/or shares of restricted stock outstanding on the date of such hostile takeover will fully vest at the completion of the takeover transaction, whether or not such officer’s employment is terminated thereupon.

If, within 3 months prior to or 12 months following a Change in Control, Mr. Klopack is involuntarily terminated other than for cause (as defined in the agreement), voluntarily terminates his employment for good reason (as defined in the agreement) or dies or becomes disabled, Mr. Klopack will be entitled to the following, subject to certain restrictions: (1) all outstanding stock options and/or shares of restricted stock outstanding on the date of such termination will fully vest as of the date of termination; (2) payment for 12 months following termination of the greater of (i) Mr. Klopack’s base salary in effect immediately prior to termination or (ii) Mr. Klopack’s base salary in effect immediately prior to the Change in Control, plus an annual cash bonus equal to the greater of (i) Mr. Klopack’s target bonus for the year in which termination occurred and (ii) Mr. Klopack’s target bonus for the year in which the Change in Control occurred; (3) health benefits for up to 12 months following termination; and (4) up to $15,000 for outplacement services.

If, more than 3 months prior to or more than 12 months following a Change in Control, Mr. Klopack is involuntarily terminated other than for cause (as defined in the agreement), voluntarily terminates his employment for good reason (as defined in the agreement) or dies or becomes disabled, Mr. Klopack will be entitled to the following, subject to certain restrictions: (1) such number of Mr. Klopack’s outstanding stock options and/or shares of restricted stock outstanding on the date of such termination will vest as of the date of termination as would have vested during the 12 month period following the termination date; (2) payment for 12 months following termination of (i) Mr. Klopack’s base salary as in effect immediately prior to termination, plus an annual cash bonus equal to the greater of his target bonus for the year in which termination occurred, assuming that the bonus targets are satisfied, (3) health benefits for up to 12 months following termination; and (4) up to $15,000 for outplacement services.

Mr. Klopack’s severance agreement also provides for severance benefits in the event of a termination of Mr. Klopack’s employment without cause that is not within three months prior to or twelve months following a Change in Control. These benefits include severance pay in an amount of one year’s annual base salary and targeted bonus, payment for outplacement services up to $15,000, continued medical benefits for up to 12 months following the termination date and immediate vesting of all outstanding and unvested stock options.

In the event of a Change in Control, if ACLARA requests that Mr. Klopack remain employed by ACLARA following such Change in Control, Mr. Klopack agrees to do so for a period of up to 6 months. During this transition period, Mr. Klopack will continue in ACLARA’s employment as a senior executive for the purpose of the facilitating the transition to new management. ACLARA will continue to pay Mr. Klopack at the rate in effect at the time of the Change in Control during the transition period. Any severance benefits to which Mr. Klopack is entitled, however, will not be paid until the end of the transition period (other than accelerated vesting of his stock options and/or restricted stock, which will be effective immediately upon the commencement of the transition period.

In addition, in the event Mr. Klopack resigns (other than for good reason) at any time after the first anniversary of his commencement of employment, he may elect and/or ACLARA may elect to require him to consult for ACLARA on transitional matters for a period of up to 6 months following his resignation. Mr. Klopack will be paid a consulting fee of $11,500 per month during any such consulting period. This consulting arrangement may be terminated at any time by Mr. Klopack or ACLARA, but if ACLARA terminates this arrangement without cause or Mr. Klopack terminates the arrangement for good reason, ACLARA will pay to Mr. Klopack in a lump sum the consulting fee for any remaining part of the 6 month period.

Michael J. Dunn

In April 2003, ACLARA entered into an employment agreement with Michael J. Dunn, in connection with Mr. Dunn’s commencement of employment as the Chief Business Officer. Mr. Dunn’s employment agreement provides for a base salary at an annual rate of $275,000, a potential bonus of up to 35% of base salary, options to purchase 375,000 shares of ACLARA’s common stock, which will vest over 4 years, and the reimbursement of moving and commuting expenses. Concurrent with the Mr. Dunn’s employment agreement, ACLARA also entered into a severance agreement with Mr. Dunn with the same terms as Mr. Klopack’s Severance Agreement.

Edward Hurwitz

In June, October and November 2002, ACLARA entered into three employment letter agreements with Mr. Hurwitz, the former interim Chief Executive Officer. All aspects of Mr. Hurwitz’s fiscal year 2002 compensation were governed by these agreements, including Mr. Hurwitz’s annual base salary of $325,000, a grant of options to purchase 175,000 shares of ACLARA common stock subject to vesting, a grant of options to purchase 100,000 fully vested shares of ACLARA common stock and a one-time bonus of $50,000 to be paid upon the commencement of employment of a new Chief Executive Officer. Mr. Hurwitz resigned as Chief Executive Officer in February 2003.

Other Executive Officer Change in Control Agreements

ACLARA has also entered into change in control agreements with the following other executive officers: Sharat Singh, Stephen Macevicz and Alfred Merriweather. These change in control agreements, which supersede any change in control agreements previously executed by such officers, generally provide for the following benefits:

In the event of a hostile takeover (as defined in the agreement), all outstanding stock options and/or shares of restricted stock outstanding on the date of such hostile takeover will fully vest at the completion of the takeover transaction, whether or not such officer’s employment is terminated thereupon.

If, following a Change in Control (as defined above in connection with Mr. Klopack’s agreements) and prior to the first anniversary of the Change in Control, the officer is involuntarily terminated other than for cause (as defined in the agreement) or voluntarily terminates his employment for good reason (as defined in the agreement), the officer will be entitled to the following, subject to certain restrictions: (1) all outstanding stock options and/or shares of restricted stock outstanding on the date of such termination will fully vest as of the date of termination; (2) payment for 12 months following termination of the greater of (i) salary in effect immediately prior to termination or (ii) salary in effect immediately prior to the Change in Control, plus an annual cash bonus equal to the greater of (i) the target bonus for the year in which termination occurred and (ii) target bonus for the year in which the Change in Control occurred; (3) health benefits for up to 12 months following termination; and (4) up to $15,000 for outplacement services.

Dr. Singh has accepted an offer of employment with ViroLogic after the transaction on substantially the same terms as with ACLARA before the transaction. Immediately prior to the execution of the merger agreement, Dr. Singh was granted an additional option to purchase 300,000 shares of ACLARA common stock, which grant will become effective upon consummation of the transaction. Upon consummation of the transaction, this option will convert into an option to purchase 510,000 shares of ViroLogic common stock (based on the 1.7 exchange ratio in the transaction) and the corresponding contingent value rights. This option is subject to Dr. Singh’s existing change in control agreement with ACLARA.

CERTAIN TRANSACTIONS OF ACLARA

ACLARA has entered into employment, change of control and termination of employment agreements with current and former officers, as described above.

Indemnification Agreements

ACLARA entered into indemnification agreements with its directors and certain of its officers which provide, among other things, that ACLARA will indemnify such officer or director, under the circumstances and to the extent provided for therein, for damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under such agreement, which such person becomes legally obligated to pay in connection with any threatened, pending, or completed claim, action, suit or proceeding, whether brought by or in the right of ACLARA or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such person may be or may have been involved as a party or otherwise, by reason of the fact that such person is or was, or has agreed to become, a director or officer of ACLARA, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by such person, by reason of any action taken by them or of any inaction on their part while acting as such director or officer, or by reason of the fact that he was serving at ACLARA’s request as a director, trustee, officer, employee or agent of ACLARA, or another entity.

In addition, ACLARA has entered into amendments to option agreements with each of ACLARA’s executive officers, Messrs. Dunn, Klopack, Macevicz, Merriweather and Singh, which extend the term to exercise outstanding options granted as part of their executive compensation package and assumed by ViroLogic upon consummation of the proposed merger to 18 months after the termination of their employment or consulting arrangements with ACLARA or the combined company.

ACLARA COMPENSATION COMMITTEE REPORT *

The Compensation Committee of the board of directors (the “Compensation Committee”) has furnished this report on executive compensation. The Compensation Committee was established on December 1, 1999, by resolution of the board of directors. At the end of the fiscal year ended December 31, 2003, the Compensation Committee comprised Thomas R. Baruch and Andre F. Marion. None of the former or current members of the Compensation Committee are currently officers or employees of ACLARA and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for reviewing and approving the compensation arrangements for ACLARA’s senior management and any compensation plans in which the executive officers and directors are eligible to participate.

A.    Compensation Policy and Philosophy

ACLARA’s Compensation Committee designs ACLARA’s executive compensation with the following overall objectives:

•	Attract, retain and motivate key executive talent;

•	Reward key executives based on business performance;

•	Align executive incentives with the interests of stockholders; and

•	Encourage the achievement of ACLARA’s objectives.

Executive compensation comprises three components: (1) base salary; (2) annual incentive bonuses; and (3) long-term incentives in the form of stock options. ACLARA strives to provide a competitive total compensation package to senior management based on professionally compiled surveys of broad groups of companies of comparable size within related industries. In addition, ACLARA has entered into change of control agreements with each of ACLARA’s executive officers.

Base Salary. Periodically, ACLARA obtains studies of compensation trends, practices and levels from nationally recognized independent compensation surveys in order to determine the competitiveness of the pay structure for its senior managers. Each executive’s base salary is determined by an assessment of the executive’s job description, level of experience and performance and current salary in relation to the salary range designated for the position in the compensation surveys. Adjustments are made when necessary to reflect changes in responsibilities or competitive industry pressures. Each executive’s performance is evaluated annually to determine individual merit increases within the overall guidelines established in each year’s budget process.

Annual Incentive Bonuses. The Chief Executive Officer and other executive officers are eligible to receive annual incentive bonuses based upon the achievement during the year of certain agreed upon objectives. The Committee reviews the performance of, and decides upon the bonuses payable to, the Chief Executive Officer. The Chief Executive Officer and ACLARA’s Compensation Committee together review the performance of, and decide upon the bonuses payable to, the other executive officers including ACLARA’s Named Executive Officers.

Long Term Incentives. ACLARA provides its executive officers and other key employees with long-term incentive compensation through the granting of stock options. ACLARA believes that stock options provide

*	This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, except to the extent that ACLARA specifically incorporates it by reference into such filing.

ACLARA’s key employees with the opportunity to purchase and maintain an equity interest in ACLARA and to share in the appreciation of the value of the stock. Stock options are intended to align executive interests with the interests of stockholders and therefore directly motivate senior management to maximize long-term stockholder value. The stock options also create an incentive to remain with ACLARA for the long term because the options are vested typically over a four period. Because all options are granted at no less than the fair market value of the underlying stock on the date of grant, stock options provide value to the recipients only when the price of ACLARA’s common stock increases over time.

The board of directors has the ultimate responsibility of administering ACLARA’s stock option plan. Option grants for ACLARA’s Executive Officers are approved by its Compensation Committee and the date of grant is the date of the Compensation Committee meeting. During the fiscal year ended December 31, 2003, option grants were made to the Chief Executive Officer and the other ACLARA Named Executive Officers providing for the right to purchase 1,625,000 shares of common stock of ACLARA (options to purchase 47,917 shares of ACLARA common stock were cancelled and returned to the option pool during the same year).

B.    Chief Executive Compensation

ACLARA’s board of directors elected Edward Hurwitz to serve as an executive officer of the ACLARA, with the title Executive Director, effective October 15, 2002 and as interim Chief Executive Officer of ACLARA, effective December 1, 2002, to continue until ACLARA hired a new Chief Executive Officer. In connection with Mr. Hurwitz’s employment, ACLARA entered into three employment letter agreements with Mr. Hurwitz (collectively, the “Hurwitz Agreements”). All aspects of Mr. Hurwitz’s fiscal year 2002 compensation were governed by these agreements, including Mr. Hurwitz’s annual base salary of $325,000, a grant of options to purchase 100,000 fully vested shares of ACLARA common stock, a grant of an option to purchase 175,000 shares of ACLARA common stock subject to vesting and a one-time bonus to be paid upon the commencement of employment of a new Chief Executive Officer. Mr. Hurwitz resigned as interim Chief Executive Officer in February 2003.

Effective March 20, 2003, ACLARA’s board elected Thomas Klopack to serve as Chief Executive Officer of ACLARA. In connection with Mr. Klopack’s employment, ACLARA entered into an employment agreement with Mr. Klopack. All aspects of Mr. Klopack’s fiscal year compensation were governed by this agreement, including Mr. Klopack’s annual base salary of $345,000 and a grant of options to purchase 700,000 shares of ACLARA common stock subject to vesting. Mr. Klopack’s annual bonus for 2003 was determined by ACLARA’s Compensation Committee to be $71,544. In addition, the employment agreement provided for reimbursement of certain relocation expenses, which in 2003 amounted to $58,829.

ACLARA’s Compensation Committee believes that the base salary levels of the executive officers during the year 2003 were approximately at the median of base salary levels for comparable companies considered in the survey data and informal information reviewed by ACLARA’s Compensation Committee.

Internal Revenue Code Section 162(m)

To the extent readily determinable and as one of the factors in its consideration of compensation matters, ACLARA’s Compensation Committee considers anticipated tax consequences to ACLARA and to its executives of various payments and benefits. Under Section 162(m) of the Internal Revenue Code (the “Code”), the amount of compensation paid to certain executives, which is deductible with respect to ACLARA’s corporate taxes, is limited to $1,000,000 annually. Compensation exceeding $1,000,0000 annually may be deducted if it is “performance-based compensation” within the meaning of the Code. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, ACLARA’s ability to obtain a corporate tax deduction for compensation paid to its Named Executive Officers to the extent consistent with the best interests of ACLARA and its stockholders.

The Code and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, ACLARA’s Compensation Committee believes that at the present time it is unlikely that the compensation paid to any named executive officer in a taxable year which is subject to the deduction limit will exceed $1,000,000. Therefore, ACLARA’s Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” ACLARA’s Compensation Committee intends to continue to evaluate the effects of the Code and any applicable Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the company.

April 29, 2004

COMPENSATION COMMITTEE

Thomas R. Baruch, J.D.

Andre F. Marion

ACLARA AUDIT COMMITTEE REPORT*

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of ACLARA’s financial statements. The Audit Committee was established on December 1, 1999, by resolution of the Board of Directors and operates pursuant to a written Audit Committee Charter. During 2003, the Audit Committee comprised Messrs. Baruch, Marion and Tang. All three of the current members of the Audit Committee are “independent” directors, as determined in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers regulations.

The Audit Committee has undertaken the following actions:

•	reviewed and discussed ACLARA’s audited financial statements with management;

•	discussed with PricewaterhouseCoopers LLP, ACLARA’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

•	received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the independent registered public accounting firm’s independence with them.

In addition, based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

June 22, 2004

AUDIT COMMITTEE

Thomas R. Baruch, J.D.

Andre F. Marion

Kevin C. Tang

*	This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, except to the extent that ACLARA specifically incorporates it by reference into such filing.

PERFORMANCE GRAPHIC COMPARISON†

The following graphic representation shows a comparison of total stockholder return for holder of ACLARA common stock from March 21, 2000, the date of ACLARA’s initial public offering, through December 31, 2003, compared with The Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index. This graphic comparison is presented pursuant to rules of the Securities and Exchange Commission. ACLARA believes that although total stockholder return can be an important indicator of corporate performance, ACLARA’s stock price is highly volatile and subject to a number of market-related factors other than corporate performance, such as competitors’ announcements, mergers and acquisitions in the industry, the general state of the economy and the performance of other comparable biotechnology companies.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG ACLARA, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ BIOTECHNOLOGY INDEX

The chart below shows the end-of-year performance of $100 invested on March 21, 2000, in ACLARA common stock or in an index. The chart assumes reinvestment of dividends, if any.

	3/21/00	12/31/00	12/21/01	12/31/02	12/31/03
ACLA	$100.00	$33.85	$15.78	$6.54	$11.36
Nasdaq (U.S.)	$100.00	$52.43	$41.40	$15.78	$42.87
Nasdaq Biotech Index	$100.00	$98.41	$82.47	$33.86	$65.72

*	$100 invested on March 21, 2000, in ACLARA common stock or in an index, including reinvestment of dividends.

A COPY OF THE ACLARA ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 HAS BEEN MAILED TO EACH ACLARA STOCKHOLDER OF RECORD ALONG WITH THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS AVAILABLE WITHOUT CHARGE TO ANY OTHER PERSON UPON REQUEST.

†	This Performance Graphic Comparison shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

CHAPTER FIVE—ADDITIONAL INFORMATION

LEGAL MATTERS

The validity of the shares of ViroLogic common stock offered by this document and certain legal matters with respect to the material federal income tax consequences of the transaction will be passed upon for ViroLogic by Cooley Godward LLP, San Diego, California. Certain legal matters with respect to the material federal income tax consequences of the transaction will be passed upon for ACLARA by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The financial statements and schedule of ViroLogic appearing in ViroLogic’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ACLARA incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This document incorporates the annual reports, on Forms 10-K, as amended, of ViroLogic and ACLARA, as well as other reports by reference that are not presented in or delivered with this document. Copies of the ViroLogic annual report are delivered with this joint proxy statement/prospectus to stockholders of ViroLogic, and copies of the ACLARA annual report are delivered with this joint proxy statement/prospectus to stockholders of ACLARA.

Both ViroLogic and ACLARA file reports, proxy statements and other information with the Securities and Exchange Commission. ViroLogic and ACLARA stockholders may read and copy any reports, proxy statements or other information filed by either ViroLogic or ACLARA at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding ViroLogic and ACLARA. The address of the Securities and Exchange Commission website is http://www.sec.gov.

Reports, proxy statements and other information regarding either ViroLogic or ACLARA may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows both ViroLogic and ACLARA to “incorporate by reference” information into this joint proxy statement/prospectus, which means that ViroLogic and ACLARA can disclose important information to its stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The documents incorporated by reference into this joint proxy statement/prospectus contain important information that you should read about ViroLogic and ACLARA.

The following documents, which have been filed by ViroLogic with the Securities and Exchange Commission, are incorporated by reference into this document:

1. ViroLogic’s Form 10-K Annual Report for the fiscal year ended December 31, 2003 and filed on March 26, 2004 (File No. 000-30369);

2. ViroLogic’s Form 10-K/A Annual Report for the fiscal year ended December 31, 2003 and filed on April 23, 2004 (File No. 000-30369);

3. ViroLogic’s Form 10-Q Quarterly Report for the quarter ended March 31, 2004 and filed on May 5, 2004 (File No. 000-30369);

4. ViroLogic’s Form 10-Q Quarterly Report for the quarter ended June 30, 2004 and filed on August 13, 2004 (File No. 000-30369);

5. ViroLogic’s Current Reports on Form 8-K filed on May 3, 2004 (File No. 000-30369) and June 1, 2004 (File No. 000-30369); and

6. The description of ViroLogic’s common stock set forth in the Registration Statement on Form 8-A filed with the SEC on April 17, 2000 (File No. 000-30369), including any amendments or reports filed for the purpose of updating such description.

ViroLogic also incorporates by reference into this joint proxy statement/prospectus all documents filed with the Securities and Exchange Commission by ViroLogic pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

The following documents, which have been filed by ACLARA with the Securities and Exchange Commission, are incorporated by reference into this document:

1. ACLARA’s Form 10-K Annual Report for the fiscal year ended December 31, 2003 and filed on March 15, 2004 (File No. 000-29975);

2. ACLARA’s Form 10-K/A Annual Report for the fiscal year ended December 31, 2003 and filed on April 29, 2004 (File No. 000-29975);

3. ACLARA’s Form 10-Q Quarterly Report for the quarter ended March 31, 2004 and filed on April 29, 2004 (File No. 000-29975);

4. ACLARA’s Form 10-Q Quarterly Report for the quarter ended June 30, 2004 and filed on August 9, 2004 (File No. 000-29975);

5. ACLARA’s Current Reports on Form 8-K filed on June 1, 2004 (File No. 000-29975), and June 14, 2004 (File No. 000-29975); and

6. The description of ACLARA’s common stock set forth in the Registration Statement on Form 8-A filed with the SEC on March 17, 2000 (File No. 000-29975); including any amendments or reports filed for the purpose of updating such description.

ACLARA also incorporates by reference into this joint proxy statement/prospectus all documents filed with the Securities and Exchange Commission by ACLARA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

ViroLogic has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to ViroLogic and ACLARA has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to ACLARA.

You may have previously received some of the documents incorporated by reference in this joint proxy statement/prospectus, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s internet world wide web site as described above. Documents incorporated by reference are available from either ViroLogic or ACLARA without charge, excluding all exhibits, unless ViroLogic or ACLARA has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

ViroLogic, Inc. 345 Oyster Point Blvd. South San Francisco, California 94080 (650) 635-1100 Attn: Investor Relations	ACLARA BioSciences, Inc. 1288 Pear Avenue Mountain View, California 94043 Tel: (650) 210-1200 Attn: Investor Relations

If you would like to request documents from us, please do so by October 20, 2004 in order to receive them before your annual meeting.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

ViroLogic has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to ViroLogic common stock and contingent value rights to be issued to ACLARA stockholders in the transaction. This joint proxy statement/prospectus constitutes the prospectus of ViroLogic filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying at the Securities and Exchange Commission’s offices as set forth above.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the issuance of ViroLogic common stock in connection with the transaction or the approval of the merger agreement and the transaction. ViroLogic and ACLARA have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 28, 2004. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than September 28, 2004, and neither the mailing of the joint proxy statement/prospectus to ViroLogic and ACLARA stockholders nor the issuance of ViroLogic common stock in the transaction shall create any implication to the contrary.

Information on ViroLogic’s Web Site

Information on any ViroLogic internet web site or the web site of any subsidiary of ViroLogic is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the joint proxy statement/prospectus, unless that information is also in this document or in a document that is incorporated by reference in this document.

Information on ACLARA’s Web Site

Information on any ACLARA internet web site or the web site of any subsidiary of ACLARA is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the joint proxy statement/prospectus, unless that information is also in this document or in a document that is incorporated by reference in this document.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

VIROLOGIC, INC.

APOLLO ACQUISITION SUB, INC.

APOLLO MERGER SUBSIDIARY, LLC

AND

ACLARA BIOSCIENCES, INC.

Dated as of May 28, 2004

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

INDEX OF EXHIBITS

Exhibit A	Contingent Value Rights Agreement

Exhibit B	Parent Voting Agreement

Exhibit C	Company Voting Agreement

Exhibit D	Company Affiliate Agreement

Exhibit E	Parent Tax Matters Certificate

Exhibit F	Company Tax Matters Certificate

Exhibit G	Form of Registration Rights Agreement

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of May 28, 2004 among ViroLogic, Inc., a Delaware corporation (“Parent”), Apollo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Apollo Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”) and ACLARA BioSciences, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subs and the Company intend to effect (1) a merger of Merger Sub I with and into the Company (“Merger I”) in accordance with the Delaware General Corporation Law (“Delaware Law”), and (2) immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II in accordance with the Delaware Limited Liability Company Act (the “LLC Act”) (“Merger II,” and together with Merger I, the “Transaction”). Upon consummation of the Transaction, the Company will cease to exist.

B. Parent, Merger Subs and the Company intend that Merger I and Merger II shall be treated as an integrated transaction and that the Transaction shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. The Board of Directors of Parent (i) has determined that the Transaction is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Transaction and the other transactions contemplated by this Agreement, (iii) has determined that an amendment to its Amended and Restated Certificate of Incorporation (the “Charter Amendment”) increasing the authorized number of shares of Common Stock, par value $0.001 per share, of Parent (“Parent Common Stock”) to 200,000,000 is advisable, and (iv) has approved and determined to recommend that the stockholders of Parent vote to approve (x) the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement (the “Share Issuance”) and the issuance of contingent value rights carrying the rights and restrictions set forth in Exhibit A hereto (each, a “Contingent Value Right”) and (y) the Charter Amendment.

D. The Board of Directors of the Company (i) has determined that Merger I is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, Merger I and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend that the stockholders of the Company adopt this Agreement and approve Merger I.

E. Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, the Company and certain stockholders of Parent are entering into voting agreements in substantially the form attached hereto as Exhibit B (the “Parent Voting Agreements”), Parent and certain stockholders of the Company are entering into voting agreements in substantially the form attached hereto as Exhibit C (the “Company Voting Agreements” and, collectively with the Parent Voting Agreements, the “Voting Agreements”), and Parent and certain stockholders of the Company are entering into registration rights agreements in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE TRANSACTION

1.1 The Transaction. At the Effective Time of Merger I (as defined in Section 1.2), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I (“Surviving Entity I”). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law and the LLC Act, Surviving Entity I will be merged with and into Merger Sub II, and the separate existence of Surviving Entity I shall cease. Merger Sub II shall continue as the surviving entity in Merger II (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company or Surviving Entity I in accordance with Delaware Law and the LLC Act.

1.2 Effective Time; Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, located at 3175 Hanover Street, Palo Alto, California, on the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such time and date as may be agreed to by the parties (the “Closing Date”). Subject to the provisions of this Agreement, a Certificate of Merger for Merger I, satisfying the applicable requirements of Delaware Law (the “Certificate of Merger”), shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the “Effective Time of Merger I”). Subject to the provisions of this Agreement, a Certificate of Merger for Merger II, satisfying the applicable requirements of Delaware Law and the LLC Act (the “Second Certificate of Merger”), shall be duly executed by Merger Sub II and concurrently with or as soon as practicable following the Effective Time of Merger I filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law and the LLC Act (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Second Certificate of Merger) being the “Effective Time of Merger II”).

1.3 Effect of the Transaction. The Transaction shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law and the LLC Act.

1.4 Certificate of Incorporation; Bylaws; Certificate of Organization; Limited Liability Company Operating Agreement; Directors and Officers.

(a) At the Effective Time of Merger I, the Certificate of Incorporation of Surviving Entity I shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time of Merger I, Article I of the Certificate of Incorporation of Surviving Entity I shall be amended to read as follows: “The name of the corporation is ACLARA BioSciences, Inc.”

(b) At the Effective Time of Merger I, the Bylaws of Surviving Entity I shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

(c) The directors of Surviving Entity I immediately after the Effective Time of Merger I shall be the respective individuals who are directors of Merger Sub I immediately prior to the Effective Time of Merger I. The officers of Surviving Entity I immediately after the Effective Time of Merger I shall be the respective individuals who are officers of the Company.

(d) The Certificate of Organization of the Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent and in compliance with Section 5.10 hereof.

(e) The Limited Liability Company Agreement of the Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent and in compliance with Section 5.10 hereof.

(f) The directors and officers of the Surviving Entity immediately after the Effective Time of Merger II shall be the respective individuals who are directors and officers of Surviving Entity I immediately prior to the Effective Time of Merger II.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time of Merger I, by virtue of Merger I and without any action on the part of Parent, Merger Subs, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. Except as provided in subparagraphs (c) and (i) below, each share of Common Stock, $0.001 par value per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time of Merger I, will be canceled and extinguished and automatically converted (subject to Sections 1.5(f), 1.5(g) and 1.5(h)) into the right to receive (i) one and seven-tenths (1.7) (as such may be adjusted pursuant to this Agreement, the “Exchange Ratio”) shares of Parent Common Stock (such number of shares of Parent Common Stock, the “Stock Consideration”), and (ii) a number of Contingent Value Rights equal to the Exchange Ratio (together with the Stock Consideration, the “Merger Consideration”).

(b) Subject to the terms of the relevant governing instruments as in effect on the date hereof, it is the intent of the parties that if any shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock and Contingent Value Rights issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock and Contingent Value Rights may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time of Merger II, Parent or the Surviving Entity is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock held by the Company, Merger Subs or Parent, or any direct or indirect wholly owned subsidiary of the Company or Parent, immediately prior to the Effective Time of Merger I shall be canceled and extinguished without any conversion thereof.

(d) Stock Options; Employee Stock Purchase Plan. At the Effective Time of Merger I, all options to purchase Company Common Stock then outstanding (the “Company Options”) under the Company’s 1995 Stock Plan, Amended and Restated 1997 Stock Plan and 2003 Non-Statutory Stock Option Agreement (collectively, the “Company Stock Option Plans”) shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under the Company’s 2000 Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be treated as set forth in Section 5.8 hereof.

(e) Capital Stock of Merger Sub I. Each share of Common Stock, $0.001 par value per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time of Merger I shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of Surviving Entity I. Each stock certificate of Merger Sub I evidencing ownership of any such shares shall, as of the Effective Time of Merger I, evidence ownership of such shares of Common Stock of Surviving Entity I.

(f) Adjustments to Prevent Dilution. If, between the date of this Agreement and the Effective Time of Merger I, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock the same total number and class of shares of Parent Common Stock and the same number of Contingent Value Rights and other property after the Effective Time of Merger I as such holders would have owned had the Effective Time of Merger I occurred prior to such event and such holders continued to hold such shares until after the event requiring adjustment.

(g) Cash in Lieu of Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with Merger I, and no certificates or scrip for any such fractional shares shall be issued. In lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall, upon surrender of such holder’s Certificate(s) (as defined in Section 1.6), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of one share of Parent Common Stock for the five (5) most recent days that the Parent Common Stock has traded ending on the full trading day immediately prior to the Effective Time of Merger I, as reported on the Nasdaq National Market System (“Nasdaq”).

(h) No Fractional Contingent Value Rights. No fraction of a Contingent Value Right will be issued in connection with Merger I, and no certificates or scrip for any such fractional Contingent Value Right shall be issued. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a Contingent Value Right, after aggregating all fractional Contingent Value Rights to be received by such holder (a “Fractional Contingent Value Right”), shall, upon surrender of such holder’s Certificate(s), receive from Parent one Contingent Value Right in exchange for such Fractional Contingent Value Right if the amount of such Fractional Contingent Value Right is greater than or equal to 0.50 and no consideration for such Fractional Contingent Value Right if the amount of such Fractional Contingent Value Right is less than 0.50.

(i) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock owned by stockholders who did not vote in favor of Merger I and to which appraisal rights under Section 262 of Delaware Law are available (“Dissenting Shares”) issued and outstanding immediately prior to the Effective Time of Merger I shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive an amount in cash equal to the fair market value of such Dissenting Shares as may be determined as provided in Delaware Law. Notwithstanding the foregoing, if any holder of Dissenting Shares (a “Dissenting Stockholder”) fails to make a timely demand for purchase, withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to Delaware Law, the shares of Company Common Stock held by the Dissenting Stockholder shall be deemed to be converted as of the Effective Time of Merger I into the right to receive the Merger Consideration with respect to such shares, without interest. The Company shall promptly notify Parent of any demands for purchase of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Delaware Law that are received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree or commit to do any of the foregoing.

1.6 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time of Merger I, Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) in Merger I.

(b) Parent to Provide Merger Consideration. Promptly after the Effective Time of Merger I, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a) in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.5(g), and (iii) Contingent Value Rights issuable pursuant to Sections 1.5(a) and 1.5(h) in exchange for outstanding shares of Company Common Stock. Such certificates, cash and Contingent Value Rights so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(c) Exchange Procedures. As soon as reasonably practicable, but in no event later than five business days, after the Effective Time of Merger I, the Exchange Agent will mail to each holder of record (as of the Effective Time of Merger I) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time of Merger I represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing Parent Common Stock and Contingent Value Rights. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate shall be entitled to receive in exchange therefor (i) certificates representing the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law, rule or regulation), (ii) certificates representing the number of whole Contingent Value Rights (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Sections 1.5(a) and 1.5(h), (iii) cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.5(g) and (iv) any dividends or distributions payable pursuant to Section 1.6(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates (other than Certificates representing shares to be cancelled pursuant to Section 1.5(c) or Dissenting Shares) will be deemed from and after the Effective Time of Merger I, for all corporate purposes, to evidence the right to receive the number of whole shares of Parent Common Stock issuable pursuant to Section 1.5(a), the number of whole Contingent Value Rights to which such holder is entitled pursuant to Sections 1.5(a) and 1.5(h), an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 1.5(g) and any dividends or distributions payable pursuant to Section 1.6(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time of Merger I and no payment in lieu of fractional shares pursuant to Section 1.5(g) will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable pursuant to Section 1.5, until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or any other agent designated by Parent shall deliver to the holders thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.5(g), the number of whole Contingent Value Rights issuable in exchange therefor, and the amount of any such dividends or other distributions with a record date after the Effective Time of Merger I and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of Merger I and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) Return of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date 180 days after the Effective Time of Merger I shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 1.6 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, Contingent Value Rights, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f) Transfers of Ownership. If certificates for shares of Parent Common Stock and Contingent Value Rights are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock and any Contingent Value Rights in any name other than that of the registered holders of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) Required Withholding. Each of Parent, the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent nor Parent, Surviving Entity I or the Surviving Entity, nor any other party hereto, shall be liable to a holder of shares of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or any Contingent Value Right for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Affiliate Agreements. Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) or Contingent Value Rights shall be issued in exchange for any Certificate to any Person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.13 of this Agreement.

1.7 Closing of the Company’s Transfer Books. At the Effective Time of Merger I: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time of Merger I. If, after the Effective Time of Merger I, a valid certificate previously representing any shares of Company Common Stock is presented to the Exchange Agent (as defined in Section 1.6) or to Surviving Entity I, the Surviving Entity or Parent, such certificate shall be canceled and shall be exchanged as provided in Section 1.6.

1.8 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.5(a), such Contingent Value Rights to which such holder is entitled pursuant to Sections 1.5(a) and 1.5(h), cash for fractional shares, if any, as may be required pursuant to Section 1.5(g) and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9 Effect on Membership Interests. By virtue of Merger II and without any further action on the part of Parent, Merger Sub II or Surviving Entity I, (i) each membership interest of Merger Sub II then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one membership interest of the Surviving Entity and (ii) each share of common stock of Surviving Entity I then outstanding shall be converted into one membership interest of the Surviving Entity.

1.10 Tax Consequences. For federal income tax purposes, it is intended by the parties hereto that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations promulgated under the Code (the “Treasury Regulations”).

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time of Merger II, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Company and Merger Subs will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subs, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Company to Parent, dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of the Company contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on the Company.

(b) The Company does not have and has never had any subsidiaries. In the event the Company does (or did) have subsidiaries, references in this Article II to “Company” shall be deemed to include any such subsidiaries.

(c) The Company has delivered or made available to Parent a true and correct copy of its Certificate of Incorporation and Bylaws each as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

2.2 Company Capital Structure. The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 15,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on May 25, 2004, 36,205,513 shares of Company Common Stock were issued and outstanding. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. As of May 25, 2004, an aggregate of 7,066,389 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Option Plans, under which options to purchase 4,050,984 shares were outstanding, and 244,871 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Purchase Plan. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding except for rights issuable pursuant to the Company Rights Plan (as defined in Section 2.22) or any other right issued in substitution thereof (the “Company Rights”). Under the Company Rights Plan, until the distribution date, (i) the Company Rights will be evidenced by the certificates for Company Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be certificates for the Company Rights (the “Company Rights Certificates”) and not by separate certificates and (ii) the right to receive Company Rights Certificates will be transferable only in connection with the transfer of Company Common Stock. All of the outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

Section 2.2 of the Company Disclosure Letter sets forth for each outstanding Company Option as of the date hereof, (i) the name and location of the holder of such Company Option, (ii) the Company Stock Option Plan pursuant to which such option was issued, (iii) the number of shares of Company Common Stock issuable upon the exercise of such Company Option, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule for such Company Option, (vii) whether such Company Option qualifies as an incentive stock option as defined in Section 422 of the Code and (viii) the date on which such Company Option expires.

2.3 Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 2.2, and other than the rights to purchase shares of Company Common Stock pursuant to offer letters for prospective employees of the Company in the ordinary course of business and consistent with past practice set forth in Section 2.3 of the Company Disclosure Letter, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except for the Company Voting Agreements, there are no registration rights and, to the Knowledge of the Company there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of the Company. The Transaction and the other transactions contemplated hereby will not cause any adjustment pursuant to any antidilution provisions in any outstanding equity securities of the Company.

2.4 Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement and the approval of Merger I by the Company’s stockholders as contemplated in Section 5.2 (the “Company Stockholder Approval”) and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree (each a “Legal Requirement”) applicable to the Company by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of the Company or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, including any leased real property, or assets of the Company pursuant to, any Company Contract (as defined in Section 2.14). The Company Disclosure Letter lists all consents, waivers and approvals under any of the Company’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a Material Adverse Effect on the Company or the Surviving Entity or have a material adverse effect on the ability of the parties to consummate the Transaction.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the Securities and Exchange Commission (“SEC”) of the Joint Proxy Statement/Prospectus (as defined in Section 2.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Form S-4 Registration Statement (the “Registration Statement”) to be filed by Parent in accordance with the Securities Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the receipt, termination or expiration, as applicable, of approval or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (iv) any filing required under the rules and regulations of Nasdaq, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Transaction. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents”.

2.5 SEC Filings; Company Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2001, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports” and all Company SEC Reports filed prior to the date hereof are referred to herein as the “Filed Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto at the time of filing, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC) and (iii) fairly presented the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2003 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, the Company does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company except liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

(c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as disclosed in the Filed Company SEC Reports and except for the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been any Material Adverse Effect on the Company, and, from such date to the date hereof there has not been (i) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company’s capital stock; (iii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, or (iv) any split, combination or reclassification of any of the Company’s capital stock.

2.7 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. The Company has paid all Taxes that are shown to be due and payable on such Returns, except for such Taxes which are being contested in good faith and for which it has provided adequate reserves. True and correct copies of all such Returns for the four fiscal years prior to the date of this Agreement have been provided or made available to Parent.

(ii) The Company has withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld, except such Taxes that are not material to the Company.

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against the Company (except for such Taxes which are being contested in good faith and for which it has provided adequate reserves), nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iv) No audit or other examination of any material Return of the Company by any Tax authority is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(v) The Company did not have, as of December 31, 2003, any liability for any material unpaid Taxes that has not been accrued for or reserved against on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise. Since December 31, 2003, the Company has not incurred any liability for any material Taxes other than in the ordinary course of business.

(vi) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount in excess of $250,000 that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii) The Company has not filed any consent agreement under former Section 341(f) of the Code or agreed to have former Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in former Section 341(f)(4) of the Code) owned by the Company.

(viii) The Company (a) is not party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement, (b) has not ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (c) has no liability for the Taxes of any other person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction.

(x) The Company (1) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (2) does not own a single member limited liability company which is treated as a disregarded entity, (3) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (4) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), (5) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (6) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the period beginning 5 years before the Effective Time of Merger I. Parent will not be required to withhold tax with respect to the Merger Consideration by reason of Section 1445 of the Code.

2.8 Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, reexamined patents and other such applications or patents claiming the benefit of the filing date of any such application or patent (“Patents”); (ii) all inventions and discoveries (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, trade secrets, proprietary information (including business and financial information and data), know how, technology, technical data and customer and supplier lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, product names and slogans, trade dress, trademarks and service marks, including any common law rights in any of the foregoing and applications for registration for any of the foregoing, and all goodwill associated therewith throughout the world (“Trademarks”); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) any similar or equivalent rights to any of the foregoing anywhere in the world; (ix) rights in domain names; and (x) any other proprietary or intellectual property rights relating to any of the foregoing anywhere in the world.

“Company Owned Intellectual Property” shall mean any Intellectual Property that is owned by the Company.

“Company Licensed Intellectual Property” shall mean any Intellectual Property that is licensed to the Company, other than software which (i) is licensed pursuant to inbound “shrink-wrap” licenses and similar publicly available commercial binary code end-user licenses, and (ii) has not been misused, modified or otherwise used in violation of such licenses.

“Company Intellectual Property” shall mean Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as it may be amended from time to time.

“USPTO” means United States Patent and Trademark Office.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(a) Except with respect to Company Registered Intellectual Property that the Company intentionally abandoned and/or is no longer needed, used by or intended to be used by the Company, Section 2.8(a) of the Company Disclosure Letter lists all Company Registered Intellectual Property.

(b) No Company Owned Intellectual Property, and to the Knowledge of the Company, no Company Licensed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, contract,

license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Company Intellectual Property, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

(c) Except with respect to Company Registered Intellectual Property that the Company intentionally abandoned and/or is no longer needed, used by or intended to be used by the Company as set forth in Section 2.8(c) of the Company Disclosure Letter, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, and the Company has no reason to believe that any material item of Company Registered Intellectual Property is not valid and subsisting. Section 2.8(c) of the Company Disclosure Letter lists any proceedings or actions (except for actions taken in the normal course with respect to the prosecution of, or application for, Company Registered Intellectual Property) before any court, tribunal (including USPTO) or equivalent authority anywhere in the world related to Company Registered Intellectual Property.

(d) Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses, Section 2.8(d) of the Company Disclosure Letter lists all material contracts, licenses and agreements to which the Company is a party (i) with respect to any Company Intellectual Property licensed or transferred to any other Person, or placed into escrow with any other Person; or (ii) pursuant to which another Person has licensed or transferred any material Intellectual Property to the Company.

(e) The Company owns and has good and exclusive title to, or has licensed (sufficient for the conduct of its business as currently conducted and as presently proposed to be conducted), each material item of Company Intellectual Property free and clear of any Lien (excluding licenses and related restrictions and any Lien for current taxes not yet due and payable; provided, however, that claims of infringement or misappropriation of Company Intellectual Property shall not be deemed Liens (as defined in Section 8.3(e) for the purpose of this Section 2.8(e)).

(f) Except with respect to Company Intellectual Property licensed to other Persons as provided for in Section 2.8(d) and except with respect to Company Licensed Intellectual Property, no other Person owns or has any rights to use any of Company Intellectual Property.

(g) To the extent that any material Company Intellectual Property has been developed or created by another Person (including an employee or contractor of the Company, or any other Person) for the Company, the Company has a written agreement with such other Person with respect thereto and pursuant to which the Company either (i) has obtained ownership of, and is the exclusive owner of all of such Person’s rights in such Intellectual Property, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such Person’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, except in each case, with respect to Company Intellectual Property that is no longer needed, used by or intended to be used by the Company in the conduct of its business as currently conducted and as presently proposed to be conducted. No former or current director, officer, employee or independent contractor of the Company has any right to receive royalty payments or license fees from the Company with respect to Company Intellectual Property.

(h) The Company has not transferred ownership of, or granted any exclusive license (or option for an exclusive license or right of first refusal for an exclusive license) with respect to, any Intellectual Property that is material Company Intellectual Property owned by the Company, to another Person or has permitted rights in material Company Intellectual Property owned by the Company to lapse or enter the public domain (except to the extent that the Company intentionally permitted such rights to lapse or become public and/or is no longer used by or intended to be used by the Company).

(i) All material contracts, licenses and agreements relating to Company Intellectual Property and to which the Company is party (including those listed in Section 2.8(d) of the Company Disclosure Letter) are in full force and effect (the “Company Material IP Agreements”). Except as set forth in Section 2.8(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification or automatic cancellation of the Company Material IP Agreements nor give the other party thereto the right to terminate such agreements, nor will the consummation of the transactions contemplated by this Agreement result in the release from any escrow of any Company Owned Intellectual Property. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists that has resulted in, or could reasonably be expected to result in, the release from any escrow of any Company Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not restrict the Surviving Entity’s right to exercise all of the Company’s rights under such Company Material IP Agreements (i) to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred, and (ii) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. Except as set forth in Section 2.8(i) of the Company Disclosure Letter, under the terms of the Company Contracts and other obligations of the Company, neither this Agreement nor the transactions contemplated by this Agreement will result in (x) any of Parent or its subsidiaries, including Merger Subs, granting to another Person any right to or with respect to any material Intellectual Property right owned by, or licensed to, any of them, (y) any of Parent or its subsidiaries, including Merger Subs, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (z) any of Parent or its subsidiaries, including Merger Subs, being obligated to pay any royalties or other material amounts to another Person in excess of those payable by Parent or any of its subsidiaries, including Merger Subs, respectively, before the Closing.

(j) To the Knowledge of the Company, and except as set forth in Section 2.8(j) of the Company Disclosure Letter, the operation of the business of the Company as such business currently is conducted, including the design, development, manufacture, marketing and sale of the products or services of the Company (including products currently under development) has not, does not and, to the Knowledge of the Company, will not infringe or misappropriate the Intellectual Property of another Person or, to the Knowledge of the Company, constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 2.8(j) of the Company’s Disclosure Letter, to the Knowledge of the Company no other Person has infringed upon or misappropriated any Company Intellectual Property.

(k) Except as set forth in Section 2.8(k) of the Company Disclosure Letter, the Company has not received notice from any Person that the operation of the business of the Company (as further described in Section 2.8(j) above) or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of another Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

(l) The Company has taken reasonable steps to protect the Company’s rights in the Company’s confidential information and trade secrets (except to the extent intentionally not protected because such confidential information or trade secrets are no longer used by or needed for or intended to be used by the Company) or any trade secrets or confidential information of other Persons provided to the Company (to the extent subject to confidentiality restrictions). Without limiting the foregoing, the Company (x) has and enforces a policy requiring each employee to execute a proprietary information/confidentiality and invention assignment agreement substantially in the forms provided to Parent and all current and former employees of the Company have executed such an agreement; and (y) has and enforces a policy requiring each contractor or other Person that receives the Company’s confidential information and/or trade secrets from the Company to execute a proprietary information/confidentiality agreement substantially in the forms provided to Parent and all current and former contractors and other Persons that have received the Company’s material confidential information and/or trade secrets have executed such an agreement, or something comparable thereto and incorporated into a broader agreement to the extent such confidential information and/or trade secrets were disclosed pursuant to a broader agreement. All Company Owned Intellectual Property used in or necessary to the conduct of the Company’s businesses as presently conducted or currently contemplated to be conducted by the Company, was written and created solely by either (i) employees of the Company acting within the scope of their employment and is owned by the Company, or (ii) by other Persons who have either validly and irrevocably assigned all of their rights, including applicable Intellectual Property rights therein, to the Company, or granted the Company a license to all such rights, including applicable Intellectual Property rights therein, sufficient for the conduct of the Company’s business as currently conducted and as presently proposed to be conducted, except where the failure to assign or grant such rights would not reasonably be expected to have a Material Adverse Effect, and no other Person owns any Company Owned Intellectual Property.

(m) With respect to privacy laws applicable to data held by the Company or to which it has access (including, without limitation, HIPAA), and with respect to privacy and security agreements and contractual commitments by which the Company is bound (collectively, the “Company Privacy Commitments”), (i) the Company is in full compliance with all applicable Company Privacy Commitments; (ii) the transactions contemplated by this Agreement will not violate any Company Privacy Commitments; (iii) the Company has not received inquiries from the Food and Drug Administration or any other federal or state governmental agencies regarding the Company Privacy Commitments; (iv) the Company has not received any written complaints from another Person (including any individual) regarding the Company Privacy Commitments, or compliance with the Company Privacy Commitments; (v) the Company Privacy Commitments have not been rejected by any applicable certification organization which has reviewed such Company Privacy Commitments or to which any such Company Privacy Commitment has been submitted, and (vi) the Company has not experienced the cancellation, termination or revocation of any privacy or security certification issued on any Company Privacy Commitments.

(n) The Company has in its possession or control correct and complete copies of all documents (including without limitation patents, registration certificates, renewal certificates, applications, prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of Company Registered Intellectual Property identified in Section 2.8(a) of the Company Disclosure Letter. The Company has made available to Parent correct and complete copies of all of the documents described in this subsection.

2.9 Compliance; Permits; Restrictions.

(a) Neither the Company nor the conduct of its business is, in any material respect, in conflict with, or in default or violation of, any Legal Requirement applicable to the Company or by which its business or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, threatened against the Company, nor has any Governmental Entity indicated to the Company an intention to conduct the same. No applicable Legal Requirement has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted or presently proposed to be conducted.

(b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to, the operation of the business of the Company, including, without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “Company Permits”). All of the Company Permits are valid and in full force and effect, and the Company is in compliance in all material respects with the terms of the Company Permits.

(c) Company is in compliance with all Health Care Laws material to the operation of its business as now being conducted except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Company. For the purposes of this agreement, “Health Care Laws” means (i) all federal and state fraud and abuse laws, including, without limitation the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the federal Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), and the regulations promulgated pursuant to such statutes; (ii) the federal Food Drug and Cosmetic Act; (iii) the Clinical Laboratory Improvement Amendments (42 U.S.C. §263a) and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) HIPAA, and (vii) quality, safety, pricing and accreditation standards and requirements of all applicable federal and state laws or regulatory bodies.

2.10 Litigation. There is no suit, action, judgment, proceeding, claim, arbitration, investigation, or audit (each an “Action”) pending or, to the Knowledge of the Company, threatened, against or affecting (whether pursuant to an indemnification obligation of the Company or otherwise) the Company or any property or asset of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. The Company is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or finding.

2.11 Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers Inc. (“Lehman Brothers”) pursuant to an engagement letter dated January 28, 2004, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 Employee Benefit Plans.

(a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether written or oral and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active employee, former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with the Company within the meaning of Section 414 of the Code (for purposes of Section 2.12 and Section 3.12, an “Affiliate”), or with respect to which the Company has or may in the future have liability, are referred to herein as the “Company Plans.” Section 2.12(a) of the Company Disclosure Letter contains a complete and accurate list of each of the Company Plans. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Company Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all Internal Revenue Service (the “IRS”) determination, opinion, notification and advisory letters relating to any Company Plan; (v) all material correspondence to or from any governmental agency relating to any Company Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Company Plan, if applicable, for the most recent three (3) plan years; and (viii) if the Company Plan is funded, the most recent periodic accounting of the Company Plan assets.

(b) Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Company Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or Department of Labor (the “DOL”) with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued. Section 2.12(b) of the Company Disclosure Letter includes a listing of the accrued vacation liability of the Company as of April 30, 2004. Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either (x) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or (y) has both a timely pending application for such a letter (or a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to make such an application) and also sufficient remaining time to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the Company Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation. The Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses or the issuance of Company Common Stock upon exercise of previously granted Company Options).

(c) Neither the Company, nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has the Company contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)A of ERISA. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. Neither the Company, nor any officer or director of the Company is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Plan.

(d) Neither the Company, nor any of its Affiliates has, before the Effective Time of Merger I and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”), the requirements of the Family Medical Leave Act of 1993, as amended, HIPAA, or any similar provisions of state law applicable to Company employees. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and the Company has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. Except as specifically set forth in Section 2.12(d) of the Company Disclosure Letter, no Company Plan provides health benefits that are not fully insured through an insurance contract.

(e) There are no outstanding offers of employment or consulting proposals pursuant to which, if accepted, the Company would be required to hire any employee or engage any consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of the Company, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three (3) years, and the Company considers its relationships with its employees to be good. The Company (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of, or consultant to, the Company under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(b)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results in any payment or benefit which will be or may be characterized as a “parachute payment,” within the meaning of Code Section 280G(b)(2) (a “Company Potential 280G Event”), Section 2.12(g) of the Company Disclosure Letter shall list all persons who the Company reasonably believes are, with respect to the Company “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. In the event the transactions contemplated hereby may constitute a Company Potential 280G Event, the Company has provided to Parent a reasonable estimate of the “base amount” within the meaning of Section 280G(b)(3) of the Code for each disqualified person and a reasonable estimate of the “parachute payment” for each disqualified person in sufficient detail as is reasonably necessary for Parent to understand the basis for the estimates. Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected date of the Closing, the Company shall, as and to the extent necessary, deliver to Parent a revised Schedule 2.12(g) which sets forth any additional information which the Company reasonably believes would affect the determination of the persons who are, with respect to the Company, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as of the date of each such revised Schedule 2.12(g).

(h) Each Company Plan that has been adopted or maintained by the Company or its affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 2.12(h) of the Company Disclosure Letter.

(i) To the Knowledge of the Company, from January 1, 2004 through and including the date of this Agreement, none of the employees listed on Schedule 2.12(i) (each a “Specified Employee”) (i) has expressly stated to an executive officer of the Company or member of the Company’s Board of Directors that he or she intends to terminate his or her employment with the Company, (ii) has received an offer of employment from a third party, or (iii) has expressly stated to an executive officer of the Company or member of the Company’s Board of Directors that he or she is planning to work less than full time at the Company within the 12 month period after Closing. As of the date hereof, the Company does not intend to terminate the employment of any Specified Employee.

2.13 Environmental Matters.

(a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to the Company (in any individual case or in the aggregate), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of the Company, or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to the Company (in any individual case or in the aggregate), (i) the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) the Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner that would be likely to result in material liability to the Company.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to the Company.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.

2.14 Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which the Company is a party or is bound are referred to herein as the “Company Contracts:”

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company’s Board of Directors, other than those that are terminable by the Company on no more than thirty (30) days’ notice without liability or financial obligation to the Company;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of assets in excess of $100,000 not in the ordinary course of business or pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

(f) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which the Company has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company;

(g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Company products or service except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

(h) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to the Company;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j) any settlement agreement entered into within five (5) years prior to the date of this Agreement;

(k) any other agreement, contract or commitment (i) in connection with or pursuant to which the Company will spend or receive (or is expected to spend or receive), in the aggregate, more than $100,000 during the current fiscal year or during the next fiscal year, or (ii) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); and

(l) Company Material IP Agreements.

Neither the Company nor to the Company’s Knowledge any other party to a Company Contract, is in material breach, violation or default under, and the Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Complete and accurate copies of all Company Contracts (including all amendments thereto) have been made available to the Parent prior to the date hereof.

2.15 Company Properties. The Company does not own any real property. The Company has good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets necessary for the conduct of its business as currently conducted, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which the Company leases from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of the Company or to the Company’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of the Company except such as may be under construction as set forth in Section 2.15 of the Company Disclosure Letter, are in good operating condition and repair, in all material respects.

2.16 Insurance. Copies of all material insurance policies maintained by the Company, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to Parent.

2.17 Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the joint proxy statement/prospectus to be sent to the stockholders of the Company and stockholders of Parent in connection with the meeting of the Company’s stockholders to consider the approval and adoption of this Agreement and approval of Merger I (the “Company Stockholders’ Meeting”) and in connection with the meeting of Parent’s stockholders to consider the approval of the Share Issuance pursuant to the terms of Merger I (the “Parent Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company’s stockholders and Parent’s stockholders, at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time of Merger I, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by Parent or Merger Subs that is, will be, or is required to be, contained in any of the foregoing documents.

2.18 Board Approval. The Board of Directors of the Company (i) has determined that Merger I is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, Merger I and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend adoption of this Agreement and the approval of Merger I by the stockholders of the Company (collectively, the “Company Board Recommendation”). The Company Board Recommendation has been neither rescinded nor revoked, other than as may be permitted after the date hereof under Section 5.3(d).

2.19 Opinion of Financial Advisors. The Board of Directors of the Company has received an opinion from Lehman Brothers, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a signed copy of which opinion will be delivered to Parent solely for informational purposes as promptly as practicable after receipt thereof by the Company.

2.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

2.21 State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of Delaware Law) as a result of the execution of this Agreement and consummation of the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Transaction, this Agreement, the Company Voting Agreements or the transactions contemplated hereby and thereby.

2.22 Company Rights Plan. None of Parent or any of its affiliates shall become an “Acquiring Person” and no “Distribution Date” or “Shares Acquisition Date” (as such terms are defined in the Company Rights Plan) will occur under the terms of the Rights Agreement adopted by the Company on March 16, 2001 (the “Company Rights Plan”) as a result of the approval, execution or delivery of this Agreement, the Company Voting Agreements or the consummation of the transactions contemplated hereby and thereby.

2.23 Foreign Corrupt Practices Act. Neither the Company nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of the Company has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBS

Parent and Merger Subs represent and warrant to the Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to the Company, dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Merger Subs contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure is readily apparent on its face to be applicable to such other representations or warranties, as follows:

3.1 Organization of Parent.

(a) Parent and each of its corporate subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Material Adverse Effect (as defined in Section 8.3) on Parent.

(b) Parent has delivered to the Company a true and complete list of all of Parent’s subsidiaries, indicating the jurisdiction of incorporation or formation of each subsidiary and Parent’s equity interest therein.

(c) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.2 Parent Capital Structure. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the close of business on May 25, 2004, 53,428,439 shares of Parent Common Stock were issued and outstanding. As of May 25, 2004, 274 shares of Parent’s Series A Preferred Stock were issued or outstanding. As of May 25, 2004, (i) an aggregate of 6,200,000 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 2000 Equity Incentive Plan (the “Parent Stock Option Plan”), under which options to purchase 5,562,876 shares were outstanding and 66,401 shares remained available for future grants, (ii) 500,000 shares of Parent Common Stock were reserved and available for issuance pursuant to a stock option grant made to Parent’s Chief Executive Officer outside of the Parent Stock Option Plan, (iii) 208,380 shares of Parent Common Stock were reserved and available for issuance pursuant to Parent’s 2000 Employee Stock Purchase Plan (the “Parent Purchase Plan”), (iv) 4,546,721 shares of Parent Common Stock were reserved and available for issuance pursuant to the conversion of or payments of dividends pursuant to the outstanding shares of Parent’s Series A Preferred Stock in accordance with the terms and conditions of the Series A Preferred Stock, and (v) 12,505,747 shares of Parent Common Stock were reserved and available for issuance pursuant to outstanding warrants. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All of the outstanding shares of Parent’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

Section 3.2 of the Parent Disclosure Letter sets forth for each outstanding option to purchase shares of Parent Common Stock (each a “Parent Option”) as of the date hereof, (i) the name and location of the holder of such Parent Option, (ii) the Parent Stock Option Plan pursuant to which such option was issued, (iii) the number of shares of Parent Common Stock issuable upon the exercise of such Parent Option, (iv) the exercise price of such Parent Option, (v) the date on which such Parent Option was granted, (vi) the applicable vesting schedule for such Parent Option, (vii) whether such Parent Option qualifies as an incentive stock option as defined in Section 422 of the Code, and (viii) the date on which such Parent Option expires.

3.3 Obligations With Respect to Capital Stock. As of the date hereof, except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. As of the date hereof, except as set forth in Section 3.2, and other than the rights to purchase shares of Parent Company Stock pursuant to offer letters for prospective employees of Parent in the ordinary course of business and consistent with past practice set forth in Section 3.3 of the Parent Disclosure Letter, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. Except for the Parent Voting Agreements, there are no registration rights and, to the Knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Parent or with respect to the registration or voting of any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. The Transaction and the other transactions contemplated hereby will not cause any adjustment pursuant to any antidilution provisions in any outstanding equity securities of the Parent.

3.4 Authority; No Conflicts.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs, subject only to the approval of the Share Issuance and the Charter Amendment by Parent’s stockholders as contemplated in Section 5.2 (the “Parent Stockholder Approval”) and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company constitutes the valid and binding obligations of Parent and Merger Subs, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any Legal Requirement applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of Parent or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, including any leased real property, or assets of Parent or any of its subsidiaries pursuant to, any Parent Contract (as defined in Section 3.14). The Parent Disclosure Letter lists all consents, waivers and approvals under any of Parent’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if not obtained, would have a Material Adverse Effect on Parent or the Surviving Entity or have a material adverse effect on the ability of the parties to consummate the Transaction.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or the Company or have a material adverse effect on the ability of the parties to consummate the Transaction.

3.5 SEC Filings; Parent Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2001, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports” and all Parent SEC Reports filed prior to the date hereof are referred to herein as the “Filed Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto at the time of filing, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC) and (iii) fairly presented the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in the Parent SEC Reports as of December 31, 2003 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of

Parent and its subsidiaries taken as a whole, except liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as disclosed in the Filed Parent SEC Reports and except for the transactions contemplated hereby, Parent has conducted its business only in the ordinary course consistent with past practice and there has not been any Material Adverse Effect on Parent, and, from such date to the date hereof there has not been: (i) any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or the rules and regulations promulgated by the SEC, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent’s capital stock, (iii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, or (iv) any split, combination or reclassification of any of Parent’s capital stock.

3.7 Taxes.

(a) Parent and each of its subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Parent and each of its subsidiaries have paid all Taxes that are shown to be due and payable on such Returns, except for such Taxes which are being contested in good faith and for which they have provided adequate reserves. True and correct copies of all such Returns for the four fiscal years prior to the date of this Agreement have been provided or made available to the Company.

(b) Parent and each of its subsidiaries have withheld with respect to its employees (and timely paid over to the appropriate Taxing authority) all federal and state income taxes, Taxes pursuant to the FICA and FUTA, and other Taxes required to be withheld, except such Taxes that are not material to Parent.

(c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or adjustment outstanding, proposed or assessed against Parent or any of its subsidiaries (except for such Taxes which are being contested in good faith and for which it has provided adequate reserves), nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(d) No audit or other examination of any material Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

(e) Neither Parent nor any of its subsidiaries had, as of December 31, 2003, any liability for any material unpaid Taxes that has not been accrued for or reserved against on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise. Since December 31, 2003, neither Parent nor any of its subsidiaries has incurred any liability for any material Taxes other than in the ordinary course of business.

(f) There is no contract, agreement, plan or arrangement to which Parent or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount in excess of $250,000 that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(g) Neither Parent nor any of its subsidiaries has filed any consent agreement under former Section 341(f) of the Code or agreed to have former Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in former Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

(h) Neither Parent nor any of its subsidiaries (i) is party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement (ii) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (iii) has any liability for the Taxes of any person (other than Parent or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither Parent nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction.

(j) Parent (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company (other than Merger Sub II) which is treated as a disregarded entity, (iii) is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law), (v) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code and (vi) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the period beginning 5 years before the Effective Time of Merger I.

3.8 Parent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Parent Owned Intellectual Property” shall mean any Intellectual Property that is owned by Parent or any of its subsidiaries.

“Parent Licensed Intellectual Property” shall mean any Intellectual Property that is licensed to the Parent or any of its subsidiaries, other than software which (i) is licensed pursuant to inbound “shrink-wrap” licenses and similar publicly available commercial binary code end-user licenses, and (ii) has not been misused, modified or otherwise used in violation of such licenses.

“Parent Intellectual Property” shall mean Parent Owned Intellectual Property and Parent Licensed Intellectual Property.

“Parent Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its subsidiaries.

(a) Except with respect to Parent Registered Intellectual Property that Parent intentionally abandoned and/or is no longer needed, used by or intended to be used by Parent, Section 3.8(a) of the Parent Disclosure Letter lists all Parent Registered Intellectual Property.

(b) No Parent Owned Intellectual Property, and to the Knowledge of the Parent, no Parent Licensed Intellectual Property, is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Parent or any of its subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Parent Intellectual Property, in each case in a manner that would reasonably be expected to have a Material Adverse Effect.

(c) Except with respect to Parent Registered Intellectual Property that Parent intentionally abandoned and/or is no longer needed, used by or intended to be used by Parent as set forth in Section 3.8(c) of the Parent Disclosure Letter, all necessary registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Intellectual Property, and the Parent has no reason to believe that any material item of Parent Registered Intellectual Property is not valid and subsisting. Section 3.8(c) of the Parent Disclosure Letter lists any proceedings or actions (except for actions taken in the normal course with respect to the prosecution of, or application for, Parent Registered Intellectual Property) before any court, tribunal (including the USPTO) or equivalent authority anywhere in the world related to Parent Registered Intellectual Property.

(d) Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses, Section 3.8(d) of the Parent Disclosure Letter lists all material contracts, licenses and agreements to which Parent and any of its subsidiaries is a party (i) with respect to any Parent Intellectual Property licensed or transferred to another Person, or placed into escrow with another Person; or (ii) pursuant to which another Person has licensed or transferred any material Intellectual Property to Parent or any of its subsidiaries.

(e) Parent owns and has good and exclusive title to, or has licensed (sufficient for the conduct of its business as currently conducted and as presently proposed to be conducted), each material item of Parent Intellectual Property free and clear of any Lien (excluding licenses and related restrictions and any Lien for current taxes not yet due and payable; provided, however, that claims of infringement or misappropriation of Parent Intellectual Property shall not be deemed Liens for the purpose of this Section 3.8(e)).

(f) Except with respect to Parent Intellectual Property licensed to other Persons as provided for in Section 2.8(d) and except with respect to Parent Licensed Intellectual Property, no other Person owns or has any rights to use any of Parent Intellectual Property.

(g) To the extent that any material Parent Intellectual Property has been developed or created by another Person (including an employee or contractor of the Parent, or by any other Person) for the Parent or any of its subsidiaries, Parent has a written agreement with such other Person with respect thereto and pursuant to which Parent either (i) has obtained ownership of, and is the exclusive owner of all of such Person’s rights in such Intellectual Property, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such Person’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, except in each case, with respect to Parent Intellectual Property that is no longer needed, used by or intended to be used by the Parent in the conduct of its business as currently conducted and as presently proposed to be conducted. No former or current director, officer, employee or independent contractor of the Parent has any right to receive royalty payments or license fees from the Parent with respect to Parent Intellectual Property.

(h) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any exclusive license (or option for an exclusive license or right of first refusal for an exclusive license) with respect to, any Intellectual Property that is material Parent Intellectual Property owned by Parent or any of its subsidiaries, to another Person or has permitted rights in material Parent Intellectual Property owned by Parent to lapse or enter the public domain (except to the extent that Parent intentionally permitted such rights to lapse or become public and/or is no longer used by or intended to be used by Parent or its subsidiaries).

(i) All material contracts, licenses and agreements relating to Parent Intellectual Property and to which Parent is a party (including those listed in Section 3.8(d) of the Parent Disclosure Letter) are in full force and effect (“Parent Material IP Agreements”). Except as set forth in Section 3.8(i) of the Parent Disclosure Letter, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification or automatic cancellation of the Parent Material IP Agreements nor give the other party thereto the right to terminate such agreements, nor will the consummation of the transactions contemplated by this Agreement result in the release from any escrow of any Parent Owned Intellectual Property. To the Knowledge of Parent, no event has occurred, and no circumstance or condition exists that has resulted in, or could reasonably be expected to result in, the release from any escrow of any Parent Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not restrict the Parent’s and each of its subsidiaries’ rights to exercise their respective rights under such Parent Material IP Agreements (i) to the same extent Parent and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred, and (ii) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Parent or its subsidiaries would otherwise be required to pay. Except as set forth in Section 2.8(i) of the Parent Disclosure Letter, under the terms of the Parent Contracts and other obligations of Parent, neither this Agreement nor the transactions contemplated by this Agreement will result in (x) any of Parent or its subsidiaries, including Merger Subs, granting to another Person any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (y) any of Parent or its subsidiaries, including Merger Subs, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (z) any of Parent or its subsidiaries, including Merger Subs, being obligated to pay any royalties or other material amounts to another Person in excess of those payable by Parent or any of its subsidiaries, including Merger Subs, respectively, before the Closing.

(j) To the Knowledge of Parent, and except as set forth in Section 3.8(j) of the Parent Disclosure Letter, the operation of the business of Parent and its subsidiaries as such business currently is conducted, including the design, development, manufacture, marketing and sale of the products or services of Parent and its subsidiaries (including products currently under development) has not, does not and to the Knowledge of the Parent, will not infringe or misappropriate the Intellectual Property of another Person or, to the Knowledge of Parent, constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 3.8(j) of the Parent’s Disclosure Letter, to the Knowledge of the Parent and its subsidiaries, no other Person has infringed upon or misappropriated any Parent Intellectual Property.

(k) Except as set forth in Section 3.8(k) of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries has received notice from any Person that the operation of the business of Parent (as further described in Section 3.8(j) above) or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes or misappropriates the Intellectual Property of another Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in a manner that would reasonably be expected to have a Material Adverse Effect.

(l) Parent and each of its subsidiaries has taken reasonable steps to protect Parent’s and its subsidiaries’ rights in Parent’s and its subsidiaries’ confidential information and trade secrets (except to the extent intentionally not protected because such confidential information or trade secrets are no longer used by or intended to be used by or needed for the Parent or its subsidiaries) or any trade secrets or confidential information of other Persons provided to Parent or any of its subsidiaries (to the extent subject to confidentiality restrictions). Without limiting the foregoing, each of Parent and its subsidiaries (x) has and enforces a policy requiring each employee to execute a proprietary information/confidentiality and invention assignment agreement substantially in the forms provided to the Company and all current and former employees of Parent and any of its subsidiaries have executed such an agreement; and (y) has and enforces a policy requiring each contractor or other Person that receives Parent’s or its subsidiaries’ confidential information and/or trade secrets from Parent or its subsidiaries, to execute a proprietary information/confidentiality agreement substantially in the forms provided to the Company and all current and former contractors and other Persons that have received Parent’s or its subsidiaries’ material confidential information and/or trade secrets have executed such an agreement, or something comparable thereto and incorporated into a broader agreement to the extent such confidential information and/or trade secrets were disclosed pursuant to a broader agreement. All Parent Owned Intellectual Property used in or necessary to the conduct of Parent’s and each of its subsidiaries’ businesses as presently conducted or currently contemplated to be conducted by Parent and its subsidiaries, was written and created solely by either (i) employees of Parent or its subsidiaries acting within the scope of their employment and is owned by Parent, or (ii) by other Persons who have either validly and irrevocably assigned all of their rights, including applicable Intellectual Property rights therein, to Parent or its subsidiaries, or granted Parent a license to all such rights, including applicable Intellectual Property rights therein, sufficient for the conduct of Parent’s business as currently conducted and as presently proposed to be conducted except where the failure to assign or grant such rights would not reasonably be expected to have a Material Adverse Effect, and no other Person owns any Parent Owned Intellectual Property.

(m) With respect to privacy laws applicable to data held by the Parent or any of its subsidiaries or to which any of them have access (including, without limitation, HIPAA), and with respect to privacy and security agreements and contractual commitments by which the Parent or any of the subsidiaries are bound (collectively, the “Parent Privacy Commitments”), (i) the Parent and its subsidiaries are in full compliance with all applicable Parent Privacy Commitments; (ii) the transactions contemplated by this Agreement will not violate any Parent Privacy Commitments; (iii) the Parent has not received inquiries from the Food and Drug Administration or any other federal or state governmental agencies regarding the Parent Privacy Commitments; (iv) the Parent has not received any written complaints from another Person (including any individual) regarding the Parent Privacy Commitments, or compliance with the Parent Privacy Commitments; (v) the Parent Privacy Commitments have not been rejected by any applicable certification organization which has reviewed such Parent Privacy Commitments or to which any such Parent Privacy Commitment has been submitted, and (vi) the Parent and its subsidiaries have not experienced the cancellation, termination or revocation of any privacy or security certification issued on any Parent Privacy Commitments.

(n) The Parent has in its possession or control correct and complete copies of all documents (including without limitation patents, registration certificates, renewal certificates, applications, prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of Parent Registered Intellectual Property identified in Section 3.8(a) of the Parent Disclosure Letter. The Parent has made available to Company correct and complete copies of all of the documents described in this subsection.

3.9 Compliance; Permits; Restrictions.

(a) Neither Parent nor any of its subsidiaries nor the conduct of their respective businesses is, in any material respect, in conflict with, or in default or violation of, any Legal Requirement applicable to Parent or any of its subsidiaries or by which its or any of their respective businesses or properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Parent, threatened against Parent or its subsidiaries, nor has any Governmental Entity indicated to Parent an intention to conduct the same. No applicable Legal Requirement has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted or presently proposed to be conducted.

(b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to the operation of the business of Parent, including, without limitation such permits, licenses, approvals, consents and other authorizations issued by the appropriate federal, state, local or foreign regulatory agencies or bodies (collectively, the “Parent Permits”). All of the Parent Permits are valid and in full force and effect, and Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

(c) Parent and its subsidiaries are, to Parent’s knowledge, in compliance with all Health Care Laws material to the operation of their business as now being conducted except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

3.10 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened, against or affecting (whether pursuant to an indemnification obligation of Parent or otherwise) Parent or any subsidiary of Parent or any property or asset of Parent or any subsidiary of Parent which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, or which in any manner seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. Parent is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or finding.

3.11 Brokers’ and Finders’ Fees. Except for fees payable to Lazard Frères & Co. LLC (“Lazard Frères”) pursuant to an engagement letter dated January 12, 2004, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 Employee Benefit Plans.

(a) The employee compensation, severance, termination pay, deferred compensation, stock or stock-related awards, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether written or oral and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of ERISA) covering any active employee, former employee, director or consultant of Parent, any subsidiary of Parent or any trade or business (whether or not incorporated) that is an Affiliate, or with respect to which Parent has or may in the future have liability, are referred to herein as the “Parent Plans.” Section 3.12(a) of the Parent Disclosure Letter contains a complete and accurate list of each of the Parent Plans. Parent has provided to the Company: (i) correct and complete copies of all documents embodying each Parent Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Parent Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Plan; (iv) all IRS determination, opinion, notification and advisory letters relating to any Parent Plan; (v) all material correspondence to or from any governmental agency relating to any Parent Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Parent Plan, if applicable, for the most recent three (3) plan years; and (viii) if the Parent Plan is funded, the most recent periodic accounting of the Parent Plan assets.

(b) Each Parent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including ERISA and the Code, that are applicable to such Parent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or to the Knowledge of Parent is threatened, against or with respect to any such Parent Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent, threatened by the IRS or the DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Section 3.12(b) of the Parent Disclosure Letter includes a listing of the accrued vacation liability of Parent as of May 15, 2004. Any Parent Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either (x) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or (y) has both a timely pending application for such a letter (or a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to make such an application) and also sufficient remaining time to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, unless the Parent Plan still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to conform to such legislation. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to the Company in writing, or as required by this Agreement), or to enter into any new Parent Plan. Each Parent Plan can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses or the issuance of Parent Common Stock upon exercise of previously granted Parent Options).

(c) Neither Parent, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Parent contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in Section 3(37)(A) of ERISA. Neither Parent nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code. Neither Parent, any of its subsidiaries, nor any officer or director of Parent or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Parent Plan.

(d) Neither Parent, any of its subsidiaries, nor any of their Affiliates has, before the Effective Time of Merger I and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, HIPAA, or any similar provisions of state law applicable to Parent employees. None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Parent nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. Except as specifically set forth in Section 3.12(d) of the Parent Disclosure Letter, no Parent Plan provides health benefits that are not fully insured through an insurance contract.

(e) Neither Parent nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Parent or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of Parent, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of Parent, threatened labor dispute involving Parent or any of its subsidiaries and any group of its employees nor has Parent or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Parent and its subsidiaries consider their relationships with their employees to be good. Parent (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its current or former employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its current and former employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Parent under any worker’s compensation policy or long-term disability policy.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness, bonus or otherwise) becoming due to any stockholder, director or employee of, or consultant to, Parent or any of its subsidiaries under any Parent Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g) No payment or benefit which will or may be made by Parent or its Affiliates with respect to any employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Code Section 280G(b)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results in any payment or benefit which will be or may be characterized as a “parachute payment,” within the meaning of Code Section 280G(b)(2) (a “Parent Potential 280G Event”), Section 3.12(g) of the Parent Disclosure Letter shall list all persons who Parent reasonably believes are, with respect to Parent or any of its subsidiaries, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. In the event the transactions contemplated hereby may constitute a Parent Potential 280G Event, Parent has provided to the Company a reasonable estimate of the “base amount” within the meaning of Section 280G(b)(3) of the Code for each disqualified person and a reasonable estimate of the “parachute payment” for each disqualified person in sufficient detail as is reasonably necessary for the Company to understand the basis for the estimates. Within a reasonable period of time after the last business day of each month after the date hereof and on or about the date which is five (5) business days prior to the expected date of the Closing, Parent shall, as and to the extent necessary, deliver to the Company a revised Schedule 3.12(g) which sets forth any additional information which the Company reasonably believes would affect the determination of the persons who are, with respect to Parent or any of its subsidiaries, deemed to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as of the date of each such revised Schedule 3.12(g).

(h) Each Parent Plan that has been adopted or maintained by Parent or its affiliates, whether informally or formally, for the benefit of employees located outside the United States is specifically set forth in Section 3.12(h) of the Parent Disclosure Letter.

3.13 Environmental Matters.

(a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Parent (in any individual case or in the aggregate), no underground storage tanks and no Hazardous Materials are present as a result of the actions of Parent, of its subsidiaries or any affiliate of Parent, or to the Knowledge of Parent, as a result of any actions of any third party, or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or prior to the Closing Date to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner that would be likely to result in material liability to Parent.

(c) Permits. Parent and its subsidiaries currently hold all Environmental Permits necessary for the conduct of Parent’s and its subsidiaries’ Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Environmental Permits could not be reasonably expected to result in a material liability to Parent.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries.

3.14 Agreements, Contracts and Commitments. The following agreements, contracts or commitments with respect to which Parent or one of its subsidiaries is a party or is bound are referred to herein as the “Parent Contracts:”

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Parent’s Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Parent;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of assets in excess of $100,000 not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent’s subsidiaries;

(f) any dealer, distributor, joint marketing, alliance, development or other agreement currently in force under which Parent or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which Parent or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Parent or any of its subsidiaries;

(g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Parent product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Parent products or service, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to the Company;

(h) any agreement, contract or commitment currently in force to provide source code to any third party, including any escrow agent, for any product or technology that is material to Parent and its subsidiaries taken as a whole;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j) any settlement agreement entered into within five (5) years prior to the date of this Agreement;

(k) any other agreement, contract or commitment (i) in connection with or pursuant to which Parent and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $100,000 during the current fiscal year or during the next fiscal year, or (ii) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); and

(l) Parent Material IP Agreements.

Neither Parent nor any of its subsidiaries, nor to Parent’s Knowledge any other party to a Parent Contract is in material breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Parent Contract in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Complete and accurate copies of all Parent Contracts (including all amendments thereto) have been made available to the Company prior to the date hereof.

3.15 Parent Properties. Neither Parent nor any of its subsidiaries owns any real property. Parent and each of its subsidiaries have good and defensible title to, or in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets necessary for the conduct of their respective businesses as currently conducted, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Parent or any of its subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing material default or event of default of Parent or any of its subsidiaries or, to Parent’s Knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or its subsidiary has not taken steps to prevent such default from occurring). All the plants, structures, facilities, properties, leased premises and equipment of Parent and its subsidiaries, except such as may be under construction as set forth in Section 3.15 of the Parent Disclosure Letter, are in good operating condition and repair, in all material respects.

3.16 Insurance. Copies of all material insurance policies maintained by Parent, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to the Company.

3.17 Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent’s stockholders and the Company’s stockholders, at the time of the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting or the Company Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time of Merger I, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied or to be supplied by the Company that is, will be, or is required to be contained in any of the foregoing documents.

3.18 Board Approval. The Board of Directors of Parent (i) has determined that Merger I is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Transaction and the other transactions contemplated by this Agreement and (iii) has determined that the Charter Amendment is advisable, and (iv) has approved and determined to recommend that the stockholders of Parent vote to approve the Share Issuance and the Charter Amendment (collectively, the “Parent Board Recommendation,” and each of the Parent Board Recommendation and the Company Board Recommendation are hereinafter referred to, as applicable, a “Board Recommendation”). The Parent Board Recommendation has been neither rescinded nor revoked, other than as may be permitted after the date hereof under Section 5.3(d).

3.19 Opinion of Financial Advisor. The Board of Directors of Parent has received an opinion from Lazard Frères dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view to Parent, a signed copy of which opinion will be delivered to the Company solely for informational purposes as promptly as practicable after receipt thereof by Parent.

3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Charter Amendment, this Agreement and Merger I.

3.21 State Takeover Statutes. As of the date hereof, none of Parent or Merger Subs is an “interested stockholder” (as such term is used in Section 203 of Delaware Law). No other state takeover statute or similar statute or regulation applies or purports to apply to the Transaction, this Agreement or the transactions contemplated hereby.

3.22 Foreign Corrupt Practices Act. Neither Parent nor any of its subsidiaries, nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of Parent or any of its subsidiaries, has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

3.23 Merger Sub I. The authorized capital stock of Merger Sub I consists of 100 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub I is, and at the Effective Time of Merger I will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub I, (ii) no securities of Merger Sub I convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub I and (iii) no options or other rights to acquire from Merger Sub I, and no obligations of Merger Sub I to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub I. Merger Sub I has not conducted any business prior to the date hereof and has no, and prior to the Effective Time of Merger I will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and Merger I and the other transactions contemplated by this Agreement.

3.24 Merger Sub II. Parent is the sole member of Merger Sub II, and at the Effective Time of Merger II will be the sole member of Merger Sub II, and there are (i) no other equity interests or voting securities of Merger Sub II, (ii) no securities of Merger Sub II convertible into or exchangeable for membership units or voting securities of Merger Sub II and (iii) no options or other rights to acquire from Merger Sub II, and no obligations of Merger Sub II to issue, any membership units, voting securities or securities convertible into or exchangeable for membership units or voting securities of Merger Sub II. Merger Sub II has not conducted any business prior to the date hereof and has no, and prior to the Effective Time of Merger II will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and Merger II and the other transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME OF MERGER I

4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time of Merger I (the “Pre-Closing Period”), the Company agrees, except (i) as specifically provided in this Agreement or Article IV of the Company Disclosure Letter or (ii) to the extent that Parent shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws, rules and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers, employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition to and without limiting the generality of the foregoing, except (x) as specifically provided in this Agreement or Article IV of the Company Disclosure Letter, or (y) to the extent that Parent shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), during the Pre-Closing Period, the Company shall not do any of the following:

(a) Accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c) Enter into any letter of intent, term sheet or agreement, or otherwise make any agreement or commitment, with respect to any diagnostic rights related to the Company Intellectual Property or any Company product;

(d) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 4.1(d) of the Company Disclosure Letter or otherwise immaterial in amount (not to exceed $15,000 individually and $250,000 in the aggregate), or adopt any new severance or termination plan or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof;

(e) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights;

(f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(g) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(h) Issue, deliver, sell, authorize, grant, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement under Company Stock Option Plans, (ii) the granting of options to purchase shares of Company Common Stock with exercise prices equal to or greater than the fair market value of Company Common Stock in the ordinary course of business, consistent with past practice and in accordance with Company Stock Option Plans in an amount not to exceed options to purchase 50,000 shares for any one Person, but in any event not to exceed 200,000 shares in the aggregate, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii) above, (iv) shares of Company Common Stock issuable pursuant to the exercise of warrants outstanding on the date hereof, and (v) shares of Company Common Stock issuable to participants in the Company Purchase Plan consistent with the terms thereof.

(i) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of the Company;

(j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company;

(k) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein, except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the business of the Company;

(l) Lend money to any Person, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to credit facilities existing as of the date of this Agreement in the ordinary course of business;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

(n) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

(o) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract, or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(p) Enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of the Company’s products or products licensed by the Company;

(q) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(r) Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(s) Incur or enter into any agreement or commitment in excess of $250,000 individually;

(t) Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(u) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the ordinary course of business;

(v) Make any grant of exclusive rights to any third party;

(w) Modify or amend in any manner that is materially adverse to the Company, or terminate, any material agreement or any confidentiality agreement entered into by the Company or any subsidiary, or release or waive any material rights for claims, or modify or amend in any manner materially adverse to the Company, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

(x) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which is reasonably likely to have the effect of adversely impacting or materially delaying, the consummation of the Transaction or any of the other transactions contemplated by this Agreement;

(y) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties, assets or rights used in, or any other interest in, the Company’s microfluidics business or assay reagent business; or

(z) Agree in writing or otherwise commit to take any of the actions described in Section 4.1(a) through (y) above.

4.2 Conduct of Business by Parent. During the Pre-Closing Period, Parent (which for the purposes of this Article IV shall include Parent and each of its subsidiaries) agrees, except (i) as specifically provided in this Agreement or Article IV of the Parent Disclosure Letter or (ii) to the extent that the Company shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, subject to good faith disputes over such obligations and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition to and without limiting the generality of the foregoing, except (x) as specifically provided in this Agreement or Article IV of the Parent Disclosure Letter or (y) to the extent that the Company shall otherwise consent in writing (the provision of a response to any request for such consent not to be unreasonably delayed), during the Pre-Closing Period, Parent shall not do any of the following and shall prevent its subsidiaries from doing any of the following:

(a) Accelerate, amend, modify or waive any stock repurchase rights; accelerate, amend or modify the period of exercisability or other material terms of options, warrants or restricted stock; reprice or exchange options or warrants granted under any employee, consultant or director stock plans or otherwise; or authorize cash payments in exchange for any options, warrants or restricted stock granted under any of such plans or otherwise;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

(c) Enter into any letter of intent, term sheet or agreement, or otherwise make any agreement or commitment, with respect to any rights related to the Parent Intellectual Property or any Parent product, except in the ordinary course of business consistent with past practices;

(d) Grant any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in Section 4.2(d) of the Parent Disclosure Letter or otherwise immaterial in amount (not to exceed $15,000 individually and $250,000 in the aggregate), or adopt any new severance or termination plan or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof;

(e) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights;

(f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(g) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(h) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Parent Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement under the Parent Stock Option Plan, (ii) the granting of options to purchase shares of Parent Common Stock with exercise prices equal to or greater than the fair market value of Parent Common Stock in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 50,000 shares for any one Person, but in any event not to exceed 200,000 shares in the aggregate, (iii) shares of Parent Common Stock issuable upon the exercise of the options referred to in clause (ii) above, and (iv) shares of Parent Common Stock issuable pursuant to the exercise of warrants outstanding on the date hereof, and (v) shares of Parent Common Stock issuable to participants in the Parent Purchase Plan consistent with the terms thereof.

(i) Cause, permit or propose any amendments to the Certificate of Incorporation or Bylaws of Parent (or similar governing instruments of any subsidiaries);

(j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Parent;

(k) Sell, lease, license, encumber, convey, assign, sublicense or otherwise dispose of or transfer, in whole or in part, any properties or assets or any interest therein (other than those transfers or licenses permitted by Section 4.2(e)) except for sales, leases, licenses, encumbrances, conveyances, assignments, sublicenses, dispositions or other transfers (i) in the ordinary course of business consistent with past practice or (ii) of property or assets that are not material, individually or in the aggregate, to the business of Parent;

(l) Lend money to any Person, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration (cash, equity or otherwise) to any director, employee or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except payment of bonuses or increases in salaries or wage rates or fringe benefits to non-officer employees or consultants in the ordinary course of business consistent with past practice;

(n) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000;

(o) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Parent contract or agreement to which Parent or any of its subsidiaries is a party or waive, delay the exercise of, release or assign any material rights or material claims thereunder;

(p) Enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third parties of Parent’s products or products licensed by Parent;

(q) Revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices;

(r) Enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, make or change any material Tax election, change any method of accounting resulting in a material amount of additional Tax or file any material amended Tax Return;

(s) Incur or enter into any agreement or commitment in excess of $250,000 individually;

(t) Hire any employee or consultant with an annual compensation level in excess of $125,000 or who is entitled to or is paid a bonus in excess of $75,000;

(u) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in non-material amounts in the ordinary course of business;

(v) Make any grant of exclusive rights to any third party;

(w) Modify or amend in any manner that is materially adverse to Parent, or terminate, any material agreement or any confidentiality agreement entered into by Parent or any subsidiary in the ordinary course of business, or release or waive any material rights for claims, or modify or amend in any manner materially adverse to Parent, any confidentiality, standstill or similar agreements to which Parent or any of its subsidiaries is a party;

(x) Engage in any action with the intent to, directly or indirectly, adversely impact or materially delay, or which is reasonably likely to have the effect of adversely impacting or materially delaying, the consummation of the Transaction or any of the other transactions contemplated by this Agreement; or

(y) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (x) above.

4.3 Discussions between Company and Parent. In the event the Company or Parent requests the consent of the other party with respect to any matter covered by Sections 4.1 or 4.2, respectively, the Company and Parent shall, upon the further request of either the Company or Parent, make available and direct their respective Chief Executive Officers to personally address and respond to such request.

4.4 Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of Merger I. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Parent prior to the consummation of Merger I. Prior to the consummation of the Transaction each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus is to be included as a prospectus. Parent and the Company will provide each other with any information with respect to it and the holders of its capital stock which may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Joint Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will cooperate in responding to any comments from the SEC, will use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate Merger I and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Joint Proxy Statement/Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq. Without in any way limiting or affecting the requirements of Section 5.2(b) hereof, nothing in this Agreement shall preclude either Parent or the Company from including in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto any information that it reasonably determines is required to be disclosed pursuant to applicable securities laws.

5.2 Meetings of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. Promptly after the date hereof, each of Parent and the Company will take all action necessary or advisable in accordance with Delaware Law and its respective Certificate of Incorporation and Bylaws to call, hold and convene the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting to consider, in the case of Parent, the Charter Amendment (which shall not be conditioned on any other proposal that may be set forth in the Joint Proxy Statement/Prospectus) and the Share Issuance (which shall be conditioned on the approval of the Charter Amendment but shall not be conditioned on any other proposal that may be set forth in the Joint Proxy Statement/Prospectus), and in the case of the Company adoption of this Agreement and approval of Merger I, respectively (each, a “Stockholders’ Meeting”), to be held as promptly as practicable. Subject to Section 5.3(d), each of Parent and the Company will use its commercially reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of Parent, the Charter Amendment and the Share Issuance and, in the case of the Company, the adoption of this Agreement and approval of Merger I, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals, including, without limitation, engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, as the case may be, may adjourn or postpone its Stockholders’ Meeting to the extent necessary to facilitate the provision of any necessary supplement or amendment to the Joint Proxy Statement/Prospectus provided to its respective stockholders in advance of the vote to be taken at such meeting or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Common Stock of Parent or the Company, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. Each of Parent and the Company shall ensure that its respective Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements. The obligation of Parent or the Company, as the case may be, to call, give notice of, convene and hold its Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (as defined in Section 5.3(g)) with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors or any Committee thereof with respect to Merger I, this Agreement, the Share Issuance and/or the Charter Amendment.

(b) Board Recommendation. Except as provided by Section 5.3(d): (i) the Board of Directors of each of Parent and the Company shall make the applicable Board Recommendation to their stockholders, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of each of Parent and the Company has made the applicable Board Recommendation and (iii) neither the Board of Directors of Parent or the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the applicable Board Recommendation.

5.3 Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.3(c), each of Parent and the Company agrees that it shall not, and shall not permit or authorize any of its or its subsidiaries or any of its subsidiaries’ respective officers, directors or employees to, or authorize or knowingly permit any representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) of it or its subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to itself, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, or knowingly take any other action to, or which could reasonably be expected to, facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of the terms contained in this Section 5.3(a), (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), (v) amend or grant any waiver or release or redeem rights under the Company Rights Plan, in the case of the Company (except as provided for under Section 2.22), (vi) approve any transaction under Section 203 of Delaware Law, (vii) approve of any person’s becoming an “interested stockholder” under Section 203 of Delaware Law (other than any of the parties hereto) or (viii) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. Each of Parent and the Company agrees that it and its subsidiaries shall, and it shall cause its and its subsidiaries’ officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, and it shall use commercially reasonable efforts to cause its and its subsidiaries’ non-officer employees and other agents to: immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself. Each of Parent and the Company agrees that it will promptly request each Person that has entered into a confidentiality agreement with Parent or the Company in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of Parent or the Company or any of their subsidiaries, as the case may be.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in any event within one business day) after any of Parent or the Company’s respective officers or directors receives or becomes aware of the receipt of any Acquisition Proposal by Parent or the Company or their respective representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), as the case may be, or any request for nonpublic information or inquiry which Parent or the Company, as the case may be, reasonably believes could lead to an Acquisition Proposal, Parent or the Company, as the case may be, shall provide the other party hereto with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall keep the other party hereto informed as promptly as practicable (but in any event within one (1) business day) in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(ii) Parent or the Company, as the case may be, shall provide the other party hereto with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any approval of a Change of Recommendation.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Parent or the Company, as the case may be, receives an Acquisition Proposal that the Board of Directors of Parent or the Company, as the case may be, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Offer (as defined in Section 5.3(g) with respect to itself), it may then take the following actions (but only (i) if such party has not breached Section 5.3(a) with respect to such Acquisition Proposal and (ii) to the extent that its Board of Directors believes in good faith, following consultation with its outside legal counsel, that failure to take any such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (i) (A) at least one (1) business day prior to furnishing any such nonpublic information to such party, it gives the other party hereto written notice of its intention to furnish nonpublic information and (B) it receives from the third party an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4), and (ii) substantially concurrently with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished); and

(ii) Notwithstanding anything in Section 5.3(a) to the contrary, engage in discussions or negotiations with the third party with respect to such Acquisition Proposal, provided that at least forty-eight (48) hours’ prior to entering into negotiations with such third party, it gives the other party hereto written notice of its intention to enter into negotiations with such third party.

(d) Changes of Recommendation. Notwithstanding the provisions of Section 5.2(b), in response to the receipt of a Superior Offer, the Board of Directors of Parent or the Company, as the case may be, may withhold, withdraw, amend or modify its Board Recommendation and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions in response to the receipt of a Superior Offer, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (v) are met:

(i) Such a Superior Offer with respect to it has been made and has not been withdrawn;

(ii) Its Stockholders’ Meeting has not occurred or the requisite vote of its stockholders to (A) in the case of the Company, adopt this Agreement and approve Merger I or (B) in the case of Parent, to approve the Share Issuance and the Charter Amendment, has not been obtained;

(iii) It shall have (A) at least three (3) calendar days prior to a Change of Recommendation, provided to the other party hereto written notice which shall state expressly (1) that it has received such Superior Offer, (2) the material terms and conditions of such Superior Offer and the identity of the Person or group making the Superior Offer, (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) complied with its obligations hereunder to make available to the other party hereto all materials and information made available to the Person or group making such Superior Offer;

(iv) Its Board of Directors believes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, failure to make the Change of Recommendation is reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations to its stockholders under applicable law; and

(v) It shall have complied in all material respects with its obligations under this Section 5.3 in connection with such Superior Offer.

(e) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Parent or the Company, as the case may be, to call, give notice of, convene and hold its Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Neither Parent nor the Company shall submit to the vote of its respective stockholders any Acquisition Proposal or publicly propose to do so.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be subject to the terms of Section 5.3 of this Agreement. Without limiting the foregoing proviso, neither party shall effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to a party, shall mean any inquiry, offer or proposal, relating to, or that could reasonably be expected to lead to, any transaction or series of related transactions involving: (A) any direct or indirect purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its subsidiaries or any merger, consolidation, business combination or similar transaction in which the stockholders of such party immediately preceding such transaction would hold, directly or indirectly, less than ninety percent (90%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (B) any sale, lease (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of such party (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of such party (provided, however, that the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

(ii) “Superior Offer,” with respect to a party, shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party on terms that the Board of Directors of such party believes in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the offer and the strategic and other benefits of Merger I (and all changes to the terms of this Agreement proposed in a binding written proposal by the other party hereto in response to such Superior Offer or otherwise), (i) is reasonably capable of being consummated on the terms proposed, and (ii) if consummated on such terms would result in a transaction more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of Merger I, it being understood and agreed that the inclusion of a due diligence condition in an Acquisition Proposal shall preclude such Acquisition Proposal from being a Superior Offer for the purposes of Section 5.3(d) hereof. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “10%” therein shall be deemed to be references to “100%”.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a confidentiality agreement dated November 10, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. During the Pre-Closing Period, each of the Company and Parent will afford the other and the other’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time of Merger I to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information. Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and Parent will promptly provide the other with copies of: (A) any written materials or communications sent by or on behalf of the Company to its stockholders; (B) any material notice, document or other communication sent by or on behalf of the Company to any party to any Company Contract or sent to the Company by any party to any Company Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Company Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (C) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company in connection with the

Transaction or any of the other transactions contemplated by this Agreement; and (D) any material notice, report or other document received by the Company from any Governmental Entity. Any information provided pursuant to this Section 5.4(b) shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other and agree, before issuing any press release or otherwise making any public statement with respect to the Transaction, any Acquisition Proposal, this Agreement or the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements or any listing agreement with Nasdaq or any other applicable national securities exchange (in which case Parent and the Company will first consult with the other party to the extent reasonably practicable). The parties have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the provisions of this Section 5.5, in the event that there has been a Change of Recommendation pursuant to Section 5.3(d) hereof, neither Parent nor the Company will have any further obligation to consult with each other, or agree, before issuing any press release or otherwise making any public statement with respect to the Transaction, any Acquisition Proposal, this Agreement or the transactions contemplated hereby.

5.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements with respect to the Transaction and the transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of Parent and the Company shall make all filings reasonably determined by the parties to be required by any Governmental Entity in connection with the Transaction and the transactions contemplated hereby, including, without limitation, (i) no later than ten (10) business days after the date hereof, Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other comparable filing that will materially impair the ability of the parties to close, (iii) other comparable pre-merger filings pursuant to the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Transaction. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent and the Company each shall, subject to applicable Legal Requirements, promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other with copies (or in case of oral presentations, a summary) to the extent that to do so would violate applicable Legal Requirements.

(c) Notification. Each of Parent and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Commercially Reasonable Efforts. Subject to the express provisions of Sections 4.1, 4.2, 5.2 and 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable in accordance with applicable Legal Requirements to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, permits, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity and to prevent any Material Adverse Effect of such party from occurring prior to the Effective Time of Merger I, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, each of the Company and Parent, and their respective Boards of Directors, shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Transaction and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Transaction, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Neither party shall take or agree to take any action identified in the immediately preceding sentence without the prior written consent of the other party hereto.

5.7 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time of Merger I, (a) the Company shall give prompt notice to Parent when and if the Company becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(f) would not be satisfied;

and (b) Parent shall give prompt notice to the Company when and if Parent becomes aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(c) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.8 Stock Options and Employee Benefits.

(a) Assumption of Stock Options. At the Effective Time of Merger I, each then outstanding Company Option, whether or not exercisable at the Effective Time of Merger I and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan (and any applicable stock option agreement for such Company Option) immediately prior to the Effective Time of Merger I (including any repurchase rights or vesting provisions), except that

(i) subject to paragraph (3) below, each Company Option will be exercisable (or will become exercisable in accordance with its terms) for:

(1) that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time of Merger I multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and

(2) either (A) if the Company Option is exercised prior to the earlier of the Maturity Date or an Automatic Extinguishment (both as defined in the Contingent Value Rights Agreement), that number of whole Contingent Value Rights equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time of Merger I multiplied by the Exchange Ratio, rounded down to the nearest whole number of Contingent Value Rights; (B) if the Company Option is exercised on or subsequent to the Maturity Date, that cash payment, if any, equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time of Merger I, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Contingent Value Rights, further multiplied by the cash payment, if any, that a holder of one Contingent Value Right had the right to receive upon the passage of such Maturity Date, rounded down to the nearest whole cent; or (C) if the Company Option is exercised on or subsequent to an Automatic Extinguishment, no additional consideration shall be payable under this Subsection 5.8(a)(i)(2).

(3) For purposes of calculating the whole number of Contingent Value Rights to which an individual option holder is entitled pursuant to paragraphs (1) and (2) above, all Company Options held by such individual shall be aggregated.

(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time of Merger I by the Exchange Ratio, rounded up to the nearest whole cent.

Each assumed Company Option shall be vested immediately following the Effective Time of Merger I as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time of Merger I. As soon as reasonably practicable following the Closing Date, Parent will issue to each person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and providing information with respect to the terms and conditions of such option assumption, including the terms and conditions of any Parent Common Stock or Contingent Value Right to be received upon exercise.

(b) Company Purchase Plan. The parties hereto shall take all requisite action so that, as of the Effective Time of Merger I, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under the Company Purchase Plan shall be determined by treating the last business day prior to the Effective Time of Merger I as the last day of such offering period resulting in a “Date of Exercise” as defined in the Company Purchase Plan and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan. Prior to the Effective Time of Merger I, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.8(b).

(c) Treatment of Company 401(k) Plan. If requested by Parent by written notice, the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the Closing Date. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such 401(k) plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) plans as Parent may reasonably require. The Company shall take no action to terminate its 401(k) plans unless the Parent so requests in writing.

(d) Benefits Generally. For a period beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Parent or its affiliates shall provide to employees of the Company and its affiliates who continue employment with Parent or any of its affiliates (“Continuing Employees”) benefits that are substantially similar or more advantageous, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date. To the extent permitted by applicable laws and applicable tax qualification requirements (and subject to any generally applicable break in service or similar rule), Parent shall cause Continuing Employees to be credited with service with the Company for purposes of eligibility and vesting under its 401(k) plan. Nothing in this Section 5.8(d) shall be construed to entitle any Continuing Employee to continue his or her employment with Parent or any of its affiliates. To the extent permitted by the applicable plans and subject to approval by any applicable insurance carrier, with respect to any health plans in which employees of the Company or its affiliates are eligible to participate after the Effective Time of Merger I, Parent or its affiliates shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (to the extent such exclusion was waived under applicable health plans offered to such employees by the Company) and (ii) to the extent permitted by the applicable Parent insurance carrier, provide each such employee with credit for any co-payments, deductibles and other such expenses paid during the applicable period under any welfare plans maintained or contributed to by the Company or its affiliates prior to the Effective Time of Merger I in satisfying any applicable deductible, out-of-pocket or other such requirements for the corresponding period under any welfare plans maintained or contributed to by Parent or its affiliates.

5.9 Form S-8; Form S-3. Parent agrees to file one or more registration statements on Form S-8 and/or Form S-3 for the shares of Parent Common Stock and Contingent Value Rights issuable with respect to assumed Company Options to the extent Form S-8 and/or Form S-3, as the case may be, is available as soon as is reasonably practicable after the Effective Time of Merger I (and in any event within five (5) business days) and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

5.10 Indemnification.

(a) Indemnity. From and after the Effective Time of Merger I, Parent shall, and shall cause the Surviving Entity to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements existing immediately prior to the Effective Time of Merger I between the Company and any person who is or was a director or officer of the Company or any predecessor corporation (the “Indemnified Parties”), subject to applicable law for acts or omissions occurring at or prior to the Effective Time of Merger I (including without limitation for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Parent shall cause the Certificate of Organization and Limited Liability Company Agreement of the Surviving Entity to contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time of Merger I in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time of Merger I, were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent agrees to honor (and hereby guarantees the Surviving Entity’s performance under) all indemnification agreements entered into by the Company prior to the date hereof and listed on Section 5.10(a) of the Company Disclosure Letter.

(b) D&O Insurance. After the Company Stockholder Approval has been obtained and as close as practicable to the Effective Time of Merger I, the Company shall purchase a six-year (measured from the Effective Time of Merger I) extended reporting period endorsement with commercially reasonable terms (“reporting tail coverage”) under its existing directors’ and officers’ liability insurance policy(ies) covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date of this Agreement, on terms no more favorable to such persons than the terms of such current insurance coverage; provided, that the cost of such reporting tail coverage shall not exceed $750,000.

(c) Third-Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent, the Surviving Entity and their respective successors and assigns. In the event that Parent, the Surviving Entity or its successor or assign any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Entity, as the case may be, honor the indemnification obligations set forth in this Section 5.10.

5.11 Board of Directors of Parent. After completion of Parent’s Annual Meeting, the Board of Directors of Parent will take all actions necessary such that, effective as of the Effective Time of Merger I, the following individuals shall become members of the Board of Directors of Parent: John D. Mendlein, who shall be designated as a Class I director for a term expiring in 2007; and Thomas R. Baruch, who shall be designated as a Class III director for a term expiring in 2006.

5.12 Nasdaq Listing of Parent Common Stock. Prior to the Effective Time of Merger I, Parent agrees to use commercially reasonable efforts (a) to cause the Parent Common Stock to be issued in Merger I to be approved for listing upon the Effective Time of Merger I on Nasdaq and (b) to cause the Parent Common Stock issuable upon the exercise of converted Company Options to be approved for listing on Nasdaq.

5.13 Company Affiliates; Restrictive Legend. The Company shall, promptly after the date hereof and prior to the mailing of the Joint Proxy Statement/Prospectus, deliver to Parent a list setting forth the names of all persons the Company expects to be, at the time of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act (a “Company Affiliate”). The Company shall use reasonable best efforts to cause each Company Affiliate to execute a written agreement, promptly following the date hereof, in the form attached hereto as Exhibit D (the “Company Affiliate Agreement”). Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

5.14 Tax Treatment as Reorganization

(a) Parent and the Company shall use their commercially reasonable efforts, and Parent shall cause its subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company will, nor will Parent permit any of its subsidiaries to, take or cause to be taken any action that would disqualify the Transaction as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of the Company and Parent shall report the Transaction as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Latham & Watkins LLP described in Section 6.2(b) (and any additional tax opinion required to be delivered in connection with the Registration Statement) and for Parent to obtain the opinion of Cooley Godward LLP described in Section 6.3(c) (and any additional tax opinion required to be delivered in connection with the Registration Statement). In connection therewith, both Parent (together with Merger Subs) and Company shall deliver to Cooley Godward LLP and Latham & Watkins LLP representation letters, dated and executed as of the dates of such opinions, in substantially the form attached to this Agreement as Exhibit E and Exhibit F, respectively, and any such representation letter delivered prior to the Effective Time shall not have been withdrawn or modified in any material respect prior to the Effective Time. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.14(c).

5.15 Section 16 Matters. Prior to the Effective Time of Merger I, (a) the Board of Directors of Parent shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Options held by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Common Stock and Contingent Value Rights in exchange for Company Common Stock pursuant to Merger I shall be exempt transactions for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act (a “Company Insider”); and (b) the Board of Directors of the Company shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the disposition of Company Options held by the Company Insiders pursuant to this Agreement, and (ii) the disposition by the Company Insiders of Company Common Stock in exchange for Parent Common Stock and Contingent Value Rights pursuant to Merger I shall be exempt transactions for purposes of Section 16 of the Exchange Act by any Company Insider.

5.16 Rights Plans. The Company shall not redeem the Company Rights or amend, modify or terminate the Company Rights Plan prior to the Effective Time of Merger I unless required to do so by order of a court of competent jurisdiction.

5.17 Resignation of Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each director of the Company, which resignation shall be effective as of immediately after the Effective Time of Merger I.

5.18 Contingent Value Rights. Prior to the Effective Time of Merger I, Parent agrees to (i) execute and deliver the Contingent Value Rights Agreement on or prior to the Closing, (ii) use commercially reasonable efforts to cause the Trustee (as defined in the Contingent Value Rights Agreement, which Trustee shall be reasonably acceptable to the Company) to execute and deliver the Contingent Value Rights Agreement, and (iii) use commercially reasonable efforts to cause the Contingent Value Rights to be issued in Merger I to be approved for listing upon the Effective Time of Merger I on Nasdaq Stock Market or, if they cannot be so listed, on the American Stock Exchange or, if they cannot be so listed, on the OTC Bulletin Board; provided, however, that, in connection therewith, in no event shall Parent be obligated to list Parent Common Stock on any exchange or market other than Nasdaq.

ARTICLE VI

CONDITIONS TO MERGER I

6.1 Conditions to Obligations of Each Party to Effect Merger I. The respective obligations of each party to this Agreement to effect Merger I shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of the Company and Parent:

(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making Merger I illegal or otherwise prohibiting consummation of the Transaction.

(c) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

(d) HSR Act; Governmental Consents and Approvals. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other consents, approvals and authorizations of any Governmental Entity required to consummate the Transaction the failure of which to obtain would have a Material Adverse Effect on Parent (assuming consummation of the Merger I) shall have been obtained.

(e) No Governmental Restriction. There shall not be any pending or overtly threatened suit or action asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of Merger I or any of the other transactions contemplated by this Agreement or (ii) seeking to impose on Parent or the Company or any subsidiary or affiliate thereof any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(f) Nasdaq Listing. The shares of Parent Common Stock to be issued in Merger I and such other shares of Parent Common Stock to be reserved for issuance in connection with Merger I shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(g) Continuity Value. The Continuity Value of the Parent Common Stock to be received in Merger I by holders of outstanding Company Common Stock as of the Effective Time of Merger I is at least 50% of the Total Merger Consideration. For purposes of this condition:

(i) The “Continuity Value” of the Parent Common Stock to be received in Merger I by holders of outstanding Company Common Stock as of the Effective Time of Merger I means the value of such number of shares of Parent Common Stock determined by reference to the closing price of Parent Common Stock on the last trading day immediately preceding the Closing Date, as reported by Nasdaq; and

(ii) “Total Merger Consideration” means the sum of (1) the Continuity Value of the Parent Common Stock to be received by holders of outstanding Company Common Stock in the aggregate as of the Effective Time of Merger I, (2) the maximum amount of cash that holders of the Contingent Value Rights may receive in the aggregate pursuant to such rights, (3) the amount of cash to be paid by Parent to Company stockholders perfecting dissenters’ rights or appraisal rights, and (4) the amount of cash to be paid by Parent in lieu of fractional shares of Company Common Stock.

6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect Merger I shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

(b) Tax Opinion. The Company shall have received the written opinion from Latham & Watkins LLP, in form and substance reasonably satisfactory to the Company, dated the date of the Effective Time of Merger I, to the effect that, for federal income tax purposes, the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code. It is understood that, in rendering such opinion, Latham & Watkins LLP shall receive and may rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time of Merger I substantially in the forms attached hereto as Exhibits E and F and shall assume that Merger II will be consummated immediately after the consummation of Merger I. The opinion referred to in this Section 6.2(b) shall not be waivable after receipt of the Company Stockholder Approval and the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(c) Agreements and Covenants. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

(d) Contingent Value Rights Agreement. The Contingent Value Rights Agreement, substantially in the form of Exhibit A, shall have been executed by Parent and Trustee (as defined in the Contingent Value Rights Agreement) and shall be in full force and effect.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect Merger I shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Company, (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Documents. Parent shall have received Affiliate Agreements in the form of Exhibit D, executed by each Person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company.

(c) Tax Opinion. Parent shall have received the written opinion from Cooley Godward LLP, in form and substance reasonably satisfactory to Parent, dated the date of the Effective Time of Merger I, to the effect that, for federal income tax purposes, the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code. It is understood that, in rendering such opinion, Cooley Godward LLP shall receive and may rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time of Merger I substantially in the forms attached hereto as Exhibits E and F and shall assume that Merger II will be consummated immediately after the consummation of Merger I. The opinion referred to in this Section 6.3(c) shall not be waivable after receipt of the Company Stockholder Approval and the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

(d) Resignation of Directors. Parent shall have received the written resignations of all directors of the Company, effective as of immediately after the Effective Time of Merger I.

(e) Employee. Sharat Singh, Ph.D. shall not have ceased to be employed by the Company, nor, since the date hereof, shall he have expressly stated to an executive officer of the Company or Parent or a member of the Company’s or Parent’s Board of Directors that he intends to terminate his employment with the Company or to decline to accept employment with Parent.

(f) Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(g) Dissenting Shares. Holders of not more than five percent (5%) of the number of shares of Company Common Stock outstanding as of the Effective Time of Merger I shall have validly made, and not withdrawn (including by a vote in favor of Merger I), a demand for appraisal with respect to their shares of Company Common Stock under Section 262 of Delaware Law.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of Merger I, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company or Parent:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if Merger I shall not have been consummated by November 15, 2004 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of the failure of Merger I to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(e) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(f) by Parent at any time prior to obtaining the Parent Stockholder Approval if a Triggering Event (as defined below in this Section 7.1) with respect to the Company shall have occurred;

(g) by the Company at any time prior to obtaining the Company Stockholder Approval if a Triggering Event with respect to Parent shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(c) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy until the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(h) as a result of such particular breach or inaccuracy if such breach by Parent is cured prior to such termination becoming effective); and

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(f) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy until the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

For the purposes of this Agreement, a “Triggering Event,” with respect to a party hereto, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other party hereto its applicable Board Recommendation, or shall have resolved to do any of the same, (ii) its Board of Directors fails to reaffirm (publicly, if so requested) its applicable Board Recommendation within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed after the public announcement of an Acquisition Proposal, (iii) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or shall have resolved to do any of the same, (iv) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer, (v) its Board of Directors shall have amended or resolved to amend its Rights Agreement, if any, in a manner so as to render it inapplicable to any Acquisition Proposal (other than the Transaction), or (vi) it has materially breached the provisions of Section 5.2(b) or 5.3 hereof.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for fraud in connection with this Agreement, or liability for any intentional or willful breach of any representation, warranty, covenant or agreement contain in this Agreement (for the avoidance of doubt, such liability shall be in addition to any amounts that may otherwise have been paid or become due pursuant to Section 7.3 hereof). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not Merger I is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act or any other filing fee required by a Governmental Entity pursuant to Section 5.6(a).

(b) Payments.

(i) Payment by the Company. In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f), the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a fee equal to five million five hundred thousand dollars ($5,500,000) (the “Company Termination Fee”). In the event that this Agreement is terminated by Parent or the Company pursuant to Sections 7.1(b) or (e) and, at any time following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company (other than the Transaction) that has not been irrevocably and publicly withdrawn by the time of such termination and within twelve (12) months following the termination of this Agreement the Company either enters into an agreement providing for an Acquisition (as defined in Section 7.3(b)(v)) of the Company or an Acquisition of the Company is consummated, the Company shall promptly, but in no event later than the earlier of the date of entry into such agreement or the date of such Acquisition, pay Parent the Company Termination Fee.

(ii) Payment by Parent. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), Parent shall promptly, but in no event later than two (2) days after the date of such termination, pay the Company a fee equal to five million five hundred thousand dollars ($5,500,000) (the “Parent Termination Fee”). In the event that this Agreement is terminated by Parent or the Company pursuant to Sections 7.1(b) or (d) and, at any time following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to Parent (other than the Transaction) that has not been irrevocably and publicly withdrawn by the time of such termination and within twelve (12) months following the termination of this Agreement Parent either enters into an agreement providing for an Acquisition (as defined in Section 7.3(b)(v)) of Parent or an Acquisition of Parent is consummated, Parent shall promptly, but in no event later than the earlier of the date of entry into such agreement or the date of such Acquisition, pay the Company the Parent Termination Fee.

(iii) Termination Expenses. If this Agreement is terminated pursuant to Section 7.1(i) or under circumstances in which a Company Termination Fee is due pursuant to Section 7.3(b)(i), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses for which Parent has not theretofore been reimbursed by the Company up to an amount equal to $1 million. If this Agreement is terminated pursuant to Section 7.1(h) or under circumstances in which a Parent Termination Fee is due pursuant to Section 7.3(b)(ii), then Parent shall pay the Company an amount equal to the sum of the Company’s Expenses for which the Company has not theretofore been reimbursed by Parent up to an amount equal to $1 million. Payment of Expenses pursuant to this Section 7.3(b)(iii) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

(iv) Payments; Interest and Costs; Other Remedies. All Payments under this Section 7.3(b) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(v) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean, other than the transactions contemplated by this Agreement, any transaction or series of related transactions involving: (A) any direct or indirect purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its subsidiaries or any merger, consolidation, business combination or similar transaction in which the stockholders of such party immediately preceding such transaction would hold, directly or indirectly, less than ninety percent (90%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (B) any sale, lease (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of such party (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of such party.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transaction by the stockholders of Parent and the Company, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Parent and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time of Merger I either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company and Parent contained in this Agreement, or any certificate or instrument delivered pursuant to this Agreement, shall terminate at the Effective Time of Merger I, and only the covenants that by their terms survive the Effective Time of Merger I and this Article VIII shall survive the Effective Time of Merger I.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Subs, to:

ViroLogic, Inc.

345 Oyster Point Blvd.

South San Francisco, California 94080

Attention: Kathy H. Hibbs

Fax No.: (650) 635-0397

with copies to:

Cooley Godward LLP

4401 Eastgate Mall

San Diego, California 92121

Attention: Steven M. Przesmicki

Fax No.: (858) 550-6420

(b) if to the Company, to:

ACLARA BioSciences, Inc.

1288 Pear Avenue

Mountain View, California 94043

Attn: Alfred G. Merriweather

Fax No.: (650) 210-1210

with a copy to:

Latham & Watkins

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Michael W. Hall

Fax No.: (650) 463-2600

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its subsidiaries, taken as a whole. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, the actual knowledge of any of the executive officers of such party.

(c) “Business Day” means any day on which banks are not required or authorized to close in the city of New York.

(d) “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Joint Proxy Statement/Prospectus, as applicable, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

(e) “Liens” means any mortgage, pledge, lien, security interest, encumbrance, charge, or other claims of third parties of any kind.

(f) “Material Adverse Effect,” when used in connection with Parent or the Company, means any fact, change, event, occurrence, development, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, properties, assets, condition (financial or otherwise) or results of operations of such entity taken as a whole with its subsidiaries; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect on any entity: (i) any Effect resulting from (A) general economic conditions or conditions generally affecting the biotechnology industry, except in either case to the extent such party is materially disproportionately affected thereby, (B) the announcement or pendency of the Transaction, (C) a change in the stock price or trading volume of such entity (or any failure of such entity to meet published revenue or earnings projections, provided that clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (D) any adverse Effect resulting from or relating to any change in accounting requirements or principles or any change in applicable Legal Requirements or the interpretation thereof, (E) any failure by the Company to enter into or consummate any of the transactions listed on Section 8.3(f) of the Company Disclosure Letter, or (F) actions expressly authorized pursuant to Article IV of the Company Disclosure Letter or Article IV of the Parent Disclosure Letter, as the case may be, or taken with the consent of the other entity, in each case after the date of this Agreement and prior to the Closing; or (ii) any reduction in revenue from the Company’s microfluidics business or assay reagent business, or any loss of Company employees who, as of the date of this Agreement, performed services primarily for the Company’s microfluidics business or assay reagent business.

(g) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(h) “Subsidiary” of a Person shall mean a significant subsidiary, as defined in Rule 1-02(w) of Regulation S-X.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in Section 5.11 following the Effective Time of Merger I.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Attorney’s Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

VIROLOGIC, INC.

By:	/s/ William D. Young

Name:	William D. Young
Title:	CEO

ACLARA BIOSCIENCES, INC.

By:	/s/ Thomas G. Klopack

Name:	Thomas G. Klopack
Title:	CEO

APOLLO ACQUISITION SUB, INC.

By:	/s/ William D. Young

Name:	William D. Young
Title:	CEO

APOLLO MERGER SUBSIDIARY, LLC

By:	/s/ William D. Young

Name:	William D. Young
Title:	CEO

Annex B

VIROLOGIC, INC.

TO

U.S. BANK NATIONAL ASSOCIATION

as Trustee

CONTINGENT VALUE RIGHTS AGREEMENT

Dated as of                     , 2004

i

ii

INDEX OF EXHIBITS

Exhibit A	Form of Legend for Book-Entry Global Securities

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of                     , 2004, between ViroLogic, Inc., a Delaware corporation (hereinafter called the “Company”), and U.S. Bank National Association, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the creation of an issue of contingent value rights (hereinafter called the “CVRs”), of substantially the tenor and amount hereinafter set forth, and to provide therefor the Company has duly authorized the execution and delivery of this Agreement;

WHEREAS, pursuant to the Agreement and Plan of Merger and Reorganization dated as of May 28, 2004 (the “Merger Agreement”), by and among the Company, Apollo Acquisition Sub, Inc., Apollo Merger Subsidiary, LLC and ACLARA BioSciences, Inc. (“ACLARA”), the Company has agreed to issue and deliver to stockholders of ACLARA, among other securities, 1.7 CVRs for each outstanding share, par value $0.001 per share, of ACLARA issued and outstanding immediately prior to the effective time (the “Effective Time”) of the merger, as well as CVRs issued to holders of ACLARA stock options who exercise those options prior to the earlier of the Maturity Date of the CVRs and the Automatic Extinguishment of the CVRs; and

WHEREAS, all things necessary have been done to make the CVRs, when executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company and to make this Agreement a valid agreement of the Company, in accordance with their and its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the CVRs, as follows:

ARTICLE I.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted in the United States of America at the time of any computation;

(c) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein; and

(d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Certain terms, used principally in Article Four, are defined in that Article.

“Act”, when used with respect to any Holder, has the meaning specified in Section 104.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Authorized Newspaper” means The Wall Street Journal (Eastern Edition), or if The Wall Street Journal (Eastern Edition) shall cease to be published, or, if the publication or general circulation of The Wall Street Journal (Eastern Edition) shall be suspended for whatever reason, such other English language newspaper as is selected by the Company with general circulation in The City of New York, New York.

“Automatic Extinguishment” has the meaning set forth in Section 301(k).

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York or in the State of the principal office of the Trustee are not authorized or obligated by law or executive order to close and, if the CVRs are listed on a national securities exchange, such exchange is open for trading.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Company” means the Person named as the “Company” in the first paragraph of this Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Company” shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317 as they are applicable to the Company, the term “Company” shall include any other obligor with respect to the CVRs for the purposes of complying with such provisions.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by the chairman or vice chairman of the Board of Directors, the president, any vice president, the controller, the treasurer, the secretary or any assistant secretary, and delivered to the Trustee.

“Control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Agreement is located at 60 Livingston Avenue, St. Paul, Minnesota 55107 (Attention: Corporate Trust Services).

“Current Market Value” has the meaning set forth in Section 301(f).

“CVR Certificate” means a certificate representing any of the CVRs, which may be in the form of Global Securities or Definitive Securities.

“Default Amount” means the amount, if any, by which the Discounted Target Price exceeds the Minimum Price.

“Default Interest Rate” means 8% per annum.

“Default Payment Date” means the date upon which the CVRs become due and payable pursuant to Section 801.

“Definitive Securities” has the meaning set forth in Section 302.

“Depositary” has the meaning set forth in Section 302.

“Discounted Target Price” means, if a Disposition or an Event of Default shall occur prior to the Maturity Date, $2.90 discounted from the Maturity Date back to the Disposition Payment Date or the Default Payment Date, as the case may be, at a per annum rate of 8%. In each case, upon each occurrence of an event specified in Section 301(j), such amounts, as they may have been previously adjusted, shall be adjusted pursuant to Section 301(j).

“Disposition” means (i) the direct or indirect sale, lease, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person (as that term is used in Section 13(d) of the Exchange Act); or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in clause (i) above) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares; unless in the case of a merger or consolidation pursuant to clause (ii), such transaction is in connection with a transaction in which all of the Shares are exchanged solely for other publicly traded common stock of the Company or another Person, the acquiror assumes the obligations of the Company relating to the CVRs, and appropriate adjustments are made to the Target Price, the Minimum Price, the Discounted Target Price and other terms hereof to reflect such transaction and the economic benefits intended to be conferred on the CVRs under this Agreement (a “Nondisposition Event”).

“Disposition Consummation Date” has the meaning set forth in Section 301(d).

“Disposition Payment Date” has the meaning set forth in Section 301(d).

“Effective Time” has the meaning set forth in the Preamble.

“Event of Default” has the meaning set forth in Section 801.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Securities” has the meaning set forth in Section 302.

“Holder” means a Person in whose name a CVR is registered in the Security Register.

“Independent Financial Expert” means an independent nationally recognized investment-banking firm.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Maturity Date” means the date that is the first day after the expiration of twelve (12) months from the Effective Time.

“Merger Agreement” has the meaning as set forth in the recitals.

“Minimum Price” means $2.40. In each case, upon each occurrence of an event specified in Section 301(j), such amount, as it may have been previously adjusted, shall be adjusted pursuant to Section 301(j).

“Nondisposition Event” has the meaning as set forth in the definition of “Disposition”.

“Officer’s Certificate’” means a certificate signed by the chairman or vice chairman of the Board of Directors, the president, any vice president, the controller, the treasurer, the secretary or any assistant secretary of the Company, in his or her capacity as such an officer, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be General Counsel for the Company, and who shall be reasonably acceptable to the Trustee.

“Outstanding”, when used with respect to CVRs, means, as of the date of determination, all CVRs theretofore authenticated and delivered under this Agreement, except: (a) CVRs theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; (b) from and after the earlier of the Default Payment Date, the Disposition Payment Date, or the Maturity Date, CVRs, or portions thereof, for whose payment cash in the necessary amount has been theretofore deposited by or on behalf of the Company with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such CVRs; and (c) CVRs in exchange for or in lieu of which other CVRs have been authenticated and delivered pursuant to this Agreement, other than any such CVRs in respect of which there shall have been presented to the Trustee proof satisfactory to it that such CVRs are held by a bona fide purchaser in whose hands the CVRs are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, direction, consent or waiver hereunder, CVRs owned by the Company or any other obligor upon the CVRs or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, direction, consent or waiver, only CVRs which the Trustee knows to be so owned shall be so disregarded.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Company to pay the amount determined pursuant to Section 301, if any, on any CVRs on behalf of the Company, which shall initially be the Trustee.

“Person” has the meaning set forth in Section 901.

“Responsible Officer”, when used with respect to the Trustee, means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Security Register” and “Security Registrar” have the respective meanings specified in Section 305(a).

“Shares” means the common shares, par value $0.001, of the Company.

“Stock” has the meaning as set forth in Section 202.

“Surviving Person” has the meaning as set forth in Section 901.

“Target Price” means $2.90. In each case, upon each occurrence of an event specified in Section 301(j), such amount, as it may have been previously adjusted, shall be adjusted pursuant to Section 301(j).

“Trust Indenture Act” means the Trust Indenture Act of 1939 as in force at the date as of which this Agreement was executed, except as provided in Section 605.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Trustee” shall mean such successor Trustee.

“Valuation Period” has the meaning set forth in Section 301(f).

“Value Report” has the meaning set forth in Section 301(g).

“Vice President”, when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title of “vice president”.

Section 102 Compliance Certificates and Opinions.

Upon any application or request by the Company to the Trustee to take any action under any provision of this Agreement, the Company shall furnish to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Agreement (including any covenants, compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement shall include: (a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and (d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 103 Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

Section 104 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 401) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that the Trustee deems sufficient.

(c) The ownership of CVRs shall be proved by the Security Register.

(d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 104, of the taking of any action by the Holders of the CVRs specified in this Agreement in connection with such action, any Holder of a CVR may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 104, revoke such action so far as it concerns such CVR. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any CVR shall bind every future Holder of the same CVR or the Holder of every CVR issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such CVR.

Section 105 Notices, etc., to Trustee and Company.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at 60 Livingston Avenue, St. Paul, Minnesota 55107 (Attention: Corporate Trust Services).

(b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at 345 Oyster Point Boulevard, South San Francisco, California 94080 (Attention: General Counsel), or at any other address previously furnished in writing to the Trustee by the Company.

Section 106 Notice to Holders; Waiver.

Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at such Holder’s address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 107 Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 108 Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 109 Successors and Assigns.

All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

Section 110 Benefits of Agreement.

Nothing in this Agreement or in the CVRs, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders.

Section 111 Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 112 Legal Holidays.

In the event that the Maturity Date, the Disposition Payment Date, or the Default Payment Date, as the case may be, shall not be a Business Day, then (notwithstanding any provision of this Agreement or the CVRs to the contrary) payment on the CVRs need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, the Disposition Payment Date, or the Default Payment Date, as the case may be.

Section 113 Separability Clause.

In case any provision in this Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE II.

CVR FORMS

Section 201 Forms Generally.

The CVRs and the Trustee’s certificate of authentication shall be in substantially the forms set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by law or any rule or regulation pursuant thereto, all as may be determined by officers executing such CVRs, as evidenced by their execution of the CVRs. Any portion of the text of any CVR may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the CVR.

The definitive CVRs shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner as determined by the officers executing such CVRs, as evidenced by their execution of such CVRs.

Section 202 Form of Face of CVR.

VIROLOGIC, INC.

No.	Certificate for Contingent Value Rights

This certifies that                                          or registered assigns (the “Holder”) is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the Agreement referred to on the reverse hereof, to a payment from ViroLogic, Inc., a Delaware corporation (the “Company”), in an amount and in the form determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the Agreement. Such payment shall be made in Cash (as defined below) on the third Business Day following the Maturity Date, or on the Default Payment Date or the Disposition Payment Date upon the occurrence of an Event of Default or a Disposition, as the case may be, each as defined in the Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only upon presentation of this CVR Certificate by the Holder hereof, at the office or agency of the Company maintained for that purpose. Such payment, including payments after a Disposition or Event of Default, shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check payable in such money (“Cash”).

Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CVR Certificate shall not be entitled to any benefit under the Agreement or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: , 2004	VIROLOGIC, INC.

By
Attest:
SEAL

Authorized Signature

Section 203 Form of Reverse of CVR.

This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of                     , 2004 (the “Agreement”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”, which term includes any successor Trustee under the Agreement), and is subject to the terms and provisions contained in the Agreement, all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the CVRs. Copies of the Agreement can be obtained by contacting the Trustee.

Subject to adjustment pursuant to Section 301(j) of the Agreement, the Company shall pay to the Holder hereof, in Cash, on the third Business Day following the Maturity Date, an amount, if any, as determined by the Company, by which the Target Price exceeds the greater of (i) the average of the Current Market Values for each trading day in the Valuation Period and (ii) the Minimum Price. Such determination by the Company absent manifest error shall be final and binding on the Company and the Holder.

Such amount, if any, shall be payable by the Company in Cash. U.S. Bank National Association has been appointed as Paying Agent. All payments to be made by the Company pursuant to this CVR Certificate shall be subject to and reduced by withholding taxes, if any. The Company shall have no obligation to reimburse, equalize, or compensate a Holder or other person for such withholding taxes.

Upon the consummation of a Disposition, the Company shall pay to the Holder hereof in Cash for each CVR represented hereby an amount, if any, as determined by the Company, by which the Discounted Target Price exceeds the greater of (i) (x) the cash amount received for each Share by the holder thereof as a result of such Disposition, plus (y) the average of the Current Market Values for each trading day in the 15 consecutive trading day period immediately preceding the date on which the Disposition was consummated (the “Disposition Consummation Date”) of the publicly traded stock consideration, if any, received for each Share by the holder thereof as a result of such Disposition, plus (z) the fair market value, as determined by an Independent Financial

Expert, of any other non-cash consideration, if any, received for each Share by the holder thereof as a result of such Disposition, in each case, assuming that such Holder did not exercise any right of appraisal granted under law with respect to such Disposition, and (ii) the Minimum Price. Such determinations by the Company and such Independent Financial Expert absent manifest error shall be final and binding on the Company and the Holder. Such payment shall be made on the date (the “Disposition Payment Date”) established by the Company, which in no event shall be more than 30 days after the Disposition Consummation Date. As soon as practicable after the Disposition Consummation Date, the Company shall give the Holder hereof and the Trustee notice of such Disposition and the Disposition Payment Date, as provided in Section 301(d) of the Agreement.

If an Event of Default occurs and is continuing, either the Trustee or the Holders holding an aggregate of at least 25% of the Outstanding CVRs, by notice to the Company (and to the Trustee if given by the Holders), may declare the CVRs due and payable, and upon such declaration, the Company shall pay to the Holder in Cash for each CVR held by the Holder the Default Amount with interest at a rate of 8% per annum from the Default Payment Date through the date payment is made or duly provided for.

In the event that the Company determines that no amount is payable on the CVRs to the Holder on the Maturity Date or the Disposition Payment Date, as the case may be, as a result of Automatic Extinguishment or otherwise, the Company shall give to the Holder and the Trustee notice of such determination. Upon making such determination, absent manifest error, this CVR Certificate shall terminate and become null and void and the Holder hereof shall have no further rights with respect hereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

If the Current Market Value of the Company’s Shares is greater than or equal to $3.50 per Share for each trading day in any 30 consecutive trading day period during the Valuation Period, the CVRs will automatically be extinguished without further consideration or action by the Company, the Trustee or the Holders (“Automatic Extinguishment”).

Notwithstanding any provision of the Agreement or of this CVR Certificate to the contrary, other than in the case of interest on the Default Amount, no interest shall accrue on any amounts payable on the CVRs to the Holder.

“Authorized Newspaper” means The Wall Street Journal (Eastern Edition), or if The Wall Street Journal (Eastern Edition) shall cease to be published, or, if the publication or general circulation of The Wall Street Journal (Eastern Edition) shall be suspended for whatever reason, such other English language newspaper as is selected by the Company with general circulation in The City of New York, New York.

“Current Market Value” per share shall be calculated at the end of each trading day and shall be, for any given trading day: (i) the volume weighted mean of the sales prices, regular way, on The Nasdaq Stock Market (or, if the Shares are not listed thereon, the principal other exchange on which such shares are then listed) on such trading day, as quoted by Bloomberg LP; (ii) if the shares are not then listed or admitted to trading on any securities exchange, the volume weighted mean of the sales prices over such trading day, as reported by Bloomberg LP or, if not so reported, as reported by a reputable quotation source designated by the Company; or (iii) if the shares are not then listed or admitted to trade on any securities exchange and no such reported sale price or bid and asked prices are available, the mean of the averages of the reported high and low and opening and closing bid and asked prices on such trading day, as reported in the Authorized Newspaper.

“Default Amount” means the amount, if any, by which the Discounted Target Price exceeds the Minimum Price.

“Default Payment Date” means the date upon which the CVRs become due and payable pursuant to Section 801 of the Agreement.

“Discounted Target Price” means, if a Disposition or an Event of Default shall occur prior to the Maturity Date, $2.90 discounted from the Maturity Date back to the Disposition Payment Date or the Default Payment Date, as the case may be, at a per annum rate of 8%. In each case, upon each occurrence of an event specified in Section 301(j) of the Agreement, such amount, as it may have been previously adjusted, shall be adjusted pursuant to Section 301(j) of the Agreement.

“Disposition” means (i) the direct or indirect sale, lease, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person (as that term is used in Section 13(d) of the Exchange Act; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares; unless in the case of a merger or consolidation pursuant to clause (ii), such transaction is in connection with a transaction in which all of the Shares are exchanged solely for other publicly traded common stock of the Company or another Person, the acquiror assumes the obligations of the Company relating to the CVRs, and appropriate adjustments are made to the Target Price, the Minimum Price, the Discounted Target Price and other terms hereof to reflect such transaction and the economic benefits intended to be conferred on the CVRs under this Agreement (a “Nondisposition Event”).

“Event of Default” has the meaning set forth in Section 801 of the Agreement.

“Independent Financial Expert” means an independent nationally recognized investment-banking firm.

The “Minimum Price” means $2.40. In each case, upon each occurrence of an event specified in Section 301(j) of the Agreement, such amount, as it may have been previously adjusted, shall be adjusted pursuant to Section 301(j) of the Agreement.

“Shares” means the common shares, par value $0.001, of the Company.

The “Target Price” means $2.90. In each case, upon each occurrence of an event specified in Section 301(j) of the Agreement, such amount, as it may have been previously adjusted, shall be adjusted pursuant to Section 301(j) of the Agreement.

“Valuation Period” has the meaning specified in Section 301(f) of the Agreement.

The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of CVRs under the Agreement at any time by the Company and the Trustee with the consent of the Holders of a majority of the CVRs at the time Outstanding.

No reference herein to the Agreement and no provision of this CVR Certificate or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the Agreement at the times, place, form of consideration and amount, herein prescribed.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR Certificate is registrable on the Security Register of the Company, upon surrender of this CVR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in the City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR Certificates, for the same amount of CVRs, will be issued to the designated transferee or transferees. The Company hereby initially designates the office of the Trustee as the office for registration of transfer of this CVR Certificate.

As provided in the Agreement and subject to certain limitations therein set forth, this CVR Certificate is exchangeable for one or more CVR Certificates representing the same number of CVRs as represented by this CVR Certificate as requested by the Holder surrendering the same.

No service charge will be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this CVR Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CVR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

All capitalized terms used in this CVR Certificate without definition shall have the meanings assigned to them in the Agreement.

Section 204 Form of Trustee’s Certificate of Authentication.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION.

This is one of the CVR Certificates referred to in the within-mentioned Agreement.

U.S. Bank National Association, as Trustee

By
Authorized Officer

ARTICLE III.

THE CVRS

Section 301 Title and Terms.

(a) The aggregate number of CVR Certificates which may be authenticated and delivered under this Agreement is limited to 100,000,000, except for CVRs authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other CVRs pursuant to Section 304, 305, 306 or 606 of this Agreement. The Company will not issue any fractional CVRs.

(b) The CVRs shall be known and designated as the “Contingent Value Rights” of the Company and shall be unsecured obligations of the Company that rank equally with all other unsecured obligations of the Company and the Holders shall have no rights except for those rights explicitly provided for herein and shall not, by virtue of their ownership of CVRs have any of the rights of a stockholder of the Company.

(c) Subject to adjustment pursuant to Section 301(j), the Company shall pay to each Holder, in Cash, on the third Business Day following the Maturity Date, for each CVR held by such Holder, an amount, if any, as determined by the Company, by which the Target Price exceeds the greater of (i) the average of the Current Market Values for each trading day in the Valuation Period and (ii) the Minimum Price. Such determinations by the Company absent manifest error shall be final and binding on the Company and the Holders. Not later than the second Business Day after the Maturity Date, the Company shall (x) prepare and file with the Trustee a certificate setting forth such determinations and the facts accounting for such determinations and (y) mail to each Holder a brief summary of such certificate, indicating the locations at which CVRs may be presented for payment.

(d) Upon the consummation of a Disposition, the Company shall pay (in the manner provided in Section 307) to each Holder for each CVR held by such Holder an amount, if any, as determined by the Company, by which the Discounted Target Price exceeds the greater of (i) (x) the cash amount received for each Share by the holder thereof as a result of such Disposition, plus (y) the average of the Current Market Values for each trading day in the 15 consecutive trading day period immediately preceding the date on which the Disposition was consummated (the “Disposition Consummation Date”) of the publicly traded stock consideration, if any, received for each Share by the holder thereof as a result of such Disposition, plus (z) the fair market value, as determined by an Independent Financial Expert, of any other non-cash consideration, if any, received for each Share by the holder thereof as a result of such Disposition, in each case, assuming that such Holder did not exercise any right of appraisal granted under law with respect to such Disposition, and (ii) the Minimum Price. Such determinations by the Company and such Independent Financial Expert absent manifest error shall be final and binding on the Company and the Holders. Such payment shall be made on the date (the “Disposition Payment Date”) established by the Company, which in no event shall be more than 30 days after the Disposition Consummation Date.

(e) As soon as practicable, the Company shall (x) prepare and file with the Trustee a certificate setting forth the determinations referred to in Section 301(d) and the facts accounting for such determinations and (y) mail to each Holder a brief summary of such certificate, indicating the locations at which CVRs may be presented for payment and the date on which the payment referred to in Section 301(d) shall be made.

(f) The current market value per share (the “Current Market Value”) shall be calculated at the end of each trading day and shall be, for any given trading day: (i) the volume weighted mean of the sales prices, regular way, on The Nasdaq Stock Market (or, if the shares are not listed thereon, the principal other exchange on which such shares are then listed) on such trading day, as quoted by Bloomberg LP; (ii) if the shares are not then listed or admitted to trading on any securities exchange, the volume weighted mean of the sales prices over such trading day, as reported by Bloomberg LP or, if not so reported, as reported by a reputable quotation source designated by the Company; or (iii) if the shares are not then listed or admitted to trade on any securities exchange and no such reported sale price or bid and asked prices are available, the mean of the averages of the reported high and low and opening and closing bid and asked prices on such trading day, as reported in the Authorized Newspaper.

“Valuation Period” means (i) with respect to a payment at the Maturity Date, the 15 consecutive trading day period immediately preceding (and including) the Maturity Date, and (ii) with respect to an Automatic Extinguishment, the period of time after the Effective Time and ending on the Maturity Date.

(g) In the event the fair market value of the consideration received as a result of a Disposition is determined by an Independent Financial Expert, the Company shall cause the Independent Financial Expert to deliver to the Company, with a copy to the Trustee, a value report (the “Value Report”) stating the methods of valuation considered or used and containing a statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The Trustee shall make available a copy of the Value Report to each Holder who requests such Value Report. The determination of the Independent Financial Expert as set forth in the Value Report absent manifest error shall be final and binding on the Company and the Holders.

(h) Notwithstanding any provision of this Agreement or the CVR Certificates to the contrary, other than in the case of interest on the Default Amount, no interest shall accrue on any amounts payable on the CVRs to any Holder.

(i) In the event that the Company determines that no amount is payable on the CVRs to the Holders on the Maturity Date, or the Disposition Payment Date, as the case may be, as a result of an Automatic Extinguishment or otherwise, the Company shall give to the Trustee and each Holder notice of such determination. Upon making such determination, absent manifest error, the CVR Certificates shall terminate and become null and void and the Holders thereof shall have no further rights with respect thereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

(j) In the event the Company shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding Shares, the Company shall similarly subdivide or combine the CVRs and shall appropriately adjust the Discounted Target Price, the Target Price, and the Minimum Price. In the case of a Nondisposition Event, appropriate adjustments will be made to the Target Price, the Minimum Price, and the Discounted Target Price. Whenever an adjustment is made as provided in this Section 301(j), the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Trustee a copy of such certificate and (iii) mail a brief summary thereof to each Holder. The Trustee shall be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment absent manifest error shall be final and binding on the Company and the Holders. Each outstanding CVR Certificate shall thenceforth represent that number of adjusted CVRs necessary to reflect such subdivision or combination, and reflect the adjusted Discounted Target Price, Target Price, and the Minimum Price.

(k) If the Current Market Value of the Company’s Shares is greater than or equal to $3.50 per Share for each trading day in any 30 consecutive trading day period during the Valuation Period, the CVRs will automatically be extinguished without further consideration or action by the Company or the Holders (the “Automatic Extinguishment”) and all obligation of the Company under this Agreement shall terminate and be of no further force or effect; provided that the Company shall (i) promptly prepare a certificate stating that an Automatic Extinguishment has occurred and briefly stating the facts accounting for such Automatic Extinguishment, (ii) promptly file with the Trustee a copy of such certificate and (iii) mail a brief summary thereof to each Holder.

Section 302 Registrable Form.

The CVRs shall be issuable only in registered form. The CVRs shall be issued initially in the form of one or more permanent global securities in registered form, substantially in the form set forth in Article II (“Global Securities”), deposited with the Trustee, as the custodian for The Depository Trust Company, its nominees and successors (the “Depositary”), and shall bear the legend set forth on Exhibit A. Each Global Security will represent such of the outstanding CVRs as will be specified therein and each shall provide that it represents the aggregate number of outstanding CVRs from time to time endorsed thereon and that the aggregate number of outstanding CVRs represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges. Any CVRs issued in definitive form as may be permitted by this Agreement shall be issued in the form of one or more permanent definitive securities in registered form, substantially in the form set forth in Article II (“Definitive Securities”), deposited with the Trustee, and shall not bear the legend set forth on Exhibit A.

Section 303 Execution, Authentication, Delivery and Dating.

The CVRs shall be executed on behalf of the Company by its chairman or vice chairman of the Board of Directors or its president or any vice president or its treasurer, under its corporate seal, which may, but need not, be attested. The signature of any of these officers on the CVRs may be manual or facsimile.

CVRs bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such CVRs or did not hold such offices at the date of such CVRs.

At any time and from time to time after the execution and delivery of this Agreement, the Company may deliver CVRs executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such CVRs; and the Trustee in accordance with such Company Order shall authenticate and deliver such CVRs as provided in this Agreement and not otherwise.

Each CVR shall be dated as of the date of its authentication.

No CVR shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such CVR a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized officer, and such certificate upon any CVR shall be conclusive evidence, and the only evidence, that such CVR has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Agreement.

Section 304 Temporary CVRs.

Until CVR Certificates are ready for delivery, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary CVRs which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the CVR Certificates in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such temporary CVRs may determine with the concurrence of the Trustee. Temporary CVRs may contain such reference to any provisions of this Agreement as may be appropriate. Every temporary CVR shall be executed by the Company and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the CVR Certificates.

If temporary CVRs are issued, the Company will cause CVR Certificates to be prepared without unreasonable delay. After the preparation of CVR Certificates, the temporary CVRs shall be exchangeable for CVR Certificates upon surrender of the temporary CVRs at the office or agency of the Company designated for such purpose pursuant to Section 702, without charge to the Holder.

Upon surrender for cancellation of any one or more temporary CVRs the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like amount of CVR Certificates. Until so exchanged, the temporary CVRs shall in all respects be entitled to the same benefits under this Agreement as CVR Certificates.

Section 305 Registration and Transfer and Exchange.

(a) Registration. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 702 being herein sometimes referred to as the “Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of CVRs and of transfers of CVRs. The Trustee is hereby initially appointed “Security Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(b) Transfer and Exchange.

(i) Transfer and Exchange of Global Securities. A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Securities will be exchanged by the Company for Definitive Securities if (i) the Company delivers to the Security Registrar notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the

Company within 120 days after the date of such notice from the Depositary; (ii) the Company in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and delivers a written notice to such effect to the Security Registrar or (iii) an Event of Default has occurred and is continuing and the Security Registrar has received a request from the Depositary to issue Definitive Securities. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Securities shall be issued in such names as the Depositary shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 hereof. Every CVR authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 305 or Section 304 or 306 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Global Security other than as provided in this Section 305(b)(i), however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 305(b)(ii) or (iii) hereof.

(ii) Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities will be effected through the Depositary, in accordance with the provisions of this Agreement and the Applicable Procedures. Beneficial interests in any Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in Global Security. No written orders or instructions shall be required to be delivered to the Security Registrar to effect the transfers described in this Section 305(b)(ii).

(iii) Beneficial Interests in Global Securities to Definitive Securities. If any holder of a beneficial interest in a Global Security proposes to exchange such beneficial interest for a Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Security, then the Security Registrar will cause the aggregate number of CVRs represented by the applicable Global Security to be reduced accordingly pursuant to Section 305(b)(vi) hereof, and the Company will execute and the Security Registrar will authenticate and deliver to the Person designated in the instructions a Definitive Security in the appropriate number of CVRs. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 305(b)(iii) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Security Registrar from or through the Depositary and the Participant or Indirect Participant.

(iv) Definitive Securities to Beneficial Interests in Global Securities. A Holder of a Definitive Security may exchange such Definitive Security for a beneficial interest in a Global Security or transfer such Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in a Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Security Registrar will cancel the applicable Definitive Security and increase or cause to be increased the aggregate number of CVRs represented by one of the Global Securities.

(v) Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 305(b)(v), the Security Registrar will register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Security Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Securities may transfer such Definitive Securities to a Person who takes delivery thereof in the form of Definitive Securities. Upon receipt of a request to register such a transfer, the Security Registrar shall register the Definitive Securities pursuant to the instructions from the Holder thereof.

(vi) Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been repurchased or canceled in whole and not in part, each such Global Security will be returned to or retained and canceled by the Security Registrar in accordance with Section 309 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the aggregate number of CVRs represented by such Global Security will be reduced accordingly and an endorsement will be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security will be increased accordingly and an endorsement will be made on such Global Security by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

(vii) General Provisions Relating to Transfers and Exchanges.

(A) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Securities and Definitive Securities upon receipt of a Company Order in accordance with Section 303 hereof or at the Security Registrar’s request.

(B) No service charge will be made to a Holder of a beneficial interest in a Global Security or to a Holder of a Definitive Security for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 304 hereof).

(C) All Global Securities and Definitive Securities issued upon any registration of transfer or exchange of Global Securities or Definitive Securities will be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this Agreement, as the Global Securities or Definitive Securities surrendered upon such registration of transfer or exchange.

(D) The Trustee will authenticate Global Securities and Definitive Securities in accordance with the provisions of Section 303 hereof.

Section 306 Mutilated, Destroyed, Lost and Stolen CVRs.

If (a) any mutilated CVR is surrendered to the Trustee or (b) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any CVR, and there is delivered to the Company and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Trustee that such CVR has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated CVR or in lieu of any such destroyed, lost or stolen CVR, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen CVR has become or is to become due and payable within 15 days, the Company in its discretion may, instead of issuing a new CVR Certificate, pay such CVR on the Maturity Date, the Disposition Payment Date or the Default Payment Date, as the case may be.

Upon the issuance of any new CVRs under this Section 306, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new CVR issued pursuant to this Section in lieu of any destroyed, lost or stolen CVR shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Agreement equally and proportionately with any and all other CVRs duly issued hereunder.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen CVRs.

Section 307 Presentation of CVR Certificate.

Payment of any amounts on the CVRs shall be made only upon presentation by the Holder thereof at the office or agency of the Company maintained for that purpose at any other office or agency maintained by the Company for such purpose. Such payment shall be made in Cash. The Holder of the CVRs shall furnish to the Company such forms, certificates, or other information as the Company may request to establish the legal entitlement of such Holder to an exemption from withholding taxes. In the event the Company does not receive such forms, certificates, or other evidence establishing a Holder’s legal entitlement to exemption from withholding tax, then all payments and disbursements to be made by the Company pursuant to this Agreement or the CVRs shall be reduced by and subject to withholding taxes. The Company shall have no obligation to reimburse, equalize or compensate a Holder or other person for withholding taxes.

Section 308 Persons Deemed Owners.

Prior to due presentment for the registration of a transfer of any CVR, the Trustee, the Security Registrar, any of their respective agents and the Company may deem and treat the Person in whose name any CVR is registered as the absolute owner of such CVR for the purpose of receiving payment on such CVRs and for all other purposes, and none of the Trustee, the Security Registrar, any of their respective agents or the Company shall be affected by notice to the contrary.

Section 309 Cancellation.

All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any CVRs previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all CVRs so delivered shall be promptly cancelled by the Trustee. No CVRs shall be authenticated in lieu of or in exchange for any CVRs cancelled as provided in this Section, except as expressly permitted by this Agreement. All cancelled CVRs held by the Trustee shall be disposed of as directed by a Company Order.

Section 310 CUSIP Numbers.

The Company in issuing the CVRs may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices to the Holders as a convenience to the Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the CVRs or as contained in any notices and that reliance may be placed only on the other identification numbers printed on the CVRs, and any such notice shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

ARTICLE IV.

THE TRUSTEE

Section 401 Certain Duties and Responsibilities.

(a) With respect to the Holders of CVRs issued hereunder, the Trustee, prior to the occurrence of an Event of Default with respect to the CVRs and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default with respect to the CVRs has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) In the absence of bad faith on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

(c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) no provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; and

(iv) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 809 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

(d) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

Section 402 Certain Rights of Trustee.

The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee. Subject to the provisions of Trust Indenture Act Sections 315(a) through 315(d) and Section 401 hereof:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

(c) whenever in the administration of this Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Holders of not less than a majority in aggregate number of the CVRs then Outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such investigation shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be repaid by the Company upon demand;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the permissive rights of the Trustee to do things enumerated in this Agreement shall not be construed as a duty and the Trustee shall be liable for its negligence, bad faith or willful misconduct; and

(i) except for (i) a default under Section 801(a) and (ii) any other event of which the Trustee has “actual knowledge,” which event, with the giving of notice or the passage of time or both, would constitute an Event of Default, the Trustee shall not be deemed to have notice of any default or event unless specifically notified in writing of such event by the Company or the Holders of not less than 25% in aggregate number of CVRs Outstanding; as used herein, the term “actual knowledge” means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto.

No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 403 Not Responsible for Recitals or Issuance of CVRs.

The recitals contained herein and in the CVRs, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the CVRs. The Trustee shall not be accountable for the use or application by the Company of CVRs or the proceeds thereof.

Section 404 May Hold CVRs.

The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of CVRs, and, subject to Sections 407 and 401, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

Section 405 Money Held in Trust.

Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder.

Section 406 Compensation, Reimbursement and Indemnification of the Trustee.

The Company agrees:

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

(c) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, including the enforcement of this Section 406.

When the Trustee incurs expenses or renders services after a Default specified in Section 801(c) or 801(d) occurs, the reasonable expenses and the compensation for services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any bankruptcy law.

Section 407 Disqualification; Conflicting Interests.

The Trustee shall be subject to the provisions of Section 310(b) of the Trust Indenture Act during the period of time provided for therein. Nothing herein shall prevent the Trustee from filing with the Commission the application referred to in the penultimate paragraph of Section 310(b) of the Trust Indenture Act.

Section 408 Corporate Trustee Required; Eligibility.

There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any State, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal or State authority and, to the extent there is such an institution eligible and willing to serve, having an office or agency in the City of New York. If such corporation publishes reports of condition at least annually pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 409 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 410.

(b) The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by (i) the Company, by a Board Resolution or, (ii) an Act of the Holders of a majority of the Outstanding CVRs, delivered to the Trustee and to the Company.

(d) If at any time:

(i) the Trustee shall fail to comply with Section 407 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a CVR for at least six months,

(ii) the Trustee shall cease to be eligible under Section 408 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(iii) the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) the Company by a Board Resolution may remove the Trustee, or (ii) the Holder of any CVR who has been a bona fide Holder of a CVR for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any reason, the Company, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority of the Outstanding CVRs delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 410, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the CVRs and so accepted appointment, the Holder of any CVR who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of CVRs as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Company fails to send such notice within ten days after acceptance of appointment by a successor Trustee, the successor Trustee shall cause the notice to be mailed at the expense of the Company.

Section 410 Acceptance of Appointment by Successor.

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

Section 411 Merger, Conversion, Consolidation or Succession to Business.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any CVRs shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the CVRs so authenticated with the same effect as if such successor Trustee had itself authenticated such CVRs; and such certificate shall be fully effective, provided that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

ARTICLE V.

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

Section 501 Company to Furnish Trustee Names and Addresses of Holders.

The Company will furnish or cause to be furnished to the Trustee, at such times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request, a list, in such form as the Trustee may reasonably require, of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished; provided, however, that, if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.

Section 502 Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 501 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 501 upon receipt of a new list so furnished.

(b) If three or more Holders (hereinafter referred to as “applicants”) apply in writing to the Trustee, and furnish to the Trustee reasonable proof that each such applicant has owned a CVR for a period of at least six months preceding the date of such application, and such application states that the applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the CVRs and is accompanied by a copy of the form of proxy or other communication which such applicants propose to transmit, then the Trustee shall, within five Business Days after the receipt of such application at its election, either:

(i) afford such applicants access to the information preserved at the time by the Trustee in accordance with Section 502(a), or

(ii) inform such applicants as to the approximate number of Holders whose names and addresses appear in the information preserved at the time by the Trustee in accordance with Section 502(a), and as to the approximate cost of mailing to such Holders the form of proxy or other communication, if any, specified in such application.

If the Trustee shall elect not to afford such applicants access to such information, the Trustee shall, upon the written request of such applicants, mail to each Holder whose name and address appear in the information preserved at the time by the Trustee in accordance with Section 502(a), a copy of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Trustee of the material to be mailed and of payment, or provision for the payment, of the reasonable expenses of mailing, unless within five days after such tender, the Trustee shall mail to such applicants and file with the Commission, together with a copy of the material to be mailed, a written statement to the effect that, in the opinion of the

Trustee, such mailing would be contrary to the best interests of the Holders or would be in violation of applicable law. Such written statement shall specify the basis of such opinion. If the Commission, after opportunity for a hearing upon the objections specified in the written statement so filed, shall enter an order refusing to sustain any of such objections or if, after the entry of an order sustaining one or more of such objections, the Commission shall find, after notice and opportunity for hearing, that all the objections so sustained have been met and shall enter an order so declaring, the Trustee shall mail copies of such material to all such Holders with reasonable promptness after the entry of such order and the renewal of such tender; otherwise the Trustee shall be relieved of any obligation or duty to such applicants respecting their application.

(c) Every Holder of CVRs, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Section 502(b), regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 502(b).

Section 503 Reports by Trustee.

Within 60 days after May 15 of each year, commencing with the May 15 occurring after the initial issuance of CVRs hereunder, the Trustee shall transmit by mail to the Holders of CVRs, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, and to the Company a brief report dated as of such July 15 which satisfies the requirements of Section 313(a) of the Trust Indenture Act.

Section 504 Reports by Company.

The Company shall:

(a) file with the Trustee, within 15 days after the date on which the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

(b) file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Agreement as may be required from time to time by such rules and regulations.

The Trustee shall transmit by mail to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to Subsections (a) and (b) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

ARTICLE VI.

AMENDMENTS

Section 601 Amendments Without Consent of Holders.

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more amendments hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the CVRs any property or assets;

(b) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the CVRs;

(c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Trustee shall consider to be for the protection of the Holders of CVRs, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Agreement as herein set forth; provided that in respect of any such additional covenant, restriction, condition or provision such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority of the Outstanding CVRs to waive such an Event of Default;

(d) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders; or

(e) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Agreement under the TIA.

Section 602 Amendments with Consent of Holders.

With the consent of the Holders of not less than a majority of the Outstanding CVRs as required to amend the Agreement in accordance with the Trust Indenture Act, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more amendments hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders under this Agreement; provided that no such amendment shall, without the consent of the Holder of each Outstanding CVR affected thereby:

(a) modify the definition of Maturity Date, Disposition Payment Date, Default Payment Date, Current Market Value, Valuation Period, Minimum Price, Discounted Target Price, Target Price, Default Amount or Default Interest Rate or modify Section 301(j) or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs;

(b) reduce the amount of the Outstanding CVRs, the consent of whose Holders is required for any such amendment; or

(c) modify any of the provisions of this Section, except to increase any such percentage or to provide that certain other provisions of this Agreement cannot be modified or waived without the consent of the Holder of each CVR affected thereby.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

Promptly after the execution by the Company and the Trustee of any amendment pursuant to the provisions of this Section, the Company shall mail a notice thereof by first class mail to the Holders of CVRs at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

Section 603 Execution of Amendments.

In executing any amendment permitted by this Article, the Trustee shall be entitled to receive, and (subject to Section 401) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s own rights, duties or immunities under this Agreement or otherwise.

Section 604 Effect of Amendments.

Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Holder of CVRs theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 605 Conformity with Trust Indenture Act.

Every amendment executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.

Section 606 Reference in CVRs to Amendments.

CVRs authenticated and delivered after the execution of any amendment pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Company shall so determine, new CVRs so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such amendment may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding CVRs.

ARTICLE VII.

COVENANTS

Section 701 Payment of Amounts, if any, to Holders.

The Company will duly and punctually pay the amounts, if any, in the manner provided for in Section 307 on the CVRs in accordance with the terms of the CVRs and this Agreement.

Section 702 Maintenance of Office or Agency.

As long as any of the CVRs remain Outstanding, the Company will maintain an office or agency where CVRs may be presented or surrendered for payment. The Company also will maintain an office or agency (i) where CVRs may be surrendered for registration of transfer or exchange and (ii) where notices and demands to or upon the Company in respect of the CVRs and this Agreement may be served. The Company hereby initially designates the office of the Trustee at 60 Livingston Avenue, St. Paul, Minnesota 55107 (Attention: Corporate Trust Services), as the office or agency of the Company where CVRs may be presented for payment, and such offices of the Trustee as the office or agency where CVRs may be surrendered for registration of transfer or exchange and where such notices or demands may be served, in each case, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at such offices of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may from time to time designate one or more other offices or agencies (in or outside of the City of New York) where the CVRs may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations as set forth in the preceding paragraph. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

Section 703 Money for CVR Payments to Be Held in Trust.

If the Company shall at any time act as its own Paying Agent, it will, on or before the Maturity Date, the Disposition Payment Date or the Default Payment Date, as the case may be, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the amounts, if any, so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will promptly notify the Trustee of its action or failure so to act.

Whenever the Company shall have one or more Paying Agents for the CVRs, it will, on or before the Maturity Date, the Disposition Payment Date or the Default Payment Date, as the case may be, deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that (A) such Paying Agent will hold all sums held by it for the payment of any amount payable on CVRs in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and (B) that it will give the Trustee notice of any failure by the Company (or by any other obligor on the CVRs) to make any payment on the CVRs when the same shall be due and payable.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment on any CVRs and remaining unclaimed for one year after the Maturity Date, the Disposition Payment Date or the Default Payment Date, as the case may be, shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such CVR shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 704 Certain Purchases and Sales.

The Company will not, and will not permit any of its subsidiaries or Affiliates, on any day during the period commencing 10 trading days before the Valuation Period with respect to the Maturity Date and ending on the Maturity Date: (1) offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any shares of Shares or any securities convertible into or exercisable or exchangeable for Shares, or (2) enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the Company and its subsidiaries and Affiliates during the applicable periods from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a purchase or acquisition of Shares even if such Shares would be acquired by someone other than the Company or any of its subsidiaries or Affiliates. Such prohibited hedging or other transactions would include without limitation any purchase or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Section 705 Written Statement to Trustee.

The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under this Agreement. For purposes of this Section, such compliance shall be determined without regard to any period of grace or requirement of notice under this Agreement.

Section 706 Available Cash.

The Company shall at all times maintain sufficient available Cash in order to fund the maximum amount of Cash that may be payable under the terms of this Agreement.

ARTICLE VIII.

REMEDIES OF THE TRUSTEE AND HOLDERS ON EVENT OF DEFAULT

Section 801 Event of Default Defined; Acceleration of Maturity; Waiver of Default.

“Event of Default”, with respect to CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of all or any part of the amounts payable in respect of any of the CVRs as and when the same shall become due and payable following the Maturity Date, the Disposition Payment Date, or otherwise;

(b) material default in the performance, or material breach, of any material covenant or warranty of the Company relating to the CVRs (other than a covenant or warranty in respect of the CVRs a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such material default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the Outstanding CVRs, a written notice specifying such material default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.

If an Event of Default described above occurs and is continuing, then, and in each and every such case, unless all of the CVRs shall have already become due and payable, either the Trustee or the Holders of not less than 25% of the CVRs then Outstanding hereunder by notice in writing to the Company (and to the Trustee if given by the Holders) may declare the CVRs to be due and payable immediately, and upon any such declaration the Default Amount shall become immediately due and payable and, thereafter, shall bear interest at the Default Interest Rate until payment is made to the Trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the CVRs shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due otherwise than by acceleration (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee except as a result of negligence or bad faith, and if any and all Events of Default under this Agreement, other than the nonpayment of the amounts which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority of all the CVRs then Outstanding, by written notice to the Company and to the Trustee, may waive all defaults with respect to the CVRs and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Section 802 Collection of Indebtedness by Trustee; Trustee May Prove Debt.

The Company covenants that in case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable; whether at the Maturity Date, the Disposition Payment Date, the Default Payment Date or otherwise, then upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of the CVRs the whole amount, in Cash, that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of its negligence or bad faith.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such CVRs and collect in the manner provided by law out of the property of the Company or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

In case there shall be pending proceedings relative to the Company or any other obligor upon the CVRs under Title 11 of the United States Code or any other applicable Federal or State bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or its property or such other obligor, or in case of any other judicial proceedings relative to the Company or other obligor upon the CVRs, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of any CVRs shall then be due and payable as therein expressed or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the CVRs, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the CVRs, or to the creditors or property of the Company or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts receivable with respect to the claims of the Holders and of the Trustee on their behalf and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 406.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the Trustee without the possession of any of the CVRs or the production thereof at any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such CVRs parties to any such proceedings.

Section 803 Application of Proceeds.

Any monies collected by the Trustee pursuant to this Article in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several CVRs in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented CVRs if only partially paid or upon surrender thereof if fully paid:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and each predecessor Trustee and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 406;

SECOND: To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Default Interest Rate on all such amounts, and in case such moneys shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any CVR over any other CVR, ratably to the aggregate of such amounts due and payable; and

THIRD: To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

Section 804 Suits for Enforcement.

In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Trustee by this Agreement or by law.

Section 805 Restoration of Rights on Abandonment of Proceedings.

In case the Trustee shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 806 Limitations on Suits by Holders.

No Holder of any CVR shall have any right by virtue or by availing itself of any provision of this Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof as hereinbefore provided, and unless also the Holders of not less than 25% of the CVRs then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 30 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 809; it being understood and intended, and being expressly covenanted by the taker and Holder of every CVR with every other taker and Holder and the Trustee, that no one or more Holders of CVRs shall have any right in any manner whatever by virtue or by availing itself or themselves of any provision of this Agreement to effect, disturb or prejudice the rights of any other such Holder of CVRs, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of CVRs. For the protection and enforcement of the provisions of this Section, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 807 Unconditional Right of Holders to Institute Certain Suits.

Notwithstanding any other provision in this Agreement and any provision of any CVR, the right of any Holder of any CVR to receive payment of the amounts payable in respect of such CVR on or after the respective due dates expressed in such CVR, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 808 Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

Except as provided in Section 806, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 806, every power and remedy given by this Agreement or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 809 Control by Holders.

The Holders of a majority of the CVRs at the time Outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the CVRs by this Agreement; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Agreement; and provided further that (subject to the provisions of Section 401) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the CVRs not joining in the giving of said direction, it being understood that (subject to Section 401) the Trustee shall have no duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders.

Nothing in this Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

Section 810 Waiver of Past Defaults.

Prior to the declaration of the acceleration of the maturity of the CVRs as provided in Section 801, in the case of a default or an Event of Default specified in clause (b), (c) or (d) of Section 801, the Holders of a majority of all the CVRs then Outstanding may waive any such default or Event of Default, and its consequences, except a default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each CVR affected. In the case of any such waiver, the Company, the Trustee and the Holders of the CVRs shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 811 Trustee to Give Notice of Default, but May Withhold in Certain Circumstances.

The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register, notice by mail of all defaults which have occurred, such notice to be transmitted within 45 days after the occurrence thereof unless such defaults shall have been cured before the giving of such notice (the term “default” or “defaults” for the purposes of this Section being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default); provided that, except in the case of default in the payment of the amounts payable in respect of any of the CVRs, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 812 Right of Court to Require Filing of Undertaking to Pay Costs.

All parties to this Agreement agree, and each Holder of any CVR by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith or the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than 10% of the CVRs Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any CVR on or after the due date expressed in such CVR.

ARTICLE IX.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 901 Company May Consolidate, Etc.

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) in case the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall be a corporation, partnership or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume payment of amounts on all the CVRs and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Event of Default shall have happened and be continuing; and

(iii) the Company has delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 902 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 901, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the

Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter, the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the CVRs.

Section 903 Opinion of Counsel to Trustee.

The Trustee, subject to the provisions of Sections 401 and 402, may receive an Opinion of Counsel, prepared in accordance with Sections 103 and 104, as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this Agreement.

ARTICLE X.

DISCHARGE OF AGREEMENT

Section 1001 Discharge of Liability on CVRs.

When (i) the Company delivers to the Trustee all outstanding CVRs (other than CVRs replaced pursuant to Section 306) for cancellation, (ii) all outstanding CVRs have become due and payable and the Company irrevocably deposits with the Trustee, the Paying Agent (if the Paying Agent is not the Company or any of its Affiliates) cash sufficient to pay all amounts due and owing on all outstanding CVRs (other than CVRs replaced pursuant to Section 306 or CVRs held by the Company or any Affiliate thereof), or (iii) an Automatic Extinguishment shall have occurred and if in all cases the Company pays any other sums payable hereunder by the Company, then this Agreement shall, subject to Section 406, cease to be of further effect. The Trustee shall join in the execution of a document prepared by the Company acknowledging satisfaction and discharge of this Agreement on demand of the Company accompanied by an Officer’s Certificate and Opinion of Counsel and at the cost and expense of the Company.

Section 1002 Repayment to the Company.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the CVRs that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person and the Trustee and the Paying Agent shall have no further liability to the Holders with respect to such money or securities for that period commencing after the return thereof.

* * * * *

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

VIROLOGIC, INC.

By:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Title:

EXHIBIT A

FORM OF LEGEND FOR BOOK-ENTRY GLOBAL SECURITIES

Any Global Security authenticated and delivered hereunder shall bear a legend in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE CONTINGENT VALUE RIGHTS AGREEMENT (THE “AGREEMENT”) HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE AGREEMENT, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE AGREEMENT.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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Annex C

May 28, 2004

The Board of Directors

ViroLogic, Inc.

345 Oyster Point Boulevard

South San Francisco, CA 94080

Dear Members of the Board:

We understand that ViroLogic, Inc. (“Acquiror”), Apollo Acquisition Sub, Inc. (“Merger Sub I”), Apollo Merger Subsidiary, LLC (“Merger Sub II”), and ACLARA Biosciences, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004 (the “Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company as the surviving entity (“Merger I”), and the Company shall be merged with and into Merger Sub II, with Merger Sub II as the surviving entity (“Merger II” and, together with Merger I, the “Transaction”). Pursuant to the terms of the Agreement, at the effective time of Merger I, each issued and outstanding share of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive (i) 1.7 shares (the “Stock Consideration”) of the common stock, par value $0.001 per share, of Acquiror (the “the Acquiror Common Stock”) and (ii) 1.7 contingent value rights (the “CVRs”), each representing the right to receive a cash payment equal to the difference between the price of one share of Acquior Common Stock as of a period ending one year after the closing of the Transaction and $2.90, subject to a maximum of $0.50 per CVR and subject to the conditions set forth the Contingent Rights Agreement, dated as of May 28, 2004 (the “CVR Agreement”). The Stock Consideration and the CVRs are referred to together as the “Exchange Ratio.” The terms and conditions of the Transaction are more fully set forth in the Agreement and the CVR Agreement.

You have requested our opinion as to the fairness to Acquiror, from a financial point of view, of the Exchange Ratio as of the date hereof. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement and the CVR Agreement;

(ii)	Analyzed certain historical publicly available business and financial information relating to Acquiror and the Company;

(iii)	Reviewed various financial forecasts provided to us by Acquiror and the Company relating to the businesses of Acquiror and the Company, respectively, and various other data provided to us by Acquiror and the Company relating to their respective businesses; and also reviewed various financial forecasts provided to us by Acquiror relating to the business of the Company;

(iv)	Held discussions with members of the senior management of Acquiror and the Company with respect to the business, prospects and strategic objectives, respectively, of Acquiror and the Company, and held discussions with the senior management of Acquiror with respect to the possible benefits that might be realized following the Transaction as projected by Acquiror;

(v)	Reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Acquiror to be realized by the combined entity in connection with the Transaction;

(vi)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Acquiror and the Company;

(vii)	Reviewed the financial terms of certain significant business combinations involving companies in lines of businesses we believe to be generally comparable to those of Acquiror and the Company;

(viii)	Reviewed the historical trading prices and trading volumes of the Acquiror Common Stock and the Company Common Stock; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

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We have relied upon the accuracy and completeness of the foregoing information. We have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Acquiror or the Company or concerning the solvency of or issues relating to solvency concerning either of the foregoing entities. With respect to the financial forecasts, including the synergistic savings and benefits projected by Acquiror to be realized following the Transaction, and the timing thereof, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Acquiror and the Company as to the future financial performance of Acquiror and of the Company, respectively, and of Acquiror with respect to the performance of Acquiror following the Transaction. In addition, with respect to financial forecasts regarding the Company, at your direction, we relied on forecasts provided by management of Acquiror rather than forecasts provided by management of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Agreement and the CVR Agreement, without any waiver or modification of any material terms or conditions by Acquiror, that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on Acquiror or the Company and that the synergistic savings and benefits of the Transaction projected by the management of Acquiror will be substantially realized both in scope and timing. In addition, we have assumed that (i) the Transaction will be accounted for as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the number of outstanding shares of common stock of Acquiror and the Company on a fully diluted basis will not be materially different than as represented in the Agreement and (iii) the other representations and warranties of the Company contained in the Agreement are true and complete. Further, in reaching our opinion we have considered only the current market price of the Acquiror Common Stock.

We do not express any opinion as to the price at which the Acquiror Common Stock or the Company Common Stock may trade subsequent to the announcement of the Transaction or as to the price at which the Acquiror Common Stock or CVRs may trade subsequent to the consummation of the Transaction.

Lazard Frères & Co. LLC is acting as an investment banker to Acquiror in connection with the Transaction and will receive a fee for our services, a substantial portion of which is payable upon the closing of the Transaction. We have in the past provided investment banking services to Acquiror for which we have received customary fees. In addition, in the ordinary course of our business, we may actively trade the securities of Acquiror and the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

The opinion expressed herein is addressed to Acquiror’s board of directors and is rendered to Acquiror’s board of directors in connection with the Transaction. Our opinion does not address the merits of the underlying decision by Acquiror to engage in the Transaction. We express no opinion or recommendation as to how the stockholders of Acquiror or the Company should vote at any stockholders’ meeting to be held in connection with the Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ David N. Low, Jr.

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Annex D

May 28, 2004

Board of Directors

ACLARA BioSciences, Inc.

1288 Pear Avenue

Mountain View, CA 94043

Members of the Board:

We understand that ACLARA BioSciences, Inc. (the “Company”), Virologic, Inc. (“Virologic”), Apollo Acquisition Sub, Inc., a wholly owned subsidiary of Virologic (“Merger Sub I”), and Apollo Merger Subsidiary, LLC, a wholly owned subsidiary of Virologic (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”) intend to enter into an Agreement and Plan of Merger and Reorganization, dated May 28, 2004 (the “Agreement”), pursuant to which (1) Merger Sub I will merge with and into the Company (“Merger I”), and (2) immediately following the effectiveness of Merger I (the “Effective Time”), the Company will merge with and into Merger Sub II (“Merger II,” and together with Merger I, the “Proposed Transaction”). We further understand that, upon consummation of Merger I, each share of common stock of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the consummation of Merger I will be converted into the right to receive (i) 1.7 shares of common stock of Virologic (the “Virologic Common Stock”) (the “Common Stock Exchange Ratio”) and (ii) 1.7 contingent value rights (the “CVRs”) (the “CVR Exchange Ratio”, and together with the Common Stock Exchange Ratio, the “Exchange Ratio”). We further understand that the Company shall pay to the holder of each CVR, in cash, on the third business day following the day that is the first day after the expiration of twelve months after the effective time of Merger I (the “Maturity Date”), an amount, if any, by which $2.90 exceeds the greater of (i) the Current Market Value over the Valuation Period and (ii) $2.40. We further understand that if the Current Market Value of the shares of Virologic Common Stock for each trading day in any 30 consecutive trading day period during the Valuation Period is greater than or equal to $3.50 per share, the CVRs will automatically be extinguished without further consideration or action by Virologic (the “Automatic Extinguishment”) and all obligations of Virologic under the Contingent Value Rights Agreement (set forth as Exhibit A to the Agreement) (the “CVR Agreement”) will then terminate and be of no further force or effect. “Current Market Value” means the volume weighted mean of the sales prices on The Nasdaq Stock Market for shares of Virologic Common Stock for each day, averaged over the applicable period. “Valuation Period” means (i) with respect to a payment at the Maturity Date, the 15 consecutive day trading period immediately preceding (and including) the Maturity Date, and (ii) with respect to an Automatic Extinguishment, the period of time after the Effective Time and ending on the Maturity Date. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and the CVR Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be received by such stockholders in Merger I. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect Merger I.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the CVR Agreement and the specific terms of the Proposed Transaction and the CVRs, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (3) publicly available information concerning Virologic that we believe to be relevant to our analysis, including Virologic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Virologic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections for the Company prepared by the Company’s management (the “Company Projections”), (5) financial and operating information with respect to the business, operations and prospects of Virologic, furnished to us by Virologic and the Company, including financial projections for Virologic prepared by Virologic’s management (the “Virologic Projections”), (6) the trading history of shares of Company Common Stock from May 29, 2003 to the present, (7) the trading history of shares of Virologic Common Stock from May 29, 2003 to the present, (8) a comparison of the historical financial results and present financial condition of the Company and Virologic with those of other companies that we deemed relevant, (9) independent research analysts’ estimates of the future financial performance of Virologic (the “Virologic Research Estimates”), (10) financial and operating information with respect to business, operations and prospects of the combined company on a pro forma basis following consummation of the Proposed Transaction, (11) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company, and (12) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Virologic concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Virologic that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have assumed that the Company will perform substantially in accordance with such projections. With respect to the Virologic Projections, upon advice of Virologic we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Virologic as to the future financial performance of Virologic. However, for purposes of our analysis, at the Company’s direction, we used the more conservative Virologic Research Estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Virologic and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Virologic. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of Virologic Common Stock or the CVRs will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of Virologic Common Stock or the CVRs to be held by shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such shareholders at any time prior to the announcement or the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be received by the Company’s stockholders in Merger I is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

This opinion is directed to the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to Proposed Transaction.

Very truly yours,

/s/    LEHMAN BROTHERS

Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262.    Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS OF VIROLOGIC, INC.

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Board of Directors (the “Board”) of ViroLogic, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting, and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements as well as the quality and integrity of the Company’s financial statements and reports, as well as the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (the “Auditors”) and the performance of the Company’s internal audit function. The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors, the Company’s financial management and internal auditors.

COMPOSITION

The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

AUTHORITY

The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

RESPONSIBILITIES

The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee shall report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders.

2. Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures, established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Former Employees of Auditor. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Auditors and engaged on the Company’s account.

7. Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8. Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

9. Quarterly Results. To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

10. Management’s Discussion and Analysis. To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

11. Press Releases. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12. Accounting Principles and Policies. To review and discuss with management and the Auditors, as appropriate significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

13. Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

15. Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. National Office Communications. To review and discuss with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. Disagreements Between Auditors and Management. To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

18. Internal Control Over Financial Reporting. To confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting including any special audit steps taken in the event of material control deficiencies, responsibilities, budget and staff of the internal audit function and review of the appointment or replacement of the senior internal audit executive or manager.

19. Separate Sessions. Periodically, to meet in separate sessions with the Auditors, the internal auditors or other personnel responsible for the internal audit function and management to discuss any matters that the Committee, the Auditors, the internal auditors or management believe should be discussed privately with the Committee.

20. Correspondence with Regulators. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21. Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Regulatory and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

23. Ethical Compliance. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

24. Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

25. Proxy Report. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

26. Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

27. Report to Board. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

28. Annual Committee Evaluation. To conduct an annual evaluation of the performance of the Committee.

29. General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

Annex G

AMENDED AND RESTATED CHARTER OF THE NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

ORGANIZATION

The Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of ViroLogic, Inc., a Delaware corporation (the “Company”), shall consist of at least two members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”), when and as required by Nasdaq. The members of the Committee and the Committee chairperson shall be appointed by the Board.

STATEMENT OF POLICY

The purpose of the Committee shall be to (i) identify, review and evaluate candidates to serve as directors of the Company and review and evaluate incumbent directors; (ii) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (iii) recommend to the Board for selection candidates to the Board; and (iv) make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Communication – Regular and meaningful contact throughout the year with the Board, committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective affairs relating to the directors of the Company.

•	Resources – The Committee shall be authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Reporting to the Board – The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Delaware General Corporation Law, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•

Director Nominations – The Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The Committee shall also have the primary responsibility for reviewing, evaluating and considering the recommendation for nomination of incumbent directors for reelection to the Board, as well as monitoring the size of the Board. The Committee shall also or recommend to the Board for selection candidates to the Board. The Committee shall also have the power and authority to consider recommendations for Board nominees

G-1

and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board of Directors, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.

•	Board Assessment – The Committee shall periodically review, discuss and assess the performance of the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment shall include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and/or management believe contributions could be improved, and overall Board composition and makeup, including the reelection of current Board members. The factors to be considered shall include whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment, skills and expertise appropriate for the Company. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by Nasdaq. The results of these reviews shall be provided to the Board for further discussion as appropriate.

•	Board Committee Nominations – The Committee, after due consideration of the interests, independence and experience of the individual directors and the independence and experience requirements of Nasdaq, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

•	Continuing Education – The Committee shall consider instituting a plan or program for the continuing education of directors.

•	Procedures for Information Dissemination – The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

•	Director Compensation – The Committee shall periodically review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any changes considered appropriate to the full Board for its approval.

•	Management Succession – The Committee shall periodically review with the Chief Executive Officer the plans for succession to the office of the Company’s Chief Executive Officer and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to this position.

•	Self-Assessment – The Committee shall review, discuss and assess its own performance at least annually. The Committee shall also periodically review and assess the adequacy of this charter, including the Committee’s role and responsibilities as outlined in this Charter, and shall recommend any proposed changes to the Board for its consideration.

MEETINGS

The Committee will hold at least one regular meeting per year and additional meetings, as the Committee deems appropriate.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

G-2

Annex H

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

PURPOSE

The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of ACLARA BioSciences, Inc. (the “Company”) with the Board’s oversight responsibilities regarding:

(i)	the integrity of the Company’s financial statements;

(ii)	the Company’s compliance with legal and regulatory requirements;

(iii)	the independent auditor’s qualifications and independence;

(iv)	the performance of the Company’s internal audit function and independent auditor; and

(v)	preparation of the report that Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities delegated to the Committee in this charter, the Committee shall also carry out and may exercise any other powers or responsibilities delegated to it by the Board from time to time. The powers and responsibilities delegated by the Board to the Committee in this charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any election or decision (including, but not limited to, any election or decision regarding the exercise of powers delegated to the Committee hereunder) shall be made by the Committee in its sole discretion. While acting within the scope of its stated purposes, the Committee shall have and may exercise all the powers and authority of the Board.

Notwithstanding the forgoing, the Committee’s responsibility is limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies and internal audit function and controls. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements and other procedures. Members of the Committee are not required to be engaged in the accounting or auditing profession and, consequently, some members may not be “financial experts” or otherwise experts in matters involving auditing or accounting, including in respect of auditor independence, financial reporting processes, accounting policies or internal audit functions and controls. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate or in accordance with generally accepted accounting principles, applicable laws or regulations. Each member of the Committee shall be entitled to rely on: (i) the integrity of those persons within the Company and of the professionals and experts (including the Company’s independent auditor) from which the Committee receives information; (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary; and (iii) representations made by management or the independent auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent auditor to the Company.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this charter is not intended to have that meaning. Consistent with footnote 47 of SEC Release No. 34-42266, any use in this charter of the term “review” should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

MEMBERSHIP

The Committee shall consist of at least three members of the Board. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee shall be a “financial expert” in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules promulgated by the SEC thereunder.

Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market, the Sarbanes-Oxley Act and the applicable rules promulgated by the SEC thereunder. No Committee member may own or control 20% or more of the Company’s voting securities or such lower measure as may be established by the SEC in rules promulgated under Section 301 of the Sarbanes-Oxley Act. Notwithstanding the foregoing, one member of the Board who: (i) is not independent under the NASD Rules; (ii) meets the criteria set forth in Section 301 of the Sarbanes-Oxley Act; (iii) does not own or control 20% or more of the Company’s voting securities; and (iv) is not a current officer or family member (as defined under the NASD Rules) of such employee, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interest of the Company and its shareholders, and the Board discloses, in the Company’s next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve longer than two years and may not chair the Committee.

COMMITTEE ORGANIZATION, PROCEDURES AND MEETINGS

1. Unless a Chairman is elected by the Board, the majority of the members of the Committee shall elect a Chair of the Committee. The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee.

2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee deem it desirable to do so.

3. The Committee shall meet at least four times during each fiscal year, and more frequently as the Committee deems desirable. In addition, the Committee should meet at least quarterly with the independent auditor and management to review the Company’s financial statements in a manner consistent with that outlined later in this charter.

4. All non-management directors that are not members of the Committee may attend and observe meetings of the Committee but may not vote and shall not participate in any discussion or deliberation unless invited to do so by the Committee. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the senior internal audit manager, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

5. The Committee may utilize the services of the Company’s regular corporate legal counsel with respect to legal matters or retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances. Furthermore, the Committee may retain any other counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate.

6. The Committee may conduct or authorize investigations into any matters within the scope of its stated purposes.

RESPONSIBILITIES

Independent Auditor

7. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor (including resolution of any disagreements between management of the Company and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and the independent auditor shall report directly to the Committee. The Committee shall have the sole authority to hire and fire the independent auditor.

8. Except as permitted under the Sarbanes-Oxley Act or the applicable rules promulgated by the SEC thereunder, the Committee shall preapprove the hiring or retention of the independent auditor or any of its affiliates for any audit related services (including comfort letters and statutory audits) or non-audit services and shall approve the fees to be paid to the independent auditor or its affiliates and any other terms of the engagement of the independent auditor or its affiliates. Although the Committee may seek the input of management, the Committee shall have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor or any of its affiliates. The Committee may delegate to one or more designated members of the Committee the authority to grant the required preapprovals; provided that such approvals are presented to the Committee at a subsequent meeting.

9. The Committee shall, at least annually, review the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company and the quality control procedures of the independent auditor. In conducting its review, the Committee shall:

(i)	At least annually, obtain and review a report by the independent auditor describing: (a) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (b) all relationships between the independent auditor and the Company (to assess the auditor’s independence).

(ii)	Ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(iii)	Confirm with the independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company. Consider whether there should be regular rotation of the audit firm.

(iv)	If applicable, consider whether the independent auditor’s provision of: (a) information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X; and (b) other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Audit and Quarterly Reviews

10. The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

11. The Committee shall obtain from the independent auditor assurances that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

12. The Committee shall discuss with management, the independent auditor and the senior internal audit manager, at least annually, the adequacy and effectiveness of the Company’s financial reporting processes, including its internal audit function. In connection therewith, the Committee shall obtain from and discuss with the independent auditor, timely reports prepared by the independent auditor regarding: (i) all accounting policies and practices that the independent auditor identifies as critical; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed among management and the independent auditors; the ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) all other material written communications between the independent auditor and management of the Company, such as any management letter or schedule of unadjusted differences; and (iv) any changes in the accounting policies and practices of the Company or any changes (or initiatives or proposals to change) of any accounting or financial reporting rules that could reasonably be expected to have a material impact on the Company’s financial statements.

13. The Committee shall discuss with management and the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

14. The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

15. The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communicating with Audit Committees”, as then in effect.

16. The Committee shall, based on the review and discussions in paragraphs 14 and 15 above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 9(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

17. The Committee shall review and, if necessary, discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

18. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or non-GAAP information), as well as financial information and earnings guidance to be provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and will take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

Internal Audit

19. The Committee shall review the appointment and replacement of the senior internal audit manager.

20. The Committee shall discuss at least annually with the independent auditor and the senior internal audit manager the responsibilities, budget and staffing of the Company’s internal audit function.

21. Management shall furnish to the Committee a copy of each audit report prepared by the senior internal audit manager.

Other Responsibilities

22. The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

23. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

24. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

25. The Committee shall at least annually request assurances from management, the independent auditor and the Company’s senior internal audit manager that the Company’s foreign subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

26. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

Reports

27. The Committee shall provide the report required by Item 306 of Reg. S-K for inclusion each of the Company’s annual proxy statements.

28. The Committee, through its Chair, shall report at least annually to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

Annual Performance Evaluation

29. The Committee shall perform, in any manner it determines is appropriate, an evaluation, at least annually, of the performance of the Committee and its members, including a review of the Committee’s compliance with this charter.

30. The Committee shall review and reassess this charter at least annually and submit any recommended changes to the Board for its consideration.

Miscellaneous

31.

(a) If reported to the Committee by management, the Committee shall discuss: (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and any material weaknesses in internal controls identified to the independent auditor; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(b) If reported to the Committee by any attorney employed by or performing legal services for the Company, the Committee shall review and discuss any evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or any agent of the Company.

(c) The Committee shall review and discuss with management the report prepared by management (to be included in the Company’s Annual Report on Form 10-K) assessing the effectiveness of the internal control structure and procedures of the Company for financial reporting and shall review and discuss with the independent auditor such auditor’s attestation to and report on management’s report.

(d) The Committee shall, at least annually, review and discuss with management and the independent auditor the Company’s Code of Ethics and the procedures in place to enforce the Code of Ethics.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s bylaws and certificate of incorporation provide for the mandatory indemnification of its directors, officers, and to the extent authorized by the board of directors, employees and other agents, to the maximum extent permitted by the DGCL, and the Registrant has entered into agreements with certain of its officers and directors providing for their indemnification with respect to certain matters. The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, by and among ViroLogic, Inc., Apollo Acquisition Sub, Inc., Apollo Merger Subsidiary, LLC and ACLARA BioSciences, Inc.

3.1(2)	Amended and Restated Certificate of Incorporation of ViroLogic, Inc.

3.2(2)	Bylaws of ViroLogic, Inc.

3.3(3)	Certificate of Amendment to Certificate of Incorporation

4.1(2)	Specimen Certificate of common stock of ViroLogic, Inc.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

5.1*	Opinion of Cooley Godward LLP, regarding the validity of the securities to be issued

8.1	Opinion of Cooley Godward LLP, regarding tax disclosure

8.2	Opinion of Latham & Watkins LLP, regarding tax disclosure

10.1*	Employment offer letter dated May 26, 2004 from ViroLogic, Inc. to Sharat Singh

21.1(4)	Subsidiaries of ViroLogic, Inc.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to ViroLogic, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to ACLARA BioSciences, Inc.

23.3*	Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1)

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (pursuant to which Amendments to this Registration Statement may be filed) (included in the signature page of this Registration Statement)

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee

99.1(1)	Form of Voting Agreement between ViroLogic, Inc. and certain stockholders of ACLARA BioSciences, Inc.

99.2(1)	Form of Voting Agreement between ACLARA BioSciences, Inc. and certain stockholders of ACLARA BioSciences, Inc.

99.3(5)	Form of Contingent Value Rights Agreement between ViroLogic, Inc. and U.S. Bank National Association, as trustee

99.4*	Registration Rights Agreement dated May 28, 2004 between ViroLogic, Inc. and Tang Capital Partners, L.P.

99.5*	Form of Affiliate Agreement to be entered into between ViroLogic, Inc. and certain affiliates of ACLARA BioSciences, Inc.

99.6	Form of proxy card for annual meeting for stockholders of ViroLogic, Inc.

99.7	Form of proxy card for annual meeting for stockholders of ACLARA BioSciences, Inc.

99.8*	Consent of Lazard Frères & Co. LLC, financial advisors to ViroLogic, Inc.

99.9*	Consent of Lehman Brothers Inc., financial advisors to ACLARA BioSciences, Inc.

99.10*	Consent of persons to be named as directors.

*	Previously filed.
(1)	Incorporated by reference to the similarly described exhibit in ViroLogic, Inc.’s Current Report on Form 8-K filed on June 1, 2004 (File No. 000-30369).
(2)	Incorporated by reference to the similarly described exhibit in ViroLogic, Inc.’s Registration Statement on Form S-1 (File No. 33-98926), as amended.
(3)	Incorporated by reference to the similarly described exhibit in ViroLogic, Inc.’s Form 10-K Annual Report dated December 31, 2001 and filed on April 1, 2002 (File No. 000-30369).
(4)	Incorporated by reference to the similarly described exhibit in ViroLogic’s Form 10-K Annual Report dated December 31, 2003 and filed on March 10, 2004 (File No. 000-30369).
(5)	Incorporated by reference to the similarly described exhibit in ACLARA BioSciences, Inc.’s Current Report on Form 8-K filed on June 1, 2004 (File No. 000-29975).

(b) Financial Statement Schedules

None.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) To supply by means of a post–effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on September 28, 2004.

VIROLOGIC, INC.

By:	/s/ WILLIAM D. YOUNG
William D. Young Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ WILLIAM D. YOUNG William D. Young	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2004

/S/ KAREN J. WILSON Karen J. Wilson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2004

* William Jenkins, M.D.	Director	September 28, 2004

* Cristina H. Kepner	Director	September 28, 2004

* Edmon R. Jennings	Director	September 28, 2004

* David H. Persing, M.D., Ph.D.	Director	September 28, 2004

* By:	/S/ WILLIAM D. YOUNG
William D. Young Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, by and among ViroLogic, Inc., Apollo Acquisition Sub, Inc., Apollo Merger Subsidiary, LLC and ACLARA BioSciences, Inc.

3.1(2)	Amended and Restated Certificate of Incorporation of ViroLogic, Inc.

3.2(2)	Bylaws of ViroLogic, Inc.

3.3(3)	Certificate of Amendment to Certificate of Incorporation

4.1(2)	Specimen Certificate of common stock of ViroLogic, Inc.

5.1*	Opinion of Cooley Godward LLP, regarding the validity of the securities to be issued

8.1	Opinion of Cooley Godward LLP, regarding tax disclosure

8.2	Opinion of Latham & Watkins LLP, regarding tax disclosure

10.1*	Employment offer letter dated May 26, 2004 from ViroLogic, Inc. to Sharat Singh

21.1(4)	Subsidiaries of ViroLogic, Inc.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to ViroLogic, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, with respect to ACLARA BioSciences, Inc.

23.3*	Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1)

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (pursuant to which Amendments to this Registration Statement may be filed) (included in the signature page of this Registration Statement)

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee

99.1(1)	Form of Voting Agreement between ViroLogic, Inc. and certain stockholders of ACLARA BioSciences, Inc.

99.2(1)	Form of Voting Agreement between ACLARA BioSciences, Inc. and certain stockholders of ACLARA BioSciences, Inc.

99.3(5)	Form of Contingent Value Rights Agreement between ViroLogic, Inc. and U.S. Bank National Association, as trustee

99.4*	Registration Rights Agreement dated May 28, 2004 between ViroLogic, Inc. and Tang Capital Partners, L.P.

99.5*	Form of Affiliate Agreement to be entered into between ViroLogic, Inc. and certain affiliates of ACLARA BioSciences, Inc.

99.6	Form of proxy card for annual meeting for stockholders of ViroLogic, Inc.

99.7	Form of proxy card for annual meeting for stockholders of ACLARA BioSciences, Inc.

99.8*	Consent of Lazard Frères & Co. LLC, financial advisors to ViroLogic, Inc.

99.9*	Consent of Lehman Brothers Inc., financial advisors to ACLARA BioSciences, Inc.

99.10*	Consent of persons to be named as directors.

*	Previously filed.

(1)	Incorporated by reference to the similarly described exhibit in ViroLogic, Inc.’s Current Report on Form 8-K filed on June 1, 2004 (File No. 000-30369).
(2)	Incorporated by reference to the similarly described exhibit in ViroLogic, Inc.’s Registration Statement on Form S-1 (File No. 33-98926), as amended.
(3)	Incorporated by reference to the similarly described exhibit in ViroLogic, Inc.’s Form 10-K Annual Report dated December 31, 2001 and filed on April 1, 2002 (File No. 000-30369).
(4)	Incorporated by reference to the similarly described exhibit in ViroLogic’s Form 10-K Annual Report dated December 31, 2003 and filed on March 10, 2004 (File No. 000-30369).
(5)	Incorporated by reference to the similarly described exhibit in ACLARA BioSciences, Inc.’s Current Report on Form 8-K filed on June 1, 2004 (File No. 000-29975).

VIROLOGIC, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY BOARD OF DIRECTORS FEBRUARY 21, 2000

APPROVED BY STOCKHOLDERS FEBRUARY 16, 2000

AMENDED BY BOARD OF DIRECTORS APRIL 2, 2002

AMENDMENT APPROVED BY STOCKHOLDERS MAY 16, 2002

AMENDED BY BOARD OF DIRECTORS JUNE 2, 2004

AMENDMENT APPROVED BY STOCKHOLDERS                      , 2004

TERMINATION DATE: NONE

1.	PURPOSE.

(a) The purpose of the Plan is to provide a means by which Employees of the Company and certain designated Affiliates may be given an opportunity to purchase Shares of the Company.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c) The Company intends that the Rights to purchase Shares granted under the Plan be considered options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

2.	DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended.

(d) “Committee” means a Committee appointed by the Board in accordance with subparagraph 3(c) of the Plan.

(e) “Company” means ViroLogic, Inc., a Delaware corporation.

(f) “Director” means a member of the Board.

(g) “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering.

(h) “Employee” means any person, including Officers and Directors, employed by the Company or an Affiliate of the Company. Neither service as a Director nor payment of a director’s fee shall be sufficient to constitute “employment” by the Company or the Affiliate.

(i) “Employee Stock Purchase Plan” means a plan that grants rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq

SmallCap Market, then, except as otherwise provided in the Offering, the Fair Market Value of the security shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the trading day prior to the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(l) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(m) “Offering” means the grant of Rights to purchase Shares under the Plan to Eligible Employees.

(n) “Offering Date” means a date selected by the Board for an Offering to commence.

(o) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(p) “Participant” means an Eligible Employee who holds an outstanding Right granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Right granted under the Plan.

(q) “Plan” means this 2000 Employee Stock Purchase Plan.

(r) “Purchase Date” means one or more dates established by the Board during an Offering on which Rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering.

(s) “Right” means an option to purchase Shares granted pursuant to the Plan.

(t) “Rule16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect with respect to the Company at the time discretion is being exercised regarding the Plan.

(u) “Securities Act” means the United States Securities Act of 1933, as amended.

(v) “Share” means a share of the common stock of the Company.

3.	ADMINISTRATION.

(a) The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subparagraph 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how Rights to purchase Shares shall be granted and the provisions of each Offering of such Rights (which need not be identical).

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 14.

(v) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(c) The Board may delegate administration of the Plan to a Committee of the Board composed of two (2) or more members, all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of paragraph 13 relating to adjustments upon changes in securities, the Shares that may be sold pursuant to Rights granted under the Plan shall not exceed in the aggregate two million (2,000,000) Shares, plus an automatic annual increase to be added on the first day of each Company fiscal year, beginning in 2005 and ending in (and including) 2014, equal to the least of the following amounts: (i) three quarters of one percent (0.75%) of the outstanding Shares on the day preceding the first day of the applicable Company fiscal year (rounded to the nearest whole share), (ii) one million (1,000,000) Shares or (iii) an amount as may be determined by the Board. If any Right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Right shall again become available for the Plan.

(b) The Shares subject to the Plan may be unissued Shares or Shares that have been bought on the open market at prevailing market prices or otherwise.

5.	GRANT OF RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Rights to purchase Shares of the Company under the Plan to Eligible Employees in an Offering on an Offering Date or Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all Employees granted Rights to purchase Shares under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 6 through 9, inclusive.

(b) If a Participant has more than one Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant will be deemed to apply to all of his or her Rights under the Plan, and (ii) an earlier-granted Right (or a Right with a lower exercise price, if two Rights have identical grant dates) will be exercised to the fullest possible extent before a later-granted Right (or a Right with a higher exercise price if two Rights have identical grant dates) will be exercised.

6.	ELIGIBILITY.

(a) Rights may be granted only to Employees of the Company or, as the Board may designated as provided in subparagraph 3(b), to Employees of an Affiliate.

(i) Except as provided in subparagraph 6(b), an Employee shall not be eligible to be granted Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Affiliate, as the case may be, for such continuous period preceding such grant as the Board may require in the Offering, but in no event shall the required period of continuous employment be equal to or greater than two (2) years.

(ii) The Board may provide in an Offering that Employees whose customary employment is twenty (20) hours or less per week shall not be eligible to participate.

(iii) The Board may provide in an Offering that Employees whose customary employment is for not more than five (5) months in any calendar year shall not be eligible to participate.

(iv) The Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Right under that Offering, which Right shall thereafter be deemed to be a part of that Offering. Such Right shall have the same characteristics as any Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Right is granted shall be the “Offering Date” of such Right for all purposes, including determination of the exercise price of such Right;

(ii) the period of the Offering with respect to such Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Right under that Offering.

(c) No Employee shall be eligible for the grant of any Rights under the Plan if, immediately after any such Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding rights and options shall be treated as stock owned by such Employee.

(d) An Eligible Employee may be granted Rights under the Plan only if such Rights, together with any other Rights granted under all Employee Stock Purchase Plans of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such Eligible Employee’s rights to purchase Shares of the Company or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of the fair market value of such Shares (determined at the time such Rights are granted) for each calendar year in which such Rights are outstanding at any time.

7.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted the Right to purchase up to the number of Shares purchasable either:

(i) with a percentage designated by the Board not exceeding fifteen percent (15%) of such Employee’s Earnings (as defined by the Board in each Offering) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering; or

(ii) with a maximum dollar amount designated by the Board that, as the Board determines for a particular Offering, (1) shall be withheld, in whole or in part, from such Employee’s Earnings (as defined by the Board in each Offering) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering and/or (2) shall be contributed, in whole or in part, by such Employee during such period.

(b) The Board shall establish one or more Purchase Dates during an Offering on which Rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify a maximum amount of Shares that may be purchased by any Participant as well as a maximum aggregate amount of Shares that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate amount of Shares which may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of Shares upon exercise of Rights granted under the Offering would exceed any such maximum aggregate amount, the Board shall make a pro rata allocation of the Shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(d) The purchase price of Shares acquired pursuant to Rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the Shares on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date.

8.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may become a Participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board of such Employee’s Earnings during the Offering (as defined in each Offering). The payroll deductions made for each Participant shall be credited to a bookkeeping account for such Participant under the Plan and either may be deposited with the general funds of the Company or may be deposited in a separate account in the name of, and for the benefit of, such Participant with a financial institution designated by the Company. To the extent provided in the Offering, a Participant may reduce (including to zero) or increase such payroll deductions. To the extent provided in the Offering, a Participant may begin such payroll deductions after the beginning of the Offering. A Participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the Participant has not already had the maximum permitted amount withheld during the Offering.

(b) At any time during an Offering, a Participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the

Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire Shares for the Participant) under the Offering, without interest unless otherwise specified in the Offering, and such Participant’s interest in that Offering shall be automatically terminated. A Participant’s withdrawal from an Offering will have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan but such Participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating Employee’s employment with the Company or a designated Affiliate for any reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated Employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire Shares for the terminated Employee) under the Offering, without interest unless otherwise specified in the Offering. If the accumulated payroll deductions have been deposited with the Company’s general funds, then the distribution shall be made from the general funds of the Company, without interest. If the accumulated payroll deductions have been deposited in a separate account with a financial institution as provided in subparagraph 8(a), then the distribution shall be made from the separate account, without interest unless otherwise specified in the Offering.

(d) Rights granted under the Plan shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 15 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such Rights are granted.

9.	EXERCISE.

(a) On each Purchase Date specified therefor in the relevant Offering, each Participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of Shares up to the maximum amount of Shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional Shares shall be issued upon the exercise of Rights granted under the Plan unless specifically provided for in the Offering.

(b) Unless otherwise specifically provided in the Offering, the amount, if any, of accumulated payroll deductions remaining in any Participant’s account after the purchase of Shares that is equal to the amount required to purchase one or more whole Shares on the final Purchase Date of the Offering shall be distributed in full to the Participant at the end of the Offering, without interest. If the accumulated payroll deductions have been deposited with the Company’s general funds, then the distribution shall be made from the general funds of the Company, without interest. If the accumulated payroll deductions have been deposited in a separate account with a financial institution as provided in subparagraph 8(a), then the distribution shall be made from the separate account, without interest unless otherwise specified in the Offering.

(c) No Rights granted under the Plan may be exercised to any extent unless the Shares to be issued upon such exercise under the Plan (including Rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no Rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no Rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire Shares) shall be distributed to the Participants, without interest unless otherwise specified in the Offering. If the accumulated payroll deductions have been deposited with the Company’s general funds, then the distribution shall be made from the general funds of the Company, without interest. If the accumulated payroll deductions have been deposited in a separate account with a financial institution as provided in subparagraph 8(a), then the distribution shall be made from the separate account, without interest unless otherwise specified in the Offering.

10.	COVENANTS OF THE COMPANY.

(a) During the terms of the Rights granted under the Plan, the Company shall ensure that the amount of Shares required to satisfy such Rights are available.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell Shares upon exercise of the Rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Rights unless and until such authority is obtained.

11.	USE OF PROCEEDS FROM SHARES.

Proceeds from the sale of Shares pursuant to Rights granted under the Plan shall constitute general funds of the Company.

12.	RIGHTS AS A STOCKHOLDER.

A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Rights granted under the Plan unless and until the Participant’s Shares acquired upon exercise of Rights under the Plan are recorded in the books of the Company.

13.	ADJUSTMENTS UPON CHANGES IN SECURITIES.

(a) If any change is made in the Shares subject to the Plan, or subject to any Right, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of Shares subject to the Plan pursuant to subparagraph 4(a), and the outstanding Rights will be appropriately adjusted in the class(es), number of Shares and purchase limits of such outstanding Rights. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

(b) In the event of: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; or (iii) a reverse merger in which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then: (1) any surviving or acquiring corporation shall assume Rights outstanding under the Plan or shall substitute similar rights (including a right to acquire the same consideration paid to Stockholders in the transaction described in this subparagraph 13(b)) for those outstanding under the Plan, or (2) in the event any surviving or acquiring corporation refuses to assume such Rights or to substitute similar rights for those outstanding under the Plan, then, as determined by the Board in its sole discretion such Rights may continue in full force and effect or the Participants’ accumulated payroll deductions (exclusive of any accumulated interest which cannot be applied toward the purchase of Shares under the terms of the Offering) may be used to purchase Shares immediately prior to the transaction described above under the ongoing Offering and the Participants’ Rights under the ongoing Offering thereafter terminated.

14.	AMENDMENT OF THE PLAN.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 13 relating to adjustments upon changes in securities and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company or any Affiliate, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 under the Exchange Act and any Nasdaq or other securities exchange listing requirements. Currently under the Code, stockholder approval within twelve (12) months before or after the adoption of the amendment is required where the amendment will:

(i) Increase the amount of Shares reserved for Rights under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3; or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

(b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Rights granted under it into compliance therewith.

(c) Rights and obligations under any Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Rights granted under the Plan comply with the requirements of Section 423 of the Code.

15.	DESIGNATION OF BENEFICIARY.

(a) A Participant may file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering.

(b) The Participant may change such designation of beneficiary at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the Shares subject to the Plan’s reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any Rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such Rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or Rights granted under the Plan comply with the requirements of Section 423 of the Code.

17.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board, which date may be prior to the effective date set by the Board.

VIROLOGIC, INC.

2004 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD: JUNE     , 2004

APPROVED BY STOCKHOLDERS: JUNE     , 2004

TERMINATION DATE: JUNE     , 2014

1.	PURPOSES.

(a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b) Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards and (vii) Other Stock Awards.

(c) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates and to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock.

2.	DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(d) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional and material violation of any contract or agreement between the Participant and the Company or any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) such Participant’s gross misconduct; or (vi) such Participant’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might reasonably result in) material harm to the business of the Company. In addition, if such Participant is not an Officer, Cause also shall include poor performance of such Participant’s services for the Company or its Affiliates as determined by the Company following (A) written notice to such Participant describing the nature of such deficiency and (b) such Participant’s failure to cure such deficiency within thirty (30) days following receipt of the such written notice. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no impact upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding

1.

securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more members of the Board appointed by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

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(i) “Company” means ViroLogic, Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who (i) is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) is serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(p) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q) “Entity” means a corporation, partnership or other entity.

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(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of May 28, 2004, among the Company, Apollo Acquisition Sub, Inc., a Delaware corporation, Apollo Merger Subsidiary, LLC, a Delaware limited liability company, and ACLARA BioSciences, Inc., a Delaware corporation.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a stock option to purchase shares of Common Stock granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

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(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(dd) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ff) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(gg) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(hh) “Plan” means this ViroLogic, Inc. 2004 Equity Incentive Plan.

(ii) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(ll) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(mm) “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award or any Other Stock Award.

(nn) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(pp) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

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(rr) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(tt) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(vv) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or a Stock Award as provided in Section 12.

(iv) To terminate or suspend the Plan as provided in Section 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(vi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

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(c) DELEGATION TO COMMITTEE.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(t)(ii) above.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, twelve million five hundred thousand (12,500,000); provided, however, that, in the event the Closing (as defined in Merger Agreement) does not occur, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, seven million eight hundred thousand (7,800,000); provided further, that such share reserve shall be increased from time to time by: (A) a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock award agreements outstanding under the Company’s 2000 Equity Incentive Plan, as amended (the “2000 Plan”) as of the effective date of the Plan (as determined pursuant to Section 13 below) and (ii) but for the termination of the 2000 Plan as of the effective date of the Plan, would otherwise have reverted to the share reserve of the 2000 Plan pursuant to subsection 4(b) thereof; and (B) a number of shares equal to the number of shares of Common Stock that (i) immediately following the Closing, are issuable pursuant to outstanding Company Options (as defined in the Merger Agreement) required to be assumed pursuant to Section 5.8 of the Merger Agreement and (ii) but for the termination of the Company Stock Option Plans (as defined in the Merger Agreement) following the Closing,

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would otherwise have reverted to the share reserve of such applicable Company Stock Option Plan pursuant to the provisions thereof. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of Common Stock covered by an Option granted under Section 6 or a Stock Appreciation Right granted under Section 7(d); and (ii) one and three-tenths (1.3) shares for each share of Common Stock issued pursuant to a Stock Award (other than a Stock Appreciation Right) under Section 7.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan at the rate of: (i) one (1) share for each share of Common Stock covered by an Option granted under Section 6 or a Stock Appreciation Right granted under Section 7(d); and (ii) one and three-tenths (1.3) shares for each share of Common Stock previously issued pursuant to a Stock Award (other than a Stock Appreciation Right) under Section 7. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan. Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 11(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be sixteen million (16,000,000) shares of Common Stock.

(b) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted Options or Stock Appreciation Rights covering more than ten million (10,000,000) shares of Common Stock during any calendar year.

(d) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

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6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. The Board shall determine the term of an Option; provided however that, Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of eight (8) years from the date on which it was granted.

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the sole discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company (either by actual delivery or attestation) of other Common Stock at the time the Option is exercised, (2) by a “net exercise” of the Option (as further described below), (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds or (4) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise”, (ii) shares actually delivered to the Participant as a result of such exercise and (iii) shares withheld for purposes of tax withholding.

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(e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable pursuant to a domestic relations order and to such further extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement). If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement). If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s

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estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e) or 6(f), but only within the period ending on the earlier of (i) the expiration of the term of such Option as set forth in the Option Agreement or (ii) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement). If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(l) Termination for Cause. In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(m) Early Exercise. The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Purchase Awards. Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration. At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (i) in cash at the time of purchase or (ii) in any other form of legal consideration that may be acceptable to the Board and permissible under the Delaware General Corporation Law.

(iii) Vesting. Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the repurchase

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right may be at the least of: (i) the Fair Market Value on the relevant date or (ii) the Participant’s original cost. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b) Stock Bonus Awards. Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate.

(ii) Vesting. Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c) Stock Unit Awards. Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Stock Unit Award will not be less than the par value of a share of Common Stock. The consideration may be paid in any form permitted under applicable law.

(ii) Vesting. At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate.

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(iii) Payment. A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration as determined by the Board and contained in the Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award after the vesting of such Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(d) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical, provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation. Each Stock Appreciation Right will be denominated in share of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or

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(ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

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(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) by such other method as may be set forth in the Stock Award Agreement.

(g) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), then (i) the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c) and (ii) the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested Common Stock not subject to the Company’s right

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of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to be fully vested, exercisable and/or no longer subject to repurchase (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue all such outstanding Stock Awards or substitute similar stock awards for all such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law.

(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

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(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the agreement evidencing a Stock Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

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